As filed with the Securities and Exchange Commission on February 6, 2008

Registration No. 333-148250

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURY COMMERCIAL BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1640 Snow Road

Parma, Ohio 44134

(216) 351-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey J. Calabrese

President and Chief Operating Officer

1640 Snow Road

Parma, Ohio 44134

(216) 351-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

James S. Fleischer, P.C.

Martin L. Meyrowitz, P.C.

Silver, Freedman & Taff, L.L.P.

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

(202) 295-4500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	4,988,313 shares	$10.00(2)	$49,883,130(3)	(4)
401(k) Plan Participation Interests	(5)	—	$995,000	(6)

(1)	Includes 3,041,750 shares to be offered for sale in the stock offering and 1,946,563 shares to be issued to shareholders of Liberty Bank, N.A.
(2)	Shares to be sold in the conversion and shares to be issued to shareholders of Liberty Bank, N.A. have a maximum offering price per share of $10.00, calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of calculating the registration fee.
(4)	Previously paid.
(5)	The securities of Century Commercial Bancorp, Inc. to be purchased by the Century Bank 401(k) Retirement Savings Plan (the “401(k) Plan”) are included in the amount of shares of common stock being registered.
(6)	The $995,000 of participation interests to be registered are based on the projected assets of the 401(k) Plan available to purchase shares in the offering. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the registration of the interests of participants in the 401(k) Plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

CENTURY COMMERCIAL BANCORP, INC.

CENTURY BANK 401(k) RETIREMENT SAVINGS PLAN

This Prospectus Supplement relates to the election by participants in the Century Bank 401(k) Retirement Savings Plan to direct the plan trustee to invest all or a portion of their funds in the plan in the common stock of Century Commercial Bancorp, Inc. The Century Bank 401(k) Retirement Savings Plan is referred to in this Prospectus Supplement as the “401(k) Plan.”

The common stock of Century Commercial Bancorp, Inc. may be purchased through an additional investment option called the Century Commercial Bancorp, Inc. Employer Stock Fund, sometimes referred to in this Prospectus Supplement as the “Employer Stock Fund.” The interests offered under this Prospectus Supplement are conditioned on the completion of the initial public offering of Century Commercial Bancorp, Inc., which is referred to in this Prospectus Supplement as the “Stock Offering.” Your investment in the Employer Stock Fund in connection with the Stock Offering is also governed by the purchase priorities contained in Century Commercial Bancorp, Inc.’s Plan of Conversion. The 401(k) Plan permits you, as a participant, to direct the trustee of the Employer Stock Fund to purchase Century Commercial Bancorp, Inc. common stock with amounts in the 401(k) Plan attributable to your accounts. This Prospectus Supplement relates solely to the initial election of a participant to direct the purchase of Century Commercial Bancorp, Inc. common stock in the Stock Offering and not to any future purchases under the 401(k) Plan or otherwise.

The Prospectus of Century Commercial Bancorp, Inc. dated February     , 2008, which is being delivered with this Prospectus Supplement, includes detailed information with respect to Century Commercial Bancorp, Inc., the Stock Offering, Century Commercial Bancorp, Inc. common stock and the financial condition, results of operations and business of Century Commercial Bancorp, Inc. and Century Bank. This Prospectus Supplement, which provides detailed information with respect to the 401(k) Plan, should be read only in conjunction with that Prospectus.

For a discussion of certain factors that you should consider before investing, in stock

of Century Commercial Bancorp, Inc., see “Restrictions on Resale” at page      in

this Prospectus Supplement and “Risk Factors” beginning on page      in the

Prospectus.

The securities offered hereby are not deposits or accounts and are not federally insured or guaranteed.

The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission, the Office of Thrift Supervision, or any state securities commission or agency, nor have these agencies passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement contains information you should consider when making your investment decision. You should rely only on the information provided in this Prospectus Supplement. Century Commercial Bancorp, Inc. has not authorized anyone else to provide you with different information. Century Commercial Bancorp, Inc. is not making an offer of its common stock in any state where an offer is not permitted. The information in this Prospectus Supplement is accurate only as of the date of this Prospectus Supplement, regardless of the time of delivery of this Prospectus Supplement or any sale of Century Commercial Bancorp, Inc. common stock.

The date of this Prospectus Supplement is February     , 2008.

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THE OFFERING

Election to Purchase Century Commercial Bancorp, Inc. Common Stock in the Stock Offering

In connection with the Stock Offering, the 401(k) Plan will permit each participant who is actively employed by Century Bank or an affiliate on December 31, 2007, and who has an account balance under the 401(k) Plan of at least $250, to direct that all or part of the funds in his or her accounts under the 401(k) Plan be transferred to the Century Commercial Bancorp, Inc. Employer Stock Fund and used to purchase Century Commercial Bancorp, Inc. common stock. The trustee of the Employer Stock Fund will follow the participants’ directions to purchase the common stock in the Stock Offering to the extent provided in our Plan of Conversion. Funds in the 401(k) Plan that you do not want to be used to purchase Century Commercial Bancorp, Inc. common stock will remain invested in accordance with your investment instructions in effect at the time.

Respective purchases by the 401(k) Plan in the Stock Offering will be counted as purchases by the individual participants at whose election they are made and will be subject to the purchase limitations applicable to the individual, rather than being counted in determining the maximum amount that Century Commercial Bancorp, Inc.’s tax-qualified employee plans (as defined in the Prospectus) may purchase in the aggregate. See “The Conversion and Stock Offering - Limitations on Purchase of Shares” in the Prospectus.

All plan participants who are actively employed by Century Bank or an affiliate on December 31, 2007, and who have an account balance under the 401(k) Plan of at least $250, are eligible to direct a transfer of funds to the Century Commercial Bancorp, Inc. Employer Stock Fund. However, these directions are subject to the terms of our Plan of Conversion. In the event the Stock Offering is oversubscribed, orders placed in the subscription offering will be filled before those placed in the community offering. Your order will be treated in the subscription offering if you are an eligible account holder, supplemental eligible account holder or other member. An eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on September 30, 2006. A supplemental eligible account holder is a depositor whose deposit account(s) totaled $50.00 or more on December 31, 2007. An other member is a depositor whose deposit account(s) totaled $50.00 or more on January 31, 2008, or a borrower as of July 10, 1989 whose loans continued to be outstanding as of January 31, 2008. If you do not fall into one of the above subscription offering categories, your order will be treated in the community offering.

If we receive orders for more shares than are to be sold in the Stock Offering, shares will be allocated to subscribers in the order described above. In that case, as a result of the allocation, the trustee for the 401(k) Plan may not be able to purchase any or all of the common stock you request. The trustee would purchase in the Stock Offering as many shares as it is able and would allocate those shares to each participant’s account based on the purchase priorities contained in our Plan of Conversion and outlined above.

Securities Offered

The securities offered in connection with this Prospectus Supplement are participation interests in the 401(k) Plan. A total of 3,041,750 shares are being offered of our common stock. Century Commercial Bancorp, Inc. is the issuer of the common stock and only the employees of Century Commercial Bancorp, Inc. and Century Bank may participate in the 401(k) Plan at this time. Information relating to the 401(k) Plan is contained in this Prospectus Supplement and information relating to Century Commercial Bancorp, Inc., the Stock Offering and the financial condition, results of operations and business of Century Commercial Bancorp, Inc. and Century Bank is contained in the Prospectus delivered with this Prospectus Supplement. The address of the corporate headquarters of Century Bank is 1640 Snow Road, Parma, Ohio 44134, and our telephone number is (216) 351-7000. As of February 4, 2008, the market value of the assets of the 401(k) Plan equaled approximately $995,205. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions to the 401(k) Plan on each participant’s behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.

Method of Directing the Transfer of Funds to Purchase Shares

An Investment Election Form is included with this Prospectus Supplement. If you wish to direct some or all of your beneficial interest in the assets of the 401(k) Plan into the Employer Stock Fund to purchase Century Commercial Bancorp, Inc. common stock during the Stock Offering, you should indicate that decision by completing the Investment Election Form. If you do not wish to purchase stock in the stock offering, you do not need to take any action. If you have questions about completing the form call              at             .

Deadline for Directing Transfer of Funds

The deadline for submitting a direction to transfer amounts to the Employer Stock Fund in order to purchase Century Commercial Bancorp, Inc. common stock during the Stock Offering through your 401(k) Plan is                     , 2008. Your completed Investment Election Form must be returned to                     , Vice President, at our corporate headquarters to be received by [him/her] no later than     :00     .m. Eastern time on that date.

How to Use Plan Funds and Funds Held Outside the Plan to Invest in the Offering

Accompanying this prospectus supplement is an investment election form attached as Annex A. The investment election form will enable you to direct that all or a portion of your beneficial interest in the Plan be used to invest in the common stock of Century Commercial Bancorp, Inc. If you wish to invest all or part of your beneficial interest in the assets of the Plan in Century Commercial Bancorp’s common stock during the offering, you should complete the investment election form and return it to                      no later than 12:00 PM on                     . In order to purchase shares outside the Plan (in your name or through an IRA) you must complete and return a stock order form, along with payment by check or by authorizing a withdrawal from your Century Commercial Bancorp Bank deposit account(s) to be received by the Stock Information Center no later than 12:00 Noon, Eastern time, on                     , 2008.

Irrevocability of Transfer Direction

Once received in proper form, your executed Investment Election Form may not be modified, amended or revoked without our consent unless the Stock Offering has not been completed within 45 days after the end of the subscription offering. See also “Investment of Contributions – Century Commercial Bancorp, Inc. Common Stock Investment Election Procedures” below.

Subsequent Purchases

After the Stock Offering, you will continue to be able to direct the investment of past balances and current contributions in the investment options available under the 401(k) Plan, including the Employer Stock Fund. The percentage invested in any option must be a whole percent. The allocation of your interest in the various investment options offered under the 401(k) Plan may be changed daily. Special restrictions may apply to transfers directed to or from the Employer Stock Fund by those participants who are our executive officers and principal shareholders and are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended. In addition, executive officers of Century Commercial Bancorp, Inc. and Century Bank will not be able to transfer their initial investment out of the Century Commercial Bancorp, Inc. Employer Stock Fund for a period of one year following completion of the Stock Offering.

Purchase Price of Century Commercial Bancorp, Inc. Common Stock

The funds transferred to the Employer Stock Fund for the purchase of Century Commercial Bancorp, Inc. common stock during the Stock Offering will be used by the trustee to purchase shares of the common stock. The price paid for the shares of Century Commercial Bancorp, Inc. common stock will be $10.00 per share, the same price as is paid by persons who purchase common stock during the Stock Offering. Purchases made after the Stock Offering will be made at market price, which may be greater or less than $10.00.

Nature of a Participant’s Interest in Century Commercial Bancorp, Inc. Common Stock

Century Commercial Bancorp, Inc. common stock will be held in the name of the trustee of the Employer Stock Fund, in its capacity as trustee. Because the 401(k) Plan actually purchases the shares, you will acquire a “participation interest” in the shares and not own the shares directly. The trustee will maintain individual accounts reflecting each participant’s individual interest in the Employer Stock Fund.

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Voting and Tender Rights of Century Commercial Bancorp, Inc. Common Stock

The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Employer Stock Fund. With respect to matters involving tender offers for Century Bank, the plan administrator will vote shares allocated to participants in the 401(k) Plan, as directed by participants with interests in the Employer Stock Fund. The trustee will provide to you voting instruction rights reflecting your proportional interest in the Employer Stock Fund. The number of shares of common stock held in the Century Commercial Bancorp, Inc. Employer Stock Fund that the trustee votes in the affirmative and negative on each matter will be proportionate to the voting instructions given by the participants. Where tender offer instructions are given by the participant, the shares shall be tendered in the manner directed by the plan administrator.

DESCRIPTION OF THE 401(k) PLAN

Introduction

The 401(k) Plan was adopted by Century Bank and contains a cash-or-deferred feature described at Section 401(k) of the Internal Revenue Code of 1986, as amended, to encourage employee savings and to allow eligible employees to supplement their income upon retirement.

Reference to Full Text of 401(k) Plan. The following statements are summaries of certain provisions of the 401(k) Plan. They are not meant to be a complete description of these provisions and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees as permitted by ERISA, the federal law regulating pension plans. You should submit your request to Century Bank, 1640 Snow Road, Parma, Ohio 44134, Attention: 401(k) Retirement Plan Administrator. We encourage you to read carefully the full text of the 401(k) Plan to understand your rights and obligations under the 401(k) Plan.

Tax and Securities Laws. Participants should consult with legal counsel regarding the tax and securities laws implications of participation in the 401(k) Plan. Any officers or beneficial owners of more than 10% of the outstanding shares of common stock should consider the applicability of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934, as amended, to his or her participation in the 401(k) Plan. See “Securities and Exchange Commission Reporting and Short Swing Profit Liability” on page              of this Prospectus Supplement.

Eligibility and Participation

All employees of Century Bank who have attained the age of 18 and who have completed 90 days of service are eligible to participate in the 401(k) Plan as of the first day of the next following month. As of December 31, 2007, there were approximately              employees eligible to participate in the cash or deferred portion of the 401(k) Plan, and              employees had elected to participate in the cash or deferred portion of the 401(k) Plan.

Contributions Under the 401(k) Plan

401(k) Contributions. The 401(k) Plan permits each participant to defer receipt of amounts ranging from 1% to 100% of their annual compensation, not to exceed $15,500 (for 2008), and to have that compensation contributed to the 401(k) Plan. Generally, the 401(k) Plan describes a participant’s annual compensation as total taxable compensation as reported on Form W-2. However, no more than $230,000 of compensation may be taken into account for purposes of determining 401(k) contributions (and profit sharing and matching contributions) for 2007. Participants may modify the rate of their future 401(k) contributions by filing a new deferral agreement with the plan administrator. Modifications to the rate of 401(k) contributions, or the cessation of 401(k) contributions, take effect at the beginning of each payroll period after the filing is processed.

Catch-Up 401(k) Contributions. The 401(k) Plan permits each participant who has attained age 50 to defer up to an additional $5,000 (for 2008) into the 401(k) Plan. Catch-up 401(k) contributions are not subject to any limitations other than the $5,000 dollar limitation.

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Matching Contributions. The 401(k) Plan currently provides for matching contributions to the 401(k) Plan equal to 100% of the participant’s 401(k) deferrals for the year up to 3% of their salary. Century Bank may amend the amount of matching contributions it will make at any time, by an amendment to the 401(k) Plan.

Profit Sharing Contributions. The 401(k) Plan currently provides for an additional contribution for each employee that is employed at the end of a pay period, in an amount equal to of 2% of compensation paid during that pay period. Century Bank also may make discretionary profit sharing contributions to the Plan. To be eligible for a discretionary profit sharing contribution in any year, you must be an active participant in the 401(k) Plan on the last day of that Plan year, and have at least 1,000 hours of service in that Plan year. Generally, discretionary profit sharing contributions are allocated on an “integrated” basis. This means that each eligible participant is allocated a percentage (up to 5.7%) of compensation based on total compensation up to the Social Security Taxable Wage Base ($102,000 for 2008), plus twice that percentage (not to exceed 11.4%) of compensation over the Social Security Taxable Wage Base (up to the $230,000 dollar limit). Any remaining discretionary profit sharing contributions are allocated on as pro rata basis based on the total compensation of all eligible Plan participants.

Rollover Contributions. Prior to or after satisfying the Plan eligibility requirements, you may also rollover or directly transfer accounts from another qualified plan or an IRA, provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the plan administrator.

Limitations on Contributions

Limitations on 401(k) Contributions. Although the 401(k) Plan allows you to defer receipt of up to 100% of your compensation each year as a 401(k) contribution, federal law limits your total 401(k) contributions under the 401(k) Plan, and any similar plans, to $15,500 for 2008. Any 401(k) contributions in excess of this limitation are first treated as a catch-up 401(k) contribution, if you are eligible. Any remaining 401(k) contributions considered excess deferrals, and will be included in an affected participant’s gross income for federal income tax purposes in the year the 401(k) contribution is made. In addition, any excess deferral will again be subject to federal income tax when distributed by the 401(k) Plan to the participant, unless the excess deferral, together with any income earned on the excess deferral, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made.

Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the 401(k) Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant’s compensation for the plan year, or $46,000 (for 2008). The $46,000 limit will be increased from time to time to reflect increases in the cost of living. Annual additions for this purpose generally include 401(k) deferrals other than catch-up 401(k) contributions, matching contributions and employer contributions to this or any other qualified plan sponsored by Century Commercial Bancorp, Inc., Century Bank or an affiliated entity. Annual additions do not include rollover contributions or earnings on any plan contributions.

Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) contributions and matching contributions that may be made to the 401(k) Plan in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) contributions and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. Specifically, the percentage of 401(k) contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of highly compensated employees for the plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year multiplied by 1.25; or (ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the prior plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to matching contributions. The average deferral percentage for each group is determined by adding the contribution percentage (401(k) or matching, as the case may be) and dividing that sum by the number of employees in each group, including participants who do not make 401(k) contributions or receive matching contributions.

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In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year or had compensation for the preceding year in excess of $100,000. The dollar amount in the foregoing sentence is for 2007. This amount is adjusted annually to reflect increases in the cost of living.

Contributions allocated to highly compensated employees that exceed the average deferral limitation in any plan year are referred to as excess contributions. In order to prevent the disqualification of the 401(k) Plan, any excess 401(k) contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. The employer will be subject to a 10% excise tax on any excess contributions unless the excess contributions, together with any income earned on these excess contributions, are distributed before the close of the first 2-1/2 months following the plan year to which the excess contributions relate. Matching contributions that relate to the returned deferral contributions will be forfeited (if not vested) or distributed (if vested) at the same time as the excess deferral contributions are returned to affected participants. Regarding matching contributions that do not satisfy the limitation tests described above, in order to prevent the disqualification of the 401(k) Plan, any excess matching contributions, together with any income earned on these excess contributions, must be distributed to the highly compensated employees before the close of the following plan year. Excess matching contributions, plus income allocable thereto, will be forfeited (if not vested) or distributed (if vested). There are specific rules for determining which highly compensated employees will be affected by the excess contribution return rules, and the amount of excess 401(k) contributions and matching contributions that must be returned to the affected employees.

Deduction Limits. Matching and profit sharing contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible. 401(k) contributions are neither subject to nor limited by the Internal Revenue Code deduction rules.

Top-Heavy Plan Requirements. If for any plan year the 401(k) Plan is a top-heavy plan, then minimum contributions may be required to be made to the 401(k) Plan on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

In general, the 401(k) Plan will be regarded as a “top-heavy plan” for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an officer of Century Commercial Bancorp, Inc. or its subsidiaries having annual compensation in excess of $150,000 (adjusted in the future for cost of living increases) who is in an officer in an administrative or policy-making capacity, (2) a 5% owner of Century Commercial Bancorp, Inc., i.e., owns directly or indirectly more than 5% of the stock of Century Commercial Bancorp, Inc., or stock possessing more than 5% of the total combined voting power of all stock of Century Commercial Bancorp, Inc., or (3) a 1% owner of Century Commercial Bancorp, Inc. having annual compensation in excess of $150,000.

Vesting

Your vested interest in your 401(k) contributions and rollover contributions, and the earnings thereon, is always 100%. Profit-sharing and matching contributions become vested according to the following schedule:

Years of Vesting Service	Vested Interest
Less than 1	0%
1, but less than 2	25%
2, but less than 3	50%
3, but less than 4	75%
4 or more	100%

If your are employed by an employer under the 401(k) Plan when you reach age 65, become disabled, or die, your vested interest in all accounts will be 100%.

You are credited with a year of vesting service for each calendar year in which you complete 1,000 hours of service. Special rules apply to determine years of vesting service if you are rehired by Century Bank and were not vested prior to your first termination of employment.

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Investment of Contributions

Investment Options. All amounts credited to participants’ accounts under the 401(k) Plan are held in trust. The trust is administered by a trustee appointed by Century Bank’s board of directors.

You must instruct the Principal Financial Group as to how funds held in your account are to be invested. In addition to the Employer Stock Fund, participants may elect to instruct the trustee to invest such funds in any or all of the following investment options:

AllianceBernstein LP: Large-Cap Value Separate Account	The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in companies with large market capitalizations (those with market capitalizations similar to companies in the Russell 1000 Value Index (as of December 31, 2006, this range was between approximately $1.3 billion and $446.9 billion)) at the time of purchase. It may invest up to 25% of assets in securities of foreign companies.

Principal Global Investors: Large-Cap Stock Index Separate Account	The investment option normally invests the majority of assets in common stocks of companies that compose the S&P 500 Index. Management attempts to mirror the investment performance of the index by allocating assets in approximately the same weightings as the S&P 500 Index. Over the long-term, management seeks a very close correlation between the performance of the Separate Account before expenses and that of the S&P 500 Index.

Columbus Circle Investors: Large Company Growth Separate Account	The investment option primarily invests in common stocks of large capitalization companies with strong earnings growth potential. It normally invests the majority of assets in companies with large market capitalizations at the time of purchase. Management places strong emphasis on companies it believes are guided by high quality management teams. It also attempts to identify those companies that are market leaders possessing the ability to control pricing and margins in their respective industries. It may invest up to 25% of assets in foreign securities.

Principal Global/Barrow Hanley: Medium Company Value Separate Account	The investment seeks long-term growth of capital and normally invests the majority of assets in companies with market capitalizations similar to those of companies in the Russell MidCap Value Index. Management selects investments primarily on the basis of fundamental security analysis, focusing on the company’s financial stability, sales, earnings, dividend trends, return on equity and industry trends. It may invest up to 25% of assets in foreign securities.

Principal Global Investors: Medium Company Blend Separate Account	The investment option invests primarily in common stocks and other equity securities of medium capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those companies in the Russell MidCap Index. Management’s securities selection is based on stocks with value and or growth characteristics, and management constructs an investment portfolio that has a blend of stocks with these characteristics. It may invest up to 25% of assets in foreign securities.

Fidelity (Pyramis Global Adv): Mid-Cap Growth II Separate Account	The investment seeks long-term growth of capital. The fund invests at least 80% of assets in securities of companies with medium market capitalization (those with market capitalizations similar to the market capitalizations of companies in the Russell MidCap Growth index) at the time of purchase. It may also invest the assets in companies with smaller or larger market capitalizations. It may invest in securities of foreign issuers in addition to securities of domestic issuers. Principal determines the portion of the assets to be managed by two sub-advisors.

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Dimensional/Vaughan Nelson: Small-Cap Value II Separate Account	The investment seeks long-term growth of capital. The fund primarily invests at least 80% of net assets in equity securities of small companies those with market capitalizations similar to companies in the Russell 2000 Value index. The fund also invests up to 25% of assets in foreign securities. In selecting investments, the Sub-Advisor generally employs the value driven investment philosophy.

Principal Global Investors: Small Company Blend Separate Account	The investment seeks long-term growth of capital and primarily invests in common stocks of small capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those of companies in the Russell 2000 Index. Management looks at stocks with value and or growth characteristics and constructs an investment portfolio that has a blend of stocks with these characteristics. Management does not have a policy of preferring one of these styles to the other. The Separate Account may invest up to 25% of assets in foreign securities

Mazama/CCI: Small0-Cap Growth III Separate Account	The investment seeks long-term capital growth. The fund normally invests at least 80% of assets in equity securities of companies with small market capitalizations, the highest market capitalization of the companies in the Russell 2500 Growth index (as of December 31, 2006, the range was between approximately $56 million and $7.4 billion), at the time of purchase. Market capitalization is defined as total current market value of a company’s outstanding common stock. It may invest up to 25% of assets in securities of foreign companies.

Fidelity (Pyramis Global Adv): International Separate Account	The investment seeks long-term growth of capital. The fund normally invests primarily in non-U.S. securities. It normally invests the assets primarily in common stocks. The management normally diversifies the investments across different countries and regions. In allocating the investments across countries and regions, the management considers the size of the market in each country and region relative to the size of the international market as a whole.

Principal Financial Advisors: Bond Emphasis Balanced Separate Account	The investment option primarily invests in other separate accounts offered by The Principal. It usually maintains at least 50% of assets in fixed-income securities and real estate.

Principal Global Investors: Principal LifeTime Strategic Income Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2010, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

Principal Global Investors: Principal LifeTime 2010 Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2010, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

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Principal Global Investors: Principal LifeTime 2020 Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2020, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

Principal Global Investors: Principal LifeTime 2030 Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2030, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

Principal Global Investors: Principal LifeTime 2040 Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2030, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

Principal Global Investors: Principal LifeTime 2050 Separate Account	The investment seeks a total return consisting of long-term growth of capital and current income. The fund primarily invests in shares of other Principal Investors funds. The underlying funds are intended to give the fund broad exposure to the domestic and foreign equity and fixed income markets. The Sub-Advisor intends to allocate assets so that within approximately ten to fifteen years after the year 2050, the fund’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Fund.

Principal Global Investors: Money Market Separate Account	The investment seeks a high a level of current income consistent with preservation of principal and maintenance of liquidity. It invests in a portfolio of high quality, short-term money market instruments. The investments are U.S. dollar denominated securities which the sub-advisor believes present minimal credit risks. The sub-advisor maintains a dollar weighted average portfolio maturity of 90 days or less.

Principal Global Investors: Bond and Mortgage Separate Account	The investment option invests primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities, and US government and agency-backed securities. Value is added primarily through sector allocation and security selection. The Separate Account may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

A brief description of the Employer Stock Fund is set forth below. For descriptions of these other investment options available to 401(k) Plan participants, you may request a prospectus for each of the investment options from the plan administrator. If no investment direction is given, all contributions to a participant’s account will be invested in the Short Term Investment Fund. [CONFIRM]

The investment in Century Commercial Bancorp, Inc. common stock involves certain risks. No assurance can be given that shares of Century Commercial Bancorp, Inc. common stock purchased pursuant to the 401(k) Plan will thereafter be able to be sold at a price equal to or in excess of the purchase price. See also “Risk Factors” in the Prospectus.

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Century Commercial Bancorp, Inc. Common Stock Investment Election Procedures. If you are actively employed by Century Bank or an affiliate on December 31, 2007, and have an account balance under the 401(k) Plan of at least $250, you may instruct the trustee to purchase Century Commercial Bancorp, Inc. common stock by redirecting funds from your existing accounts into the Employer Stock Fund by filing an election form with the plan administrator on or prior to the election deadline. The total amount of funds redirected into the Employer Stock Fund must represent whole share amounts (i.e., must be divisible by the $10.00 per share purchase price) and must be allocated in 1% increments from investment options containing the participant’s 401(k) Plan funds. When you instruct the trustee to redirect the funds in your existing accounts into the Employer Stock Fund in order to purchase Century Commercial Bancorp, Inc. common stock, the trustee will liquidate funds from the appropriate investment option(s) and apply such redirected funds as requested, in order to effect the new allocation.

For example, you may fund an election to purchase 100 shares of Century Commercial Bancorp, Inc. common stock by redirecting the aggregate purchase price of $1,000 for the shares from the following investment options (provided the necessary funds are available in such Investment Options): (i) 10% from the Principal Global Investors Principal LifeTime 2020 Separate Account, (ii) 30% from the Principal Global Investors Money Market Separate Account, and (iii) 60% from the Principal Global Investors Bond and Mortgage Separate Account. In such case, the trustee would liquidate $100 of the participant’s funds from the Principal Global Investors Principal LifeTime 2020 Separate Account Fund, $300 from funds in the Principal Global Investors Money Market Separate Account and $600 from funds in the Principal Global Investors Bond and Mortgage Separate Account to raise the $1,000 aggregate purchase price. If your instructions cannot be fulfilled because you do not have the required funds in one or more of the investment options to purchase the shares of Century Commercial Bancorp, Inc. common stock subscribed for, you will be required to file a revised Election and Investment Form with the plan administrator by the election deadline. Once received in proper form, an executed Election and Investment Form may not be modified, amended or rescinded without our consent, unless the Stock Offering has not been completed within 45 days after the end of the subscription and direct community offering.

Adjusting Your Investment Strategy. Until changed in accordance with the terms of the 401(k) Plan, future allocations of your contributions would remain unaffected by the election to purchase Century Commercial Bancorp, Inc. common stock through the 401(k) Plan in the Stock Offering. You may modify a prior investment allocation election or request the transfer of funds to another investment vehicle by filing a written notice, with such modification or request taking effect after the valuation of accounts, which occurs daily. After the Stock Offering, modifications and fund transfers relating to the Employer Stock Fund will be permitted on a daily basis.

Valuation of Accounts. The 401(k) Plan uses a unit system for valuing each investment fund. Under this system your share in any investment fund is represented by units. The unit value is determined as of the close of business each regular business day. The total dollar value of your share in any investment fund as of any valuation date is determined by multiplying the number of units held by you by the unit value of the fund on that date. The sum of the values of the funds you select represents the total value of your 401(k) Plan account.

Financial Data

Employer Contributions. For the year ended December 31, 2007, we made matching contributions totaling approximately $                     into the 401(k) Plan. We made no profit sharing contributions to the 401(k) Plan for the fiscal year ended December 31, 2007.

If we adopt or contribute to other stock-based benefit plans, such as an employee stock ownership plan or a restricted stock plan, then we may decide to amend the 401(k) Plan, reduce our matching contribution, and/or reduce or eliminate our profit sharing contribution under the 401(k) Plan in order to reduce overall expenses. We are currently planning to adopt an employee stock ownership plan. If we adopt a restricted stock plan, the plan would not be submitted for stockholder approval for at least six months following completion of the reorganization.

Performance of Century Commercial Bancorp, Inc. Common Stock. As of the date of this Prospectus Supplement, no shares of Century Commercial Bancorp, Inc. common stock have been issued or are outstanding, except for 1,000 shares owned by Century Commercial Bancorp, Inc., MHC. In addition, there is no established market for our common stock. Accordingly, there is no record of the historical performance of Century Commercial Bancorp, Inc. common stock.

Performance of Investment Options. The following table provides performance data with respect to the investment options available under the 401(k) Plan, based on information provided to Century Commercial Bancorp, Inc. by Principal Financial Group.

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The information set forth below with respect to the investment options has been reproduced from materials supplied by Principal Financial Group, which administers the 401(k) Plan and is responsible for providing investment alternatives under the 401(k) Plan, other the Century Commercial Bancorp, Inc. Employer Stock Fund. Century Bank and Century Commercial Bancorp, Inc. take no responsibility for the accuracy of such information.

Additional information regarding the investment options may be available from Principal Financial Group or Century Bank. Participants should review any available additional information regarding these investments before making an investment decision under the 401(k) Plan.

The total percentage return for the prior three years is provided for each of the following funds.

NET INVESTMENT PERFORMANCE

	For the Twelve Months Ended December 31,
Name of Fund	2007	2006	2005
AllianceBernstein LP: Large-Cap Value Separate Account	(4.60)	20.84	4.42
Principal Global Investors: Large-Cap Stock Index Separate Account	4.43	14.64	3.83
Columbus Circle Investors: Large Company Growth Separate Account	22.14	8.89	11.02
Principal Global/Barrow Hanley: Medium Company Value Separate Account	(1.30)	15.17	12.34
Principal Global Investors: Medium Company Blend Separate Account	8.43	13.13	8.24
Fidelity (Pyramis Global Adv): Mid-Cap Growth II Separate Account	0.98	7.29	8.05
Dimensional/Vaughan Nelson: Small-Cap Value II Separate Account	(9.77)	19.50	6.08
Principal Global Investors: Small Company Blend Separate Account	1.04	13.56	9.19
Mazama/CCI: Small-Cap Growth III Separate Account	4.33	9.71	11.69
Fidelity (Pyramis Global Adv): International Separate Account	14.23	25.46	12.58
Principal Financial Advisors: Bond Emphasis Balanced Separate Account	8.29	11.56	8.76
Principal Global Investors: Principal LifeTime Strategic Income Separate Account	0.83	8.17	3.21
Principal Global Investors: Principal LifeTime 2010 Separate Account	2.69	11.04	4.65
Principal Global Investors: Principal LifeTime 2020 Separate Account	4.32	13.21	6.72
Principal Global Investors: Principal LifeTime 2030 Separate Account	5.31	14.30	7.42
Principal Global Investors: Principal LifeTime 2040 Separate Account	6.03	14.60	7.88
Principal Global Investors: Principal LifeTime 2050 Separate Account	6.19	15.13	8.39
Principal Global Investors: Money Market Separate Account	4.10	3.80	1.99
Principal Global Investors: Bond and Mortgage Separate Account	2.92	3.81	1.75

Each participant should note that past performance is not necessarily an indicator of future results.

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Administration of the 401(k) Plan

Trustees. Trustee matters regarding the 401(k) Plan are handled by Principal Financial Group. Currently, Principal Financial Group (or persons named by Principal Financial Group) is the trustee for all funds except the Century Commercial Bancorp, Inc. Employer Stock Fund. Principal Financial Group is also expected to handle Trustee matters for the Century Commercial Bancorp, Inc. Employer Stock Fund.

The trustee receives and holds the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the provisions of the 401(k) Plan, in accordance with the plan administrator. The trustee, through Principal Financial Group, is responsible for following participant direction, effectuating the investment of the assets of the trust in Century Commercial Bancorp, Inc. common stock and the other investment options.

Benefits Under the 401(k) Plan

Plan Benefits. Your 401(k) Plan benefit is based on the value of the vested portion of your 401(k) Plan accounts as of the valuation date next preceding the date of distribution to you.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Prior to Termination of Employment. You may receive in-service distributions of your vested interest in any 401(k) Plan account after you have attained age 59 1/2. Two such distributions may be made during a one-year period. You may receive in-service distributions from that portion of the 401(k) Plan attributable to rollover contributions at any time. Two distributions from your rollover account may be made during a one-year period.

Hardship Distributions. Distributions may be made on account of hardship. The only amount that may not be distributed on account of hardship is earnings on your 401(k) contributions. Hardship is generally defined as an immediate and heavy financial need, in connection with one of the following circumstances: payment of certain medical expenses, purchase of a principal residence, payment of tuition and room and board for the next 12 months, and prevention of eviction or foreclosure of a principal residence. Whether a hardship has occurred will be determined in accordance with Internal Revenue Service rules.

Distribution Upon Retirement or Disability. Upon your retirement or disability, you may elect to receive a distribution from the Plan.

Distribution Upon Death. If you die prior to your benefits being paid from the 401(k) Plan, your benefits will be paid to your surviving spouse or properly designated beneficiary.

Distribution Upon Termination for any Other Reason. If you terminate employment for any reason other than retirement, disability or death, the trustee will make your distribution on your normal retirement date, unless you properly request to receive it earlier.

Automatic Rollover. If your vested account balances do not exceed $5,000, your benefits will be distributed to you as soon as administratively practicable in a lump sum following your termination of employment. Your vested account will be automatically transferred to an IRA if it the value is between $1,000 and $5,000, and you do not elect whether to receive your benefit in cash or have it transferred to an IRA of your choosing.

Plan Loans. You may borrow from your 401(k) Plan accounts, subject to Internal Revenue Code limits and the 401(k) Plan’s loan policy in effect from time to time.

Form of Distribution. Distributions from the 401(k) Plan will generally be in the form of cash. However, you have the right to request that your distribution from the Century Commercial Bancorp, Inc. Employer Stock Fund be in the form of Century Commercial Bancorp, Inc. common stock. Distributions will be paid in either a lump sum, or in the form of an annuity, if your entire vested 401(k) Plan account is valued at more than $5,000.

Nonalienation of Benefits. Except with respect to federal income tax withholding and plan loans, and as provided with respect to a qualified domestic relations order, benefits payable under the 401(k) Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan shall be void.

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Reports to 401(k) Plan Participants

As soon as practicable after the end of each calendar quarter, the plan administrator will furnish to each participant a statement showing (i) balances in the participant’s accounts as of the end of that period, (ii) the amount of contributions allocated to his or her accounts for that period, and (iii) the number of units in each of the funds. Participants may also access information regarding their 401(k) Plan Accounts by using internet access made available by Principal Financial Group Retirement Services.

Amendment and Termination

We intend to continue to participate in the 401(k) Plan. Nevertheless, we may amend or terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then, regardless of other provisions in the 401(k) Plan, each participant affected by the termination shall become fully vested in all of his or her accounts.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan as in effect on the date of this Prospectus. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan special tax treatment, including:

(a)	the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year;

(a)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(b)	earnings of the Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

We will administer the 401(k) Plan to comply with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

Taxation of Distributions. Generally, 401(k) Plan distributions are taxable as ordinary income for federal income tax purposes.

Common Stock Included in a Lump Sum Distribution. If a lump sum distribution includes common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the common stock. Net unrealized appreciation is the excess of the value of the common stock at the time of the distribution over its cost or other basis to the 401(k) Plan trust. The tax basis of the common stock for purposes of computing gain or loss on its subsequent sale equals the value of the common stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the common stock up to the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of the common stock. Any gain on a subsequent sale or other taxable disposition of the common stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the common stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

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Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Account; Mandatory Tax Withholding. Except as discussed below, you may roll over distributions from the 401(k) Plan to another tax-favored plan or to a standard individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an “eligible rollover distribution” directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an Individual Retirement Account. If you do not elect to have an “eligible rollover distribution” transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An “eligible rollover distribution” means any amount distributed from the plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to common stock, discussed above.

Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the 401(k) Plan before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have your lump sum distribution taxed using a “ten-year averaging” rule. The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59-1/2 and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

Additional Tax on Early Distributions. A participant who receives a distribution from the 401(k) Plan prior to attaining age 59  1/2 will be subject to an additional income tax equal to 10% of the amount of the distribution. The 10% additional income tax will not apply, however, in certain cases, including (but not limited) to distributions rolled over or directly transferred into an IRA or another qualified plan, or the distribution is (i) made to a beneficiary (or to the estate of a participant) on or after the death of the participant, (ii) attributable to the participant’s being disabled within the meaning of Section 72(m)(7) of the Internal Revenue Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his beneficiary, (iv) made to the participant after separation from service under the 401(k) Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

This is a brief description of federal income tax aspects of the 401(k) Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the 401(k) Plan.

ERISA and Other Qualification

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

Any person receiving shares of Century Commercial Bancorp, Inc. common stock under the 401(k) Plan who is an “affiliate” of Century Commercial Bancorp, Inc. or Century Bank as the term “affiliate” is used in Rules 144 and 405 under the Securities Act of 1933 (e.g., directors, officers and substantial shareholders of Century Commercial Bancorp, Inc. and Century Bank) may re-offer or resell such shares only pursuant to a registration statement or, assuming the availability thereof, pursuant to Rule 144 or some other exemption from the registration requirements of the Securities Act of 1933. Any person who may be an “affiliate” of Century Commercial Bancorp, Inc. may wish to consult with counsel before transferring any Century Commercial Bancorp, Inc. common stock owned by him or her. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Exchange Act of 1934 which may restrict the sale of Century Commercial Bancorp, Inc. common stock acquired under the 401(k) Plan, or other sales of Century Commercial Bancorp, Inc. common stock.

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Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Exchange Act imposes reports and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as Century Commercial Bancorp, Inc. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of our fiscal year. Participation in the Century Commercial Bancorp, Inc. Employer Stock Fund of the 401(k) Plan by our officers, directors and persons beneficially owning more than 10% of the outstanding Century Commercial Bancorp, Inc. common stock must be reported to the Securities and Exchange Commission at least annually on a Form 4 or Form 5 by such individuals.

Section 16(b) of the Exchange Act provides for the recovery by us of any profits realized by an officer, director or any person beneficially owning more than 10% of the Century Commercial Bancorp, Inc. common stock (“Section 16(b) Persons”) resulting from the purchase and sale or sale and purchase of Century Commercial Bancorp, Inc. common stock within any six-month period. The Securities and Exchange Commission rules provide an exemption from the profit recovery provisions of Section 16(b) for certain transactions within an employee benefit plan, such as the 401(k) Plan, provided certain requirements are met. If you are subject to Section 16, you should consult with counsel regarding the applicability of Section 16 to specific transactions involving the 401(k) Plan.

LEGAL OPINIONS

The validity of the issuance of Century Commercial Bancorp, Inc. common stock will be passed upon by Silver, Freedman & Taff, L.L.P., 3299 K Street, N.W., Suite 100, Washington, D.C. 20007, which firm acted as special counsel for Century Commercial Bancorp, Inc. and Century Bank in connection with the Stock Offering.

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INVESTMENT ELECTION FORM

CENTURY BANK

401(k) RETIREMENT SAVINGS PLAN

PARTICIPANT ELECTION TO INVEST IN

CENTURY COMMERCIAL BANCORP, INC. COMMON STOCK

(“EMPLOYER STOCK FUND”)

If you would like to participate in the Stock Offering using amounts currently in your account in Century Bank’s 401(k) Retirement Savings Plan, please complete this form and return it to                     ,                      at our corporate headquarters, to be received by her no later than Eastern Time, on                     , 2008. If you have questions about this form, call     :00     at                     .

Participant’s Name:			Social Security Number:
(Please Print)

Address:
	Street	City	State	Zip Code

1.	Background Information

Century Commercial Bancorp, Inc. will be issuing shares of common stock, par value $0.01 per share (the “Common Stock”), to certain depositors and borrowers and the public in the Stock Offering. Participants in the Century Bank 401(k) Retirement Savings Plan (the “401(k) Plan”) who are actively employed as of February 1, 2008, and who have an account balance in the 401(k) Plan of at least $250, are being given an opportunity to direct the trustee of the 401(k) Plan to purchase Common Stock in the Stock Offering with amounts currently in their 401(k) Plan account. (Employees who would like to directly purchase shares of Common Stock in the offering with funds held outside their 401(k) Plan account may do so by completing Stock Order Form.) If you do not have a Stock Order Form or have questions about purchasing Common Stock outside of the Plan, call the Stock Information Center, at                     . Completed Stock Order Forms should be submitted to the Stock Information Center. In connection therewith, the “Employer Stock Fund,” a new investment fund under the 401(k) Plan comprised of Century Commercial Bancorp, Inc. Common Stock, has been established, and a special administrator has been appointed for the Employee Stock Fund. Because it is actually the 401(k) Plan that purchases the Common Stock, participants will acquire a “participation interest” (expressed as units of the Employer Stock Fund) in the shares and not own the shares directly.

Prior to making a decision to direct the trustee to purchase Common Stock, we strongly urge you to carefully review the Prospectus and the Prospectus Supplement that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Stock Offering is irrevocable. After the completion of the offering, participants may transfer some or all of their units in the Employer Stock Fund into one or more of the 401(k) Plan’s other investment funds at such times as are provided for under the 401(k) Plan’s rules for such transfers.

Investing in any stock entails some risks. We encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the trustee, the plan administrator, nor any employee of the employer sponsor is authorized to make any representations about this investment. You should not rely on any information other than information contained in the Prospectus and the Prospectus Supplement in making your investment decision. Any shares purchased by the 401(k) Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased by you outside the 401(k) Plan during the Stock Offering. These restrictions are described in the Prospectus and the Prospectus Supplement.

2.	Investment Elections

If you would like to participate in the Stock Offering with amounts currently in your 401(k) Plan, please complete the box below, indicating the whole percentage of each of your current funds you would like to transfer into the Employer Stock Fund. In calculating the number of shares of common stock that the trustee will purchase in the Stock Offering based on your election, the trustee will use your most recent available 401(k) Plan account balances. Thus, for example, if your available account balances total $5,000 in one fund and you elect below to transfer 20% from your account balance in that fund to the Employer Stock Fund, the trustee of the 401(k) Plan will use $1,000 (20% of $5,000) from your account in that fund to purchase 100 shares of Common Stock at a purchase price of $10.00 per share. Transfer will be made to the nearest $10.00 increment.

In the event that the trustee is unable to use all or any of the amount that you elect below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Stock Offering, the amount that is not invested in the Employer Stock Fund will be invested in the Money Market Fund account.

Indicate the exact whole percentage to be sold and transferred from one or more of the following funds into the Employer Stock Fund:

Whole Percentage To Be Transferred	Sold and Transferred From My Account Balance in Fund
__________%	AllianceBernstein LP: Large-Cap Value Separate Account

__________%	Principal Global Investors: Large-Cap Stock Index Separate Account

__________%	Columbus Circle Investors: Large Company Growth Separate Account

__________%	Principal Global/Barrow Hanley: Medium Company Value Separate Account

__________%	Principal Global Investors: Medium Company Blend Separate Account

__________%	Fidelity (Pyramis Global Adv): Mid-Cap Growth II Separate Account

__________%	Dimensional/Vaughan Nelson: Small-Cap Value II Separate Account

__________%	Principal Global Investors: Small Company Blend Separate Account

__________%	Mazama/CCI: Small-Cap Growth III Separate Account

__________%	Fidelity (Pyramis Global Adv): International Separate Account

__________%	Principal Financial Advisors: Bond Emphasis Balanced Separate Account

__________%	Principal Global Investors: Principal LifeTime Strategic Income Separate Account

__________%	Principal Global Investors: Principal LifeTime 2010 Separate Account

__________%	Principal Global Investors: Principal LifeTime 2020 Separate Account

__________%	Principal Global Investors: Principal LifeTime 2030 Separate Account

__________%	Principal Global Investors: Principal LifeTime 2040 Separate Account

__________%	Principal Global Investors: Principal LifeTime 2050 Separate Account

__________%	Principal Global Investors: Money Market Separate Account

__________%	Principal Global Investors: Bond and Mortgage Separate Account

The total amount sold from funds indicated above will be transferred to the Employer Stock Fund.

Note: If you do not indicate any percentage above, you will not participate in the Stock Offering by using your 401(k) Plan funds.

3.	Purchaser Information.

Please indicate your eligibility in the stock offering:

SUBSCRIPTION OFFERING

A.	☐	Eligible Account Holder - Check here if you were a depositor with an aggregate of $50.00 or more on deposit with Century Bank as of September 30, 2006. Please list accounts below.

B.	☐	Supplemental Eligible Account Holder - Check here if you were a depositor with an aggregate $50.00 or more on deposit with Century Bank as of December 31, 2007, but are not an eligible account holder. Please list accounts below.

C.	☐	Other Member - Check here if you were a borrower from Century Bank as of July 10, 1989 who continues to be a borrower as of January 31, 2008 or were a depositor with Century Bank as of January 31, 2008, but are not an eligible account holder or supplemental eligible account holder. Please list accounts below.

COMMUNITY OFFERING

D.	☐	I do not qualify in the Subscription Offering, but would like to place my order in the Community Offering.

Please provide the following information:

Account Title (Names on Accounts)	Deposit or Loan Account
Number

4.	Participant Signature and Acknowledgment - Required

By signing this Investment Election Form, I authorize and direct the plan administrator and trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the Prospectus and Prospectus Supplement relating to the issuance of Common Stock that accompany this Investment Election Form. I am aware of the risks involved in investing in Common Stock and understand that neither the trustee, the plan administrator nor any employee of the employer sponsor are responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this investment election form null and void.

I ACKNOWLEDGE THAT THE SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE, OF CENTURY COMMERCIAL BANCORP, INC. ARE NOT DEPOSITS AND ARE NOT INSURED BY CENTURY COMMERCIAL BANCORP, INC.

If anyone asserts that the shares of Common Stock are federally insured or guaranteed or are as safe as an insured deposit, I should call the Office of Thrift Supervision, Central Regional Director, Thomas A. Barnes at (312) 917-5005.

Participant’s Signature:	Date Signed:

This form must be completed and returned to                                                              ,                                                              ,

at our corporate headquarters to be received by her no later than 4:00 PM, Eastern Time, on

                    , 2008.

Keep a copy of this election form for your files.

PROSPECTUS

Century Commercial Bancorp, Inc.

(Proposed Holding Company for Century Bank)

Up to 2,645,00 Shares of Common Stock Offered to the Public

as well as up to 1,946,563 Shares to be Issued to Liberty Bank, N.A. Shareholders

This is the initial public offering of shares of common stock of Century Commercial Bancorp, Inc. Century Commercial Bancorp, a newly chartered Maryland corporation, is offering its shares in connection with the mutual-to-stock conversion of Century Bank. We are offering our shares of common stock for sale on a priority basis in a subscription offering and, if necessary, in a community and/or syndicated community offering. In addition to the shares we are offering to our eligible depositors, our tax-qualified benefit plans and to the public in our initial public offering, we will be offering shares of our common stock to shareholders of Liberty Bank in connection with the merger of Liberty Bank with and into Century Bank. Liberty Bank shareholders may elect to exchange each share of their Liberty Bank common stock for either $45.00 in cash or 4.5 shares of Century Commercial Bancorp stock, provided that 50% of the Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock. Based on the shares of Liberty Bank common stock outstanding on September 30, 2007, and assuming the exercise of all outstanding options, of Liberty Bank common stock at September 30, 2007, 1,946,563 shares of Century Commercial Bancorp common stock will be issued to Liberty Bank shareholders in the merger. Liberty Bank shareholders will receive a separate proxy statement/prospectus explaining the merger in more detail. In the event that we are unable to complete our initial stock offering, we will terminate the merger. We expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “CENB.”

If you are or were a depositor of Century Bank, you may have priority rights to purchase shares of our common stock. If you are a participant in The Century Bank 401(k) Plan, you may direct that up to 100% of your 401(k) Plan account balance be invested in shares of Century Commercial Bancorp common stock. You will receive a separate supplement to this prospectus that describes your rights under your 401(k) Plan. If you fit none of the categories above, but are interested in purchasing shares of our common stock, you may have an opportunity to purchase shares of our common stock after priority orders are filled.

We are offering up to 2,645,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,955,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our market value has increased, we may sell up to 3,041,750 shares without giving you further notice or the opportunity to change or cancel your order.

The offering is scheduled to terminate at 12:00 noon, Eastern time, on                  , 2008. We may extend this termination date without notice to you until                  , 2008. Funds received before completion of the offering will be maintained at Century Bank or, at our discretion, in an escrow account at an independent insured depository institution. All funds received will earn interest at our statement savings rate, which is currently 0.75% per annum.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                  , 2008. If we extend the offering beyond                  , 2008, we will give subscribers an opportunity to change, cancel or maintain their stock orders. If we terminate the offering because we fail to sell the minimum number of shares, or for any other reason, we will promptly return your funds with interest at our statement savings rate.

Stifel, Nicolaus & Company, Incorporated will use its best efforts to assist us in our selling efforts, but is not required to sell any specific number or dollar amount of common stock or to purchase any of the common stock that is offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.

We expect our current directors and executive officers, together with their associates, to subscribe for 130,000 shares in the aggregate, which equals 4.9% of the shares offered for sale at the maximum of the offering range.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 17.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, as adjusted
Number of shares offered for sale	1,955,000	2,645,000	3,041,750
Maximum number of shares to be issued to Liberty Bank shareholders	1,946,563	1,946,563	1,946,563
Gross offering proceeds	$19,550,000	$26,450,000	$30,417,500
Estimated offering expenses, excluding underwriting fees	$1,100,000	$1,100,000	$1,100,000
Estimated underwriting fees (1)	$155,000	$219,000	$256,000
Estimated net proceeds	$18,295,000	$25,131,000	$29,061,500
Estimated net proceeds per share	$9.36	$9.50	$9.55

(1)	Stifel, Nicolaus & Company, Incorporated will receive a fee equal to 1.0% of the aggregate dollar amount of the shares of common stock sold in the offering, excluding shares sold to the employee stock ownership plan, our officers, employees and directors and members of their immediate families, and shares issued in the merger.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

For assistance, please contact our Stock Information Center at (    )     -         (local) or (800)     -         (toll free).

Stifel Nicolaus

The date of this prospectus is                  , 2008

[Map of Ohio counties showing office locations of Century Bank and separately identifying the branch offices of Liberty Bank appears here]

i

REGISTRATION REQUIREMENTS	221

LEGAL AND TAX OPINIONS	221

EXPERTS	222

WHERE YOU CAN FIND MORE INFORMATION	222

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF CENTURY BANK AND SUBSIDIARY	F-1

INDEX TO FINANCIAL STATEMENTS OF LIBERTY BANK	G-1

ii

SUMMARY

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion, the stock offering and the merger fully, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements. For assistance, please call our Stock Information Center at (800)             -             (toll free).

The Companies

Century Commercial Bancorp, Inc.

Century Bank

1640 Snow Road

Parma, Ohio 44134

(216) 351-7000

Century Commercial Bancorp, Inc. is a newly chartered Maryland corporation that was formed by Century Bank to be the holding company of Century Bank upon completion of its conversion from the mutual to the stock form of organization. Century Commercial Bancorp has had no operations to date and has never issued any capital stock. This stock offering is being made by Century Commercial Bancorp. Upon completion of the conversion and stock offering, Century Commercial Bancorp will own all of Century Bank’s outstanding capital stock.

On November 27, 2007, we entered into an Agreement and Plan of Merger pursuant to which Century Bank will acquire Liberty Bank, a national banking association headquartered in Beachwood, Ohio with total assets of $228.0 million as of September 30, 2007. As part of the acquisition, Liberty Bank will merge with and into Century Bank, with Century Bank as the resulting entity. In the future, Century Commercial Bancorp may acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Century Bank is a federally chartered mutual savings bank that operates from five full-service locations in Cuyahoga, Lake and Medina Counties of Ohio. We offer a variety of deposit and loan products to individuals and small businesses, most of which are located in our primary market area, which consists of northeast Ohio. The acquisition of Liberty Bank will expand our market presence in Cuyahoga and Summit Counties, Ohio. At September 30, 2007, Century Bank had total assets of $146.1 million, deposits of $129.5 million and total equity of $15.5 million. In connection with this offering, Century Bank is converting from the mutual to the stock form of organization.

Our website address is www.centurybankoh.com. Information on our website should not be considered a part of this prospectus.

Acquisition of Liberty Bank

Immediately following completion of the offering, and on the same date, Century Bank will acquire Liberty Bank by merging Liberty Bank with and into Century Bank. In connection with the merger, Liberty Bank’s shareholders will be given the opportunity to exchange each of their shares of Liberty Bank common stock for $45.00 in cash or 4.5 shares of Century Commercial Bancorp common stock, provided that 50% of the Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock and subject to the election and proration procedures set forth in the merger agreement. The aggregate deal cost of the merger is approximately $38.9 million.

Assuming 1,946,563 shares of Century Commercial Bancorp common stock are issued to Liberty Bank shareholders in the merger, such shareholders will own between 49.9% and 39.0% of the total shares of Century Commercial Bancorp common stock outstanding, at the minimum and maximum, as adjusted of the offering range, respectively. In connection with the merger, ten current directors of Liberty Bank have been offered positions on the board of director of either Century Commercial Bancorp or Century Bank upon the completion of the merger. Pursuant to the merger agreement, we will also enter into employment agreements with William A. Valerian, Richard C. Ebner, James M. Hojnacki and Randall M. Behm, the Chairman, President and Chief Executive Officer; Chief Operating Officer and Chief Financial Officer; Executive Vice President and Chief Lending Officer; and Senior Vice President and Director of Student Lending of Liberty Bank, respectively, effective upon completion of the merger, to become executive officers of the combined institution.

Liberty Bank, a national banking association, is a full-service commercial bank that serves the banking needs of small to medium-sized businesses and individuals primarily in its market area of Cuyahoga and Summit Counties, Ohio. Liberty Bank’s primary business is offering a variety of insured deposit accounts and using such deposits to originate commercial real estate and commercial business loans, education loans, mortgage loans and other consumer loans. At September 30, 2007, Liberty Bank had total consolidated assets of $228.0 million, deposits of $205.5 million and shareholders’ equity of $20.1 million.

The merger will increase Century Bank’s deposit base and its loan portfolio, and provide Century Bank with greater access to commercial loan customers in Cuyahoga and Summit Counties, Ohio. In addition, the consideration to be paid to Liberty Bank shareholders in the merger will permit Century Bank to use a significant portion of the capital raised in the offering, while continuing to be a well-capitalized savings bank for regulatory purposes.

Failure to complete the offering will result in the termination of the merger, and failure to complete the merger will result in the termination of the offering.

The board of Directors of Century Bank considered the benefits of this offering without the merger and determined that the utilization of proceeds from the offering through the merger, in addition to the management expertise and lending capabilities to be acquired from Liberty Bank, outweighed the benefits of the offering without the merger.

Our Business Strategy (page     )

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by:

•

pursuing new opportunities in our existing portfolio of residential mortgages, commercial real estate, and residential acquisition, development and construction loans, and offering the additional products our merger partner, Liberty Bank, provides, such as commercial business and education loans;

•	continuing to use prudent underwriting standards to maintain the quality of our loan portfolio;

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing our transaction deposit accounts;

•	increasing our non-interest income, through a broader range of products and services, including increased cash management services; and

•	expanding our franchise through acquisitions, including our merger with Liberty Bank, although there are no additional specific plans to do so at this time.

Market Area (page     )

We are headquartered in Parma, Ohio, a suburb of Cleveland. We operate five full-service branch offices in Cuyahoga, Lake and Medina Counties, Ohio. Liberty Bank operates three branches in Cuyahoga and Summit Counties, Ohio.

We currently consider our primary market area to be northeast Ohio. The acquisition of Liberty Bank will enhance our market share and expand our presence into Summit County, Ohio. The economy in this market area is primarily based upon a variety of manufacturing and service businesses.

Regulation and Supervision (page     )

Century Commercial Bancorp will be subject to regulation, supervision and examination by the Office of Thrift Supervision. Century Bank is also and will remain subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Stock Offering (page     )

Purchase Price (page     )

The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold (page     )

We are offering for sale between 1,955,000 and 2,645,000 shares of Century Commercial Bancorp common stock in this offering. The amount of capital being raised is based on an appraisal of Century Commercial Bancorp. Most of the terms of this offering are required by applicable regulations. With regulatory approval, we may increase the number of shares to be issued by 15% to 3,041,750 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.

How We Determined the Offering Range and the $10.00 Purchase Price (page     )

We decided to offer between 1,955,000 and 2,645,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an appraisal firm experienced in appraisals of financial institutions. Keller & Company will receive fees totaling $65,000 for the preparation and delivery of the original appraisal report, plus reimbursement of out-of-pocket expenses and $3,000 for the preparation and delivery of each required updated appraisal report. Keller & Company estimates that, as of November 30, 2007, our pro forma market value was between $39,015,630 and $45,915,630, with a midpoint of $42,465,630. Our pro forma market value includes:

(1)	the total number of shares that will be sold in the offering; and

(2)	the total number of shares that will be issued to Liberty Bank shareholders in connection with the merger.

If, upon completion of the offering, we have received subscriptions for at least the minimum number of shares, Keller & Company, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,041,750 shares in the offering. In addition, should holders of all of the options to acquire Liberty Bank stock as of September 30, 2007 exercise those options prior to the completion of the merger, Century Commercial Bancorp may issue up to 1,946,563 shares of stock to complete the merger. If we sell 3,041,750 shares in the offering and issue 1,946,563 shares in the merger, the total pro forma market value may be increased to $49,883,130 without any further notice to you.

Based upon our pro forma market value, and taking into consideration the number of shares that must be issued to Liberty Bank shareholders pursuant to the merger agreement, the board of directors determined how many shares would be offered for sale in the offering. For a more detailed discussion of how many shares will be issued in the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Century Commercial Bancorp Common Stock.”

In preparing its appraisal, Keller & Company considered the information in this prospectus, including our consolidated financial statements, as well as the impact of the merger with Liberty Bank. Keller & Company also considered the following factors, among others:

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of Century Bank with those of other similarly situated, publicly traded savings banks and savings bank holding companies;

•	the effect of the capital raised in the offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based benefit plans.

Our board of directors determined that the common stock should be sold at $10.00 per share.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “tangible book value” and the ratio of the offering price to the issuer’s annual core earnings. Keller & Company considered these ratios in preparing its appraisal, among other factors. Tangible book value is the same as total equity, less intangible assets and represents the difference between the issuer’s tangible assets and liabilities. Annual core earnings, for purposes of the appraisal, is net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded savings institutions and thrift holding companies that Keller & Company considered to be comparable to us.

The following table presents a summary of selected pricing ratios for the peer group companies and for Century Commercial Bancorp that Keller & Company used in its appraisal. The ratios for Century Commercial Bancorp are based on pro forma core earnings for the nine months ended September 30, 2007 annualized, including the merger with Liberty Bank, and pro forma book value and tangible book value as of September 30, 2007, including the merger with Liberty Bank. The ratios for the peer group are based on estimated core earnings for the twelve months ended September 30, 2007 and book value and tangible book value as of September 30, 2007 (using stock prices as of November 30, 2007).

	Price to Core Earnings Multiple	Price to Book Value Ratio	Price to Tangible Book Value Ratio
Century Commercial Bancorp (pro forma):
Minimum	23.35	78.99	113.89
Midpoint	24.80	80.94	113.76
Maximum	26.19	82.67	113.64
Maximum, as adjusted	27.71	84.44	113.53

Peer group companies as of November 30, 2007:
Average	21.29	111.59	136.80
Median	13.24	103.45	135.13

Compared to the median pricing ratios of the peer group at the maximum of the offering range, our stock would be priced at a premium of 21.1% to the peer group on a price-to-core earnings basis, a discount of 25.9% to the peer group on a price-to-book basis, and a discount of 16.9% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on a core earnings per share basis and more expensive than the peer group based on a book value per share basis and a tangible book value per share basis.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

How We Will Use the Proceeds of this Offering (page     )

The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,955,000 Shares at $10.00 per share	2,645,000 Shares at $10.00 per share
	(In thousands)
Gross offering proceeds	$19,550	$26,450
Less: offering expenses	(1,255)	(1,319)

Net offering proceeds	18,295	25,131
Less:
Proceeds contributed to Century Bank(1)	(14,008)	(19,725)
Proceeds used for loan to employee stock ownership plan	(2,731)	(3,214)

Proceeds remaining for Century Commercial Bancorp	$1,556	$2,192

(1)	In addition, Century Bank will pay approximately $20.8 million for the cash portion of the merger consideration and merger related expenses.

Initially, Century Commercial Bancorp intends to invest in short-term liquid investments utilizing the proceeds it retains. In the future, Century Commercial Bancorp may use the portion of the proceeds that it retains to, among other things, invest in securities, deposit funds in Century Bank, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Century Bank intends to use the proceeds it receives to help finance the acquisition of Liberty Bank. Any additional proceeds received by Century Bank will be invested in short-term liquid investments. In the future, Century Bank may use the additional proceeds that it receives, if any, to fund new loans, open new branches, invest in securities and expand its business activities. Century Commercial Bancorp and Century Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Possible Change in the Offering Range (page     )

Keller & Company will update its appraisal before we complete the offering. If, as a result of demand for the shares, regulatory considerations, or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,041,750 shares in the offering without further notice to you. If our pro forma market value, excluding the shares issued in the merger, at that time is either below $19.6 million or above $30.4 million, then, after consulting with the Office of Thrift Supervision we may:

•	terminate the stock offering and promptly return all funds;

•	set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Century Commercial Bancorp’s common stock; or

•	take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

Possible Termination of the Offering (page     )

We must sell a minimum of 1,955,000 shares to complete the offering. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest at our savings account rate and we will cancel deposit account withdrawal authorizations.

After-Market Stock Price Performance Provided by Independent Appraiser

The appraisal prepared by Keller & Company includes examples of after-market stock price performance for standard thrift conversion offerings completed during the twenty-month period ended November 30, 2007. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between June 30, 2006, and November 30, 2007. These companies did not constitute the group of ten comparable public companies that Keller & Company used in its appraisal analysis because, in part, a number of the companies in the comparable group converted well before 2006.

Mutual-to-Stock Conversion Offerings with Closing Dates between June 30, 2006 and November 30, 2007

		Appreciation from Initial Trading Date
Transaction	Conversion Date	1 day	1 week	1 month	Through November 30, 2007
Newport Bancorp, Inc.	07/06/06	28.00%	27.05%	31.70%	19.00%
Chicopee Bancorp, Inc.	07/20/06	44.60	44.70	45.20	34.30
Hampden Bancorp, Inc.	01/17/07	28.20	24.50	23.40	3.10
CMS Bancorp, Inc.	04/04/07	5.70	5.20	3.20	—
ESSA Bancorp, Inc.	04/04/07	17.80	21.50	14.60	11.50
Quaint Oak Bancorp, Inc.	07/05/07	(2.00)	(9.50)	(11.00)	(2.00)
Louisiana Bancorp, Inc.	07/10/07	9.50	3.00	9.40	3.70
First Advantage Bancorp	11/30/07	11.70	NA	NA	11.70

Average			17.94%	16.64%	16.64%
Median			14.75%	21.50%	14.60%

This table is not intended to be indicative of how our stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.

Stock price appreciation is affected by many factors, including, but not limited to, general market and economic conditions, the interest rate environment, the amount of proceeds a company raises in its offering and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Century Commercial Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Century Commercial Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings.

Keller & Company advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of ten comparable public companies whose stocks have traded for at least one year prior to the valuation date, and as a result of this analysis, Keller & Company determined that our pro forma price-to-earnings multiples were higher than the peer group companies and our pro forma price-to-book value ratios were lower than the peer group companies. See “—How We Determined the Offering Range and the $10.00 Purchase Price.” Keller & Company also advised the Board of Directors that the aftermarket trading experience of thrift conversion offerings completed during the twenty-month period ended November 30, 2007 was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology. There were eight standard mutual-to-stock conversion offerings completed during the twenty-month period ended November 30, 2007.

Our board of directors carefully reviewed the information provided to it by Keller & Company through the appraisal process, but did not make any determination regarding whether prior standard mutual-to-stock conversions have been undervalued, nor did the board of directors draw any conclusions regarding how the historical data reflected above may affect Century Commercial Bancorp’s appraisal. Instead, we engaged Keller & Company to help us understand the regulatory process as it applies to the appraisal and to advise the board of directors as to how much capital Century Commercial Bancorp would be required to raise under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some mutual-to-stock conversions. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors” beginning on page __.

Conditions to Completing the Offering (page     )

We are conducting the offering under the terms of our plan of conversion from mutual to stock form of organization. We cannot complete the offering unless we sell at least the minimum number of shares offered. We must also receive member approval of the conversion as well as the final approval of the Office of Thrift Supervision to establish Century Commercial Bancorp as the savings and loan holding company of Century Bank, and to complete the conversion and the offering.

Reasons for the Offering (page     )

Our primary reasons for the conversion and offering are to:

•	issue stock and raise capital to provide the stock and funds necessary to acquire Liberty Bank, and to support the future growth of Century Bank;

•

improve profitability and earnings by investing and leveraging the offering proceeds, primarily through the acquisition of Liberty Bank and also through traditional lending activities, including education loans;

•	continue to improve our deposit and loan mix through the acquisition of Liberty Bank; and

•	implement equity compensation plans to attract and retain qualified directors, officers and employees.

Benefits of the Offering to Management and Potential Dilution to Stockholders Following the Conversion (pages      to     )

We intend to adopt the stock benefit plans described below. Century Commercial Bancorp will recognize compensation expense related to an employee stock ownership plan and one or more stock-based benefit plans. The actual expense will depend on the market value of Century Commercial Bancorp’s common stock and, with respect to the employee stock ownership plan, will fluctuate in response to changes in the trading price of Century Commercial Bancorp’s common stock, increasing if the trading price increases. As indicated under “Pro Forma Data,” based upon assumptions set forth therein, the annual pre-tax expense related to the employee stock ownership plan and the stock-based benefit plans would be $175,000 and $665,000, respectively, assuming shares are sold in the offering at the maximum, as adjusted, of the offering range and shares have a value of $10.00 per share. See “Pro Forma Data” for a detailed analysis of the expenses of each of these plans.

Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 7% of the total shares of common stock issued in the stock offering, including shares issued to Liberty Bank’s shareholders in the merger, or 321,409 shares of common stock, assuming we sell the maximum number of shares proposed to be sold. This plan is a tax-qualified retirement plan for the benefit of all of our employees. Purchases by the employee stock ownership plan will be included in determining whether the required minimum number of shares has been sold in the offering. The plan will use the proceeds from a 20-year loan from Century Commercial Bancorp to purchase these shares. As the loan is repaid and shares are released as collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. Assuming the employee stock ownership plan purchases 321,409 shares in the offering, we will recognize additional pre-tax compensation expense of $3.2 million over a 20-year period, assuming the shares of common stock have a fair market value of $10.00 per share for the full 20-year period. If, in the future, the shares of common stock have a fair market value greater or less than $10.00, the compensation expense will increase or decrease accordingly. See “Pro Forma Data” for an illustration of the effects of this plan.

Stock-Based Benefit Plans. In addition to shares purchased by the employee stock ownership plan, we intend to grant stock options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the conversion. Stockholder approval of these plans will be required. The stock-based benefit plan will reserve a number of shares equal to 3% of the shares issued in the stock offering, including shares issued in the merger to Liberty Bank’s shareholders, or up to 137,747 shares of common stock at the maximum of the offering range, for awards of restricted stock to employees and directors, at no cost to the recipients. In addition, the stock-based benefit plans will reserve a number of shares equal to not more than 10% of the shares of common stock issued in the stock offering, including shares issued to Liberty Bank’s shareholders in the merger, or up to 459,156 shares of common stock at the maximum of the offering range, for employees and directors upon their exercise of stock options. If Century Bank has a 10% or greater leverage capital ratio at the time we submit these plans to stockholders for approval, we may increase the 3% restricted stock plan to 4%.

If 3% of the shares of common stock issued in the offering, including shares issued to Liberty Bank’s shareholders in the merger, are awarded under the restricted stock portion of our stock-based benefit plans and come from authorized but unissued shares of common stock, shareholders would experience dilution of approximately 2.9% of their ownership interest in Century Commercial Bancorp. If 10% of the shares of common stock issued in the offering, including shares issued to Liberty Bank’s shareholders in the merger are issued upon the exercise of options granted under the stock-based benefit plans and come from authorized but unissued shares of common stock, shareholders would experience dilution of their ownership interest in Century Commercial Bancorp of approximately 9.1%. Awards made under these plans would be subject to vesting over a period of years.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that are available under the stock-based benefit plans. The table shows the dilution to shareholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased			Dilution Resulting From Issuance of Shares for Stock-Based Benefit Plans	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock Outstanding (2)		At Minimum of Offering Range	At Maximum of Offering Range
	(Dollars in thousands)
Employee stock ownership plan	273,109	321,409	7.0%	—%	$2,371	$3,214
Stock awards	117,047	137,747	3.0	2.9%	1,170	1,377
Stock options	390,156	459,156	10.0	9.1%	1,432	1,685

Total	780,312	918,312	20.0%	11.5%	$4,973	$6,276

(1)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.67 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 4.53%; and a volatility rate of 8.1% based on an index of publicly traded thrift institutions. The actual expense of the stock option plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted which may or may not be Black-Scholes.
(2)	Including shares issued to Liberty Bank shareholders in the merger.

The value of the shares of restricted common stock will be based on the price per share of our common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the completion of the conversion. The following table presents the total value of all shares of restricted common stock to be available for award and issuance under the stock-based benefit plans, assuming the stock-based benefit plans award shares of restricted common stock equal to 3% of the total outstanding shares after completion of the conversion, including shares issued in the merger, and the shares for the plans are issued in a range of market prices from $8.00 per share to $14.00 per share.

Share Price	117,047 Shares Awarded at Minimum of Offering Range	127,697 Shares Awarded at Midpoint of Offering Range	137,747 Shares Awarded at Maximum of Offering Range	149,649 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except share price information)
$8.00	$936	$1,022	$1,102	$1,197
10.00	1,170	1,277	1,377	1,496
12.00	1,405	1,532	1,653	1,796
14.00	1,639	1,788	1,928	2,095

The grant-date fair value of the options granted under the stock-based benefit plans will be based, in part, on the price per share of our common stock at the time the options are granted, which, subject to stockholder approval, cannot occur until at least six months after the completion of the conversion. The value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the stock-based benefit plans award options equal to 10% of the outstanding shares of common stock after completion of the conversion, including shares issued in the merger, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant-Date Fair Value Per Option	390,156 Options at Minimum of Offering Range	424,656 Options at Midpoint of Offering Range	459,156 Options at Maximum of Offering Range	498,831 Options at Maximum of Offering Range, as Adjusted
(In thousands, except share price information)
$8.00	$2.94	$1,147	$1,248	$1,350	$1,467
10.00	3.67	1,432	1,558	1,685	1.831
12.00	4.41	1,721	1,873	2,025	2,200
14.00	5.14	2,005	2,183	2,360	2,564

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $8.00 or above $14.00 per share. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors.”

Employment Agreements. We have entered into employment agreements with Jeffrey J. Calabrese, our Chief Executive Officer, and James Madrzak, our Chief Lending Officer. Pursuant to the merger agreement with Liberty Bank, we have also entered into employment agreements with William A. Valerian, Chairman, President and Chief Executive Officer, Richard C. Ebner, Chief Operating and Chief Financial Officer, James M. Hojnacki, Executive Vice President and Chief Lending Officer, and Randall M. Behm, Senior Vice President and Director of Student Lending of Liberty Bank, effective upon completion of the merger, all of whom will become executive officers of the combined institution.

The Offering Will Not be Taxable to Persons Receiving Subscription Rights (page     )

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. We have received an opinion from our counsel, Silver, Freedman & Taff, L.L.P., that for federal income tax purposes:

•	it is more likely than not that the depositors of Century Bank will not realize any income upon the issuance or exercise of the subscription rights; and

•

it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering.

Persons Who Can Order Stock in the Offering (page     )

We have granted rights to subscribe for shares of Century Commercial Bancorp common stock in a “subscription offering” in the following order of priority:

(1)	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on September 30, 2006.

(2)	The tax-qualified employee benefit plans of Century Bank (consisting of our employee stock ownership plan).

(3)	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on December 31, 2007.

(4)	Borrowers from Century Bank as of July 10, 1989 who continue to be borrowers as of , 2008 and Century Bank’s depositors as of , 2008, who were not eligible to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in the offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation priorities and procedures.

We may offer shares not sold in the subscription offering to the general public in a “community offering” that can begin concurrently with, during or immediately following the subscription offering. Orders received in the community offering will be subordinate to subscription offering orders. Natural persons who are residents of Cuyahoga, Lake or Medina Counties, Ohio will have first preference to purchase shares in the community offering, and remaining shares will be available to the general public. Shares of common stock not purchased in the subscription offering or the community offering may be offered for sale through a “syndicated community offering” managed by Stifel, Nicolaus & Company, Incorporated. We have the right to accept or reject, in whole or in part, in our sole discretion, orders we receive in the community offering and syndicated community offering.

Subscription Rights are Not Transferable (page     )

You are not allowed to transfer your subscription rights to purchase shares in the subscription offering, and we will act to ensure that you do not do so. You will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding with another person to sell or transfer subscription rights or the shares that you purchase. We will not accept any stock orders that we believe involve the transfer of subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement actions or criminal prosecution.

How to Purchase Common Stock (page     )

In the subscription offering and the community offering, you may pay for your shares by:

(1)	personal check, bank check or money order made payable directly to Century Commercial Bancorp, Inc. (third-party checks of any type will not be accepted); or

(2)	authorizing us to withdraw money from your Century Bank deposit account(s), other than accounts with check-writing privileges, or individual retirement accounts (“IRAs”). To use funds from accounts with check-writing privileges, please submit a check. To use IRA funds, please see the next section.

(3)	Century Bank is not permitted to knowingly lend funds (including funds drawn on a Century Bank line of credit) to anyone for the purpose of purchasing shares of common stock in the offering. Also, payment may not be made by cash or wire transfer.

Checks and money orders will be immediately cashed, so the funds must be available within the account when we receive your stock order form and personal check. Do not overdraw your account. The funds will be deposited by us into a Century Bank segregated account, or at our discretion, at another insured depository institution. We will pay interest at Century Bank’s statement savings rate from the date those funds are processed until completion or termination of the offering. Withdrawals from certificates of deposit at Century Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Century Bank must be available in the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the account until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering. If, upon a withdrawal from a certificate account, the balance falls below the minimum balance requirement, the remaining funds will earn interest at the statement savings rate.

You may submit your stock order form in one of three ways: by mail, using the order reply envelope provided; by overnight courier to the address indicated on the stock order form; or by taking the stock order form and payment to our Stock Information Center, which is located at 1640 Snow Road, Parma, Ohio. Stock order forms may not be hand-delivered to our banking offices. Our banking offices will not have offering materials on hand. Once submitted, your order is irrevocable. We are not required to accept copies or facsimiles of stock order forms.

Using IRA Funds to Purchase Shares in the Offering (page     )

You may be able to subscribe for shares of common stock using funds in your IRA. If you wish to use some or all of the funds in your Century Bank IRA, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee or custodian, such as a brokerage firm. An annual fee may be payable to the new trustee. If you do not have such an account, you will need to establish one and transfer your Century Bank IRA funds before placing your stock order. Our Stock Information Center can give you guidance in this regard. Because processing this type of order takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the                  , 2008 offering deadline. We cannot guarantee that you will be able to use your IRA funds held at Century Bank or elsewhere to purchase shares of common stock in the offering. Whether you may use retirement funds for the purchase of shares in the stock offering will depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Purchase Limitations (page     )

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual may purchase more than 25,000 shares ($250,000) of common stock. If any of the following persons purchases shares of common stock, their purchases, when combined with your purchases, cannot exceed 50,000 shares ($500,000) in all categories of the offering, combined:

•	your parents, spouse, sisters, brothers, children or anyone married to one of the foregoing persons who is living in your household;

•	most companies, trusts or other entities in which you are a trustee, have a substantial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Stock Offering—Limitations on Purchases of Shares.” In addition, no person, alone or combined with the persons set forth above, may hold immediately upon consummation of the offering and the merger more than 5% of the outstanding shares of the Century Commercial Bancorp.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation. We have the right to determine, in our sole discretion, whether prospective purchasers are “associates” or “acting in concert.”

Subject to regulatory approval, we may increase or decrease the purchase limitations at any time. Our tax-qualified employee benefit plans, including our employee stock ownership plan, are authorized to purchase up to 10% of the shares issued in the offering, including shares issued in the merger, without regard to these purchase limitations.

Deadline for Ordering Stock (page     )

The subscription offering will end at 12:00 noon, Eastern time, on                  , 2008. If you intend to purchase shares, a properly completed and signed original stock order form, together with full payment for the shares of common stock, must be received by us (not postmarked) no later than this time. We expect that the community offering will terminate at the same time. We may extend the offering without notice to you until                  , 2008. If regulatory approval of an extension beyond                  , 2008 is granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, modify or rescind their purchase orders. However, if you do not respond to this notice, we will promptly return your funds with interest at our statement savings rate or cancel your deposit account withdrawal authorization. No single subsequent extension may be for more than 90 days. If we are unable to sell at least 1,955,000 shares or intend to sell more than 3,041,750 shares (in each case not taking into account shares to be issued in the merger), we may promptly set a new offering range and all subscribers will be notified and given the opportunity to confirm, change or cancel their orders, as described above.

Purchases and Stock Elections by Directors and Executive Officers (page     )

We expect that our directors and executive officers, together with their associates, will subscribe for 130,000 shares, in the aggregate, which equals 6.6% of the shares offered for sale at the minimum of the offering range and 4.9% of the shares offered for sale at the maximum of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. In addition, the directors or executive officers of Liberty Bank who will become directors or executive officers of Century Commercial Bancorp and/or Century Bank following the merger, beneficially owned as of                  , 2008, 270,356 shares of Liberty Bank common stock in the aggregate, which included 114,365 shares of Liberty Bank common stock issuable upon the exercise of outstanding options. In the event these individuals choose to elect shares of Century Commercial Bancorp in exchange for their shares of Liberty Bank common stock in the merger, they could receive a maximum of 608,296 shares of Century Commercial Bancorp stock in the merger, which equals 15.6% of the total shares of Century Commercial Bancorp that would be outstanding following the offering and the merger, at the minimum of the offering range, based on the exchange of 50% of the Liberty Bank stock for cash and 50% of the Liberty Bank stock for Century Commercial Bancorp common stock.

Market for Century Commercial Bancorp’s Common Stock (page     )

We anticipate that the shares of common stock sold in the offering and issued to the shareholders of Liberty Bank in the merger will be listed on the Nasdaq Capital Market under the symbol “CENB.” Stifel, Nicolaus & Company, Incorporated currently intends to become a market maker in the common stock, but it is under no obligation to do so.

Century Commercial Bancorp’s Dividend Policy (page     )

We have not determined whether we will pay dividends on the common stock. After the offering, we will consider a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition. Initially, our ability to pay dividends will be limited to the net proceeds of the offering retained by Century Commercial Bancorp and earnings from the investment of such proceeds. At the maximum of the offering range, Century Commercial Bancorp will retain approximately $2.2 million of the net proceeds. Additionally, funds could be contributed from Century Bank through dividends; however, the ability of Century Bank to dividend funds to Century Commercial Bancorp is subject to regulatory limitations described in more detail in “Our Dividend Policy.”

Each Share of Liberty Bank Common Stock Will be Exchanged for $45.00 in Cash or 4.5 shares of Century Commercial Bancorp Stock (page     )

Upon the completion of the merger, each share of Liberty Bank common stock will automatically be converted into the right to receive $45.00 in cash or 4.5 shares of Century Commercial Bancorp common stock, provided that 50% of Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock with the remainder being exchanged for cash, and subject to the election and proration procedures set forth in the merger agreement. Based upon the number of issued and outstanding shares of Liberty Bank’s common stock at September 30, 2007 and the exchange ratio of 4.5 shares of Century Commercial Bancorp common stock for each share of Liberty Bank common stock, it is expected that 1,534,986 shares (or up to 1,946,563 shares, assuming the exercise of all outstanding options to purchase shares of Liberty Bank common stock) of Century Commercial Bancorp will be exchanged for Liberty Bank shares in connection with the merger.

Neither Century Commercial Bancorp nor Liberty Bank is making any recommendation whether Liberty Bank shareholders should elect to receive cash or stock in the merger. The United States federal income tax treatment for Liberty Bank shareholders will depend primarily on whether a shareholder exchanges Liberty Bank shares solely for cash, stock or a combination of both.

Unexercised options to purchase Liberty Bank common stock will be cancelled in the merger and option holders will receive a cash payment equal to the difference between $45.00 and the exercise price of each stock option multiplied by the number of options held.

Conditions to Completing the Merger (page     )

We cannot complete the merger unless we receive the approval of the Office of Thrift Supervision. Additionally, we cannot complete the merger if the stock offering is not approved. Therefore, we cannot complete the merger without Office of Thrift Supervision approval of the conversion and stock offering as well as Office of Thrift Supervision approval of Century Commercial Bancorp as the savings and loan holding company of Century Bank. We have made the necessary filings with, and have received conditional approval from, the Office of Thrift Supervision for the stock offering. Finally, eligible members of Century Bank must approve the plan of conversion.

In addition, we cannot complete the merger unless Liberty Bank’s shareholders approve the merger agreement and we complete the conversion and stock offering. Liberty Bank’s shareholders will vote on the merger at a meeting to be held on                  , 2008. Each director and executive officer of Liberty Bank has signed an agreement to vote his shares of Liberty Bank common stock in favor of the merger. In the aggregate, at                  , 2008 Liberty Bank directors and executive officers owned approximately 26.4% of the outstanding Liberty Bank common stock.

Delivery of Stock Certificates (page     )

Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the stock order form as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. Unless certificates for common stock are available and delivered to purchasers, purchasers may not be able to sell their shares even though trading of the common stock will have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at (            )             -             (local) or (800)             -             (toll free). You may also visit the Stock Information Center, which is located at 1640 Snow Road, Parma, Ohio. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock.

Risks Related to Our Business

Changing interest rates may decrease our profits and asset values.

The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its policies determine, in large part, the cost of funds for lending and investing and the yield earned on those loans and investments, both of which impact the net interest margin. Between June 30, 2004 and December 31, 2006 the Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) adopted a policy of monetary tightening through 17 consecutive federal funds rate increases in 25 basis point increments from 1.00% to 5.25%. They have recently adopted an easing bias in response to the current state of the national economy and housing market. On September 18, 2007, the Federal Reserve decreased the benchmark rate by 50 basis points and followed that up with two subsequent decreases in the federal funds rate in 25 basis point increments, bringing the target rate to 4.25% as of the December 11, 2007 Committee meeting.

While a decline in the federal funds rate typically has had the effect of decreasing short-term market interest rates, which we use as a guide to price our deposits, the increasingly competitive banking environment has not allowed us to lower deposit rates commensurate with the lower rate environment. Additionally, the lower rate environment coupled with the competitive landscape has caused downward pressure on the yields that we generate on our loans. We expect the operating environment to remain very challenging in the near term, which could cause us to experience a compression of our interest rate spread and net interest margin. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Century Bank – Management of Market Risk.”

Our emphasis on commercial real estate loans and acquisition, development and construction loans may expose us to increased lending risks.

At September 30, 2007, $56.8 million, or 47.6%, of our gross loan portfolio consisted of commercial real estate loans and acquisition, development and construction loans. In addition, at September 30, 2007, Liberty Bank had commercial and commercial real estate loans of $59.7 million, or 38.0% of Liberty Bank’s total loan portfolio including loans held for sale, which loans will become part of Century Bank’s loan portfolio after the merger is completed.

Most of our loan originations in recent years have been commercial real estate and acquisition, development and construction loans and we intend to continue to emphasize these types of lending. Multi-family and commercial real estate loans and acquisition, development and construction loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. Repayment of multi-family and commercial real estate loans generally depends, in large part, on sufficient income from the property or the borrower’s business, respectively, to cover operating expenses and debt service. Multi-family and commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Changes in economic conditions that are beyond the control of the borrower and lender could affect the value of the security for the loan, the future cash flow of the affected property, or the marketability of a project with respect to loans originated for the acquisition, development and construction of a project. See “Business of Century Commercial Bancorp and Century Bank—Lending Activities” and “Business of Liberty Bank —Lending Activities.”

Liberty Bank’s emphasis on education lending may expose us to increased risks, such as the inability to sell these loans in the secondary market.

Education loans have historically been sold into large pools in connection with securitization transactions completed by major national and international investment firms. With the deterioration in the national and international credit markets, the securitization market has been disrupted. Currently, the major investment firms are placing these loans into portfolio, pending improvement in the securitization market. Unless the securitization market normalizes, the secondary market for education loans will be limited, which could adversely impact the volume and profitability of Liberty Bank’s education lending program.

Liberty Bank is reducing its reliance on a single relationship to originate education loans, which could reduce our profits.

Education loans have historically been originated by Liberty Bank solely through one relationship. While Liberty Bank has signed agreements with other sources of education loans, it has only originated a limited amount of loans through these sources to date. While diversifying the origination sources of education loans reduces concentration risk, it exposes us to the procedures and practices of additional marketing agents that could adversely impact our reputation if these practices do not meet our standards. In addition, the level of collateral provided by these marketing agents may not provide as much security as that provided by our original marketing agent, exposing us to additional risk of loss on these loans.

Future legislation could adversely impact our education lending program and reduce our profits.

There is a risk that the private student loan market will be impacted by legislation which may be enacted. Any such legislation could impact the origination or sales process in a manner which could adversely impact Liberty Bank’s education lending program. In September, 2007, federal legislation was enacted which reduced the interest rate on education loans originated under the federal government’s program. While Liberty Bank does not participate in this program, our marketing agents and purchasers of our loans do participate. A reduction in the profitability of these government sponsored loans could reduce the profitability of these loans to our marketing agents and loan purchasers, which could reduce their financial strength. This could ultimately reduce the ability of our marketing agents and loan purchasers to participate in non-governmental education loan programs with Liberty Bank.

A downturn in the local economy or a decline in real estate values would reduce our profits.

A majority of our loans, including our multi-family and commercial real estate and acquisition, development and construction loans, are secured by real estate or made to businesses in our local market area. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would reduce our profits. In recent years, there has been a decrease in real estate values in our market area. A further decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely affect our portfolio of multi-family and commercial real estate loans, and could result in a decline in the origination of such loans. For a discussion of our market areas, see “Business of Century Commercial Bancorp, Inc. and Century Bank—General.”

Difficult conditions in the housing industry and mortgage market may have an adverse effect on our profitability.

In recent years, historically low interest rates and relatively easy credit terms for prime and subprime borrowers fueled significant increases in housing prices in many markets nationwide. In part because of an increase in adjustable mortgage interest rates for many borrowers during 2007, delinquencies and foreclosures have risen significantly in the past year, and housing prices have stabilized or declined in many markets.

The decline in collateral values has in turn escalated the pressures on consumers and mortgage lenders, and the mortgage-backed securities market has experienced considerable difficulty. Also, new home construction has slowed dramatically, as the absorption rate of existing home inventory has slowed.

Although we have never participated in subprime lending, we have participated in residential construction lending, and some of our borrowers are experiencing difficulties in the current market environment. If credit market and housing market conditions continue to deteriorate, we expect to experience increased loan charge-offs, which will decrease our profitability.

Strong competition within our market area could reduce our profits and slow growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. Price competition for loans and deposits may result in our charging lower interest rates on loans and paying higher interest rates on deposits, which reduces our net interest income. Price competition for loans and deposits also may result in our being unable to originate and fund as many loans as we can in a prudent manner. Competition also makes it more difficult and costly to attract and retain qualified employees. At September 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held less than one percent of the deposits in Cuyahoga, Lake and Medina Counties, Ohio. Our acquisition of Liberty Bank will increase our market share, but we will still have less than one percent of the deposits in these counties plus Summit County and will still be subject to intense competition. We expect competition to increase in the future. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Business of Century Commercial Bancorp, Inc. and Century Bank—General” and “—Competition.”

We operate in a highly regulated environment and we may be affected adversely by changes in laws and regulations.

Century Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation as the insurer of its deposits. Upon completion of the conversion, Century Commercial Bancorp will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision govern the activities in which Century Bank and Century Commercial Bancorp may engage and are intended primarily for the protection of the deposit insurance fund and our depositors and borrowers rather than for holders of Century Commercial Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the ability to impose restrictions on our operations, designate problem assets and determine the level of our allowance for loan losses. Any change in this regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may increase our costs of operations and have a material impact on our operations.

Risks Related to the Merger

There is a possibility that Century Bank will be unable to effectively integrate Liberty Bank with its operations.

The future growth of Century Bank and Century Commercial Bancorp will depend, in part, on the success of the merger of Liberty Bank with Century Bank. The success of the merger will, in turn, depend on a number of factors, including Century Bank’s ability to:

•	retain and integrate key Liberty Bank personnel into the operations of Century Bank;

•	control the incremental non-interest expense from the merger in order to improve overall operating efficiencies; and

•	integrate Liberty Bank’s branches into the current operations of Century Bank.

We could potentially recognize goodwill impairment charges after the merger and conversion.

Our acquisition of and merger with Liberty Bank will be accounted for using the purchase method of accounting. In accordance with applicable accounting principles, Century Commercial Bancorp estimates that, as a result of the merger, total intangible assets of $15.1 million, including goodwill totaling $13.7 million, will be recorded under Statement of Financial Accounting Standard No. 142 (“SFAS No. 142”). As a result, at the maximum of the offering range, goodwill will equal approximately 24.7% of the $55.5 million of pro forma consolidated total shareholders’ equity at September 30, 2007. Pursuant to the provisions of SFAS No. 142, Century Commercial Bancorp will annually review the fair value of its investment in Century Bank to determine that such fair value equals or exceeds the carrying value of its investment, including goodwill. If the fair value of our investment in Century Bank does not equal or exceed its carrying value, we will be required to record goodwill impairment charges which may adversely affect our future earnings. The fair value of a banking franchise can fluctuate downward based on a number of factors that are beyond management’s control, e.g. adverse trends in interest rates and increased loan losses. If our banking franchise value declines after consummation of the conversion and the merger, there may be goodwill impairment charges to operations which would adversely affect our future earnings.

Subscribers who purchase shares in the offering will experience dilution of their investment as a result of the issuance of the merger shares.

The acquisition of Liberty Bank will result in our recording goodwill and other intangible assets of approximately $15.1 million. As a result, subscribers in the offering will experience per share dilution in tangible capital of $3.88, $3.56, $3.30 and $3.03 at the minimum, midpoint, maximum and maximum, as adjusted of the offering range.

Upon completion of the merger, each issued and outstanding share of Liberty Bank common stock will be converted into the right to receive $45.00 in cash or 4.5 shares of Century Commercial Bancorp stock, provided that 50% of the Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock and subject to election and proration procedures set forth in the merger agreement. Assuming 1,946,563 of the shares are issued to Liberty Bank shareholders in the merger, then the issuance of the shares in the merger would dilute the interests of purchasers in the offering by approximately 49.9% and 42.4% at the minimum and maximum of the offering range, respectively.

Risks Related to This Offering

The future price of the shares of our common stock may be less than the purchase price in the stock offering.

The aggregate pro forma value of our common stock is being determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision, as part of its review and approval of our application to convert to stock form and to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. Until the last 12 months, the final independent valuation as approved by the federal banking regulators typically has been at the maximum, as adjusted of the offering range as long as total subscriptions exceed the maximum, as adjusted of the offering range. However, the maximum, as adjusted of the offering range is approximately 32% higher than the fair market value of a company’s stock as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final independent appraisal may exceed the actual market value of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

As a result of our acquisition of Liberty Bank, the price to pro forma tangible book value of our common stock is higher than the price to pro forma tangible book value of most other common stock sold in mutual to stock conversions, which could adversely impact the value of our stock.

As a result of our simultaneous acquisition of Liberty Bank in connection with the conversion and stock offering, the price to pro forma tangible shareholders’ equity at which our shares are being sold in the offering may exceed the price to pro forma tangible shareholders’ equity of common stock sold in other mutual-to-stock conversions that do not also involve acquisitions of other financial institutions, which may have a negative effect on the price of our common stock compared to other common stock sold in mutual-to-stock conversions.

Based on market trading data in “Summary—After-Market Stock Price Performance Provided by Independent Appraiser,” one of the eight conversion initial public offerings that initiated trading between June 30, 2006 and November 30, 2007 have traded below their initial offering price at the dates indicated.

Our stock-based benefit plans will increase our costs, which will reduce our income.

We have established an employee stock ownership plan in connection with the conversion and stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of our common stock. During 2008, we expect that we will recognize $175,000 in pre-tax expense associated with the employee stock ownership plan, assuming the maximum as adjusted, number of shares is sold in the stock offering. In addition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Century Bank,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the grant of shares of common stock and stock options under our stock-based benefit plans would be approximately $299,000 and $366,000, respectively, on a pre-tax basis, assuming the maximum, as adjusted number of shares is sold in the stock offering.

We anticipate that our employee stock ownership plan will borrow funds from Century Commercial Bancorp to purchase in the stock offering 7% of our outstanding shares of common stock, including shares issued in the merger. Only employees, including our officers, are eligible to participate in the employee stock ownership plan. The cost of acquiring the shares of common stock for the employee stock ownership plan at the $10.00 per share offering price will be between $2.7 million at the minimum of the offering range and $3.5 million at the maximum, as adjusted of the offering range. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the employee stock ownership plan also will increase, which will reduce our income.

We also intend to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Our directors, officers and employees would be eligible to receive awards under the stock-based benefit plans. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan is expected to be 3% and 10%, respectively, of our total outstanding shares, including shares issued in the merger. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 4.53% (based on the ten-year Treasury rate) and the volatility rate on the shares of common stock is 8.11% (based on an index of publicly traded thrift institutions), the estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis is $3.67 per option granted. Assuming this value is amortized over a five-year vesting period, the corresponding annual expense (pre-tax) associated with the stock options would be approximately $366,000 at the maximum, as adjusted, of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense (pre-tax) associated with shares awarded under the stock-based benefit plan would be approximately $299,000 at the maximum, as adjusted, of the offering range.

The implementation of stock-based benefit plans may dilute your ownership interest.

We intend to adopt one or more stock-based benefit plans following completion of the conversion and stock offering. The stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Stockholders would experience a reduction in ownership interest totaling 11.5% in the event newly issued shares are used to fund stock options or awards of common stock under the plans in an amount equal to 10% and 3%, respectively, of our total outstanding shares, including shares issued in the merger.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements, which will increase our operating expenses.

Upon completion of the conversion and stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal controls over financial reporting. We expect that the obligations of being a public company, including substantial public reporting requirements, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert management’s attention from our operations. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.

Our return on equity initially will be low compared to other publicly traded financial institutions. A low return on equity may negatively affect the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the nine months ended September 30, 2007, our annualized return on equity was 1.17%. Although we expect that our net income will increase following the offering and the merger, we expect that our return on equity will remain below our peers for some time. Additionally, our return on equity will be adversely affected if we are not able to achieve expected operating efficiencies following completion of the merger. This goal may not be attained, or it could take a number of years to achieve. For example, our pro forma core return on equity for the twelve months ended September 30, 2007 was 2.95%, assuming the sale of shares at the maximum of the offering range and giving effect to the merger. In comparison, the peer group used by Keller & Company in its appraisal had an average core return on equity of 7.12% for the twelve months ended September 30, 2007. Over time, we intend to use the net proceeds from the offering and our merger integration strategies to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly traded companies. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

The amount of common stock we will control, our charter and bylaws, and state and federal statutory provisions could discourage hostile acquisitions of control and may reduce the trading price of our stock.

We expect our current directors and executive officers, together with their associates, to subscribe for 130,000 shares in the aggregate of common stock in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 7.0% of the shares issued in the offering, including shares issued in connection with the merger, which would total 451,409 shares at the maximum of the offering range. Additionally, there are ten individuals who are currently directors of Liberty Bank and will become directors of Century Commercial Bancorp or Century Bank following the merger, who owned approximately 270,356 shares of Liberty Bank in the aggregate, as of                  , 2008, including 114,365 shares of Liberty Bank common stock issuable upon the exercise of stock options, which would entitle them to exchange their Liberty Bank stock for up to 608,296 shares of Century Commercial Bancorp stock in connection with the merger, based on the exchange of 50% of the Liberty Bank stock for cash and 50% of the Liberty Bank stock for Century Commercial Bancorp common stock. As a result, up to approximately 1,189,705 shares will be held by our officers and directors and our employee stock ownership plan immediately following the offering and merger. Additional shares will be held by management if we implement one or more stock-based benefit plans following completion of the conversion and offering. This share ownership, together with provisions in our charter and bylaws, will have the effect of discouraging attempts to acquire Century Commercial Bancorp, pursue a proxy contest for control of Century Commercial Bancorp by a holder of a large block of common stock and remove Century Commercial Bancorp’s management, all of which certain stockholders might think are in their best interest. These provisions include, among other things:

•	the staggered terms of the members of the board of directors;

•	a limitation on voting rights;

•	restrictions on the acquisition of our equity securities without regulatory approval;

•	the authorization of common and preferred stock that could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt; and

•	supermajority voting requirements for takeovers not approved by the board.

As a result, the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. See “Restrictions on Acquisition of Century Commercial Bancorp and Century Bank.”

Our stock value may be affected negatively by federal regulations restricting takeovers.

Century Commercial Bancorp will be regulated by the Office of Thrift Supervision. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the conversion and stock offering, no person, acting alone or together with associates or a group of persons acting in concert, may directly or indirectly offer to acquire or acquire ownership of more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. This restriction may make it more difficult for third parties to acquire our company and therefore may adversely affect our stock price. See “Restrictions on Acquisition of Century Commercial Bancorp and Century Bank” for a discussion of applicable regulations regarding acquisitions.

There may be a limited market for our common stock, which may adversely affect our stock price.

We have applied, and have received conditional approval, to have our shares of common stock listed on the Nasdaq Capital Market under the symbol “CENB.” Stifel, Nicolaus & Company, Incorporated currently intends to become a market maker in the common stock, but is under no obligation to do so. There is no way of determining at this time whether other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After our shares of common stock begin trading, you may contact a stockbroker to buy or sell shares.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	changes in market interest rates that reduce our net interest margin or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	changes in the market for or regulation of education loans;

•	our ability to successfully integrate Liberty Bank;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in management’s estimate of the adequacy of the allowance for loan losses;

•	effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	costs and effects of litigation and unexpected or adverse outcomes in such litigation;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF CENTURY BANK

The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Century Bank. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at December 31, 2006 and 2005 and for each of the years ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 is derived in part from our audited consolidated financial statements that do not appear in this prospectus. The operating data for the nine months ended September 30, 2007 and 2006 and the financial condition data at September 30, 2007 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

	September 30, 2007	December 31,
		2006	2005	2004	2003	2002
		(In thousands)
Selected financial condition data:

Total assets	$146,077	$148,733	$137,087	$131,000	$127,825	$127,589
Interest bearing time deposits in other financial institutions	2,871	4,643	4,943	4,943	496	99
Securities available for sale, at fair value	15,393	23,925	11,050	13,922	22,217	25,395
Securities, held to maturity	2,995	3,985	997	3,991	5,995	9,851
Federal Home Loan Bank stock, at cost	1,228	1,228	1,159	1,103	1,059	1,018
Loans receivable, net	110,179	102,085	98,949	92,535	80,432	71,539
Deposits	129,495	132,287	121,559	116,465	113,926	113,944
Equity	15,534	15,303	14,525	13,543	13,033	12,456

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
			(In thousands)
Selected operations data:

Total interest and dividend income	$6,904	$6,453	$8,747	$7,332	$6,056	$6,238	$6,992
Total interest expense	3,727	3,133	4,366	3,038	2,604	3,037	3,924

Net interest income	3,177	3,320	4,381	4,294	3,452	3,201	3,068
Provision for loan losses	192	4	10	75	160	86	5

Net interest income after provision for loan losses	2,985	3,316	4,371	4,219	3,292	3,115	3,063
Non-interest income	118	280	367	328	402	443	674
Non-interest expense	2,898	2,641	3,564	3,044	2,854	2,505	2,366

Income before taxes	205	955	1,174	1,503	840	1,053	1,371
Income tax provision	69	321	395	486	259	321	431

Net income	$136	$634	$779	$1,017	$581	$732	$940

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:

Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.12%	0.60%	0.55%	0.77%	0.46%	0.57%	0.76%
Return on retained earnings (ratio of net income to average equity)	1.17%	5.67%	5.19%	7.22%	4.39%	5.74%	7.91%
Interest rate spread information:
Average during period(2)	2.65%	3.00%	2.92%	3.18%	2.85%	2.50%	2.56%
Net interest margin(3)	3.04%	3.30%	3.23%	3.41%	2.97%	2.58%	2.68%
Ratio of operating expense to average total assets	2.64%	2.50%	2.50%	2.30%	2.25%	1.96%	1.91%
Ratio of average interest-earning assets to average interest-bearing liabilities	110.68%	109.40%	109.49%	109.13%	105.27%	105.95%	103.36%
Efficiency ratio(4)	87.94%	73.35%	75.07%	65.84%	74.04%	70.40%	63.23%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	1.21%	1.28%	1.41%	0.95%	0.15%	0.11%	0.06%
Non-performing loans to total loans	1.56%	1.83%	2.04%	1.22%	0.13%	0.18%	0.10%
Allowance for loan losses to non-performing loans	40.55%	31.21%	27.75%	47.03%	396.00%	236.81%	356.94%
Allowance for loan losses to total loans	0.63%	0.57%	0.57%	0.57%	0.53%	0.42%	0.36%

Capital Ratios:
Retained earnings to total assets at end of period	10.63%	10.55%	10.29%	10.60%	10.34%	10.20%	9.76%
Average retained earnings to average assets	10.61%	10.60%	10.53%	10.64%	10.44%	9.99%	9.57%

Other Data:
Number of full-service offices	5	5	5	4	4	4	4

(1)	Ratios for the nine-month periods are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

SELECTED FINANCIAL AND OTHER DATA OF LIBERTY BANK

The summary information of Liberty Bank presented below at or for each of the periods presented is derived in part from Liberty Bank’s financial statements. The following information is only a summary, and should be read in conjunction with the Liberty Bank financial statements and notes beginning on page G-1 of this prospectus. The information at December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements of Liberty Bank that appear in this prospectus. The information at December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 is derived in part from Liberty Bank’s audited financial statements that do not appear in this prospectus. The operating data for the nine months ended September 30, 2007 and 2006 and the financial condition data at September 30, 2007 are not audited. However, in the opinion of Liberty Bank management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The selected operating data presented below for the nine months ended September 30, 2007, are not necessarily indicative of Liberty Bank’s results that may be expected for its year ending December 31, 2007.

	September 30, 2007	December 31,
		2006	2005	2004	2003	2002
		(In thousands)
Selected Financial Condition Data:

Total assets	$227,965	$180,075	$134,063	$67,565	$56,352	$48,933
Loans receivable, net	77,654	71,993	63,767	51,967	45,212	38,583
Loans held for sale, net	77,630	60,077	43,771	—	—	—
Securities available for sale, at fair value	11,941	8,839	10,512	10,385	7,123	4,025
Federal Home Loan Bank and FRB stock	900	723	679	385	363	353
Deposits	205,458	158,652	118,788	50,165	45,522	38,496
Borrowings	—	2,000	3,000	5,200	3,000	3,000
Shareholders’ equity	20,141	18,476	11,730	11,885	6,934	7,260

	Nine Months Ended September 30,		December 31,
	2007	2006	2006	2005	2004	2003	2002
			(In thousands)
Selected Operations Data:
Total interest and dividend income	$10,732	$6,879	$9,635	$5,286	$2,849	$2,735	$2,652
Total interest expense	4,949	3,125	4,434	2,128	959	806	941

Net interest income	5,783	3,754	5,201	3,158	1,890	1,929	1,711
Provision for loan losses	552	157	366	925	185	448	159

Net interest income after provision for loan losses	5,231	3,597	4,835	2,233	1,705	1,481	1,552
Fees and service charges	195	159	203	168	188	115	116
Gain on sales of loans	824	400	636	40	—	—	—
Other non-interest income	107	85	123	207	99	110	79

Total non-interest income	1,126	644	962	415	287	225	195
Total non-interest expense	4,191	3,280	4,388	3,395	2,729	2,221	1,690

Income (loss) before taxes	2,166	961	1,409	(747)	(737)	(515)	57
Income tax provision	848	494	583	(433)	(242)	(194)	19

Net income (loss)	$1,318	$467	$826	$(314)	$(495)	$(321)	$38

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	0.87%	0.45%	0.58%	(0.35)%	(0.82)%	(0.62)%	0.08%
Return on retained earnings (ratio of net income to average equity)	9.16%	5.24%	6.74%	(2.74)%	(6.39)%	(4.36)%	0.53%
Interest rate spread information:
Average during period(2)	3.46%	3.54%	3.34%	2.97%	2.74%	3.08%	2.90%
End of period	4.45%	4.00%	2.58%	2.16%	2.25%	2.81%	2.77%
Net interest margin(3)	3.85%	3.74%	3.73%	3.58%	3.27%	3.62%	3.73%
Ratio of operating expense to average total assets	2.03%	2.37%	3.04%	3.73%	4.46%	4.30%	3.70%
Ratio of average interest-earning assets to average interest-bearing liabilities	115.72%	112.30%	112.05%	124.57%	131.32%	132.49%	138.58%
Efficiency ratio(4)	59.6%	74.1%	70.6%	93.9%	124.4%	102.9%	88.6%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.77%	0.42%	0.69%	0.53%	0.94%	1.00%	1.38%
Non-performing loans to total loans	0.89%	0.42%	0.79%	0.50%	1.20%	1.22%	1.73%
Allowance for loan losses to non- performing loans	140.13%	229.87%	137.20%	202.57%	155.03%	147.95%	58.22%
Allowance for loan losses to loans Outstanding	1.24%	0.97%	1.09%	1.02%	1.86%	1.81%	1.01%

Capital Ratios
Retained earnings to total assets at end of period	11.32%	14.32%	9.75%	11.43%	5.68%	8.13%	6.74%
Average retained earnings to average Assets	10.57%	11.55%	11.70%	7.85%	7.83%	7.00%	6.28%

Other Data:
Number of full-service offices	3	3	3	2	2	2	2

(1)	Ratios for the nine-month periods are annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS OF CENTURY BANK

The following tables set forth certain financial and other data of Century Bank at and for the periods indicated. The information at and for the year ended December 31, 2006 was derived from the audited consolidated financial statements of Century Bank and should be read in conjunction with the audited consolidated financial statements of Century Bank and notes thereto presented elsewhere in this prospectus. The information at and for the three months and year ended December 31, 2007, as well as for the three months ended December 31, 2006, was derived from the unaudited consolidated financial statements of Century Bank which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such information.

	December 31,
	2007	2006
	(Unaudited)
	(In thousands)
Selected financial condition data:

Total assets	$149,500	$148,733
Interest bearing time deposits in other financial institutions	2,376	4,643
Securities available for sale, at fair value	12,302	23,925
Securities, held to maturity	3,979	3,985
Federal Home Loan Bank stock, at cost	1,228	1,228
Loans receivable, net	111,921	102,085
Deposits	132,442	132,287
Equity	15,476	15,303

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
	(In thousands)
Selected operations data:
Total interest and dividend income	$2,209	$2,294	$9,113	$8,747
Total interest expense	1,233	1,233	4,960	4,366

Net interest income	976	1,061	4,153	4,381
Provision for loan losses	261	6	454	10

Net interest income after provision for loan losses	714	1,055	3,699	4,371
Non-interest income	111	87	229	367
Non-interest expense	917	923	3,815	3,564

Income (loss) before taxes	(92)	219	113	1,174
Income tax provision (benefit)	(38)	74	31	395

Net income (loss)	$(54)	$145	$82	$779

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets)	(0.15)%	0.39%	0.06%	0.55%
Return on retained earnings (ratio of net income to average equity)	(1.39)%	3.79%	0.53%	5.19%
Interest rate spread information:
Average during period(2)	2.32%	2.55%	2.39%	2.92%
Net interest margin(3)	2.73%	2.92%	2.89%	3.23%
Ratio of operating expense to average total assets	2.49%	2.52%	2.61%	2.50%
Ratio of average interest earning assets to average Interest bearing liabilities	115.07%	113.40%	114.51%	109.49%
Efficiency ratio(4)	84.15%	80.52%	87.05%	75.07%
Asset Quality Ratios:
Non-performing assets to total assets at end of period	2.13%	1.41%	2.13%	1.41%
Non-performing loans to total loans, net	2.86%	2.04%	2.86%	2.04%
Allowance for loan losses to non-performing loans	29.78%	27.75%	29.78%	27.75%
Allowance for loan losses to total loans, net	0.85%	0.57%	0.85%	0.57%
Capital Ratios:
Retained earnings to total assets at end of period	10.35%	10.29%	10.35%	10.29%
Average retained earnings to average assets	10.58%	10.53%	10.58%	10.53%
Total Capital (to risk-weighted assets)	14.90%	15.99%	14.90%	15.99%
Tier 1 Capital (to risk-weighted assets)	14.33%	15.42%	14.33%	15.42%
Tier 1 Capital (to average assets)	10.38%	10.34%	10.38%	10.34%
Other Data:
Number of full-service offices	5	5	5	5

(1)	Ratios for the three-month periods are annualized.
(2)	Represents the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at December 31, 2007 and December 31, 2006

Total assets increased $767,000, or 0.52%, to $149.5 million at December 31, 2007 from $148.7 million at December 31, 2006.

Cash and interest bearing deposits increased $4.0 million, or 51.3%, to $11.8 million at December 31, 2007 from $7.8 million at December 31, 2006. The increase was a result of a number of deposit accounts being opened after the public announcement of the adoption of our plan of conversion.

Total investments decreased $11.6 million, or 41.6%, to $16.3 million at December 31, 2007 from $27.9 million at December 31, 2006. The decrease was the result of Century Bank’s determination to reduce excess liquidity, which was not earning a significant spread. Investments that matured were utilized to fund maturing high rate deposits and growth in the loan portfolio which occurred in the first half of 2007.

Loans, net, increased $9.8 million, or 9.6%, to $111.9 million at December 31, 2007 from $102.1 million at December 31, 2006. The increase was primarily a result of growth in commercial real estate loans, which increased $7.6 million, and increases in equity lines of credit, which increased $1.9 million. Most of the loan growth occurred during the first six months of the year.

Deposits increased $155,000, or 0.1%, to $132.4 million at December 31, 2007 from $132.3 million at December 31, 2006. Certificates of deposit decreased $1.5 million, or 1.8%, to $79.5 million at December 31, 2007 from $81.0 million at December 31, 2006. Savings accounts decreased $300,000, or 1.5%, to $20.2 million at December 31, 2007 from $20.6 million at December 31, 2006. Non-interest bearing and interest bearing demand deposits increased $900,000, or 9.1%, to $10.8 million at December 31, 2007 from $9.9 million at December 31, 2006. In general, the increase in deposit accounts was the result of a number of new accounts being opened after the press announcement of our planned mutual-to-stock conversion, which offset the planned decrease that occurred throughout the year.

Total equity increased $173,000, or 1.1%, to $15.5 million at December 31, 2007 from $15.3 million at December 31, 2006. The increase resulted from net income of $82,000 during the year ended December 31, 2007, as well as $91,000 in accumulated other comprehensive income.

Comparison of Operating Results for the Three Months Ended December 31, 2007 and December 31, 2006

General. Net income decreased $199,000 or 137%, to a loss of $54,000 for the three months ended December 31, 2007 from income of $145,000 for the three months ended December 31, 2006. The primary reason for the decrease was the increase in the provision for loan losses of $262,000 during the three months ended December 31, 2007.

Interest Income. Interest income decreased $85,000, or 3.7%, to $2.2 million for the three months ended December 31, 2007 from $2.3 million for the three months ended December 31, 2006. The decrease resulted primarily from a $163,000, or 32%, decrease in interest income on investments, which was caused primarily by a $12.5 million decrease in the average balance of investments to $28.2 million for the three months ended December 31, 2007 from $40.7 million for the three months ended December 31, 2006. Interest income on loans increased $63,000 for the three months ended December 31, 2007. The average balance of loans increased $10.4 million, or 10.2%, to $112.3 million for the three months ended December 31, 2007, compared to $101.9 million for the three months ended December 31, 2006. However, the average yield on our loan portfolio decreased 43 basis points to 6.56% for the three months ended December 31, 2007 from 6.99% for the three months ended December 31, 2006, resulting primarily from a decrease in interest rates during the fourth quarter of 2007, as well as an increase in the amount of uncollected interest.

Interest Expense. Interest expense was consistent when comparing the three months ended December 31, 2007 with the three months ended December 31, 2006, and was $1.2 million for the three months ended December 31, 2007. While the average balance of our deposit accounts decreased $2.6 million or 2.0% to $128.3 million at December 31, 2007 from $130.9 million at December 31, 2006, the balance of certificates of deposit, which generally bear higher interest rates, increased as a percent of our total deposits from 46.7% to 47.7%. In addition, rates paid on deposits have remained consistent as a result of competition in our market.

Net Interest Income. Net interest income decreased $85,000, or 8.0%, to $976,000 for the three months ended December 31, 2007 from $1.1 million for the three months ended December 31, 2006. The decrease in our interest rate spread of 23 basis points, to 2.32% for the three months ended December 31, 2007 from 2.55% for the three months ended December 31, 2006 and our net interest margin of 19 basis points, to 2.73% for the three months ended December 31, 2007 from 2.92% for the three months ended December 31, 2006 were only partially offset by a $600,000, or 4.2%, increase in average net interest-earning assets to $15.0 million for the three months ended December 31, 2007 from $14.4 million for the three months ended December 31, 2006. The decreases in our interest rate spread and net interest margin are a result of our variable rate loan products re-pricing faster than our deposit accounts, a slower decrease in deposit rates due to local competition, and a decrease in market rates earned on our investment portfolio.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $262,000 for the three months ended December 31, 2007 and $6,000 for the three months ended December 31, 2006. We did not record any charge-offs for the three months ended December 31, 2007 or the three months ended December 31, 2006. The provision for the three months ended December 31, 2007 primarily reflected an increase of $1.1 million in non-performing loans to $3.2 million at December 31, 2007 from $2.1 million at December 31, 2006. Net loans increased $9.8 million to $111.9 million at December 31, 2007 from $102.1 million at December 31, 2006. As a result, our allowance for loan losses as a percentage of total loans increased to 0.85% at December 31, 2007 compared to 0.57% at December 31, 2006, reflecting degradation of the overall credit quality in our loan portfolio consistent with trends in our local market. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2007 and December 31, 2006.

Non-interest Income. Non-interest income was $111,000 for the three months ended December 31, 2007 and $87,000 for the three months ended December 31, 2006. The increase was primarily due to a $10,000 increase in service charges.

Non-interest Expense. Non-interest expense decreased $6,000, or 0.6%, to $904,000 for the three months ended December 31, 2007 from $923,000 for the three months ended December 31, 2006, primarily as a result of a decrease in advertising expenditures of $20,000. The three months ended December 31, 2006 included advertising for special promotions, which were not done during the three months ended December 31, 2007.

Income Tax Expense. A benefit from income taxes of $38,000 was recognized for the three months ended December 31, 2007, compared to expense of $74,000 for the three months ended December 31, 2006. Our effective tax rate was 40.2% for the three months ended December 31, 2007 compared to 33.7% for the three months ended December 31, 2006. The increase in the effective tax rate was due to an increase in items recognized during 2007 that are permanent differences for tax purposes.

Comparison of Operating Results for Year Ended December 31, 2007 and December 31, 2006

General. Net income decreased $697,000, or 89.5%, to $82,000 for the year ended December 31, 2007 from $779,000 for the year ended December 31, 2006. The decrease resulted from a $140,000 increase in losses taken on the recognition of impairment on securities, a $444,000 increase in the provision for loan losses and a 34 basis point decrease in our net interest margin.

Interest Income. Interest income increased $366,000, or 4.2%, to $9.1 million for the year ended December 31, 2007 from $8.7 million for the year ended December 31, 2006. The increase resulted primarily from a $421,000, or 6.1%, increase in interest income on loans. The average balance of loans increased $7.5 million, or 7.7%, to $106.3 million for the year ended December 31, 2007, compared to $98.8 million for the year ended December 31, 2006. However, the average yield we earned on our interest-earning assets decreased nine basis points to 6.88% for the year ended December 31, 2007 from 6.97% for the year ended December 31, 2006. The increase in the average balance of loans reflected the increase in our portfolio of commercial mortgage loans, as a result of stronger demand during the first half of 2007 for these types of loans. The decrease in average yield resulted from the decrease in interest rates during the fourth quarter of 2007.

Interest Expense. Interest expense increased $594,000, or 13.6%, to $5.0 million for the year ended December 31, 2007 from $4.4 million for the year ended December 31, 2006. The increase in interest expense resulted from an increase in the average balance of our interest-bearing deposits of $1.6 million, or 1.3% to $125.5 million at December 31, 2007 from $123.9 million at December 31, 2006. In addition, the rates paid on these deposits increased 43 basis points to 3.95% for the year ended December 31, 2007 from 3.52% for the year ended December 31, 2006. The increase in the rates paid was mainly a result of competition for deposits in our local market.

Net Interest Income. Net interest income decreased $228,000, or 5.2%, to $4.2 million for the year ended December 31, 2007 from $4.4 million for the year ended December 31, 2006. Decreases in our interest rate spread of 53 basis points, to 2.39% for the year ended December 31, 2007 from 2.92% for the year ended December 31, 2006 and the decrease in our net interest margin of 34 basis points, to 2.89% for the year ended December 31, 2007 from 3.23% for the year ended December 31, 2006 were only partially offset by a $5.0 million, or 42.4%, increase in net interest-earning assets to $16.8 million for the year ended December 31, 2007 from $11.8 million for the year ended December 31, 2006. While our net interest earning assets have risen, yields on those assets have decreased due to market rate decreases that began in the fourth quarter of 2007, as well as increases in our non-performing loans. In addition, although market rates have decreased, due to competition in our local market for deposit accounts, we have not been able to benefit through corresponding decreases in the rates paid on interest-bearing deposits.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $454,000 for the year ended December 31, 2007 and $10,000 for the year ended December 31, 2006. We recorded net charge-offs of $71,000 for the year ended December 31, 2007 compared to no charge-offs for the year ended December 31, 2006. The provision for the year ended December 31, 2007 reflected the charge-offs for the period as well as downturns in the local economic and real estate markets. Net loans grew $9.8 million, or 9.6%, compared to December 31, 2006. Non-performing loans increased approximately $1.1 million to $3.2 million at December 31, 2007 from $2.1 million at December 31, 2006. The increase in non-performing loans was generally segregated to builder and developer loans, as that segment has been the most impacted in the local market. As a result, the allowance for loan losses as a percentage of total loans was increased to 0.85% at December 31, 2007 compared to 0.57% at December 31, 2006. To the best of our knowledge, we have provided for all losses that are both probable and reasonable to estimate at December 31, 2007 and December 31, 2006.

Non-interest Income. Non-interest income decreased $138,000, or 37.6%, to $229,000 for the year ended December 31, 2007 from $367,000 for the year ended December 31, 2006. The decrease was primarily the result of the recognition of $140,000 of impairment on securities.

Non-interest Expense. Non-interest expense increased $251,000, or 7.0%, to $3.8 million for the year ended December 31, 2007 from $3.5 million for the year ended December 31, 2006. The increase was primarily due to an increase in compensation and employee benefits of $150,000, due to annual cost of living raises and occupancy costs of $60,000, due to a full year of branch expenses for the branch opened during 2006.

Income Tax Expense. The provision for income taxes was $31,000 for the year ended December 31, 2007, compared to $395,000 for the year ended December 31, 2006. Our effective tax rate was 27.6% for the year ended December 31, 2007 compared to 33.6% for the year ended December 31, 2006.

RECENT DEVELOPMENTS OF LIBERTY BANK

The following tables set forth certain financial and other data of Liberty Bank at and for the periods indicated. The information at December 31, 2006 was derived from the audited financial statements of Liberty Bank and should be read in conjunction with the audited financial statements of Liberty Bank and notes thereto presented elsewhere in this prospectus. Financial and operating data and financial ratios and other data at and for the three and twelve months ended December 31, 2007 were derived from the unaudited financial statements of Liberty Bank which, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such information. Financial ratios for interim periods have been annualized.

	December 31,
	2007	2006
	(Unaudited)
	(In thousands)
Selected Financial Condition Data
Total assets	$244,626	$180,075

Loans receivable, net	78,607	71,993
Loans held for sale, net	77,211	60,077
Securities available for sale, at fair value	10,022	8,839
Federal Home Loan Bank and FRB Stock	913	723
Deposits	221,209	158,652
Borrowings	—	2,000
Shareholders’ equity	21,137	18,476

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
	(In thousands)
Selected Operations Data
Total interest and dividend income	$4,198	$2,756	$14,931	$9,635
Total interest expense	2,087	1,309	7,037	4,434

Net interest income	2,111	1,447	7,894	5,201
Provision for loan losses	90	210	642	366

Net interest income after provision for loan losses	2,021	1,237	7,252	4,835
Fees and service charges	69	46	268	203
Gain on sales on loans	305	244	1,129	636
Other non-interest income	31	30	134	123

Total non-interest income	405	320	1,531	962
Total non-interest expense	1,567	1,108	5,757	4,388

Income (loss) before taxes	859	449	3,026	1,409
Income tax provision	339	90	1,187	583

Net income (loss)	$550	$359	$1,839	$826

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data
Performance Ratios(1)
Return on assets (ratio of net income to average total assets)	0.91%	0.89%	0.88%	0.58%
Return on retained earnings (ratio of net income to average equity)	10.21%	10.77%	9.43%	6.74%
Interest rate spread information:
Average during period(2)	3.46%	3.56%	3.59%	3.34%
End of period	1.96%	1.83%	2.97%	2.58%
Net interest margin(3)	3.80%	3.77%	3.88%	3.73%
Ratio of operating expense to average total assets	0.68%	0.68%	2.73%	3.04%
Ratio of average interest-earning assets to average interest-bearing liabilities	115.23%	111.40%	115.58%	112.05%
Efficiency ratio(4)	62.27%	62.76%	61.08%	70.60%
Asset Quality Ratios:
Nonperforming assets to total assets at end of period	1.44%	0.69%	1.44%	0.69%
Nonperforming loans to total loans	1.08%	0.79%	1.08%	0.79%
Allowance for loan losses to nonperforming loans	83.08%	137.20%	83.08%	137.20%
Allowance for loan losses to total loans	1.20%	1.09%	1.20%	1.09%
Capital Ratios:
Equity to total assets at end of period	8.64%	10.26%	8.64%	10.26%
Average equity to average assets	8.93%	8.26%	9.31%	8.55%
Other Data:
Number of full-service offices	3	3	3	3

(1)	Ratios for the three month periods are annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	Represents non-interest expense divided by the sum of interest income and non-interest income.

Comparison of Liberty Bank’s Financial Condition at December 31, 2007 and December 31, 2006

General. Growth in assets and deposits continued during 2007. Assets grew $64.5 million, or approximately 35.9%, funded primarily by deposits, which grew $62.5 million, or approximately 39.4%. Shareholders’ equity grew $2.6 million, or 14.4%.

Assets increased to $244.6 million at December 31, 2007 from $180.1 million at December 31, 2006. The increase was primarily due to a $6.6 million increase in net loans and a $17.1 million increase in loans held for sale. In addition, securities available for sale increased 13.4% to $10.0 million at December 31, 2007 from $8.8 million at December 31, 2006. Shareholders’ equity increased to $21.1 million at December 31, 2007 from $18.5 million at December 31, 2006.

Cash and cash equivalents. Cash and cash equivalents increased from $33.5 million at December 31, 2006 to $72.2 million at December 31, 2007, an increase of $38.7 million, or 115.4%. The increase was primarily due to the increase in federal funds sold, which increased $37.1 million to $63.8 million at December 31, 2007. Slower loan growth resulted in higher balances in federal funds sold.

Securities Available For Sale. Securities available for sale increased 13.4% to $10.0 million at December 31, 2007, from $8.8 million at December 31, 2006. Securities purchases during 2007 totaled $4.5 million, comprised entirely of agency securities. Investment maturities and calls during 2007 totaled $3.5 million.

Net Loans. During 2007, education loans, which are classified as “held for sale,” net of allowance for loan losses, grew $17.1 million, or 28.5%, from the prior year, to $77.2 million. During 2006, net loans held for sale increased $16.3 million.

Net loans grew by $6.6 million during the twelve months ended December 31, 2007, to $78.6 million as compared to net loan growth of $8.2 million during the same period in 2006. Slower loan growth can be attributed to less demand for new loans, less utilization of existing lines of credit and loan pay-offs, all factors that can be associated with slower economic growth. Loan growth has also been negatively impacted by increased competition from other financial institutions.

Deposits. Total deposits grew by $62.5 million, or 39.4%, to $221.2 million at December 31, 2007 from $158.7 million at December 31, 2006. Deposit growth occurred in most of the deposit types. Noninterest-bearing demand deposits increased $1.4 million, or 13.4%, money market accounts increased $10.4 million, or 28.8%, savings accounts grew $32.9 million, or 45.8%, and time deposits increased $18.3 million, or 57.2%. Interest-bearing demand deposits decreased by $529,000, or 6.8%.

Borrowed Funds. Liberty Bank had no borrowed funds at December 31, 2007. Borrowings at December 31, 2006 totaling $2.0 million, and consisted of an advance from the Federal Home Loan Bank of Cincinnati.

Comparison of Operating Results for the Three Months Ended December 31, 2007 and 2006

Liberty Bank reported an increase of $162,000, or 45.2%, in net income to $520,000, or $0.76 per basic share for the three months ended December 31, 2007 from $358,000 or $0.68 per basic share for the three months ended December 31, 2006.

Net income for the three months ended December 31, 2007 benefited from growth in loans and a resultant growth in interest income that was offset by approximately $114,000, net of taxes, of expenses associated with the merger with Century Bank. Interest income improved by $664,000, or 45.9%, to $2.1 million for the three months ended December 31, 2007 from $1.4 million in the same quarter of 2006.

The increase in interest income included a 35.7% increase in interest on loans, to $3.4 million for the three months ended December 31, 2007 from $2.5 million for the three months ended December 31, 2006. Continuing deposit competition and growth in interest bearing deposits contributed to a 64.3% increase in deposit interest expense. The average rates paid on interest bearing deposits increased from 3.56% for the three months ended December 31, 2006 to 3.74% for the three months ended December 31, 2007.

Deposit interest expense increased by $817,000 to $2.1 million for the fourth quarter of 2007 from $1.3 million during the fourth quarter of 2006. Despite the increase in deposit interest expense, our net interest margin improved as a result of increased earning assets. Interest expense on borrowings decreased $38,000, as Liberty Bank had no borrowings during the fourth quarter of 2007. The provision for loan losses for the three months ended December 31, 2007 was $90,000, a decrease of $120,000 from the comparable period in 2006, as loan growth during this period experienced a greater than usual seasonal decline. Non-interest income increased to $405,000 for the three months ended December 31, 2007 from $319,000 for the three months ended December 31, 2006. This increase was attributable to additional education loans being sold in 2007 and an increase in service charges and fees being recorded in 2007. Gain on sale of loans totaled $305,000 for the three months ended December 31, 2007 compared to $237,000 for the comparable period in 2006, an increase of $69,000, or 29.0%. Service charges and fees showed an increase of $23,000, or 50.7%, from 2006.

Net Interest Income. Net interest income for the quarter ended December 31, 2007 grew from the 2006 period, reflecting the strengthening of Liberty Bank’s core earnings from continued loan growth. Net interest income before provision for loan losses increased $700,000, or 50.0%, to $2.1 million for the three months ended December 31, 2007 from $1.4 million for the three months ended December 31, 2006.

Growth in loans, combined with increased liquidity, contributed to interest income growth. Deposit interest expense increased by approximately $800,000, to $2.1 million for the fourth quarter of 2007 from $1.3 million during the fourth quarter of 2006. Increases in deposit interest expense were impacted by continued strong deposit competition.

Net Interest Margin. Liberty Bank’s net interest margin improved during the three months ended December 31, 2007 from the same period in the previous year. For the three months ended December 31, 2007, net interest margin rose to 3.80% from 3.77% for the comparable period in 2006.

Average total loans were $152.1 million for the three months ended December 31, 2007 compared to $133.7 million for the three months ended December 31, 2006, an increase of 13.8%. Deposit growth was utilized to fund the growth in loans. Average interest-bearing liabilities were $188.0 million for the three months ended December 31, 2007, up from $145.4 million for the three months ended December 31, 2006.

Non-Interest Expense. Non-interest expenses were impacted by both our overall growth in existing departments and expenses associated with Liberty Bank’s merger with Century Bank. Our efficiency ratios have improved while at the same time the growth of Liberty Bank’s operating infrastructure has continued. Liberty Bank’s efficiency ratio for the three months ended December 31, 2007 was 62.27%, compared to 62.76% for the three months ended December 31, 2006.

For the three months ended December 31, 2007 and December 31, 2006, non-interest expense was $1.6 million and $1.1 million, respectively. Non-interest expense for the fourth quarter of 2007 increased by $187,000 from expenses associated with the merger with Century Bank.

The largest non-merger related component of non-interest expense is compensation and benefit expense. For the three months ended December 31, 2007 and December 31, 2006, compensation and benefit expense was $931,000 and $636,000, respectively. The increase of $295,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from Liberty Bank’s growth, salary merit increases, increases in health insurance premiums and the expense of Liberty Bank’s employee stock option plans. Data processing expense decreased $24,000 for the fourth quarter of 2007 compared to the fourth quarter of 2006.

Comparison of Operating Results for the Twelve Months Ended December 31, 2007 and 2006

Net income increased $1.0 million to $1.8 million, or $2.54 per diluted share, for the twelve months ended December 31, 2007 from $826,000, or $1.60 per diluted share, for the twelve months ended December 31, 2006, primarily as the result of increased earning assets and increased fee income, offset by increases in the loan loss provision and increases in operating expenses associated with growth of Liberty Bank and merger related expenses. Net income for the twelve months ended December 31, 2007 was driven by growth in interest income resulting from continued loan growth. Interest income improved by $5.3 million, or 55.0%, to $14.9 million for the twelve months ended December 31, 2007, compared to $9.6 million for the twelve months ended December 31, 2006. The increase in interest income included a 37.7% increase in interest on loans, to $12.2 million for the twelve months ended December 31, 2007, from $8.9 million for the twelve months ended December 31, 2006. Rising deposit rates and, to a lesser degree, deposit growth contributed to an increase in deposit interest expense. The average rate paid on interest bearing deposits increased from 3.56% for the twelve months ended December 31, 2006 to 3.74% for the twelve months ended December 31, 2007. Deposit interest expense increased by approximately $2.7 million, to $7.0 million for the twelve months ended December 31, 2007 from $4.3 million during the twelve months ended December 31, 2006. Interest expense on borrowings decreased as Liberty Bank used minimal borrowings to support asset growth during 2007. The provision for loan losses for the twelve months ended December 31, 2007 was $642,000, compared to $366,000 in 2006, reflecting the growth in loans. Non-interest income increased to $1.5 million for the twelve months ended December 31, 2007 from $963,000 for the twelve months ended December 31, 2006. The increase in non-interest income was primarily due to the increase in gains on sale of education loans related to the increased volume of loans originated.

Net Interest Income. Improvements in net interest income for the twelve months ended December 31, 2007 were primarily the result of growth in loans and increased federal funds sold, combined with changes in interest rates. Net interest income before provision for loan losses increased $2.7 million, or 51.8%, to $7.9 million for the twelve months ended December 31, 2007 from $5.2 million for the twelve months ended December 31, 2006. Growth in earning assets outweighed increases in interest expense from growth of deposits for the twelve months ended December 31, 2007.

Net Interest Margin. Net interest margin increased for the twelve months ended December 31, 2007 from the same period in the previous year. For the twelve months ended December 31, 2007, net interest margin rose to 3.88% from 3.73% for the comparable period in the prior year. Yields on interest earning assets rose by 36 basis points to 7.34% for the first twelve months of 2007 from 6.98% in the first twelve months of 2006, while the cost of interest-bearing liabilities rose by 10 basis points to 3.74% for the first twelve months of 2007, from 3.64% in the first twelve months of 2006. Yields rose as a result of significant loan growth and higher loan rates on new loans.

Non-Interest Expense. For the twelve months ended December 31, 2007 and December 31, 2006, non-interest expense was $5.8 million and $4.4 million, respectively. For the twelve months ended December 31, 2007 and December 31, 2006, compensation and benefit expense was $3.4 million and $2.5 million, respectively. The increase of $900,000 in this category is attributable to increased salary expense due to expanding staffing requirements resulting from Liberty Bank’s growth and merit increases in salaries. Professional fees increased by $199,000 from $267,000 for the twelve months ended December 31, 2006 to $466,000 for the twelve months ended December 31, 2007. This increase was primarily attributable to merger related expenses of $187,000.

SUMMARY SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited financial information on a pro forma condensed consolidated basis giving effect to the merger and the stock offering, assuming the offering is completed at the maximum, as adjusted, of the offering range based on the assumptions set forth below. The pro forma unaudited condensed consolidated financial data gives effect to the merger, using the purchase method of accounting as required by accounting principles generally accepted in the United States of America. The pro forma unaudited condensed consolidated financial data give effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of the periods presented, in the case of income statement information.

We anticipate that the merger will provide the combined company with financial benefits and the opportunity to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined as of the dates and during the periods presented.

You should read this summary pro forma information in conjunction with the information under “Pro Forma Data” beginning on page [        ] of the prospectus.

	At or For the Nine Months Ended September 30, 2007	At or For the Year Ended December 31, 2006
	(In thousands)
Pro Forma Combined Financial Condition Data:
Total assets	$398,350	$354,781
Cash and cash equivalents	70,025	49,319
Investment securities available for sale	27,335	32,764
Investment securities held to maturity	2,995	3,985
Loans receivable, net	189,413	175,660
Loans held for sale, net	77,630	60,077
Intangible assets	15,135	16,800
Deposits	335,864	291,850
Stockholders’ equity	59,072	58,841

Pro Forma Combined Operating Data:
Interest income	$17,340	$17,987
Interest expense	(8,334)	(8,344)

Net interest income	9,006	9,643
Provision for loan losses	(744)	(376)

Net interest income after provision for loan losses	8,262	9,267
Non-interest income	1,244	1,330
Non-interest expense	(7,834)	(8,946)

Income before income taxes	1,672	1,651
Income tax expense	(750)	(756)

Net income	$922	$895

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering and the merger. Payments for shares made through withdrawals from deposit accounts at Century Bank will reduce Century Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Maximum, as adjusted of Offering Range (1)
	1,955,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,300,000 Shares at $10.00 Per Share	Percent of Net Proceeds	2,645,000 Shares at $10.00 Per Share	Percent of Net Proceeds	3,041,750 Shares at $10.00 Per Share	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$19,550		$23,000		$26,450		$30,418
Less: offering expenses	(1,255)		(1,287)		(1,319)		(1,356)

Net offering proceeds	18,295	100.00%	21,713	100.00%	25,131	100.00%	29,062	100.00%
Less:
Proceeds contributed to Century Bank(2)	(14,008)	(76.57)%	(16,866)	(77.68)%	(19,725)	(78.49)%	(23,013)	(79.19)
Proceeds used for loan to employee stock ownership plan	(2,731)	(14.93)%	(2,973)	(13.69)%	(3,214)	(12.79)%	(3,492)	(12.01)%

Proceeds remaining for Century Commercial Bancorp	$1,556	8.50%	$1,874	8.63%	$2,192	8.72%	$2,557	8.80%

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.
(2)	In addition, as part of the merger, Century Bank will pay $20.8 million as the cash portion of the merger consideration to Liberty Bank’s shareholders, including merger related expenses. Any difference between the $20.8 million and the net cash proceeds contributed to Century Bank from the offering will come from existing assets of Century Bank.

The net offering proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering.

We are undertaking the offering at this time in order to increase our capital to acquire Liberty Bank.

Initially, Century Commercial Bancorp intends to invest in short-term liquid investments utilizing the net offering proceeds it retains. Century Commercial Bancorp ultimately may use the proceeds it retains from the offering:

•	to invest in securities;

•	to deposit funds in Century Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our shareholders;

•

to finance acquisitions of financial institutions or branches and other financial services businesses, although there are no specific plans to do so at this time, other than our acquisition of Liberty Bank;

•	to finance the purchase of shares of common stock in the offering by the employee stock ownership plan; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Century Bank intends to utilize the proceeds it receives from the offering to help finance the acquisition of Liberty Bank. Any additional proceeds received by Century Bank will be invested initially in short-term, liquid investments. Over time, Century Bank may use the additional proceeds, if any, that it receives from the stock offering as follows:

•

to pursue new opportunities in our existing portfolio of residential mortgages, commercial real estate, and residential acquisition, development and construction loans, and offering the additional products our merger partner, Liberty Bank, provides, such as commercial business and education loans;

•	to support new products and services, including increased cash management services;

•	to expand our franchise through acquisitions, including our merger with Liberty Bank, although there are no additional specific plans to do so at this time.

•	to invest in securities; and

•	for general corporate purposes.

The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to this Offering—Our return on equity initially will be low compared to other publicly traded financial institutions.” A low return on equity may negatively affect the trading price of our common stock.

Except as described above, neither Century Commercial Bancorp nor Century Bank has any specific plans for the investment of the proceeds of this offering, and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering—Reasons for the Offering.”

OUR DIVIDEND POLICY

We have not yet determined whether we will pay a dividend on our common stock. After the offering, our board of directors will consider a policy of paying regular cash dividends. The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Century Bank to us discussed below will also be considered. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

Century Commercial Bancorp will be subject to Maryland law relating to its ability to pay dividends to its shareholders. Century Commercial Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Century Bank because we initially will have no source of income other than dividends from Century Bank, earnings from the investment of the net proceeds from the offering that we retain, and interest payments received on our loan to the employee stock ownership plan. We expect that Century Commercial Bancorp will retain approximately $2.2 million from the net proceeds raised in the offering at the maximum of the offering range based upon our estimate of offering and merger-related expenses and other assumptions described in “Pro Forma Data.” Federal banking regulations limit dividends and other distributions from Century Bank to us. In addition, Century Commercial Bancorp may not make a distribution that would constitute a return of capital during the twelve months following the completion of the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Bank Regulation.”

Any payment of dividends by Century Bank to us that would be deemed to be drawn out of Century Bank’s bad debt reserves would require Century Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation.” We do not contemplate any distribution by Century Bank that would result in this type of tax liability.

MARKET FOR COMMON STOCK OF CENTURY COMMERCIAL BANCORP

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will be listed on the Nasdaq Capital Market under the symbol “CENB.” Stifel, Nicolaus & Company, Incorporated intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

CAPITALIZATION

The following table presents the historical capitalization of Century Bank and Liberty Bank at September 30, 2007 and the capitalization of Century Commercial Bancorp after giving effect to the offering proceeds and the merger (referred to as “pro forma” information). The table depicts adjustments to capitalization resulting first from the offering and then from the merger only at the minimum of the offering range and then depicts Century Commercial Bancorp’s capitalization following the offering and merger at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range. Merger adjustments have been calculated using the purchase method of accounting. The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. The table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed stock-based benefit plans. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,955,000 shares to complete the offering.

	Century Bank	Offering Adjustments: 1,955,000 Shares at Minimum of Offering Range	Century Commercial Bancorp Post- offering	Liberty Bank(2)	Merger Adjustments	Pro Forma Capitalization Based Upon the Sale of (1)
						1,955,000 Shares at $10.00 per share (2)	2,300,000 Shares at $10.00 per share (3)	2,645,000 Shares at $10.00 per share (3)	3,041,750 Shares at $10.00 per share (3)
	(Dollars in thousands)
Deposits (4)	$129,495	$—	$129,495	$205,458	$911	$335,864	$335,864	$335,864	$335,864
Borrowings	—	—	—	—	—	—	—	—	—

Total deposits and borrowed funds	$129,495	$—	$129,495	$205,458	$911	$335,864	$335,864	$335,864	$335,864

Stockholders’ equity:
Preferred stock	$—	$—	$—	$—	$—	$—	$—	$—	$—
Common stock (5)(7)	—	20	20	8,651	(8,632)	39	42	46	49
Additional paid-in capital(7)	—	17,105	17,105	14,046	5,400	36,551	39,862	43,173	46,981
Retained earnings	15,528	—	15,528	2,378	(2,378)	15,528	15,528	15,528	15,528
Accumulated other comprehensive income	6	—	6	(18)	18	6	6	6	6
Treasury shares	—	—	—	(106)	106	—	—	—	—
Less: Common stock acquired by employee stock ownership plan (6)	—	(2,731)	(2,731)	—	—	(2,731)	(2,973)	(3,214)	(3,492)

Total stockholders’ equity	$15,534	$14,394	$29,928	$24,951	$(5,486)	$49,393	$52,465	$55,539	$59,072

(footnotes begin on next page)

(1)	For a discussion of the assumptions used in calculating the expenses of the offering, see “Pro Forma Data.” Shares issued and outstanding total 3,901,563, 4,246,563, 4,591,563 and 4,988,313, respectively, at the minimum, midpoint, maximum and maximum, as adjusted, of the offering range, including shares sold in the offering, and shares issued to Liberty Bank shareholders.

(2)

(In thousands)
Liberty Bank historical common stock at September 30, 2007	$6,858
Plus: $10 par value of 179,287 stock options exercised	1,793

Adjusted historical common stock	$8,651

(In thousands)
Liberty Bank historical paid-in-excess at September 30, 2007	$11,029
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826 subsequent to September 30, 2007	4,810
Exercise of 179,287 stock options: $10 par value	(1,793)

Adjusted historical paid-in-excess	$14,046

(3)	Reflects the issuance of 1,946,563 shares to Liberty Bank shareholders in the merger.
(4)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.
(5)	Reflects total shares issued, including shares sold in the offering and shares to be issued in the merger.
(6)	Assumes that 7% of the shares of common stock issued in the stock offering, including shares issued in the merger, will be acquired by the employee stock ownership plan in the offering with funds borrowed from Century Commercial Bancorp. Under accounting principles generally accepted in the United States, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with a related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Century Commercial Bancorp, the borrowing will be eliminated in consolidation and no liability, interest income or interest expense will be reflected in the consolidated financial statements of Century Commercial Bancorp. See “Management of Century Commercial Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan and Trust.”
(7)	Includes exercise of 179,287 Liberty stock options outstanding at September 30, 2007.

REGULATORY CAPITAL COMPLIANCE

At September 30, 2007, Century Bank exceeded all regulatory capital requirements. The following table presents Century Bank’s regulatory capital position relative to regulatory capital requirements at September 30, 2007, on a historical and a pro forma basis, assuming completion of the merger with Liberty Bank and completion of the offering. The table reflects receipt by Century Bank of 90% of the net proceeds of the offering after funding the expenses and cash costs of the merger with Liberty Bank. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan (7% of the shares issued in the offering, including shares issued to Liberty Bank shareholders in the merger) are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” For a discussion of the capital standards applicable to Century Bank and Liberty Bank, see “Regulation and Supervision—Bank Regulation.”

			Pro Forma (giving effect to the offering and merger) at September 30, 2007
	Century Bank historical at September 30, 2007		Minimum of offering range 1,955,000 shares at $10.00 per share (2)		Midpoint of offering range 2,300,000 shares at $10.00 per share (2)		Maximum of offering range 2,645,000 shares at $10.00 per share (2)		Adjusted maximum of offering range 3,041,750 shares at $10.00 per share (2)
	Amount	Percent of assets (1)	Amount (3)	Percent of assets (2)	Amount(3)	Percent of assets (2)	Amount (3)	Percent of assets (2)	Amount (3)	Percent of assets (2)
	(Dollars in thousands)
Capital under generally accepted accounting principles	$15,534	10.6%	$46,277	12.0%	$48,893	12.6%	$51,511	13.1%	$54,521	13.8%

Tier I Leverage Capital:
Actual	$15,528	10.6%	$31,136	8.1%	$33,753	8.7%	$36,370	9.3%	$39,380	10.0%
Requirement	7,304	5.0	19,321	5.0	19,459	5.0	19,597	5.0	19,755	5.0

Excess	$8,224	5.6%	$11,815	3.1%	$14,294	3.7%	$16,773	4.3%	$19,625	5.0%

Tier I Risk-Based Capital (4):
Actual	$15,528	14.8%	$31,136	14.1%	$33,753	15.3%	$36,370	16.4%	$39,380	17.7%
Requirement	6,287	6.0	13,214	6.0	13,247	6.0	13,280	6.0	13,318	6.0

Excess	$9,241	8.8%	$17,922	8.1%	$20,506	9.3%	$23,090	10.4%	$26,062	11.7%

Total Risk-Based Capital:
Total risk-based capital (4)	$16,220	15.5%	$33,256	15.1%	$35,873	16.2%	$38,490	17.4%	$41,500	18.7%
Requirement	10,478	10.0	22,023	10.0	22,078	10.0	22,133	10.0	22,197	10.0

Excess	$5,742	5.5%	$11,233	5.1%	$13,794	6.2%	$16,356	7.4%	$19,304	8.7

(1)	Shown as percent of assets under generally accepted accounting principles in the United States of America, adjusted total, or adjusted risk-weighted assets as appropriate.
(2)	Reflects the issuance of 1,946,563 shares in the merger to Liberty Bank shareholders.
(3)	Reconciliation of capital adjustment for Century Bank.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

	Minimum of offering range	Midpoint of offering range	Maximum of offering range	Maximum, as adjusted of offering range
	(In thousands)
Gross offering proceeds	$19,550	$23,000	$26,450	$30,418
Less: offering expenses	(1,255)	(1,287)	(1,319)	(1,356)
Less: loan to ESOP	(2,731)	(2,973)	(3,214)	(3,492)
Less: cash retained by holding company	(1,556)	(1,874)	(2,192)	(2,557)

Net cash infused into the Bank	14,008	16,866	19,725	23,013
Less: ESOP adjustment at Bank	(2,731)	(2,973)	(3,214)	(3,492)

Net increase in capital resulting from the offering	11,277	13,893	16,511	19,521
Less: cash to fund the merger	(19,465)	(19,465)	(19,465)	(19,465)
Net increase in capital resulting from the merger (*)	38,931	38,931	38,931	38,931

Increase in GAAP capital	30,743	33,359	35,977	38,987
Less: increase in disallowed intangible assets	(15,135)	(15,135)	(15,135)	(15,135)

Increase in Tier 1 capital	15,608	18,224	20,842	23,852
Plus: increase in allowable Tier 2 capital	1,428	1,428	1,428	1,428

Increase in risk-based capital	$17,036	$19,652	$22,270	$25,280

(*)	Includes acquired equity of $25.0 million at the bank level after exercise of stock options and other accounting entries related to the application of purchase accounting.

PRO FORMA DATA

The following pro forma unaudited condensed consolidated statements of financial condition and the pro forma unaudited consolidated statements of income give effect to the proposed offering and the merger with Liberty Bank, based on the assumptions set forth below. As a result, the pro forma data assumes the completion of the offering and the merger with Liberty Bank. The condensed pro forma unaudited consolidated financial statements are based, in part, on the audited consolidated financial statements of Century Bank and Liberty Bank for the year ended December 31, 2006 and the unaudited consolidated financial statements of Century Bank and Liberty Bank for the nine months ended September 30, 2007. The pro forma unaudited condensed consolidated financial statements give effect to the offering at historical cost and the merger using the purchase method of accounting as required by accounting principles generally accepted in the United States of America.

The pro forma adjustments in the tables assume the issuance of 1,955,000 shares, which is the minimum of the offering range, and 3,041,750 shares, which is the maximum of the offering range, as adjusted, in the offering. Liberty Bank shareholders will receive in the merger $45.00 in cash or 4.5 shares of Century Commercial Bancorp common stock for each share of Liberty Bank, provided that 50% of the merger consideration must be in the form of Century Commercial Bancorp common stock. For a more detailed discussion of how many shares will be issued in connection with the offering and the merger, see “Pro Forma Data—Analysis of Pro Forma Outstanding Shares of Century Commercial Bancorp Common Stock.” The purchase price for purposes of the pro forma presentation for Liberty Bank was calculated as follows:

	September 30, 2007	December 31, 2006
	(In thousands)
Net assets acquired (not adjusted for purchase accounting)	$24,951	$23,286
Purchase accounting adjustments:
Estimated non-tax deductible merger costs	(810)	(810)
Estimated tax deductible merger costs	(540)	(540)
Loans receivable, net (1)	1,581	1,581
Deposits (1)	(911)	(911)
Fixed assets	66	66
Core deposit intangible (2)	1,284	1,284
Customer relationship intangible (3)	110	110
Tax impact of purchase accounting adjustments at 34%	(541)	(541)
Goodwill	13,741	15,406

Purchase price (4)	$38,931	$38,931

(1)	Fair value adjustments are calculated using discounted cash flow analysis using a comparison of portfolio rates to market rates as of September 30, 2007, with such adjustments applied to the September 30, 2007 balances. Fair value adjustments are amortized using the estimated lives of the respective assets and liabilities.
(2)	Core deposit intangible reflects the present value benefit to Century Commercial Bancorp of utilizing the acquired core deposits as a funding source relative to wholesale funding costs based on the rates of Federal Home Loan Bank advances. The core deposit intangible is calculated using deposit balances and interest rates as of September 30, 2007. Costs of the acquired core deposits include interest costs, plus estimated operating expenses, less estimated non-interest income to be derived from the core deposits. Acquired core deposits are projected to decay based on assumptions promulgated by the Office of Thrift Supervision. The yield for each period is discounted to present value using a weighted average cost of capital. The core deposit intangibles are amortized over the estimated lives of the core deposits using an accelerated amortization method.
(3)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Century Bank by acquiring the existing customers of Liberty Bank.
(4)	The composition of the purchase price, net, at September 30, 2007 is as follows (In thousands)

Stock portion of merger consideration	$19,466
Cash portion of merger consideration	19,465

Purchase price, net	$38,931

The net proceeds are based upon the following assumptions:

•	Century Commercial Bancorp will sell all shares of common stock offered in the subscription offering;

•

Century Commercial Bancorp’s employee stock ownership plan will purchase, with a loan from Century Commercial Bancorp, a number of shares equal to 7% of the total number of outstanding shares of Century Commercial Bancorp, which includes shares sold in the offering and shares issued to Liberty Bank shareholders in the merger;

•

total expenses of the offering, including fees paid to Stifel, Nicolaus & Company, Incorporated, will range from $1.3 million at the minimum of the offering range to $1.4 million at the maximum, as adjusted of the offering range;

•	130,000 shares of common stock will be purchased by Century Commercial Bancorp’s executive officers and directors, and their associates; and

•

Stifel, Nicolaus & Company, Incorporated will receive fees equal to 1.0% of the aggregate purchase price of the shares of stock sold in the offering, excluding any shares purchased by any employee benefit plans or purchased by any of Century Commercial Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

In addition, the expenses of the offering and the merger, but not the purchase price of the merger, may vary from those estimated, and the fees paid to Stifel, Nicolaus & Company, Incorporated will vary from the amounts estimated if the amount of shares of Century Commercial Bancorp common stock sold varies from the amounts assumed above or if a syndicated community offering becomes necessary. These items, net of income tax effects, are shown as a reduction in shareholders’ equity in the following tables, but are not shown as a reduction in net income for the periods shown in the following tables.

Pro forma net earnings have been calculated for the year ended December 31, 2006 and the nine months ended September 30, 2007 as if the shares of Century Commercial Bancorp common stock to be issued in the offering had been sold and the merger exchange shares had been issued as of the beginning of the period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Century Commercial Bancorp common stock.

The unaudited condensed consolidated pro forma balance sheets assume the offering and merger were consummated on December 31, 2006 and September 30, 2007.

The pro forma unaudited statements are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the offering and merger been consummated on December 31, 2006 and September 30, 2007 at the beginning of the periods presented, and is not indicative of future results. The pro forma unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto of Century Bank and the financial statements and the notes thereto of Liberty Bank contained elsewhere in this prospectus.

The shareholders’ equity represents the resulting book value of the common shareholders’ ownership of Century Commercial Bancorp and Liberty Bank computed in accordance with accounting principles generally accepted in the United States of America. Pro forma shareholders’ equity and book value are not intended to represent the fair market value of the common stock and, due to the existence of the tax bad debt reserve and intangible assets, may be different than amounts that would be available for distribution to shareholders in the event of liquidation.

The unaudited pro forma net earnings and common shareholders’ equity derived from the above assumptions are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Century Commercial Bancorp common stock or the actual results of operations of Century Commercial Bancorp and Liberty Bank for any period. Such pro forma data may be materially affected by the actual gross proceeds from the sale of shares of Century Commercial Bancorp in the offering and the actual expenses incurred in connection with the offering and the merger.

Pro forma merger adjustments to net income include entries to reflect the estimated fair value adjustments to financial assets and liabilities and the amortization of identifiable intangible assets created in the acquisition. Excluded from the calculation of pro forma net income are any adjustments to reflect the estimated interest income to be earned on the net proceeds of the offering, the estimated interest income to be foregone on the cash required to fund the merger with Liberty Bank and related expenses, and other estimated expense reductions from consolidating the operations of Liberty Bank with those of Century Commercial Bancorp.

The following table presents pro forma balance sheet information at September 30, 2007 at the minimum of the offering range assuming the issuance of 1,955,000 shares in the offering and the issuance of 1,946,563 shares to shareholders of Liberty Bank in the merger. The number of shares to be issued in the merger is based on the number of shares of Liberty Bank common stock outstanding and the number of options to purchase shares of Liberty Bank common stock outstanding as of the date of this prospectus. The average exercise price utilized in the footnotes to the following tables is the actual weighted average exercise price for all outstanding options at this date. The following tables assume the exercise of all outstanding options based on the intentions of directors and executive officers of Liberty Bank to exercise their options prior to completion of the merger. Directors and executive officers hold 66.0% of the total outstanding options.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

SEPTEMBER 30, 2007

	Century Bank historical	Offering adjustments (1)		Century Commercial Bancorp as converted	Liberty Bank historical(2)		Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands)
Assets
Cash due from banks	$1,840	$14,394	(4)	$16,234	$9,006	(9)	$(20,816	)(12)	$4,424
Fed funds sold	6,500	—		6,500	49,422		—		55,922
Interest bearing deposits	2,871	—		2,871	—		—		2,871
Securities available for sale	15,394	—		15,394	11,941		—		27,335
Securities held to maturity	2,995	—		2,995	—		—		2,995
Loans receivable, net	110,179	—		110,179	77,653		1,581	(13)	189,413
Loans held for sale, net	—	—		—	77,630		—		77,631
Repossessed assets	—	—		—	371		—		371
Premises and equipment	1,504	—		1,504	1,319		66	(14)	2,889
Federal Reserve stock	—	—		—	525		—		525
FHLB stock	1,228			1,228	375		—		1,603
Bank owned life insurance (BOLI)	2,575	—		2,575	1,218		—		3,793
Goodwill	—	—		—	—		13,741	(15)	13,741
Core deposit intangible	—	—		—	—		1,284	(16)	1,284
Customer relationship intangible	—	—		—	—		110	(17)	110
Other	991	—		991	3,315		(541	)(18)	3,765

Total assets	$146,077	$14,394		$160,471	$232,775		$(4,575)		$388,671

Liabilities
Deposits	$129,495	$—		$129,495	$205,458		$911	(19)	$335,864
FHLB advances/borrowed funds	—	-	(5)	—	—		—		—
Other liabilities	1,048	—		1,048	2,366		—		3,414

Total liabilities	$130,543	$—		$130,543	$207,824		$911		$339,278

Shareholders’ equity
Common stock	$—	$20	(6)	$20	$8,651	(10)	$(8,632	)(20)	$39
Paid-in-excess	—	17,105	(7)	17,105	14,046	(11)	5,400	(21)	36,551
Retained earnings	15,528	—		15,528	2,378		(2,378	)(22)	15,528
Unrealized gain (loss)	6	—		6	(18)		18	(22)	6
Treasury stock	—	—		—	(106)		106	(22)	—
Employee stock ownership plan	—	(2,731	)(8)	(2,731)	—		—		(2,731)

Total equity	$15,534	$14,394		$29,928	$24,951		$(5,486)		$49,393

Total liabilities and equity	$146,077	$14,394		$160,471	$232,775		$(4,575)		$388,671

(footnotes continue on following page)

(1)	Shows the effect of the mutual-to-stock conversion of Century Bank, assuming gross proceeds of $19.6 million, the minimum of the valuation range, offering expenses of $1.3 million and establishment of an ESOP and stock-based benefit plan that will acquire 7.0% and 3.0% of total pro forma shares outstanding, respectively. The ESOP intends to purchase its shares in the offering and may purchase shares in the open market. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the stock-based benefit plan are assumed at $10.00 per share.
(2)	Adjusted for the exercise of options subsequent to September 30, 2007. See footnotes 10 and 11.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$19,550
Estimated expenses	(1,255)
Common stock acquired by ESOP	(2,731)
Common stock acquired by stock-based benefit plans	(1,170)

Pro forma adjustment	$14,394

(5)	The ESOP loan is funded internally with a loan from Century Commercial Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Century Commercial Bancorp.
(6)	Par value $0.01 per share and the issuance of 1,955,000 shares in the offering.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$18,295
Stock acquired by stock based benefit plans	(1,170)
Less: par value (Footnote 6)	(20)

Pro forma adjustment	$17,105

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Calculated as follows:

(In thousands)
Liberty Bank cash and due from banks at September 30, 2007	$4,196
Plus: Cash proceeds from the exercise of 179,287 stock options, at an average price of $26.826	4,810

Adjusted historical cash and due from banks	$9,006

(10)	Calculated as follows:

(In thousands)
Liberty Bank historical common stock at September 30, 2007	$6,858
Plus: $10 par value of 179,287 stock options Exercised	1,793

Adjusted historical common stock	$8,651

(11)	Calculated as follows:

(In thousands)
Liberty Bank historical paid-in-excess at September 30, 2007	$11,029
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826 subsequent to September 30, 2007	4,810
Exercise of 179,287 stock options; $10 par value	(1,793)

Adjusted historical paid-in-excess	$14,046

(footnotes continued on following page)

(12)	Includes the cash portion of the merger consideration paid to shareholders of Liberty Bank, non-tax deductible transaction expenses and tax deductible transaction expenses as follows:

(In thousands)
Cash portion of merger consideration	$19,466
Non-tax deductible transaction expenses	810
Tax deductible transaction expenses	540

Total cash adjustment	$20,816

(13)	Yield adjustment that reflects the difference between portfolio yields and market rates as of September 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are amortized into income over the lives of the related loans.
(14)	Adjustment to reflect the estimated market values of the land and building acquired with Liberty Bank.
(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and percentage data)
Purchase price per share	$45.00
Number of Liberty Bank shares acquired	865,139

Purchase price	38,931
Less: acquired shareholders’ equity	(20,141)
Less: options exercised prior to transaction	(4,810)
Plus: non-tax deductible transaction expenses	810
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	540
Yield adjustment for acquired certificates of deposit	911
Yield adjustment for acquired loans	(1,581)
Market value adjustment for fixed assets	(66)
Core deposit intangible	(1,284)
Customer relationship intangible	(110)
Tax effect at marginal tax rate of 34%	541

Goodwill	$13,741

(footnotes continued on following page)

(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Liberty Bank core deposit base (i.e., consisting of total deposits less all time deposits and savings accounts offsetting education loans), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative funding source. The core deposit intangible asset is amortized on an accelerated basis over 10 years.
(17)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Century Bank in acquiring the existing customers of Liberty Bank. The customer relationship intangible is amortized on a straight line basis over five years.
(18)	Deferred tax liability created as a result of purchase accounting is $541,000. See footnote 15.
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.
(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$19
Less historical Liberty Bank par value of common stock	(8,651)

Adjustment to common stock	$(8,632)

(21)	Adjustment to paid-in-excess is calculated as follows:

(In thousands)
Stock issued to Liberty Bank shareholders in the merger	$19,466
Less historical Liberty Bank paid-in-excess	(14,046)
Less par value of common stock issued in merger	(19)
Rounding	(1)

Adjustment to paid-in-excess	$5,400

(22)	Adjustment to eliminate the historical Liberty Bank capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at December 31, 2006 at the minimum of the offering range assuming the issuance of 1,955,000 shares in the offering and the issuance of 1,946,563 shares to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

DECEMBER 31, 2006

	Century Bank historical	Offering adjustments(1)		Century Commercial Bancorp as converted	Liberty Bank historical(2)		Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands)
Assets
Cash due from banks	$2,452	$14,394	(4)	$16,846	$11,571	(9)	$(20,816	)(12)	$7,601
Fed funds sold	5,300	—		5,300	26,739		—		32,039
Interest bearing deposits	4,643	—		4,643	—		—		4,643
Securities available for sale	23,925	—		23,925	8,839		—		32,764
Securities held to maturity	3,985	—		3,985	—		—		3,985
Loans receivable, net	102,085	—		102,085	71,994		1,581	(13)	175,660
Loans held for sale, net	—	—		—	60,077		—		60,077
Repossessed assets	—	—		—	192		—		192
Premises and equipment	1,614	—		1,614	1,146		66	(14)	2,826
Federal Reserve stock	—	—		—	347		—		347
FHLB stock	1,228			1,228	376		—		1,604
Bank owned life insurance (BOLI)	2,501	—		2,501	1,186		—		3,687
Goodwill	—	—		—	—		15,406	(15)	15,406
Core deposit intangible	—	—		—	—		1,284	(16)	1,284
Customer relationship intangible	—	—		—	—		110	(17)	110
Other	1,000	—		1,000	2,418		(541	)(18)	2,877

Total assets	$148,733	$14,394		$163,127	$184,885		$(2,910)		$345,102

Liabilities
Deposits	$132,287	$—		$132,287	$158,652		$911	(19)	$291,850
FHLB advances/borrowed funds	—	—	(5)	—	2,000		—		2,000
Other liabilities	1,143	—		1,143	947		—		2,090

Total liabilities	$133,430	$—		$133,430	$161,599		$911		$295,940

Shareholders’ equity
Common stock	$—	$20	(6)	$20	$8,651	(10)	$(8,632	)(20)	$39
Paid-in-excess	—	17,105	(7)	17,105	13,642	(11)	5,804	(21)	36,551
Retained earnings	15,392	—		15,392	1,196		(1,196	)(22)	15,392
Unrealized gain (loss)	(89)	—		(89)	(97)		97	(22)	(89)
Treasury stock	—	—		—	(106)		106	(22)	—
Employee stock ownership plan	—	(2,731	)(8)	(2,731)	—		—		(2,731)

Total equity	$15,303	$14,394		$29,697	$23,286		$(3,821)		$49,162

Total liabilities and equity	$148,733	$14,394		$163,127	$184,885		$(2,910)		$345,102

(footnotes begin on following page)

(1)	Shows the effect of the mutual to-stock conversion of Century Bank, assuming gross proceeds of $19.6 million, the minimum of the valuation range, offering expenses of $1.3 million and establishment of an ESOP and stock-based benefit plan that will acquire 7.0% and 3.0% of total pro forma shares outstanding, respectively. The ESOP intends to purchase its shares in the offering and may purchase shares in the open market. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the stock-based benefit plan are assumed at $10.00 per share.
(2)	Adjusted for the exercise of options subsequent to December 31, 2006. See footnotes 10 and 11.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$19,550
Estimated expenses	(1,255)
Common stock acquired by ESOP	(2,731)
Common stock acquired by stock-based benefit plans	(1,170)

Pro forma adjustment	$14,394

(5)	The ESOP loan is funded internally with a loan from Century Commercial Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Century Commercial Bancorp.
(6)	Par value $0.01 per share and the issuance of 1,955,000 shares in the offering.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$18,295
Stock acquired by stock based benefit plans	(1,170)
Less: par value (Footnote 6)	(20)

Pro forma adjustment	$17,105

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Calculated as follows:

(In thousands)
Liberty Bank cash and due from banks at December 31, 2006	$6,761
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826	4,810

Adjusted historical cash and due from banks	$11,571

(10)	Calculated as follows:

(In thousands)
Liberty Bank historical common stock at December 31, 2006	$6,858
Plus: $10 par value of 179,287 options exercised	1,793

Adjusted historical common stock	$8,651

(footnotes continued on following page)

(11)	Calculated as follows:

(In thousands)
Liberty Bank historical paid-in-excess at December 31, 2006	$10,625
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826 subsequent to December 31, 2006	4,810
Exercise of 179, 287 stock options; $10 par value	(1,793)

Adjusted historical paid-in-excess	$13,642

(12)	Includes the cash portion of the merger consideration paid to shareholders of Liberty Bank, non-tax deductible transaction expenses and tax deductible transaction expenses as follows:

(In thousands)
Cash portion of merger consideration	$19,466
Non-tax deductible transaction expenses	810
Tax deductible transaction expenses	540

Total cash adjustment	$20,816

(13)	Yield adjustment that reflects the difference between portfolio yields and market rates as of September 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are amortized into income over the lives of the related loans.
(14)	Adjustment to reflect the estimated market values of the land and building acquired with Liberty Bank.
(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and percentage data)
Purchase price per share	$45.00
Number of Liberty Bank shares acquired	865,139

Purchase price	38,931
Less: acquired shareholders’ equity	(18,476)
Less: options exercised prior to transaction	(4,810)
Plus: non-tax deductible transaction expenses	810
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	540
Yield adjustment for acquired certificates of deposit	911
Yield adjustment for acquired loans	(1,581)
Market value adjustment for fixed assets	(66)
Core deposit intangible	(1,284)
Customer relationship intangible	(110)
Tax effect at marginal tax rate of 34%	541

Goodwill	$15,406

(footnotes continue on following page)

(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Liberty Bank core deposit base (i.e., consisting of total deposits less all time deposits and savings accounts offsetting education loans), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative funding source. The core deposit intangible asset is amortized on an accelerated basis over 10 years.
(17)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Century Bank in acquiring the existing customers of Liberty Bank. The customer relationship intangible is amortized on a straight line basis over five years.
(18)	Deferred tax asset created as a result of purchase accounting is $541,000. See footnote 15.
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is amortized into income over the lives of the related time deposits.
(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$19
Less historical Liberty Bank par value of common stock	(8,651)

Adjustment to common stock	$(8,632)

(21)	Adjustment to paid-in-excess is calculated as follows:

Stock issued to Liberty Bank shareholders in the merger	$19,466
Less historical Liberty Bank paid-in-excess	(13,642)
Less par value of common stock issued in merger	(19)
Rounding	(1)

Adjustment to paid-in-excess	$5,804

(22)	Adjustment to eliminate the historical Liberty Bank capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at September 30, 2007 at the maximum, as adjusted of the offering range assuming the issuance of 3,041,750 shares in the offering and the issuance of 1,946,563 shares to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

SEPTEMBER 30, 2007

	Century Bank historical	Offering adjustments(1)		Century Commercial Bancorp as converted	Liberty Bank historical(2)		Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands)
Cash due from banks	$1,840	$24,073	(4)	$25,913	$9,006	(9)	$(20,816	)(12)	$14,103
Fed funds sold	6,500	—		6,500	49,422		—		55,922
Interest bearing deposits	2,871	—		2,871	—		—		2,871
Securities available for sale	15,394	—		15,394	11,941		—		27,335
Securities held to maturity	2,995	—		2,995	—		—		2,995
Loans receivable, net	110,179	—		110,179	77,653		1,581	(13)	189,413
Loans held for sale, net	—	—		—	77,630		—		77,630
Repossessed assets	—	—		—	371		—		371
Premises and equipment	1,504	—		1,504	1,319		66	(14)	2,889
Federal Reserve stock	—	—		—	525		—		525
FHLB stock	1,228			1,228	375		—		1,603
Bank owned life insurance (BOLI)	2,575	—		2,575	1,218		—		3,793
Goodwill	—	—		—	—		13,741	(15)	13,741
Core deposit intangible	—	—		—	—		1,284	(16)	1,284
Customer relationship intangible	—	—		—	—		110	(17)	110
Other	991	—		991	3,315		(541	)(18)	3,765

Total assets	$146,077	$24,073		$170,150	$232,775		$(4,575)		$398,350

Liabilities
Deposits	$129,495	$—		$129,495	$205,458		$911	(19)	$335,864
FHLB advances/borrowed funds	—	—	(5)	—	—		—		—
Other liabilities	1,048	—		1,048	2,366		—		3,414

Total liabilities	130,543	—		130,543	207,824		911		339,278

Shareholders’ equity
Common stock	—	30	(6)	30	8,651	(10)	(8,632	)(20)	49
Paid-in-excess	—	27,535	(7)	27,535	14,046	(11)	5,400	(21)	46,981
Retained earnings	15,528	—		15,528	2,378		(2,378	)(22)	15,528
Unrealized gain (loss)	6	—		6	(18)		18	(22)	6
Treasury stock	—	—		—	(106)		106	(22)	—
Employee stock ownership plan	—	(3,492	)(8)	(3,492)	—		—		(3,492)

Total equity	$15,534	$24,073		$39,607	$24,951		$(5,486)		$59,072

Total liabilities and equity	$146,077	$24,073		$170,150	$232,775		$(4,575)		$398,350

(footnotes begin on following page)

(1)	Shows the effect of the mutual-to-stock conversion of Century Bank, assuming gross proceeds of $30.4 million, the maximum, as adjusted of the valuation range, offering expenses of $1.4 million and establishment of an ESOP and stock-based benefit plan that will acquire 7.0% and 3.0% of total pro forma shares outstanding, respectively. The ESOP intends to purchase its shares in the offering and may purchase shares in the open market. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the stock-based benefit plan are assumed at $10.00 per share.
(2)	Adjusted for the exercise of options subsequent to September 30, 2007. See footnotes 10 and 11.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$30,418
Estimated expenses	(1,356)
Common stock acquired by ESOP	(3,492)
Common stock acquired by stock-based benefit plans	(1,497)

Pro forma adjustment	$24,073

(5)	The ESOP loan is funded internally with a loan from Century Commercial Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Century Commercial Bancorp.
(6)	Par value $0.01 per share and the issuance of 3,041,750 shares in the offering.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$29,062
Stock acquired by stock based benefit plans	(1,497)
Less: par value (Footnote 6)	(30)

Pro forma adjustment	$27,535

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Calculated as follows:

(In thousands)
Liberty Bank cash and due from banks at September 30, 2007	$4,196
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826	4,810

Adjusted historical cash and due from banks	$9,006

(10)	Calculated as follows:

(In thousands)
Liberty Bank historical common stock at September 30, 2007	$6,858
Plus: $10 par value of 179,287 stock options exercised	1,793

Adjusted historical common stock	$8,651

(footnotes continued on following page)

(11)	Calculated as follows:

(In thousands)
Liberty Bank historical paid-in-excess at September 30, 2007	$11,029
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826 subsequent to September 30, 2007	4,810
Exercise of 179,287 stock options; $10 par value	(1,793)

Adjusted historical paid-in-excess	$14,046

(12)	Includes the cash portion of the merger consideration paid to shareholders of Liberty Bank, non-tax deductible transaction expenses and tax deductible transaction expenses as follows:

(In thousands)
Cash portion of merger consideration	$19,466
Non-tax deductible transaction expenses	810
Tax deductible transaction expenses	540

Total cash adjustment	$20,816

(13)	Yield adjustment that reflects the difference between portfolio yields and market rates as of September 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are amortized into income over the lives of the related loans.
(14)	Adjustment to reflect the estimated market values of the land and building acquired with Liberty Bank.
(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and percentage data)
Purchase price per share	$45.00
Number of Liberty Bank shares acquired	865,139

Purchase price	38,931
Less: acquired shareholders’ equity	(20,141)
Less: options exercised prior to transaction	(4,810)
Plus: non-tax deductible transaction expenses	810
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	540
Yield adjustment for acquired certificates of deposit	911
Yield adjustment for acquired loans	(1,581)
Market value adjustment for fixed assets	(66)
Core deposit intangible	(1,284)
Customer relationship intangible	(110)
Tax effect at marginal tax rate of 34%	541

Goodwill	$13,741

(footnotes continue on following page)

(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Liberty Bank core deposit base, (i.e., consisting of total deposits less all time deposits and savings accounts offsetting education loans), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative funding source. The core deposit intangible asset is amortized on an accelerated basis over 10 years.
(17)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Century Bank in acquiring the existing customers of Liberty Bank. The customer relationship intangible is amortized on a straight line basis over five years.
(18)	Deferred tax asset created as a result of purchase accounting is $541,000. See footnote 15.
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.
(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$19
Less historical Liberty Bank par value of common stock	(8,651)

Adjustment to common stock	$(8,632)

(21)	Adjustment to paid-in-excess is calculated as follows:

(In thousands)
Stock issued to Liberty Bank shareholders in the merger	$19,466
Less historical Liberty Bank paid-in-excess	(14,046)
Less par value of common stock issued in merger	(19)
Rounding	(1)

Adjustment to paid-in-excess	$5,400

(22)	Adjustment to eliminate the historical Liberty Bank capital account entries pursuant to purchase accounting.

The following table presents pro forma balance sheet information at December 31, 2006 at the maximum, as adjusted of the offering range assuming the issuance of 3,041,750 shares in the offering and the issuance of 1,946,563 shares to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENT

OF FINANCIAL CONDITION

DECEMBER 31, 2006

	Century Bank historical	Offering adjustments(1)		Century Commercial Bancorp as converted	Liberty Bank historical(2)		Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands)
Cash due from banks	$2,452	$24,073	(4)	$26,525	$11,571	(9)	$(20,816	)(12)	$17,280
Fed funds sold	5,300	—		5,300	26,739		—		32,039
Interest bearing deposits	4,643	—		4,643	—		—		4,643
Securities available for sale	23,925	—		23,925	8,839		—		32,764
Securities held to maturity	3,985	—		3,985	—		—		3,985
Loans receivable, net	102,085	—		102,085	71,994		1,581	(13)	175,660
Loans held for sale, net	—	—		—	60,077		—		60,077
Repossessed assets	—	—		—	192		—		192
Premises and equipment	1,614	—		1,614	1,146		66	(14)	2,826
Federal Reserve stock	—	—		—	347		—		347
FHLB stock	1,228			1,228	376		—		1,604
Bank owned life insurance (BOLI)	2,501	—		2,501	1,186		—		3,687
Goodwill	—	—		—	—		15,406	(15)	15,406
Core deposit intangible	—	—		—	—		1,284	(16)	1,284
Customer relationship intangible	—	—		—	—		110	(17)	110
Other	1,000	—		1,000	2,418		(541	)(18)	2,877

Total assets	$148,733	$24,073		$172,806	$184,885		$(2,910)		$354,781

Liabilities
Deposits	$132,287	$—		$132,287	$158,652		$911	(19)	$291,850
FHLB advances/borrowed funds	—	—	(5)	—	2,000		—		2,000
Other liabilities	1,143	—		1,143	947		—		2,090

Total liabilities	133,430	—		133,430	161,599		911		295,940

Shareholders’ equity
Common stock	—	30	(6)	30	8,651	(10)	(8,632	)(20)	49
Paid-in-excess	—	27,535	(7)	27,535	13,642	(11)	5,804	(21)	46,981
Retained earnings	15,392	—		15,392	1,196		(1,196	)(22)	15,392
Unrealized gain (loss)	(89)	—		(89)	(97)		97	(22)	(89)
Treasury stock	—	—		—	(106)		106	(22)	—
Employee stock ownership plan	—	(3,492	)(8)	(3,492)	—		—		(3,492)

Total equity	$15,303	$24,073		$39,376	$23,286		$(3,821)		$58,841

Total liabilities and equity	$148,733	$24,073		$172,806	$184,885		$(2,910)		$354,781

(footnotes begin on following page)

(1)	Shows the effect of the mutual-to-stock conversion of Century Bank, assuming gross proceeds of $30.4 million, the maximum, as adjusted of the valuation range, offering expenses of $1.4 million and establishment of an ESOP and stock-based benefit plan that will acquire 7.0% and 3.0% of total pro forma shares outstanding, respectively. The ESOP intends to purchase its shares in the offering and may purchase shares in the open market. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval to adopt the plan. Open market purchases by the stock-based benefit plan are assumed at $10.00 per share.
(2)	Adjusted for the exercise of options subsequent to December 31, 2006. See footnotes 10 and 11.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Calculated as follows:

(In thousands)
Gross proceeds of offering	$30,418
Estimated expenses	(1,356)
Common stock acquired by ESOP	(3,492)
Common stock acquired by stock-based benefit plans	(1,497)

Pro forma adjustment	$24,073

(5)	The ESOP loan is funded internally with a loan from Century Commercial Bancorp, thus no borrowing liability is recorded on the consolidated balance sheet of Century Commercial Bancorp.
(6)	Par value $0.01 per share and the issuance of 3,041,750 shares in the offering.
(7)	Calculated as follows:

(In thousands)
Net proceeds of offering	$29,062
Stock acquired by stock-based benefit plans	(1,497)
Less: par value (Footnote 6)	(30)

Pro forma adjustment	$27,535

(8)	Contra-equity account established to reflect the obligation to repay the loan to the ESOP.
(9)	Calculated as follows:

(In thousands)
Liberty Bank cash and due from banks at December 31, 2006	$6,761
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826	4,810

Adjusted historical cash and due from banks	$11,571

(10)	Calculated as follows:

(In thousands)
Liberty Bank historical common stock at December 31, 2006	$6,858
Plus: $10 par value of 179,287 stock options exercised	1,793

Adjusted historical common stock	$8,651

(footnotes continued on following page)

(11)	Calculated as follows:

(In thousands)
Liberty Bank historical paid-in-excess at December 31, 2006	$10,625
Plus: cash proceeds from the exercise of 179,287 stock options at an average price of $26.826 subsequent to December 31, 2006	4,810
Exercise of 179,287 stock options; $10 par value	(1,793)

Adjusted historical paid-in-excess	$13,642

(12)	Includes the cash portion of the merger consideration paid to shareholders of Liberty Bank, non-tax deductible transaction expenses and tax deductible transaction expenses as follows.

(In thousands)
Cash portion of merger consideration	$19,466
Non-tax deductible transaction expenses	810
Tax deductible transaction expenses	540

Total cash adjustment	$20,816

(13)	Yield adjustment that reflects the difference between portfolio yields and market rates as of September 30, 2007 for loans acquired in the merger. For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities. Yield adjustments are amortized into income over the lives of the related loans.
(14)	Adjustment to reflect the estimated market values of the land and building acquired with Liberty Bank.
(15)	Goodwill is an intangible asset that is not subject to amortization. The goodwill balance will be tested annually for impairment. Goodwill is calculated as:

(In thousands, except share and percentage data)
Purchase price per share	$45.00
Number of Liberty Bank shares acquired	865,139

Purchase price	38,931
Less: acquired shareholders’ equity	(18,476)
Less: options exercised prior to transaction	(4,810)
Plus: non-tax deductible transaction expenses	810
Plus: taxable purchase accounting adjustments:
Tax deductible transaction expenses	540
Yield adjustment for acquired certificates of deposit	911
Yield adjustment for acquired loans	(1,581)
Market value adjustment for fixed assets	(66)
Core deposit intangible	(1,284)
Customer relationship intangible	(110)
Tax effect at marginal tax rate of 34%	541

Goodwill	$15,406

(16)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired core deposit base (i.e., consisting of total deposits less all time deposits and savings accounts offsetting education loans), calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative funding source. The core deposit intangible asset is amortized on an accelerated basis over 10 years.

(footnotes continue on following page)

(17)	Customer relationship intangible reflects the estimated customer acquisition costs saved by Century Bank in acquiring the existing customers of Liberty Bank. The customer relationship intangible is amortized on a straight line basis over five years.
(18)	Deferred tax asset created as a result of purchase accounting is $541,000. See footnote 15.
(19)	Yield adjustment to reflect the difference between portfolio yields and market rates as of September 30, 2007 for time deposits acquired in the merger. Yield adjustment is estimated using present value analysis and the yield adjustment is accreted into income over the lives of the related time deposits.
(20)	Adjustment to common stock is calculated as follows:

(In thousands)
Par value of common stock issued in the merger at $0.01 per share	$19
Less historical Liberty Bank par value of common stock	(8,651)

Adjustment to common stock	$(8,632)

(21)	Adjustment to paid-in capital is calculated as follows:

Stock issued to Liberty Bank shareholders in the merger	$19,466
Less historical Liberty Bank paid-in-excess	(13,642)
Less par value of common stock issued in merger	(19)
Rounding	(1)

Adjustment to paid-in-excess	$5,804

(22)	Adjustment to eliminate the historical Liberty Bank capital account entries pursuant to purchase accounting.

The following table presents pro forma income statement information for the nine months ended September 30, 2007, at the minimum of the offering range, including 1,955,000 shares issued in the offering and 1,946,563 shares issued to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Century Bank historical	Offering adjustments (1)		Century Bank as converted	Liberty Bank historical	Merger adjustments (3)		Century Commercial Bancorp pro forma consolidated
	(In thousands, except per share data)
Interest and dividend income	$6,904	$—		$6,904	$10,732	$(296	)(4)	$17,340
Interest expense	(3,727)	—		(3,727)	(4,949)	342	(5)	(8,334)
Net interest income	3,177	—		3,177	5,783	46		9,006
Provision for loan losses	(192)	—		(192)	(552)	—		(744)
Net interest income after provision for loan losses	2,985	—		2,985	5,231	46		8,262
Non-interest income	118	—		118	1,126	—		1,244
Non-interest expense	(2,898)	(493	)(2)	(3,391)	(4,191)	(115	)(6)	(7,697)
Income before income taxes	205	(493)		(288)	2,166	(69	)(7)	1,809
Income tax expense	(69)	113	(8)	44	(848)	23		(781)

Net income	$136	$(380)		$(244)	$1,318	$(46)		$1,028

Basic EPS (9)	$—	$—		$(0.14)	$—	$—		$0.28
Diluted EPS (9)	$—	$—		$(0.14)	$—	$—		$0.28

(1)	Shows the effect of the stock offering by Century Commercial Bancorp, assuming gross proceeds of $19.6 million at the minimum of the offering range, offering expenses of $1.3 million, and establishment of an ESOP that will acquire 7.0% of the pro forma shares outstanding, including merger shares. The ESOP intends to purchase shares in the offering and may purchase shares in the open market. The ESOP loan will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will purchase 3.0% of the pro forma shares outstanding, including merger shares, for grants to plan participants. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will grant options for up to 10% of the pro forma shares outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.67 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based benefit plans are subject to stockholder approval. Adjustments to record interest income to be earned on net proceeds of the offering will be recorded as earned. Since this estimate is speculative, it is not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $14.4 million from the offering are invested at an average pre-tax yield of 4.11% for the nine months ended September 30, 2007, would be approximately $444,000 pre-tax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of September 30, 2007. Taxes are calculated on an assumed marginal rate of 34%. No expenses are included for merger-related charges, all of which are one-time expenses, since they will be reflected in the pro forma statement of income as incurred after the completion of the merger and are not indicative of what the historical results would have been had the comparison been actually combined during the periods presented.

(footnotes continue on following page)

(2)	Includes the expense of the ESOP, and the grant of stock and options under the stock-based benefit plan. The ESOP loan has a balance of $2.7 million and an amortization period of 20 years straight line. The ESOP loan is assumed to be funded internally, therefore no interest expense is recorded on the consolidated income statement for Century Commercial Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock awards granted under the stock-based benefit plan assuming gross proceeds of $19.6 million is $175,570 pre-tax for the nine months ended September 30, 2007. The estimated expense for stock options granted under a stock-based benefit plan assuming gross proceeds of $19.6 million is $214,781 pre-tax for the nine months ended September 30, 2007. Stock-based benefit plan share awards are assumed to vest over five years on a straight-line basis.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Adjustment to interest income is the accretion of the loan discount on the Liberty Bank loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. Interest income foregone as a result of funding the cash portion of the merger consideration paid to shareholders of Liberty Bank and transaction expenses is not reflected. The estimated reduction in interest income assuming funding requirements of $20.8 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.11% for the nine months ended September 30, 2007, would be approximately $642,000 pre-tax. The yield approximates the yield on the one-year U.S. Treasury security on September 30, 2007. The adjustment shown is calculated as follows:

(In Thousands)
Amortization of loan premium from purchase accounting	$(296)

Adjustment to interest income	$(296)

(5)	Adjustment to interest expense is calculated as follows:

(In Thousands)
Amortization of deposit discount (premium) from purchase accounting	$342

Adjustment to interest expense	$342

(6)	Adjustment to non-interest expense is calculated as follows:

(In Thousands)
Amortization of core deposit intangible	$(96)
Amortization of customer relationship intangible	$(17)
Depreciation of market value adjustment for fixed assets	$(2)

Adjustment to non-interest expense	$(115)

(7)	Marginal tax rate of 34%.
(8)	Reflects the tax benefit calculated at the statutory rate of 34% on the allocation of ESOP, stock-based benefit plan shares and stock options. 25% of the stock options are assumed to be nonqualified and will receive a tax benefit with no tax benefit given to the remaining 75%.

ESOP expense	$102
Restricted stock expense	176
Stock option expense 25% taxable	54	($161 considered not tax deductible	)

Total	332

Tax at 34%	$113

(footnotes continue on following page)

(9)	Calculated based on shares outstanding for EPS purposes as follows:

	Century Bank historical	Offering adjustments(*)	Century Bank as converted	Liberty Bank historical	Merger adjustments	Century Commercial Bancorp pro forma consolidated
Basic EPS	N/A	1,692,133	1,692,133	865,139	1,081,424	3,638,696
Diluted EPS	N/A	1,692,133	1,692,133	865,139	1,081,424	3,638,696

*	Shares issued in the offering	1,955,000
	Less: Shares to be acquired by the ESOP	(273,109)
	Plus: ESOP shares allocated or committed to be released	10,242

	Weighted average shares outstanding	1,692,133

The following table presents pro forma income statement information for the year ended December 31, 2006, at the minimum of the offering range, including 1,955,000 shares issued in the offering and 1,946,563 shares issued to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

	Century Bank historical	Offering adjustments(1)		Century Bank as converted	Liberty Bank historical	Merger adjustments		Century Commercial Bancorp pro forma consolidated
	(In thousands, except per share data)
Interest and dividend income	$8,747	$—		$8,747	$9,635	$(395	)(4)	$17,987
Interest expense	(4,366)	—		(4,366)	(4,434)	456	(5)	(8,344)
Net interest income	4,381	—		4,381	5,201	61		9,643
Provision for loan losses	(10)	—		(10)	(366)	—		(376)
Net interest income after provision for loan losses	4,371	—		4,371	4,835	61		9,267
Non-interest income	368	—		368	962	—		1,330
Non-interest expense	(3,565)	(657	)(2)	(4,222)	(4,388)	(153	)(6)	(8,763)
Income before income taxes	1,174	(657)		517	1,409	(92	)(7)	1,834
Income tax expense	(395)	150	(8)	(245)	(583)	30		(798)

Net income	$779	$(507)		272	$826	$(62)		$1,036

Basic EPS (9)	$—	$—		$0.16	$—	$—		$0.29
Diluted EPS (9)	$—	$—		$0.16	$—	$—		$0.29

(1)	Shows the effect of the stock offering of Century Commercial Bancorp, assuming gross proceeds of $19.6 million, the minimum of the offering range, offering expenses of $1.3 million, and establishment of an ESOP that will acquire 7.0% of the pro forma shares outstanding, including merger shares. The ESOP intends to purchase shares in the offering and may purchase shares in the open market. The ESOP loan will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will purchase 3.0% of the pro forma shares outstanding, including merger shares, for grants to plan participants. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10 per share. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will grant options for up to 10% of the pro forma shares outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.67 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based benefit plans are subject to stockholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as earned. Since this estimate is speculative, it is not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $14.4 million from the offering are invested at an average pre-tax yield of 4.99% for the year ended December 31, 2006, would be approximately $718,000 pre-tax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2006. The ESOP loan is amortized over 20 years on a straight line basis. Assumed marginal tax rate of 34%. No expenses are included for merger-related charges, all of which are one-time expenses.

(footnotes continue on next page)

(2)	Includes the expense of the ESOP, the grant of stock and options under the stock-based benefit plan. The ESOP loan has a balance of $2.7 million and an amortization period of 20 years straight line. The ESOP loan is assumed to be funded internally, therefore no interest expense is recorded on the consolidated income statement for Century Commercial Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock awards granted under the stock-based benefit plan assuming gross proceeds of $19.6 million, is $234,094 pre-tax for the year ended December 31, 2006. The estimated expense for the stock options granted under the stock-based benefit plan, assuming gross proceeds of $19.6 million, is $286,375 pre-tax for the year ended December 31, 2006.
(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Adjustment to interest income is the accretion of the loan discount on the Liberty Bank loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to shareholders of Liberty Bank and the expenses of the acquisition will be recorded as incurred. Because these are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $20.8 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.04 million pre-tax. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment shown is calculated as follows:

(In thousands)
Amortization of loan premium from purchase accounting	$(395)

Adjustment to interest income	$(395)

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit discount (premium) from purchase accounting	$(456)

Adjustment to interest expense	$(456)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(128)
Amortization of customer relationship intangible	(22)
Depreciation of market value adjustment for fixed assets	3

Adjustment to non-interest expense	$(153)

(7)	Marginal tax rate of 34%.
(8)	Reflects the tax benefit calculated at the statutory rate of 34% on the allocation of ESOP, stock-based benefit plan shares and stock options. 25% of the stock options are assumed to be nonqualified and will receive a tax benefit with no tax benefit given to the remaining 75%.

ESOP expense	$137
Restricted stock expense	234
Stock option expense 25% taxable	71	($215 considered not tax deductible	)

Total	442
Tax at 34%	$150

(footnotes continue on next page)

(9)	Calculated based on shares outstanding for EPS purposes as follows:

	Century Bank historical	Offering adjustments(*)	Century Bank pro forma as converted	Liberty Bank historical	Merger adjustments	Century Commercial Bancorp pro Forma consolidated
Basic EPS	N/A	1,695,546	1,695,546	865,139	1,081,424	3,642,109
Diluted EPS	N/A	1,695,546	1,695,546	865,139	1,081,424	3,642,109

*	Shares issued in the offering	1,955,000
	Less: Shares to be acquired by the ESOP	(273,109)
	Plus: ESOP shares allocated or committed to be released	13,655

	Weighted average shares outstanding	1,695,546

The following table presents pro forma income statement information for the nine months ended September 30, 2007, at the maximum, as adjusted of the offering range, including 3,041,750 shares issued in the offering and 1,946,563 shares issued to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Century Bank historical	Offering adjustments(1)		Century Bank as converted	Liberty Bank historical	Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands, except per share data)
Interest and dividend income	$6,904	$—		$6,904	$10,732	$(296	)(4)	$17,340
Interest expense	(3,727)	—		(3,727)	(4,949)	342	(5)	(8,334)
Net interest income	3,177	—		3,177	5,783	46		9,006
Provision for loan losses	(192)	—		(192)	(552)	—		(744)
Net interest income after provision for loan losses	2,985	—		2,985	5,231	46		8,262
Non-interest income	118	—		118	1,126	—		1,244
Non-interest expense	(2,898)	(630	)(2)	(3,528)	(4,191)	(115	)(6)	(7,834)
Income before income taxes	205	(630)		(425)	2,166	(69	)(7)	1,672
Income tax expense	(69)	144	(8)	75	(848)	23		(750)

Net income	$136	$(486)		$(350)	$1,318	$(46)		$922

Basic EPS (9)	$—	$—		$(0.13)	$—	$—		$0.20
Diluted EPS (9)	$—	$—		$(0.13)	$—	$—		$0.20

(1)	Shows the effect of the stock offering of Century Commercial Bancorp, assuming gross proceeds of $30.4 million, the maximum, as adjusted of the offering range, offering expenses of $1.4 million, and establishment of an ESOP that will acquire 7% of the pro forma shares outstanding including merger shares. The ESOP intends to purchase shares in the offering and may purchase shares in the open market. The loan taken by the ESOP will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will purchase 3.0% of the pro forma shares outstanding, including merger shares, for grants to plan participants. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10 per share. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will grant options for up to 10% of the pro forma shares outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.67 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock based benefit plan is subject to stockholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income, assuming net cash proceeds of $24.1 million from the offering are invested at an average pre-tax yield of 4.10% for the nine months ended September 30, 2007, would be approximately $741,000 pre-tax. The yield utilized approximates the yield on a one year U.S. Treasury security as of September 30, 2007. Taxes are calculated at an assumed marginal tax rate of 34%. No expenses are included for merger-related charges, all of which are one-time expenses.
(2)	Includes the expense of the ESOP and the grant of stock and options under the stock-based benefit plan. The ESOP loan has a balance of $3.5 million and an amortization period of 20 years straight line. The ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Century Commercial Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock awards granted under the stock-based benefit plan assuming gross proceeds of $30.4 million is $224,474 pre-tax for the nine months ended September 30, 2007. The estimated expense for the stock options granted under the stock-based benefit plan assuming gross proceeds of $30.4 million is $274,607 pre-tax for the nine months ended September 30, 2007. Stock-based benefit plan shares are assumed to vest over 5 years on a straight-line basis.

(footnotes continue on next page)

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Adjustment to interest income is the accretion of the loan discount on the Liberty Bank loans resulting from purchase accounting and the accretion of the discount on investment securities available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to shareholders of Liberty Bank and the expenses of the acquisition will be recorded as incurred. Because they are non-recurring, these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $20.8 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.10% for the nine months ended September 30, 2007, would be approximately $640,092 pre-tax. The yield approximates the yield on the one year U.S. Treasury security on September 30, 2007. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount (premium) from purchase accounting	$(296)

Adjustment to interest income	$(296)

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit discount (premium) from purchase accounting	$(342)

Adjustment to interest expense	$(342)

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(96)
Amortization of customer relationship intangible	$(17)
Depreciation of market value adjustment for fixed assets	$(2)

Adjustment to non-interest expense	$(115)

(7)	Marginal tax rate of 34%.
(8)	Reflects the tax benefit calculated at the statutory rate of 34% on the allocation of ESOP, stock-based benefit plan shares and stock options. 25% of the stock options are assumed to be nonqualified and will receive a tax benefit with no tax benefit given to the remaining 75%.

ESOP expense	$131
Restricted stock expense	224
Stock option expense 25% taxable	69	($206 considered not tax deductible	)

Total	424

Tax at 34%	$144

(footnotes continue on next page)

(9)	Calculated based on shares outstanding for EPS purposes as follows:

	Century Bank historical	Offering adjustments(*)	Century Bank as converted	Liberty Bank historical	Merger adjustments	Century Commercial Bancorp Pro Forma consolidated
Basic EPS	N/A	2,705,662	2,705,662	865,139	1,081,424	4,652,225
Diluted EPS	N/A	2,705,662	2,705,662	865,139	1,081,424	4,652,225

*	Shares issued in the offering	3,041,750
	Less: Shares to be acquired by the ESOP	(349,182)
	Plus: ESOP shares allocated or committed to be released	13,094

	Weighted average shares outstanding	2,705,662

The following table presents pro forma income statement information for the year ended December 31, 2006, at the maximum, as adjusted of the offering range, including 3,041,750 shares issued in the offering and 1,946,563 shares issued to shareholders of Liberty Bank in the merger.

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2006

	Century Bank historical	Offering adjustments(1)		Century Bank as converted	Liberty Bank historical	Merger adjustments(3)		Century Commercial Bancorp pro forma consolidated
	(In thousands, except per share data)
Interest and dividend income	$8,747	$—		$8,747	$9,635	$(395	)(4)	$17,987
Interest expense	(4,366)	—		(4,366)	(4,434)	456	(5)	(8,344)
Net interest income	4,381	—		4,381	5,201	61		9,643
Provision for loan losses	(10)	—		(10)	(366)	—		(376)
Net interest income after provision for loan losses	4,371	—		4,371	4,835	61		9,267
Non-interest income	368	—		368	962	—		1,330
Non-interest expense	(3,565)	(840	)(2)	(4,405)	(4,388)	(153	)(6)	(8,946)
Income before income taxes	1,174	(840)		334	1,409	(92	)(7)	1,651
Income tax expense	(395)	192	(8)	(203)	(583)	30		(756)

Net income	$779	$(648)		$131	$826	$(62)		$895

Basic EPS (9)	$—	$—		$0.05	$—	$—		$0.20
Diluted EPS (9)	$—	$—		$0.05	$—	$—		$0.20

(1)	Shows the effect of the stock offering of Century Commercial Bancorp, assuming gross proceeds of $30.4 million, the maximum, as adjusted of the offering range, offering expenses of $1.4 million, and establishment of an ESOP that will acquire 7.0% of the pro forma shares outstanding, including merger shares. The ESOP intends to purchase shares in the offering and may purchase shares in the open market. The ESOP loan will be amortized over 20 years on a straight line basis. The ESOP expense shown reflects the estimated amortization expense on a pre-tax basis for the period shown. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will purchase 3.0% of the pro forma shares outstanding, including merger shares, for grants to plan participants. Assumes the stock-based benefit plan will purchase shares in the open market after receiving stockholder approval. Open market purchases are assumed at $10.00 per share. Century Commercial Bancorp also intends to adopt a stock-based benefit plan that will grant options for up to 10% of the pro forma shares outstanding, including merger shares. Pursuant to an application of the Black-Scholes option pricing model, the stock options are assumed to have a value of $3.67 per option. The option value is assumed to be expensed over the five year vesting period for the options and 25% of the option expense is assumed to be deductible for income tax purposes. The stock-based benefit plan is subject to stockholder approval. Adjustments to record estimated interest income to be earned on net proceeds of the offering will be recorded as incurred. Since these estimates are speculative, they are not reflected in the calculations of pro forma income. The estimated interest income assuming net cash proceeds of $24.1 million from the offering are invested at an average pre-tax yield of 4.99% for the year ended December 31, 2006 would be approximately $1.2 million pre-tax. The yield utilized approximates the yield on a one-year U.S. Treasury security as of December 31, 2006. Taxes are calculated at an assumed marginal rate of 34%. No expenses are included for merger-related charges, all of which are one-time expenses.
(2)	Includes the expense of the ESOP, and the grant of stock and options under the stock-based benefit plan. The ESOP loan has a balance of $3.5 million and an amortization period of 20 years straight line. ESOP loan is assumed to be funded internally, so no interest expense is recorded on the consolidated income statement for Century Commercial Bancorp. ESOP expense thus reflects only the amortization of principal for the period shown. The estimated expense for the stock awards granted under the stock-based benefit plan, assuming gross proceeds of $30.4 million, is $299,299 pre-tax for the year ended December 31, 2006. The estimated expense for the stock options granted under the stock-based benefit plan, assuming gross proceeds of $30.4 million, is $366,142 pre-tax for the year ended December 31, 2006.

(footnotes continued on next page)

(3)	Reflects the purchase accounting and acquisition adjustments related to the acquisition of Liberty Bank for a price of $45.00 per share in cash and newly issued conversion stock.
(4)	Adjustment to interest income is the accretion of the loan discount on the Liberty Bank loans resulting from purchase accounting and the accretion of the discount on investment securities held-to-maturity and available for sale. Adjustments to record estimated interest income to be foregone as a result of funding the cash portion of the merger consideration paid to shareholders of Liberty Bank and the expenses of the acquisition will be recorded as incurred. Because these are non-recurring these expenses are not reflected in the pro forma income statements. The estimated reduction in interest income assuming funding requirements of $20.8 million for the merger and related expenses, assuming such cash costs were funded with investments yielding 4.99% for the year ended December 31, 2006, would be approximately $1.04 million pre-tax. The yield approximates the yield on the one year U.S. Treasury security on December 31, 2006. The adjustment shown is calculated as follows:

(In thousands)
Accretion of loan discount (premium) from purchase accounting	$(395)

Adjustment to interest income	$(395)

(5)	Adjustment to interest expense is calculated as follows:

(In thousands)
Amortization of deposit discount (premium) from purchase accounting	$456

Adjustment to interest expense	$456

(6)	Adjustment to non-interest expense is calculated as follows:

(In thousands)
Amortization of core deposit intangible	$(128)
Amortization of customer relationship intangible	$(22)
Depreciation of market value adjustment for fixed assets	$(3)

Adjustment to non-interest expense	$(153)

(7)	Marginal tax rate of 34%
(8)	Reflects the tax benefit calculated at the statutory rate of 34% on the allocation of ESOP, stock-based benefit plan shares and stock options. 25% of the stock options are assumed to be nonqualified and will receive a tax benefit with no tax benefit given to the remaining 75%.

ESOP expense	$175
Restricted stock expense	299
Stock option expense 25% taxable	92	($274 considered not tax deductible	)

Total	566

Tax at 34%	$192

(footnotes continue on next page)

(9)	Calculated assuming shares outstanding for EPS purposes as follows:

	Century Bank historical	Offering adjustments(*)	Century Bank as converted	Liberty Bank historical	Merger adjustments	Century Commercial Bancorp Pro Forma consolidated
Basic EPS	N/A	2,710,027	2,710,027	685,852	3,966,373	4,656,590
Diluted EPS	N/A	2,710,027	2,710,027	685,852	3,966,373	4,656,590

*	Shares issued in the offering	3,041,750
	Less: Shares to be acquired by the ESOP	(349,182)
	Plus: ESOP shares allocated or committed to be released	17,459

	Weighted average shares outstanding	2,710,027

Analysis of Pro Forma Outstanding Shares of Century Commercial Bancorp Common Stock

Offering Range	Total Shares Outstanding	Shares Sold in the Offering	Shares Issued to Liberty Bank Shareholders (1)	Cash Issued In Connection with the Merger (2)
Minimum	3,901,563	1,955,000	1,946,563	$20,816,000
Midpoint	4,246,563	2,300,000	1,946,563	$20,816,000
Maximum	4,591,563	2,645,000	1,946,563	$20,816,000
Maximum, as adjusted (3)	4,988,313	3,041,750	1,946,563	$20,816,000
Outstanding Percentage of Shares
Minimum	100.00%	50.1%	49.9%	N/A
Midpoint	100.00%	54.2%	45.8%	N/A
Maximum	100.00%	57.6%	42.4%	N/A
Maximum, as adjusted (3)	100.00%	61.0%	39.0%	N/A

(1)	Assumes that all options to purchase Liberty Bank shares are exercised and receive merger consideration instead of being cashed out.
(2)	Cash amount includes one-time transaction costs of $1.4 million on a pre-tax basis.

Additional Pro Forma Data

The following tables show information about Century Commercial Bancorp’s and Liberty Bank’s historical combined consolidated net income and shareholders’ equity prior to the offering and merger and Century Commercial Bancorp’s pro forma consolidated net income and shareholders’ equity following the offering and merger. The information provided illustrates our consolidated pro forma net income and shareholders’ equity based on the sale of common stock at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the assumptions described below.

•	Century Commercial Bancorp will sell all shares of common stock offered in the subscription offering;

•	Century Commercial Bancorp’s employee stock ownership plan will purchase, with a loan from Century Commercial Bancorp, a number of shares equal to 7% of the total number of outstanding shares of Century Commercial Bancorp, which includes shares sold in the offering and shares issued in the merger to Liberty Bank shareholders.

•	Century Commercial Bancorp will purchase in the open market a number of shares of stock equal to 3% of the shares outstanding, including shares issued to Liberty Bank shareholders in the merger, that will be reissued as restricted stock awards under one or more stock based benefit plans to be adopted following the offering.

•	total expenses of the offering, including fees paid to Stifel, Nicolaus & Company, Incorporated, will range from $1.26 million at the minimum of the offering range to $1.36 million at the maximum, as adjusted of the offering range;

•	130,000 shares of common stock will be purchased by Century Commercial Bancorp’s executive officers and directors, and their associates; and

•	Stifel, Nicolaus & Company, Incorporated will receive fees equal to 1.0% of the aggregate purchase price of the shares of common stock sold in the offering, excluding any shares purchased by any employee benefit plans or shares purchased by any of Century Commercial Bancorp’s directors, officers or employees or members of their immediate families, and shares issued in the merger.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Consolidated pro forma net income for the nine months ended September 30, 2007 and the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 4.11% for the nine months ended September 30, 2007 and 4.99% for the year ended December 31, 2006, which represents the one-year treasury rate at the respective dates.

Pro forma after-tax returns of 2.03% and 3.29% were used for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, after giving effect to a combined federal and state income tax rate of 34%. The actual rate experienced by Century Commercial Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables, you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations, regulatory considerations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering—How We Determined the Offering Range and the $10.00 Purchase Price;”

•	Since funds on deposit at Century Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts;

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed stock-based benefit plans;

•	Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not take into account the liquidation account to be set up in connection with the conversion and do not represent fair market values of intangible assets, or amounts available for distribution to shareholders, in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Century Bank’s special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation;”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock; and

•	The pro forma tables do not reflect the impact of the new expenses that we expect to incur as a result of operating as a public company.

The following consolidated pro forma data, which are based on Century Bank’s and Liberty Bank’s equity at September 30, 2007 and December 31, 2006 and net income for the nine months ended September 30, 2007 and the year ended December 31, 2006, may not represent the actual financial effects of the offering or our operating results after the offering and merger. The consolidated pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The consolidated pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the offering.

We are offering our common stock on a best efforts basis. We must issue a minimum of 1,955,000 shares in the offering to complete the offering.

	At or For the Nine Months Ended September 30, 2007
	Minimum	Midpoint	Maximum	Maximum, as adjusted
	1,955,000 shares at $10.00 per share	2,300,000 shares at $10.00 per share	2,645,000 shares at $10.00 per share	3,041,750 shares at $10.00 per share
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Fair value of shares issued in merger with Liberty Bank (1)	19,466	19,466	19,466	19,466

Pro forma value	$39,016	$42,466	$45,916	$49,884

Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Less: estimated expenses	(1,255)	(1,287)	(1,319)	(1,356)

Estimated net proceeds	18,295	21,713	25,131	29,062
Less: common stock acquired by employee stock ownership plan	(2,731)	(2,973)	(3,214)	(3,492)
Less: common stock to be acquired by stock-based benefit plan	(1,170)	(1,274)	(1,377)	(1,497)

Net investable proceeds from offering	$14,394	$17,466	$20,540	$24,073

Funds required to effect the merger with Liberty Bank (2)	$20,816	$20,816	$20,816	$20,816
Consolidated pro forma net income:
Historical (3)	$1,408	$1,408	$1,408	$1,408
Pro forma income on net investable proceeds	292	354	417	489
Pro forma impact of funding the merger with Liberty Bank (4)	(422)	(422)	(422)	(422)
Pro forma employee stock ownership plan adjustments (5)	(68)	(74)	(80)	(86)
Pro forma restricted stock award expense (6)	(116)	(126)	(136)	(148)
Pro forma stock option expense (7)	(197)	(214)	(213)	(251)

Pro forma net income (6)	$897	$926	$956	$990

Pro forma net income per share:
Historical	$0.39	$0.36	$0.33	$0.30
Pro forma income on net investable proceeds	0.08	0.09	0.10	0.11
Pro forma impact of funding the merger with Liberty Bank	(0.12)	(0.11)	(0.10)	(0.09)
Pro forma employee stock ownership plan adjustments (5)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense (6)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma stock option expense (7)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share (8)	$0.25	$0.24	$0.23	$0.22

Offering price as a multiple of pro forma net income per share	30.00 x	31.25 x	32.61 x	34.09 x
Number of shares used to calculate pro forma earnings per share (8)	3,638,696	3,960,451	4,282,207	4,652,225

	At or For the Nine Months Ended September 30, 2007
	Minimum	Midpoint	Maximum	Maximum, as adjusted
	1,955,000 shares at $10.00 per share	2,300,000 shares at $10.00 per share	2,645,000 shares at $10.00 per share	3,041,750 shares at $10.00 per share
	(Dollars in thousands, except per share amounts)
Pro forma stockholders’ equity:
Historical combined including merger adjustments	$34,999	$34,999	$34,999	$34,999
Estimated net proceeds	18,295	21,713	25,131	29,062
Less: common stock acquired by employee stock ownership plan(5)	(2,731)	(2,973)	(3,214)	(3,492)
Less: common stock to be acquired by stock-based benefit plan(6)	(1,170)	(1,274)	(1,377)	(1,497)

Pro forma stockholders’ equity	49,393	52,465	55,539	59,072
Intangible assets(9)	(15,135)	(15,135)	(15,135)	(15,135)

Pro forma tangible stockholders’ equity	$34,258	$37,330	$40,404	$43,937

Pro forma stockholders’ equity per share (8):
Historical combined including merger adjustments	$8.97	$8.24	$7.62	$7.02
Estimated net proceeds	4.69	5.11	5.47	5.83
Less: common stock acquired by employee stock ownership plan(5)	(0.70)	(0.70)	(0.70)	(0.70)
Less: common stock to be acquired by stock-based benefit plan(6)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share	12.66	12.35	12.09	11.85
Intangible assets(9)	(3.88)	(3.56)	(3.30)	(3.03)

Pro forma tangible stockholders’ equity per share	$8.78	$8.79	$8.79	$8.82

Offering price as a percentage of pro forma equity per share	78.99%	80.94%	82.67%	84.44%
Offering price as a percentage of pro forma tangible equity per share	113.89%	113.76%	113.64%	113.53%
Shares used for pro forma stockholders’ equity per share(8)	3,901,563	4,246,563	4,591,563	4,988,313

(footnotes begin on following page)

(1)	Reflects the issuance of 1,946,563 shares to Liberty Bank shareholders in the merger.
(2)	For the purposes of this presentation, the funds required to effect the merger with Liberty Bank, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously or shortly thereafter), are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction costs of $1.4 million on a pre-tax basis.
(3)	Century Commercial Bancorp historical net income plus Liberty Bank historical net income less merger adjustments.
(4)	Interest income forgone from the use of $20.8 million as the cash portion of the merger consideration to Liberty Bank’s shareholders, including merger related expenses, at a yield of 4.10% which approximates the yield on a one year U.S. Treasury security, net of tax.
(5)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 7% of the shares outstanding, including shares issued in connection with the merger (273,109, 297,259, 321,409 and 349,182 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The ESOP will borrow the funds to acquire these shares from the net offering proceeds retained by Century Commercial Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.25%, and a term of 20 years. Century Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Century Commercial Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Century Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5% of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of Century Commercial Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes that Century Commercial Bancorp will purchase in the open market a number of shares of stock equal to 3% of the shares outstanding, including shares issued to Liberty Bank shareholders in the merger (117,047, 127,397, 137,747 and 149,649 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based benefit plans to be adopted following the offering. Purchases will be funded with cash on hand at Century Commercial Bancorp or with dividends paid to Century Commercial Bancorp by Century Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 2.9%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Century Commercial Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based benefit plan, total stock-based benefit plan expense would be greater.
(7)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based benefit plan to be adopted following the offering. If the stock-based benefit plan is approved by shareholders, a number of shares equal to 10% of the number of shares outstanding, including shares issued in connection with the merger (390,156, 424,656, 459,156 and 498,831 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.67 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 8.11%; and risk-free interest rate, 4.53%. Because there currently is no market for Century Commercial Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based benefit plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.

(8)	Per share income data is based on the number of shares sold in the offering, shares issued in the merger and shares to be allocated or distributed under Century Commercial Bancorp’s employee stock ownership plan and stock-based benefit plans for the period presented. For the nine months ended September 30, 2007, the shares outstanding for purposes of computing earnings per share have been calculated as follows:

	1,955,000 Shares at Minimum of Offering Range	2,300,000 Shares at Midpoint of Offering Range	2,645,000 Shares at Maximum of Offering Range	3,041,750 Shares at Maximum, as Adjusted of Offering Range
Shares issued in the offering	1,955,000	2,300,000	2,645,000	3,041,750
Shares issued in the merger	1,946,563	1,946,563	1,946,563	1,946,563

Total shares issued	3,901,563	4,246,563	4,591,563	4,988,313
Less ESOP shares	(273,109)	(297,259)	(321,409)	(349,182)
Plus shares subject to release	10,242	11,147	12,053	13,094

Pro forma shares for EPS	3,638,696	3,960,451	4,282,207	4,652,225

(9)	Includes $13.7 million of goodwill, $1.3 million of core deposit intangibles, and $110,000 of customer relationships intangibles resulting from the acquisition of Liberty Bank.

	At or For the Year Ended December 31, 2006

	Minimum	Midpoint	Maximum	Maximum, as adjusted
	1,955,000 shares at $10.00 per share	2,300,000 shares at $10.00 per share	2,645,000 shares at $10.00 per share	3,041,750 shares at $10.00 per share
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Fair value of shares issued in merger with Liberty Bank (1)	19,466	19,466	19,466	19,466

Pro forma value	$39,016	$42,466	$45,916	$49,884

Gross proceeds of offering	$19,550	$23,000	$26,450	$30,418
Less: estimated expenses	(1,255)	(1,287)	(1,319)	(1,356)

Estimated net proceeds	18,295	21,713	25,131	29,062
Less: common stock acquired by employee stock ownership plan	(2,731)	(2,973)	(3,214)	(3,492)
Less: common stock to be acquired by stock-based benefit plan	(1,170)	(1,274)	(1,377)	(1,497)

Net investable proceeds from offering	$14,394	$17,466	$20,540	$24,073

Funds required to effect the merger with Liberty Bank (2)	$20,816	$20,816	$20,816	$20,816
Consolidated pro forma net income:
Historical(3)	$1,544	$1,544	$1,544	$1,544
Pro forma income on net investable proceeds	474	575	676	793
Pro forma impact of funding the merger with Liberty Bank(4)	(686)	(686)	(686)	(686)
Pro forma employee stock ownership plan adjustments (5)	(90)	(98)	(106)	(115)
Pro forma restricted stock award expense (6)	(154)	(168)	(182)	(198)
Pro forma stock option expense (7)	(262)	(285)	(308)	(335)

Pro forma net income (8)	$826	$882	$938	$1,003

Pro forma net income per share:
Historical	$0.42	$0.39	$0.36	$0.33
Pro forma income on net investable proceeds	0.13	0.14	0.16	0.17
Pro forma impact of funding the merger with Liberty Bank	(0.19)	(0.17)	(0.16)	(0.15)
Pro forma employee stock ownership plan adjustments (5)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma restricted stock award expense (6)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma stock option expense (7)	(0.07)	(0.07)	(0.07)	(0.07)

Pro forma net income per share (8)	$0.23	$0.23	$0.23	$0.22

Offering price as a multiple of pro forma net income per share	43.48 x	43.48 x	43.48 x	45.45 x
Number of shares used to calculate pro forma earnings per share (8)	3,642,109	3,964,167	4,282,224	4,656,590

Pro forma stockholders’ equity:
Historical combined including merger adjustments	$34,768	$34,768	$34,768	$34,768
Estimated net proceeds	18,295	21,713	25,131	29,062
Less: common stock acquired by employee stock ownership plan(5)	(2,731)	(2,973)	(3,214)	(3,492)
Less: common stock to be acquired by stock-based benefit plan(6)	(1,170)	(1,274)	(1,377)	(1,497)

Pro forma stockholders’ equity	49,162	52,234	55,308	58,841
Intangible assets(9)	(16,800)	(16,800)	(16,800)	(16,800)

Pro forma tangible stockholders’ equity	$32,362	$35,434	$38,508	$42,041

	At or For the Year Ended December 31, 2006

	Minimum	Midpoint	Maximum	Maximum, as adjusted
	1,955,000 shares at $10.00 per share	2,300,000 shares at $10.00 per share	2,645,000 shares at $10.00 per share	3,041,750 shares at $10.00 per share
	(Dollars in thousands, except per share amounts)
Pro forma stockholders’ equity per share (8):
Historical combined including merger adjustments	$8.91	$8.19	$7.57	$6.97
Estimated net proceeds	4.69	5.11	5.47	5.83
Less: common stock acquired by employee stock ownership plan(5)	(0.70)	(0.70)	(0.70)	(0.70)
Less: common stock to be acquired by stock-based benefit plan(6)	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma stockholders’ equity per share	12.60	12.30	12.04	11.80
Intangible assets(9)	(4.31)	(3.96)	(3.66)	(3.37)

Pro forma tangible stockholders’ equity per share	$8.29	$8.34	$8.38	$8.43

Offering price as a percentage of pro forma equity per share	79.37%	81.31%	83.03%	84.78%

Offering price as a percentage of pro forma tangible equity per share	120.58%	119.86%	119.25%	118.67%

Shares used for pro forma stockholders’ equity per share(8)	3,901,563	4,246,563	4,591,563	4,988,313

(1)	Reflects the issuance of 1,946,563 shares to Liberty Bank shareholders in the merger.
(2)	For the purposes of this presentation, the funds required to effect the merger with Liberty Bank, pre-tax, which are expected to be paid upon consummation of the offering and merger (which are to occur simultaneously or shortly thereafter), are reflected as an adjustment for purposes of the pro forma net income and pro forma net income per share information. Funds required to effect the merger include the cash portion of the merger consideration and one-time transaction costs of $1.4 million on a pre-tax basis.
(3)	Century Commercial Bancorp historical net income plus Liberty Bank historical net income less merger adjustments.
(4)	Interest income forgone from the use of $20.8 million as the cash portion of the merger consideration to Liberty Bank’s shareholders, including merger related expenses, at a yield of 4.10% which approximates the yield on a one year U.S. Treasury security, net of tax.
(5)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 7% of the shares outstanding, including shares issued in connection with the merger (273,109, 297,259, 321,409 and 349,182 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively). The ESOP will borrow the funds to acquire these shares from the net offering proceeds retained by Century Commercial Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 7.25%, and a term of 20 years. Century Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Century Commercial Bancorp will earn on the loan will offset a portion of the compensation expense recorded by Century Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (5% of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released will be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Management of Century Commercial Bancorp—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan.”
(6)	Assumes that Century Commercial Bancorp will purchase in the open market a number of shares of stock equal to 3% of the shares outstanding, including shares issued to Liberty Bank shareholders in the merger (117,047, 127,397, 137,747 and 149,649 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), that will be reissued as restricted stock awards under one or more stock-based benefit plans to be adopted following the offering. Purchases will be funded with cash on hand at Century Commercial Bancorp or with dividends paid to Century Commercial Bancorp by Century Bank. The cost of these shares has been reflected as a reduction of gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 2.9%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Century Commercial Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based benefit plan, total stock-based benefit plan expense would be greater.

(7)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the stock-based benefit plan to be adopted following the offering. If the stock-based benefit plan is approved by shareholders, a number of shares equal to 10% of the number of shares outstanding, including shares issued in connection with the merger (390,156, 424,656, 459,156 and 498,831 shares at the minimum, midpoint, maximum and maximum, as adjusted of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will follow Statement of Financial Accounting Standards No. 123R (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $3.67 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 8.11%; and risk-free interest rate, 4.53%. Because there currently is no market for Century Commercial Bancorp common stock, the assumed expected volatility is based on the SNL Index for all publicly traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the Board of Directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the stock-based benefit plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded is an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate is 34%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the stock-based benefit plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.
(8)	Per share income data is based on the number of shares sold in the offering, shares issued in the merger and shares to be allocated or distributed under Century Commercial Bancorp’s employee stock ownership plan and stock-based benefit plans for the period presented. For the nine months ended September 30, 2007, the shares outstanding for purposes of computing earnings per share have been calculated as follows:

	1,955,000 Shares at Minimum of Offering Range	2,300,000 Shares at Midpoint of Offering Range	2,645,000 Shares at Maximum of Offering Range	3,041,750 Shares at Maximum, as Adjusted of Offering Range
Shares issued in the offering	1,955,000	2,300,000	2,645,000	3,041,750
Shares issued in the merger	1,946,563	1,946,563	1,946,563	1,946,563

Total shares issued	3,901,563	4,246,563	4,591,563	4,988,313
Less ESOP shares	(273,109)	(297,259)	(321,409)	(349,182)
Plus shares subject to release	13,655	14,863	16,070	17,459

Pro forma shares for EPS	3,642,109	3,964,167	4,286,224	4,656,590

(9)	Includes $15.4 million of goodwill, $1.3 million of core deposit intangibles, and $110,000 of customer relationships intangibles resulting from the acquisition of Liberty Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF CENTURY BANK

The objective of this section is to help potential investors understand our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

Century Bank was organized in 1919. Over the years, our expansion has occurred primarily through internal growth, reaching $146.1 million in assets at September 30, 2007. During the second quarter of 2008, we expect to complete our mutual-to-stock conversion and initial public stock offering, and our acquisition of Liberty Bank. At September 30, 2007, Liberty Bank had total assets of $228.0 million.

Our principal business is acquiring deposits (primarily consisting of certificates of deposit, savings accounts, and personal and business checking accounts) from individuals and businesses in the communities surrounding our offices and using these deposits to fund loans and other investments. Our lending products primarily consist of home equity lines of credit, residential and commercial real estate loans and acquisition, development and construction loans primarily for the construction of one- to four-family residences. Following our acquisition of Liberty Bank, we will also emphasize the origination and sale of education loans, as well as commercial business lending. Our customers consist primarily of individuals and small businesses. Our retail market area primarily includes the area surrounding our five northeast Ohio offices located in Cuyahoga, Medina, and Lake Counties, and will include Summit County following the Liberty Bank acquisition.

Income. Our primary source of income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits. Changes in levels of market interest rates affect our net interest income. From June, 2004 until September, 2007, short-term interest rates (which influence the rates we pay on deposits) had increased, while longer-term interest rates (which influence the rates we earn on loans) were relatively flat. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest income.

A secondary source of income is non-interest income, which is revenue that we receive from providing other products and services. Our non-interest income generally consists of service charges (mostly service charges on deposit accounts), loan servicing fees, and, to a lesser extent, income received from our insurance agency. Century Bank, through its service corporation, owns 50% of Century Bank Insurance, Inc. Century Bank Insurance, Inc. is an independent insurance agency offering personal, life, and business coverages. Following the acquisition of Liberty Bank, we expect substantial increases in our gain on sale of loans from the sale of education loans originated by Liberty Bank.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The non-interest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, depreciation, amortization and maintenance expenses and other miscellaneous expenses, such as advertising, insurance, professional services and printing and supplies expenses.

Our largest non-interest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the conversion and stock offering, we will recognize additional annual employee compensation expenses from the employee stock ownership plan and any additional stock-based benefit plans that we adopt. For an illustration of expenses associated with the employee stock ownership plan and other stock-based benefit plans, see “Pro Forma Unaudited Condensed Consolidated Financial Statements Giving Effect to the Conversion and Acquisition.”

In 2007, the Federal Deposit Insurance Corporation began assessing most insured financial institutions deposit insurance premiums ranging from five cents to seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, Century Bank received an assessment credit of approximately $21,000. We expect this credit will offset our deposit insurance premiums in 2007. However, deposit insurance premiums are expected to return to the rates referenced above.

Anticipated Increase in Non-Interest Expense

Following the completion of the conversion and stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company. These additional expenses will consist primarily of increased legal and accounting fees, expenses of shareholder communications and meetings, and increased compensation expenses associated with our employee stock ownership plan and any additional stock-based benefit plans that are approved by our shareholders.

Assuming that 3,041,750 shares of common stock are sold in the stock offering (the maximum, as adjusted, of the offering range):

•	The employee stock ownership plan will acquire 349,182 shares of common stock with a $3,492,000 loan that is expected to be repaid over 20 years, resulting in an average annual pre-tax expense of approximately $175,000 (assuming that the common stock maintains a value of $10.00 per share).

•	The stock-based benefit plans would grant options to purchase shares equal to 10% of the shares issued in the offering (including shares issued in the merger), or 498,313 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is ten years; the risk free interest rate is 4.53% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 8.11% (based on an index of publicly traded thrift holding companies), the estimated grant-date fair value of the options (and corresponding pre-tax expense to us) using a Black-Scholes option pricing analysis is $3.67 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $366,000.

•	The stock-based benefit plans would award a number of shares of common stock equal to 3% of the shares issued in the offering (including shares issued in the merger), or

149,649 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $299,000.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of our common stock as shares are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, any increases in our stock price above $10.00 per share and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards under the stock-based benefit plans will be determined by the fair market value of the common stock on the grant date, which may be greater than $10.00 per share, and the actual expense of stock options under the stock-based benefit plan will be based on the grant-date fair value of the options, which will be affected by a number of factors, including the market value of our common stock, the term and vesting period of the stock options, our dividend yield and other valuation assumptions contained in the option pricing model that we ultimately use.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements, beginning on page F-1 of this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider the following accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. The allowance for loan losses is the amount management estimates to be necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment.

In evaluating the allowance for loan losses, management considers historical loss factors, the mix of the loan portfolio (types of loans and amounts), geographic and industry concentrations, current national and local economic conditions and other factors related to the collectibility of the loan portfolio, including underlying collateral values and estimated future cash flows. All of these estimates are susceptible to significant change. Large groups of smaller balance homogeneous loans, such as residential real estate and home equity loans, are evaluated in the aggregate under Statement of Financial Accounting Standards (SFAS) No. 5, “Accounting for Contingencies, using historical loss factors adjusted for economic conditions and other environmental factors. Other environmental factors include trends in delinquencies and classified loans, loan concentrations by loan category and by property type, seasonality of the portfolio, internal and external analysis of credit quality, peer group data, and single and total credit exposure. Large balance and/or more complex loans, such as multi-family and commercial real estate loans, and acquisition, development and construction loans, are evaluated individually for impairment in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan, an Amendment of

FASB Statements No. 5 and 15” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures, an Amendment of SFAS No. 114.” If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available or as projected events change.

Management reviews the level of the allowance at least monthly. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. It may require us to recognize adjustments to the allowance based on judgments on information available to it at the time of its examination, which may not have been available to us at the time of the establishment of the allowance. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See Note 3 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Securities Impairment. We periodically perform analyses to determine whether there has been an other-than-temporary decline in the value of one or more of our securities. Our available-for-sale securities portfolio is carried at estimated fair value, with any unrealized gains or losses, net of taxes, reported as accumulated other comprehensive income or loss in equity. Our held-to-maturity securities portfolio, consisting of debt securities for which we have a positive intent and ability to hold to maturity, is carried at amortized cost. We conduct a quarterly review and evaluation of the securities portfolio to determine if the value of any security has declined below its cost or amortized cost, and whether this decline is other-than-temporary. If the decline is deemed other-than-temporary, we would adjust the cost basis of the security by writing down the security to estimated fair market value through a charge to current period operations. The market values of our securities are affected by changes in interest rates.

Business Strategy

Our business strategy is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by:

•	pursuing new opportunities in our existing portfolio of residential mortgages, commercial real estate, and residential acquisition, development and construction loans, and offering the additional products our merger partner, Liberty Bank provides, such as commercial business and education loans;

•	continuing to use prudent underwriting standards to maintain the quality of our loan portfolio;

•	building profitable business and consumer relationships by providing superior customer service with an emphasis on increasing transaction deposit accounts;

•	increasing our non-interest income, through a broader range of products and services including increased cash management services; and

•	expanding our franchise through acquisitions, including our merger with Liberty Bank, although there are no additional specific plans to do so at this time.

We have a real estate oriented loan portfolio which includes residential, commercial, and residential acquisition, development and construction loans. At September 30, 2007, we had $119.3 million in real estate loans, including loans in process; 52.4% were in one- to four-family residential and home equity loans, and 47.6% were in commercial real estate and residential land acquisition, development and construction loans. Commercial real estate and acquisition, development and construction loans help improve the interest rate sensitivity of our assets as they generally have higher interest rates and are shorter in term than one- to four-family residential loans. Additionally, the merger with Liberty Bank will add commercial business and education loans to our portfolio.

Continuing to review our underwriting standards to maintain the quality of our loan portfolio. We believe that maintaining asset quality is a key to long-term financial success. Our underwriting standards include maximum loan to value limits, minimum credit scores, obtaining valuations from approved sources, including licensed appraisers, and performing analyses on borrowers’ financial statements and projections. In addition, on the one- to four-family residential portfolio, in the past few years we did not pursue the non-traditional lending products brought to the market by many mortgage banking companies. As a result, our growth in this area was flat. Our non-performing loans in this area, while higher in the past 18 months than our historical norms, remain manageable. At September 30, 2007 our non-performing one- to four-family loans totaled $607,000, or 0.55% of total loans receivable, net. Our loan portfolio includes a significant amount of builder acquisition, development and construction loans. Due to the recent disruption in the credit markets, our non-performing loans have spiked in this area. As of September 30, 2007, we had $1.7 million of total non-performing loans, or 1.56% of total loans receivable, net. We monitor these loans monthly and believe we allocated sufficient allowance amounts for probable incurred losses. See “Business of Century Commercial Bancorp, Inc. and Century Bank – Lending Activities.”

Continuing to originate residential mortgage loans in our primary market area. We will continue to provide products and services that meet the needs of our residential loan customers in our primary market area. We offer both fixed-rate and adjustable-rate loans, with a variety of terms to meet our customers’ needs.

Increasing our non-interest income, through a broader range of products and services. Our merger with Liberty Bank will allow us to expand our commercial real estate, acquisition, development and construction and commercial business loans and related deposits and provides additional non-interest income through the gains generated from the sale of loans.

Capturing transaction accounts. We believe a strong banking relationship is best expressed in the form of the primary transaction account. For consumers, this is the household checking account which is used to pay bills. For businesses, it is one or more operating accounts. The primary transaction account provides us with a low-cost source of funds and enables us to build relationships with our customers. We intend to focus our resources on growing profitable business and consumer relationships by emphasizing the primary transaction account. The primary transaction account is linked to automated payments in the form of direct debits and direct deposits which, coupled with superior customer service, tend to create a relationship between the bank and the customer.

Comparison of Financial Condition at September 30, 2007 and December 31, 2006

Total assets decreased $2.6 million, or 1.8%, to $146.1 million at September 30, 2007 from $148.7 million at December 31, 2006. The decrease was primarily the result of decreases in interest-bearing time deposits in other financial institutions of $1.8 million and in securities of $9.5 million, which were offset by an increase in loans, net of allowance, of $8.1 million.

Cash and cash equivalents increased $588,000, or 7.5%, to $8.3 million at September 30, 2007 from $7.8 million at December 31, 2006. The increase resulted from maturities, without reinvestment, of interest bearing time deposits in other financial institutions and securities in anticipation of increases in loan disbursements and lower renewal of time deposits due to a strategy of limiting interest expense and liquidity. Total securities (securities available for sale and held to maturity) decreased $9.5 million to $18.4 million at September 30, 2007 from $27.9 million at December 31, 2006. This decrease was primarily in the maturities of fixed income securities backed by FHLB, FHLMC, and FNMA. As discussed above, the proceeds received from these maturities were utilized to fund the planned withdrawal of high rate deposit accounts.

Loans, net of allowance, increased $8.1 million, or 7.9%, to $110.2 million at September 30, 2007 from $102.1 million at December 31, 2006. Residential mortgage loans decreased $391,000, or 0.8%, to $51.1 million at September 30, 2007 from $51.5 million at December 31, 2006. Residential mortgage loan repayments and prepayments exceeded originations as a result of our focus on commercial real estate loan products to achieve a better balance in the loan portfolio. Commercial mortgage loans increased $4.6 million, or 27.2%, to $21.5 million at September 30, 2007 from $16.9 million at December 31, 2006, as a result of our focus on these types of loans. Acquisition, development and construction mortgage loans have increased $3.2 million, or 10.0%, to $35.3 million at September 30, 2007 from $32.1 million at December 31, 2006, as a result of continued demand for these types of loans during the first half of 2007. The acquisition, development and construction loans in Century Bank’s loan portfolio do not contain any unusual features, such as a profit participation with the borrower.

During 2006, with the opening of a new branch, special promotional rates were offered on many deposits to draw in account relationships. During 2007, rates on our interest-bearing deposit accounts were managed to achieve a desired level of interest expense and liquidity. Deposits decreased $2.8 million, or 2.1%, to $129.5 million at September 30, 2007 from $132.3 million at December 31, 2006. Certificates of deposit decreased $1.6 million, or 2.0%, to $79.4 million at September 30, 2007 from $81.0 million at December 31, 2006. Savings accounts decreased $1.5 million, or 7.3%, to $19.1 million at September 30, 2007 from $20.6 million at December 31, 2006. Interest-bearing demand accounts decreased $403,000 or 6.0% to $6.3 million at September 30, 2007 from $6.7 million at December 31, 2006. Noninterest-bearing demand accounts increased $670,000 or 21.4% to $3.8 million at September 30, 2007 from $3.1 million at December 31, 2006. Money market accounts remained consistent at $20.8 million at September 30, 2007 and December 31, 2006. These fluctuations reflect the structuring of interest rate offerings to attempt to manage liquidity and interest expense.

Total equity increased $231,000, or 1.5%, to $15.5 million at September 30, 2007 from $15.3 million at December 31, 2006. The increase resulted from net income of $136,000 during the nine months ended September 30, 2007, as well as a $95,000 increase in accumulated other comprehensive income (loss), to $6,000 at September 30, 2007 from ($89,000) at December 31, 2006. Accumulated other comprehensive income (loss) consists of unrealized gains/losses on securities available for sale, net of tax.

Comparison of Financial Condition at December 31, 2006 and 2005

Total assets increased $11.6 million, or 8.5%, to $148.7 million at December 31, 2006 from $137.1 million at December 31, 2005. The increase was the result of increases in loans and investment securities, partially offset by a decrease in cash and cash equivalents. Cash and cash equivalents decreased $7.8 million, or 50.0%, to $7.8 million at December 31, 2006 from $15.6 million at December 31, 2005. The decrease resulted from using excess cash to fund loan growth and invest in securities. Total securities increased $15.9 million, or 132.5%, to $27.9 million at December 31, 2006 from $12.0 million at December 31, 2005.

Interest-bearing deposits in other financial institutions decreased $300,000 to $4.6 million at December 31, 2006 from $4.9 million at December 31, 2005. The decrease is primarily a result of the maturing deposits being invested in other securities.

Loans, net of allowance, increased $3.2 million, or 3.2%, to $102.1 million at December 31, 2006 from $98.9 million at December 31, 2005. The increase resulted from an increase in residential mortgage loans, which increased $1.6 million, or 3.2%, to $51.5 million at December 31, 2006 from $49.9 million at December 31, 2005, as a result of continued demand for these types of loans. Acquisition, development and construction mortgage loans increased $3.3 million, or 11.5%, to $32.1 million at December 31, 2006 from $28.8 million at December 31, 2005, a result of our focus on these types of loans through the first half of 2007.

Deposits increased $10.7 million, or 8.8%, to $132.3 million at December 31, 2006 from $121.6 million at December 31, 2005 primarily due to the opening of our Concord branch office in April 2006. Certificates of deposit increased $10.5 million, or 14.9%, to $81.0 million at December 31, 2006 from $70.5 million at December 31, 2005. Money market accounts increased $900,000, or 4.5%, to $20.8 million at December 31, 2006 from $19.9 million at December 31, 2005. Our interest bearing deposits offered rates competitive to the regional market to allow for growth and flexibility in the lending and investing areas.

Total equity increased $778,000, or 5.4%, to $15.3 million at December 31, 2006 from $14.5 million at December 31, 2005. The increase resulted from net income of $779,000 during the year ended December 31, 2006, offset by a $1,000, or 1.1%, increase in accumulated other comprehensive loss, to $89,000 at December 31, 2006 from $88,000 at December 31, 2005.

Comparison of Operating Results for the Nine Months Ended September 30, 2007 and 2006

General. Net income decreased $498,000, or 78.5%, to $136,000 for the nine months ended September 30, 2007 from $634,000 for the nine months ended September 30, 2006. The decrease was caused by increases in interest and non-interest expense, an increase in the provision for loan losses and a decrease in non-interest income.

Interest Income. Interest income increased $451,000, or 7.0%, to $6.9 million for the nine months ended September 30, 2007 from $6.4 million for the nine months ended September 30, 2006. The increase resulted primarily from a $346,000, or 6.8%, increase in interest income on loans. The average balance of loans increased $6.7 million, or 6.8%, to $104.8 million for the nine months ended September 30, 2007, compared to $98.1 million for the nine months ended September 30, 2006. In addition, the average yield we earned on our interest-earning assets increased 19 basis points to 6.60% for the nine months ended September 30, 2007 from 6.41% for the nine months ended September 30, 2006. The increase in the average balance of loans reflected the increase in our portfolio of commercial mortgage loans, as a result of stronger demand during the first half of 2007 for these types of loans. The increase in average yield resulted from the increase in interest rates during the first part of 2007 for investment securities.

Interest Expense. Interest expense increased $593,000, or 19.1%, to $3.7 million for the nine months ended September 30, 2007 from $3.1 million for the nine months ended September 30, 2006. The increase in interest expense resulted from increases in interest rates on deposits.

Interest expense on money market accounts increased $142,000 or 29.4% to $625,000 for the nine months ended September 30, 2007 from $483,000 for the nine months ended September 30, 2006, and interest expense on certificates of deposit increased $448,000, or 18.5%, to $2.9 million for the nine months ended September 30, 2007 from $2.4 million for the nine months ended September 30, 2006. The average rate we paid on money market accounts increased 23 basis points to 4.04% for the nine months ended September 30, 2007 from 3.81% for the nine months ended September 30, 2006, while the average balance of money market accounts increased $3.7 million, or 21.9%, to $20.6 million for the nine months ended September 30, 2007 from $16.9 million for the nine months ended September 30, 2006. In addition, the average rate we paid on certificates of deposit increased to 4.83% for the nine months ended September 30, 2007 from 4.17% for the nine months ended September 30, 2006, while the average balance of certificates of deposit increased $1.8 million, or 2.3%, to $79.3 million for the nine months ended September 30, 2007 from $77.5 million for the nine months ended September 30, 2006. We set rates on interest-bearing accounts in response to our competitors’ increases in rates offered and in an effort to manage interest expense and liquidity.

Net Interest Income. Net interest income decreased $143,000, or 4.3%, to $3.2 million for the nine months ended September 30, 2007 from $3.3 million for the nine months ended September 30, 2006. Decreases in our net interest rate spread (35 basis points, to 2.65% for the nine months ended September 30, 2007 from 3.00% for the nine months ended September 30, 2006) and our net interest margin (26 basis points, to 3.04% for the nine months ended September 30, 2007 from 3.30% for the nine months ended September 30, 2006) were only partially offset by a $1.6 million, or 13.9%, increase in average net earning assets to $13.1 million for the nine months ended September 30, 2007 from $11.5 million for the nine months ended September 30, 2006. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve. From September 30, 2004 to September 30, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates, which we use as a guide to price our deposits, have increased, longer-term market interest rates, which we use as a guide to price our longer-term loans, have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider, among other things, past and current loss experience, evaluations of the adequacy of real estate collateral, current economic conditions, volume and type of lending, changes in loan concentrations, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent and non-performing loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses and make provisions for loan losses on a monthly basis.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $192,000 for the nine months ended September 30, 2007 and $4,000 for the nine months ended September 30, 2006. We recorded net charge-offs of $71,000 for the nine months ended September 30, 2007 and had no charge-offs for the nine months ended September 30, 2006. The increase in the provision for loan losses for the nine months ended September 30, 2007 compared to the prior year nine-month period was due to the loan charge-off, and growth in commercial real estate and acquisition, development and construction loans which tend to have higher risk than residential mortgage loans.

Acquisition, development and construction financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate. Risk of loss on an acquisition, development and construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and development and other assumptions. If the estimate of construction and development costs is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value is inaccurate, we may be confronted with a project that, when completed, has a value that is insufficient to generate full payment.

We have emphasized acquisition, construction and development lending and commercial real estate lending over the past five years due to management’s expertise in this area and because this type of lending typically produces higher interest rate yields than one-to-four family lending. However, due to current market conditions, we expect this type of lending to decrease over the next few years.

Our allowance for loan losses as a percentage of total loans receivable, net increased to 0.63% at September 30, 2007 compared to 0.57% at September 30, 2006. To the best of our knowledge, we provided for losses that were both probable and reasonable to estimate at September 30, 2007 and September 30, 2006.

Noninterest Income. Noninterest income decreased $162,000, or 57.9%, to $118,000 for the nine months ended September 30, 2007 from $280,000 for the nine months ended September 30, 2006, primarily as a result of the recognition of impairment on securities. Century Bank invested in the Shay AMF Ultra Short Fund as a means to diversify investments and improve interest income yields. The fund is designed to allocate assets towards sectors that are better positioned to benefit from a stable to lower interest rate environment and a steeper yield curve. Based upon this strategy, the value of the fund should increase during periods when interest income from other investment sources is decreasing. The underlying assets in the fund are adjustable rate mortgage loans. The fund tends to trade in a fairly narrow price range and migrate up or down at a moderate pace. The decline was due to rapid changes in interest rates compared to the timing of when the underlying mortgages in the fund reprice. The fund was expected to recover as interest rates stabilized. No credit issues were identified which would cause management to believe that the decline in market value was other than temporary. However, at September 30, 2007, Century Bank determined the unrealized loss associated with this mutual fund was other-than-temporary and recorded an impairment loss of $140,000 for the nine months ended September 30, 2007 because the fund did not recover as anticipated with the stabilization of interest rates during 2007. Management does not anticipate recording further impairment losses on this fund.

Noninterest Expense. Noninterest expense increased $258,000, or 9.9%, to $2.9 million for the nine months ended September 30, 2007 from $2.6 million for the nine months ended September 30, 2006, primarily as a result of an increase in compensation and employee benefits and occupancy costs related to the opening of an additional branch.

Income Tax Expense. The provision for income taxes was $69,000 for the nine months ended September 30, 2007, compared to $321,000 for the nine months ended September 30, 2006. Our effective tax rate was 33.5% for the nine months ended September 30, 2007 compared to 33.6% for the nine months ended September 30, 2006.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Net income decreased $238,000, or 23.8%, to $779,000 for the year ended December 31, 2006 from $1.0 million for the year ended December 31, 2005. The decrease was caused by increases in noninterest expenses related to the opening of a new branch partially offset by increases in net interest income.

Interest Income. Interest income increased $1.4 million, or 19.2%, to $8.7 million for the year ended December 31, 2006 from $7.3 million for the year ended December 31, 2005. The increase resulted primarily from a $531,000, or 8.3%, increase in interest income on loans and a $658,000, or 137.9% increase in interest income on securities. The average balance of loans increased $762,000, or 0.8%, to $98.8 million for the year ended December 31, 2006, compared to $98.0 million for the year ended December 31, 2005. In addition, the average yield we earned on our loan portfolio increased 48 basis points to 6.97% for the year ended December 31, 2006 from 6.49% for the year ended December 31, 2005. The increase in average balance of loans reflected the increase in our portfolio of commercial mortgage and construction loans, as we met increased demand for these types of loans. The increase in average yield resulted from the increase in commercial mortgage and acquisition, development and construction loans, which are generally originated with higher interest rates than residential real estate loans. The increase in average yield also resulted from increases in interest rates on our adjustable-rate loans and higher rates on newly originated loans, as we raised our rates on loan products concurrently with similar increases by our competitors during a period of rising interest rates.

Interest income on securities increased $658,000, or 137.9%, to $1.1 million for the year ended December 31, 2006 from $477,000 for the year ended December 31, 2005. The average yield we earned on securities increased 163 basis points to 5.03% for the year ended December 31, 2006, compared to 3.40% for the year ended December 31, 2005, reflecting rising market rates of interest. In addition, the average balance of securities increased $8.5 million, or 61.2%, to $22.4 million for the year ended December 31, 2006 from $13.9 million for the year ended December 31, 2005.

Interest Expense. Interest expense increased $1.4 million, or 46.7%, to $4.4 million for the year ended December 31, 2006 from $3.0 million for the year ended December 31, 2005. The increase in interest expense resulted primarily from increases in interest rates on deposits.

Interest expense on money market accounts increased $330,000 or 94.3% to $680,000 for the year ended December 31, 2006 from $350,000 for the year ended December 31, 2005, and interest expense on certificates of deposit increased $1.0 million, or 41.7%, to $3.4 million for the year ended December 31, 2006 from $2.4 million for the year ended December 31, 2005. The average rate we paid on money market accounts increased 127 basis points to 3.81% for the year ended December 31, 2006 from 2.54% for the year ended December 31, 2005, while the average balance of money market accounts increased $4.0 million, or 29.0%, to $17.8 million for the year ended December 31, 2006 from $13.8 million for the year ended December 31, 2005. In addition, the average rate we paid on certificates of deposit increased 88 basis points to 4.33% for the year ended December 31, 2006 from 3.45% for the year ended December 31, 2005, while the average balance of certificates of deposit increased $8.6 million, or 12.4%, to $78.2 million for the year ended December 31, 2006 from $69.6 million for the year ended December 31, 2005. Our interest-bearing deposits offered rates competitive to the regional market to allow for growth and flexibility in the lending and investing areas.

Net Interest Income. Net interest income increased $87,000, or 2.0%, to $4.4 million for the year ended December 31, 2006 from $4.3 million for the year ended December 31, 2005. Net earning assets increased $1.3 million, or 12.4%, to $11.8 million for the year ended December 31, 2006 from $10.5 million for the year ended December 31, 2005, offsetting decreases in our net interest rate spread of 26 basis points, to 2.92% for the year ended December 31, 2006 from 3.18% for the year ended December 31, 2005, and our net interest margin of 18 basis points, to 3.23% for the year ended December 31, 2006 from 3.41% for the year ended December 31, 2005. The decreases in our net interest rate spread and our net interest margin were consistent with the continued flattening and eventual inversion of the yield curve, described above.
Provision for Loan Losses. We recorded a provision for loan losses of $10,000 for the year ended December 31, 2006 and $75,000 for the year ended December 31, 2005. The provision recorded during 2005 was primarily related to one loan which improved during 2006 and was paid off in 2007. We had no net charge-offs for the year ended December 31, 2006 or the year ended December 31, 2005. Non-performing loans increased to $2.1 million at December 31, 2006, compared to $1.3 million at December 31, 2005. Our allowance for loan losses as a percentage of total loans was 0.57% at December 31, 2006 and December 31, 2005, despite the increase in non-performing loans in 2006. The increase in non-performing loans during 2006 was primarily related to one large loan which management believed was adequately collateralized. This loan was paid in full during 2007. To the best of our knowledge, we provided for losses that were both probable and reasonable to estimate at December 31, 2006 and December 31, 2005.

Noninterest Income. Noninterest income increased $39,000, or 11.9%, to $367,000 for the year ended December 31, 2006 from $328,000 for the year ended December 31, 2005. The increase in noninterest income primarily reflected a gain on sale of real estate owned during the year ended December 31, 2006, and losses on sales of securities and trading activity during the year ended December 31, 2005, with no such activity in the year ended December 31, 2006.

Noninterest Expense. Noninterest expense increased $521,000, or 17.4%, to $3.5 million for the year ended December 31, 2006 from $3.0 million for the year ended December 31, 2005 primarily as a result of an increase in compensation and employee benefits, occupancy, and advertising costs related to the opening of an additional branch.

Income Tax Expense. The provision for income taxes was $395,000 for the year ended December 31, 2006, compared to $486,000 for the year ended December 31, 2005. Our effective tax rate was 33.6% for the year ended December 31, 2006, compared to 32.3% for the year ended December 31, 2005.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

General. Net income increased $436,000, or 75.0%, to $1.0 million for the year ended December 31, 2005 from $581,000 for the year ended December 31, 2004. The increase was caused by increases in net interest income.

Interest Income. Interest income increased $1.2 million, or 19.7%, to $7.3 million for the year ended December 31, 2005 from $6.1 million for the year ended December 31, 2004. The increase resulted primarily from a $1.0 million, or 19.6%, increase in interest income on loans. The average balance of loans increased $12.7 million, or 14.9%, to $98.0 million for the year ended December 31, 2005, compared to $85.3 million for the year ended December 31, 2004. In addition, the average yield we earned on our loan portfolio increased 26 basis points to 6.49% for the year ended December 31, 2005 from 6.23% for the year ended December 31, 2004. The increase in average balance of loans reflected increases in the average balances of commercial mortgage and acquisition, development and construction loans. The increase in average yield resulted from increases in commercial mortgage and acquisition, development and construction loans, which are generally originated with higher interest rates than residential real estate loans. The increase in average yield also resulted from increases in interest rates on our adjustable-rate loans and higher rates on newly originated loans, as we raised our rates on loan products concurrently with similar increases by our competitors during a period of rising interest rates.

Interest income on investment securities decreased $48,000, or 9.1%, to $478,000 for the year ended December 31, 2005 from $526,000 for the year ended December 31, 2004. The average yield we earned on investment securities increased 70 basis points to 3.40% for the year ended December 31, 2005 compared to 2.70% for the year ended December 31, 2004, reflecting rising market interest rates. The average balance of investment securities decreased $5.6 million, or 28.7%, to $13.9 million for the year ended December 31, 2005 from $19.5 million for the year ended December 31, 2004.

Interest Expense. Interest expense increased $400,000, or 15.4%, to $3.0 million for the year ended December 31, 2005 from $2.6 million for the year ended December 31, 2004. The increase in interest expense resulted from increases in interest rates on deposits.

Interest expense on money market accounts increased $275,000 or 366.7% to $350,000 for the year ended December 31, 2005 from $75,000 for the year ended December 31, 2004, and interest expense on certificates of deposit increased $200,000, or 9.1%, to $2.4 million for the year ended December 31, 2005 from $2.2 million for the year ended December 31, 2004. The average rate we paid on money market accounts increased 91 basis points to 2.54% for the year ended December 31, 2005 from 1.63% for the year ended December 31, 2004, while the average balance of money market accounts increased $9.2 million, or 200.0%, to $13.8 million for the year ended December 31, 2005 from $4.6 million for the year ended December 31, 2004. In addition, the average rate we paid on certificates of deposit increased 31 basis points to 3.45% for the year ended December 31, 2005 from 3.14% for the year ended December 31, 2004, while the average balance of certificates of deposit increased $457,000, or 0.7%, to $69.6 million for the year ended December 31, 2005 from $69.1 million for the year ended December 31, 2004. Our interest bearing deposits offered rates competitive to the regional market to allow for growth and flexibility in the lending and investing areas; however money market accounts were specially promoted to drive deposit growth.

Net Interest Income. Net interest income increased $842,000, or 24.4%, to $4.3 million for the year ended December 31, 2005 from $3.5 million for the year ended December 31, 2004. Net interest earning assets increased $9.8 million, or 8.4%, to $126.0 million for the year ended December 31, 2005 from $116.2 million for the year ended December 31, 2004, resulting from increases in our net interest rate spread (33 basis points, to 3.18% for the year ended December 31, 2005 from 2.85% for the year ended December 31, 2004) and our net interest margin (44 basis points, to 3.41% for the year ended December 31, 2005 from 2.97% for the year ended December 31, 2004). The increase in our net interest rate spread and our net interest margin were a result of our origination of commercial mortgage and acquisition, development and construction loans, which carry higher yields, net of the increased yields paid on deposits to generate liquidity for the increased lending activity.

Provision for Loan Losses. We recorded a provision for loan losses of $75,000 for the year ended December 31, 2005 and $160,000 for the year ended December 31, 2004. We had no net charge-offs for the year ended December 31, 2005 and had charge-offs of $5,000 for the year ended December 31, 2004. Our allowance for loan losses as a percentage of total loans was 0.57% at December 31, 2005, compared to 0.53% at December 31, 2004. To the best of our knowledge, we provided for losses that were both probable and reasonable to estimate at December 31, 2005 and December 31, 2004.

Noninterest Income. Noninterest income decreased $74,000, or 18.4%, to $328,000 for the year ended December 31, 2005 from $402,000 for the year ended December 31, 2004. The decrease in noninterest income reflected increases in net losses on sales of securities and loans.

Noninterest Expense. Noninterest expense increased $190,000, or 6.5%, to $3.0 million for the year ended December 31, 2005 from $2.8 million for the year ended December 31, 2005, primarily due to an increase in compensation and employee benefits of $76,000 and in data processing of $21,000 related to the conversion of information systems.

Income Tax Expense. The provision for income taxes was $486,000 for the year ended December 31, 2005, compared to $259,000 for the year ended December 31, 2004. Our effective tax rate was 32.3% for the year ended December 31, 2005 and 30.9% for the year ended December 31, 2004.

The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

		Nine months ended September 30,						Year ended December 31,

	September 30, 2007	2007			2006			2006			2005			2004

	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate

	(Dollars in thousands)
Interest-earning assets:
Interest bearing deposits in other financial institutions	5.31%	$4,490	$196	5.82%	$5,905	$230	5.19%	$5,520	$307	5.56%	$6,050	$217	3.59%	$4,835	$103	2.13%
Overnight investments and Fed funds sold	5.01	5,919	229	5.16	7,741	276	4.75	7,752	347	4.48	6,848	222	3.24	5,487	63	1.15
Investment securities	5.65	22,936	944	5.45	21,022	765	4.81	22,402	1,135	5.03	13,925	478	3.40	19,472	526	2.70
FHLB stock	6.50	1,228	59	6.41	1,176	51	5.78	1,185	69	5.82	1,123	56	4.99	1,077	44	4.09
Loans receivable(1)	6.78	104,760	5,476	6.97	98,147	5,131	6.97	98,792	6,890	6.97	98,030	6,359	6.49	85,333	5,320	6.23
Total interest-earning assets(1)	6.49	$139,333	6,904	6.60	$133,991	6,453	6.41	$135,651	8,748	6.44	$125,976	7,332	5.81	$116,204	6,056	5.21

Interest-bearing liabilities:
Demand deposits	0.49	$6,232	23	0.49	$7,085	26	0.49	$6,974	34	0.49	$7,774	38	0.49	$9,584	47	0.49
Savings deposits	1.41	19,706	203	1.37	20,912	196	1.25	20,882	268	1.28	24,290	252	1.04	27,059	308	1.14
Money market accounts	4.33	20,606	625	4.04	16,925	483	3.81	17,849	680	3.81	13,784	350	2.54	4,612	75	1.63
Certificates of deposit	4.83	79,341	2,876	4.83	77,553	2,428	4.17	78,186	3,385	4.33	69,589	2,398	3.45	69,132	2,174	3.14
Total interest-bearing liabilities	3.99	$125,885	3,727	3.95	$122,475	3,133	3.41	$123,891	4,367	3.52	$115,437	3,038	2.63	$110,387	2,604	2.36

Net interest income			$3,177			$3,320			$4,381			$4,294			$3,452

Net interest rate spread	2.50%			2.65%			3.00%			2.92%			3.18%			2.85%

Net earning assets		$13,148			$11,516			$11,760			$10,539			$5,817

Net yield on average interest- earning assets				3.04%			3.30%			3.23%			3.41%			2.97%

Average interest-earning assets to average interest-bearing liabilities				110.68%			109.40%			109.49%			109.13%			105.27%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	Nine months ended September 30, 2007 vs. 2006			Years ended December 31,
				2006 vs. 2005			2005 vs. 2004
	Increase (decrease) due to		Total increase (decrease)	Increase (decrease) due to		Total increase (decrease)	Increase (decrease) due to		Total increase (decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(In thousands)
Interest-earning assets:
Interest bearing deposits in other financial institutions	$(40)	$6	(34)	$(20)	$110	$90	$31	$83	$114
Overnight investments and federal funds sold	(46)	(1)	(47)	32	93	125	19	140	159
Investment securities	48	131	179	367	290	657	(167)	119	(48)
Federal Home Loan Bank stock	2	6	8	3	10	13	2	10	12
Loans receivable	230	115	345	50	481	531	817	222	1,039

Total interest-earning assets	$194	$257	451	$432	$984	1,416	$702	$574	1,276

Interest-bearing liabilities:
Demand	$(2)	$(1)	(3)	$(4)	$—	(4)	$(9)	$—	(9)
Savings	(8)	15	7	(38)	54	16	(30)	(26)	(56)
Money market	73	69	142	122	208	330	214	61	275
Certificates of deposit	38	410	448	321	666	987	14	210	224

Total interest-bearing liabilities	$101	$493	594	$401	$928	1,329	$189	$245	434

Net interest income			$(143)			$87			$842

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage-related assets, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, we have an Asset/Liability Committee, comprised of our Chief Executive Officer, Chief Financial Officer, Vice President—Chief Lending Officer, Vice President—Retail Banking Administration, Deposit Operations Manager, and our Treasurer. The Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for recommending to our board of directors the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset/liability management, we currently use the following strategies to manage our interest rate risk:

•	originating commercial mortgage loans and acquisition, development and construction loans that generally tend to have shorter maturities and higher interest rates; and

•	investing in shorter duration U.S. government agency securities and investment grade corporate securities.

Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable interest rates, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates.

Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3.0% to 4.0% would mean, for example, a 100 basis point increase in the “Change in Rates” column below.

The table below sets forth, as of September 30, 2007, our calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in rates	Net portfolio value			NPV as % of portfolio value of assets
	$ Amount	$ Change	% Change	NPV Ratio	Change in %

(Dollars in thousands)
+300	$16,681	$(4,702)	(22)	11.51	(2.65)
+200	18,332	(3,051)	(14)	12.47	(1.69)
+100	20,015	(1,368)	(6)	13.42	(0.74)
0	21,383	—	—	14.16	—
-100	22,108	725	3	14.51	0.35
-200	22,105	722	3	14.45	0.29

The table above indicates that at September 30, 2007, in the event of a 100 basis point increase in interest rates, we would experience a 6% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 3% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to fund assets and meet obligations as they come due. Our primary sources of funds consist of deposit inflows, loan repayments, and maturities and sales of securities. In addition, we have the ability to borrow from the FHLB of Cincinnati, but have not done so to date. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a ratio of liquid assets (including cash, federal funds sold, and the market value of available-for-sale investments with maturities of one year or less) (not subject to pledge) as a percentage of total assets of at least 10%. At September 30, 2007, this ratio was 19.44%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of September 30, 2007.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess cash is invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing and investing activities during any given period. At September 30, 2007, cash and cash equivalents totaled $8.3 million.

Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $15.4 million at September 30, 2007, and we had no outstanding borrowings at September 30, 2007.

At September 30, 2007, we had $12.6 million in outstanding loan commitments, $13.1 million of unused lines of credit and unused construction advances. Certificates of deposit due within one year of September 30, 2008 totaled $63.0 million, or 48.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, replacement certificates of deposit, securities sold under agreements to repurchase (repurchase agreements), advances from the Federal Home Loan Bank of Cincinnati and other borrowing sources. Depending on market conditions, we may be required to pay higher rates on these deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2008. We believe, however, based on past experience, that a significant portion of these deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

Our primary investing activities are purchasing short-term agency securities and originating loans. During the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, we purchased securities classified as available-for-sale totaling $7.5 million, $22.9 million and $2.2 million, respectively. During the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005, we originated $21.5 million, $36.3 million and $36.5 million of loans, respectively.

Financing activities consist primarily of activity in deposit accounts. We had a net decrease in total deposits of $2.8 million for the nine months ended September 30, 2007, a net increase of $10.7 million for the year ended December 31, 2006 and a net increase of $5.1 million for the year ended December 31, 2005. The decrease for the nine months ended September 30, 2007 resulted primarily from a $1.6 million decrease in certificates of deposit and a $1.4 million decrease in savings accounts as a result of management’s decision to reduce liquidity and interest expenses by monitoring deposit rates. Previous increases were the result of promotional rates related to the opening of new branches. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Century Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2007, Century Bank exceeded all regulatory capital requirements. Century Bank is considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements” and Note 9 of the Notes to the Consolidated Financial Statements of Century Bank.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we originate. For additional information, see Note 10 of the Notes to the Century Bank Consolidated Financial Statements of Century Bank.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. These obligations include operating leases for premises and equipment, and deposit liabilities.

The following table presents, as of September 30, 2007, our significant fixed and determinable contractual obligations by payment date. The payment amounts represent only those amounts contractually due to the recipient. Further discussion of the nature of each obligation is included in Notes 4 and 6 of the Notes to Consolidated Financial Statements of Century Bank.

	2008	2009	2010	2011	2012	Thereafter
	(Dollars in thousands)
Certificates of deposit	$60,923	$4,984	$4,430	$6,175	$2,880	$1,044
Operating leases	111	112	114	78	—	—
Deposits without maturity	50,103	—	—	—	—	—

Recent Accounting Pronouncements

In March 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 156, Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140. SFAS No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. SFAS No. 156 did not have a material impact on Century Bank’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We have determined that the adoption of FIN 48 will not have a material effect on the Century Bank’s financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. We have not completed our evaluation of the impact of the adoption of this standard.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Entities must report unrealized gains and losses on those items for which the fair value option has been elected in earnings. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Century Bank is currently evaluating the requirements of the Statement and impact on the Bank’s financial position and results of operations.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on our performance than the effects of inflation.

BUSINESS OF CENTURY COMMERCIAL BANCORP, INC. AND CENTURY BANK

General

Century Commercial Bancorp is a Maryland chartered savings bank holding company established to be the holding company for Century Bank. Upon completion of the conversion and offering, Century Commercial Bancorp’s primary business activity will be the ownership of the outstanding capital stock of Century Bank. Century Commercial Bancorp does not own or lease any property but instead uses the premises, equipment and other property of Century Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement.

In the future, Century Commercial Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

Century Bank is a federally chartered savings bank originally founded in 1919. We operate through our five full service branch offices located in Cuyahoga, Lake and Medina Counties, in the Cleveland, Ohio metropolitan area. We are a community-focused institution, dedicated to providing quality service to our customers. We offer traditional financial services to consumers and businesses in our market area, which consists of northeast Ohio. We attract deposits from the general public and use those funds to originate a variety of loans, including commercial mortgages, acquisition, development and construction, residential mortgage loans and home equity lines of credit. We also maintain an investment portfolio. In connection with the offering, we are acquiring Liberty Bank, a national banking association with its executive offices in Beachwood, Ohio, a Cleveland suburb. Liberty Bank was organized in 1990. Liberty Bank serves Cuyahoga and Summit Counties in the Cleveland and Akron areas of northeastern Ohio, through its Beachwood office and two additional branch offices in Solon and Twinsburg, Ohio.

Our website address is www.centurybankoh.com. We plan to make available on our website, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q and amendments to these reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act. Information on our website should not be considered a part of this prospectus.

Market Area

The Cuyahoga County (Cleveland), Lake County and Medina County area has a population of approximately 1.7 million, with an economy based primarily on service sector jobs such as healthcare and education, followed by manufacturing and wholesale/retail. The population of Cuyahoga County, 1.3 million in 2007, declined by 3.8% since 2000, while the populations of Lake and Medina Counties increased by 3.1%, to 235,000, and 15.0%, to 174,000, respectively, over the same period. The local economy reflects both Ohio and national trends. Unemployment rates through October, 2007 were 5.6% in Cuyahoga, 4.7% in Lake and 4.6% in Medina Counties, compared to 5.4% in Ohio and 4.4% nationwide.

Median household income in Cuyahoga County in 2007 was $48,000, in Lake County it was $59,700, and in Medina County it was $70,000. Median household income in 2007 for the State of Ohio was $58,600 and nationwide it was $62,500.

Summit County, where Liberty Bank has an office, has a population of approximately 548,000, up 0.9% since 2000, with an unemployment rate of 5.1%. Median household income in 2007 was $52,700. All figures are from Census Bureau and U.S. Bureau of Labor statistics.

Competition

We face significant competition in attracting deposits and originating loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area, including commercial banks, savings banks, savings and loan associations and credit unions, as well as from other financial service companies, such as brokerage firms and insurance companies. Several large holding companies operate banks in our market area, and these institutions are significantly larger than Century Bank and, therefore, have significantly greater resources. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2007, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held less than 1.0% of the deposits in each of Cuyahoga, Lake and Medina Counties.

Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and through implementation of remote capture of deposits services, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

We offer a variety of loans, including commercial mortgages, acquisition, development and construction and residential loans and home equity lines of credit. Historically, a significant portion of our loan portfolio has been concentrated in residential loans, including one- to four-family residential mortgage loans and home equity loans and lines of credit. Since 2003, our acquisition, development and construction loan portfolio has increased each year and, at September 30, 2007, comprised 29.5% of our total loan portfolio, which was greater than any other loan category other than one- to four-family loans. The acquisition of Liberty Bank will significantly increase our commercial real estate, commercial business and education loan portfolios.

Loan Portfolio Composition. The following table presents information concerning the composition of Century Bank’s loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

			December 31,
	September 30, 2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$51,127	42.82%	$51,518	46.44%	$49,875	47.97%	$53,339	53.72%	$58,241	66.59%	$56,509	76.70%
Equity line of credit	11,375	9.53	10,404	9.38	10,137	9.75	10,815	10.89	9,380	10.72	6,177	8.38
Commercial	21,535	18.03	16,892	15.22	14,827	14.26	13,868	13.97	8,231	9.41	2,044	2.77
Acquisition, development or construction	35,266	29.54	32,064	28.90	28,787	27.68	21,177	21.32	11,486	13.13	8,775	11.91

Total real estate loans	119,303	99.92	110,878	99.94	103,626	99.66	99,199	99.90	87,338	99.85	73,505	99.76
Other Loans:
Consumer and other loans	98.08		66.06		354.34		95.10		131.15		180.24

Total loans	119,401	100.00%	110,944	100.00%	103,980	100.00%	99,294	100.00%	87,469	100.00%	73,685	100.00%

Less:
Loans in process	(7,984)		(7,713)		(3,814)		(5,503)		(5,751)		(839)
Deferred loan fees	(536)		(565)		(647)		(761)		(945)		(1,050)
Allowance for loan losses	(702)		(581)		(570)		(495)		(341)		(257)

Total loans receivable, net	$110,179		$102,085		$98,949		$92,535		$80,432		$71,539

The following table shows the composition of Century Bank’s loan portfolio by fixed- and adjustable-rate at the dates indicated.

			December 31,
	September 30, 2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-rate loans:
Real estate:
One- to four-family	$45,445	38.06%	$44,540	40.15%	$40,449	38.90%	$46,112	46.44%	$53,246	60.87%	$56,058	76.08%
Equity line of credit	—	—	—	—	—	—	—	—	—	—	115.16
Commercial	565.47		360.32		118.11		2,476	2.49	2,830	3.24	—	—
Acquisition, development or construction	15,756	13.20	15,559	14.02	7,522	7.23	4,349	4.38	3,859	4.41	5,468	7.42

Total real estate loans	61,766	51.73	60,459	54.49	48,089	46.24	52,937	53.31	59,936	68.52	61,641	83.66

Consumer and other loans	65.05		34.03		320.31		53.06		110.09		153.20

Total fixed-rate loans	61,831	51.78%	60,493	54.52	48,409	46.55	52,952	53.37	60,046	68.65	61,794	83.86

Adjustable-rate loans:
Real estate:
One- to four-family	5,682	4.76	6,978	6.29	9,426	9.06	7,227	7.28	4,995	5.71	451.61
Equity line of credit	11,375	9.53	10,404	9.38	10,137	9.75	10,815	10.89	9,380	10.73	6,062	8.23
Commercial	20,970	17.56	16,532	14.90	14,709	14.15	11,392	11.47	5,400	6.17	2,044	2.77
Acquisition, development or construction	19,510	16.34	16,505	14.88	21,265	20.46	16,828	16.95	7,627	8.72	3,307	4.49

Total real estate loans	57,537	48.19	50,419	45.45	55,537	53.42	46,262	46.59	27,402	31.33	11,864	16.10

Consumer and other loans	33.03		32.03		34.03		42.04		21.02		27.04

Total adjustable-rate loans	57,570	48.22	50,451	45.48	55,571	53.45	46,304	46.63	27,423	31.35	11,891	16.14

Total loans	119,401	100.00%	110,944	100.00%	103,980	100.00%	99,294	100.00%	87,469	100.00%	73,685	100.00%

Less:
Loans in process	7,984		7,713		3,814		5,503		5,751		839
Deferred loan fees	536		565		647		761		941		1,050
Allowance for loan losses	702		581		570		495		341		257

Total loans receivable, net	$110,179		$102,085		$98,949		$92,535		$80,432		$71,539

The following schedule illustrates the contractual maturity of Century Bank’s loan portfolio at December 31, 2006. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real estate
	One- to four-family and equity line of credit		Commercial		Acquisition, development or construction		Consumer and other		Total
	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate
	(Dollars in thousands)
Due during years ending December 31,
2007(1)	$1,580	8.50%	$1,138	8.41%	$10,455	8.75%	$4	3.25%	$13,177	8.69%
2008	1,597	7.30	1,759	8.26	11,921	7.95	—	—	15,277	7.92
2009	387	6.78	208	8.25	3,883	8.33	30	8.25	4,508	8.16
2010 and 2011	1,336	6.27	25	7.75	106	5.38	—	—	1,467	6.23
2012 to 2016	3,181	6.00	686	6.54	—	—	—	—	3,867	6.10
2017 to 2021	9,271	6.00	455	7.55	—	—	18	14.25	9,744	6.09
2022 and following	44,570	6.20	12,621	6.57	5,699	6.47	14	14.25	62,904	6.30

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2007 which have predetermined interest rates is $60.0 million while the total amount of loans due after such date which have floating or adjustable interest rates is $37.7 million.

One- to Four-Family Real Estate Lending. We originate loans secured by first mortgages on one- to four-family residences primarily in our market area. We originate one- to four-family residential mortgage loans primarily through advertising, referrals from real estate agents, builders and from existing customers. Walk-in customers are also important sources of loan originations.

At September 30, 2007, one- to four-family residential mortgage loans totaled $51.1 million, or 42.8%, of our gross loan portfolio, of which $45.4 million were fixed-rate loans and $5.7 million were adjustable-rate loans. We do not have subprime loan programs in place. We do not originate stated income (no income verification) or low-doc loans.

We generally underwrite our one- to four-family loans based on the applicant’s employment and credit history and the appraised value of the subject property. We generally lend up to 95% of the lesser of the appraised value or purchase price for one- to four-family first mortgage loans, and up to 80% for non-owner occupied first mortgage loans. For first mortgage loans with a loan-to-value ratio in excess of 85%, we generally require private mortgage insurance in order to reduce our exposure by 30%. Second mortgages on one- to four-family residences, whether owner occupied or not, are made up to 85% of the appraised value. Properties securing our one- to four-family loans are generally appraised by independent state certified fee appraisers who are selected in accordance with criteria approved by the board of directors. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary.

We currently originate one- to four-family mortgage loans on a fixed-rate basis and, to a much lesser extent, an adjustable-rate basis, as customer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions and consistent with our asset/liability management objectives. During the nine months ended September 30, 2007, we originated $5.8 million of one- to four-family fixed-rate mortgage loans and no one- to four-family adjustable-rate mortgage loans, or ARM loans. During the year ended December 31, 2006, we originated $6.2 million of one- to four-family fixed-rate mortgage loans and $1.4 million of one- to four-family ARM loans.

Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years and are generally fully amortizing, with payments due monthly. Currently, we offer ARM loans with a one-, three- or five-year initial fixed-rate, then one-year adjustments thereafter. After the initial term, ARM loans have annual adjustments and life-time rate caps that vary based on the product, generally with a maximum annual rate change of 2.0% and a maximum overall rate change of 6.0%. We generally use the rate on one-year Treasury Bills to reprice our ARM loans. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

Although we generally qualify borrowers at the fully indexed rate, ARM loans may pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower’s payment rises, increasing the potential for default. We have recently experienced increased delinquencies in our one- to four-family loan portfolio, including our ARM loans. In addition, the majority of these loans have been originated within the past several years, when rates were historically low. See “- Asset Quality — Non-performing Assets” and “— Classified Assets.”

Most of our loans are originated using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae or other private investors. Our real estate loans generally contain a “due on sale” clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property. The average size of our one- to four-family residential loans was approximately $95,000 at September 30, 2007.

Home Equity Lending. Our home equity lending consists of variable-rate lines of credit. At September 30, 2007, home equity lines of credit totaled $11.4 million, or 9.5% of our gross loan portfolio. The lines of credit may be originated in amounts, together with the amount of the existing first mortgage, of up to 85% of the value of the property securing the loan (less any prior mortgage loans). Home equity lines of credit are originated with an adjustable rate of interest, based on the prime rate of interest as published in the Wall Street Journal. Home equity lines of credit generally have up to a ten-year draw period and amounts may be reborrowed after payment at any time during the draw period. Once the draw period has lapsed, the payment is amortized over a 10-year period based on the loan balance at that time. At September 30, 2007, unfunded commitments on these lines of credit totaled $8.3 million.

Commercial Real Estate Lending. We offer a variety of commercial real estate loans. Most of these loans are secured by commercial income producing properties, including retail centers, warehouses, churches, restaurants and office buildings located in our market areas. We also have a limited amount of loans secured by multi-family residences, which we include in our commercial real estate portfolio. At September 30, 2007, commercial real estate loans totaled $21.5 million, or 18.0%, of our gross loan portfolio.

Our loans secured by commercial real estate are generally originated with a fixed rate of interest for up to five years, then a five-year adjustable interest rate thereafter. These loans have terms of up to 25 years and are fully amortizing. Loan-to-value ratios on our commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan.

Loans secured by commercial real estate are generally underwritten based on the net operating income of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt plus an additional coverage requirement. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing commercial real estate loans are performed by independent state certified fee appraisers.

We do not generally maintain insurance or tax escrows for loans secured by commercial real estate but do require proof of insurance. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is required to provide annual financial information.

Loans secured by commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by commercial and multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower’s ability to repay the loan may be impaired. Our largest commercial real estate loan at September 30, 2007, totaled $2.1 million and is secured by a strip shopping center. At September 30, 2007, this loan was performing in accordance with its terms.

Acquisition, Construction or Development Lending. We originate construction loans secured by single-family residences and commercial real estate. We also originate loans secured by tracts of land for development. At September 30, 2007, our acquisition, construction and development loans totaled $35.3 million, or 29.5% of our gross loan portfolio. We have emphasized acquisition, construction and development lending and commercial real estate lending over the past five years. Due to current market conditions, we expect this type of lending to decrease over the next few years.

A significant part of this portfolio is from the origination of acquisition, development and construction loans to builders or residential lot developers. At September 30, 2007, we had a total of $27.9 million in development and construction loans to builders and residential lot developers, with our largest loan being a $2.3 million loan. At that date, this loan was performing according to its terms. These loans also involve additional risks because the loan amount is made based on the projected value of the lots after construction. We generally make these loans for up to 75% of the estimated value for up to three years. These loans are required to be paid on an accelerated basis as the lots are sold, so that we are repaid before all the lots are sold. Loans on raw land may be made for up to 65% of the appraised value.

Our construction loans generally provide for the payment of interest only during the construction phase, which is typically up to 18 months. At the end of the construction phase, the construction loan generally either converts to a longer term mortgage loan or is paid off through a permanent loan from another lender. Construction loans are made with a maximum loan-to-value ratio of 80% of appraised value at completion. At September 30, 2007, the average outstanding residential development or construction loan balance to contractors was approximately $409,000. At September 30, 2007, the unadvanced portion of these development and construction loans totaled $30.0 million.

Before making a commitment to fund a residential construction loan, we require an appraisal of the property by an independent licensed appraiser. We also review and inspect each property before disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection based on the percentage of completion method.

We have done a limited amount of commercial real estate construction loans for churches, small retail or office properties. These loans generally are underwritten with terms similar to our permanent commercial real estate loans with special construction financing for generally up to three years under terms similar to our residential construction loans.

Acquisition, construction and development financing is generally considered to involve a higher degree of credit risk than longer-term financing on improved, owner-occupied real estate. Risk of loss on an acquisition, construction and development loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and development and other assumptions. If the estimate of construction and development costs is inaccurate, we may be required to advance funds beyond the amount originally committed in order to protect the value of the property. Additionally, if the estimate of value is inaccurate, we may be confronted with a project that, when completed, has a value that is insufficient to generate full payment.

Loan Originations, Purchases, Sales and Participations. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, real estate agents, builders, advertising and referrals from customers. From time to time, we will purchase loans to supplement our lending portfolio. We purchased $2.6 million in commercial loan participations during 2005. We are permitted to review all of the documentation relating to any loan in which we participate. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to a loan committee comprised of the President, the Vice President of Branch Operations, the Treasurer, the Vice President of Lending and the Comptroller. Individual loans with aggregate exposure of up to $1.0 million must be approved by the loan committee. All loans in excess of $1.0 million, or outside our underwriting standards, must be approved by the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our stated capital and reserves. We requested, and the OTS granted us, permission under applicable regulations to lend up to 30% of our stated capital and reserves for loans to developers and builders of residential lots. As a result of this approval, at September 30, 2007, our regulatory limit on loans to one borrower was $4.9 million, and our largest lending relationship was $4.2 million secured by residential developments, an office building, a retail center and raw land. At that date, this relationship was performing in accordance with its terms. Following completion of the offering and the merger, Century Bank does not intend to lend funds for exposure to any borrower or group of borrowers beyond 15% of stated capital and reserves.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days (other than a permanent loan for the takeout of a construction loan).

Asset Quality

When a loan is 5 days past the monthly payment grace period, we send the borrower a late charge notice. If the loan delinquency is not corrected, other forms of collections are implemented, including telephone calls and collection letters. We attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquency notices are issued and the account will be monitored on a regular basis thereafter. By the 90th day of delinquency, we will send the borrower a final demand for payment and we may refer the loan to legal counsel to commence foreclosure proceedings. Any of our loan officers can shorten or lengthen these time frames in consultation with the senior lending officer.

The following table sets forth Century Bank’s loan delinquencies by type, by amount and by percentage of type at September 30, 2007.

	Loans delinquent for:						Total loans delinquent
	60-89 days			90 days or more			60 days or more
	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category
	(Dollars in Thousands)
Real Estate:
One- to four-family	—	$—	—%	7	$607	1.19%	7	$607	1.19%
Equity line of credit	1	68	0.60	—	—	—	1	68	0.60
Commercial	—	—	—	1	118	0.55	1	118	0.55
Acquisition, development or construction	—	—	—	7	1,006	2.85	7	1,006	2.85
Consumer and other	—	—	—	—	—	—	—	—	—

Total	1	$68	0.06%	15	$1,731	1.45%	16	$1,799	1.51%

Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in Century Bank’s loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. For all years presented, Century Bank has had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Foreclosed assets include assets acquired in settlement of loans.

	September 30, 2007	December 31,
		2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accruing loans:
One- to four-family	$607	$1,502	$1,212	$118	$144	$65
Equity line of credit	—	68	—	7	—	7
Commercial	118	—	—	—	—	—
Acquisition, development or construction	1,006	524	—	—	—	—
Consumer and other	—	—	—	—	—	—

Total	1,731	2,094	1,212	125	144	72

Foreclosed assets:
One- to four-family	42	—	87	71	—	—

Total non-performing assets	$1,773	$2,094	$1,299	$196	$144	$72

Total as a percentage of total assets	1.21%	1.41%	.95%	.15%	.11%	.06%

For the nine months ended September 30, 2007 and the year ended December 31, 2006, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $146,000 and $96,000, respectively. No interest was included in interest income on these loans for the nine months ended September 30, 2007 or the year ended December 31, 2006.

Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 2007, there were 22 loans totaling $5.1 million with respect to which known information about the possible credit problems of the borrowers have caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management’s determination of our allowance for loan losses.

The largest loan relationship of concern at September 30, 2007, totaled $1.9 million. This relationship consists of three loans related to an acquisition and development project.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, which may order the establishment of additional general or specific loss allowances.

We regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management’s review of our assets, at September 30, 2007, we had classified $1.3 million of our loans as substandard, of which $693,000 was included in non-performing assets. At that date, we had $1.1 million of our assets classified as doubtful and none classified as loss. This total amount of classified assets represented 15.5% of our equity capital and 1.6% of our assets at September 30, 2007. Classified assets totaled $2.9 million, or 18.9% of our equity capital and 1.9% of our assets, at December 31, 2006.

Allowance for Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses that are both probable and reasonably estimable. In determining the allowance for loan losses, management considers the losses inherent in our loan portfolio and changes in the type and volume of loan activities, along with the general economic and real estate market conditions. A description of our methodology in establishing our allowance for loan losses is set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Century Commercial Bancorp—Critical Accounting Policies-Allowance for Loan Losses.” The allowance for loan losses as of September 30, 2007 was maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. However, this analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

In addition, as an integral part of its examination process, the Office of Thrift Supervision has the authority to periodically review our allowance for loan losses. The Office of Thrift Supervision may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The following table sets forth an analysis of Century Bank’s allowance for loan losses.

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$581	$570	$570	$495	$341	$257	$252

Charge-offs:
One- to four-family	71	—	—	—	6	2	—
Acquisition, development or construction	—	—	—	1	—	—	—
Recoveries:
One- to four-family	—	—	1	—	—	—	—
Consumer and other	—	—	—	1	—	—	—

Net charge-offs (recoveries)	71	—	(1)	—	6	2	—
Provision for loan losses	192	4	10	75	160	86	5

Balance at end of period	$702	$574	$581	$570	$495	$341	$257

Ratio of net charge-offs during the period to average loans outstanding during the period	.07%	—%	—%	—%	<.01%	<.01%	—%

Ratio of net charge-offs during the period to average non-performing assets	4.01%	—%	—%	—%	3.06%	1.39%	—%

Allowance as a percentage of non-performing loans	40.55%	31.21%	27.75%	47.03%	396.00%	236.81%	356.94%

Allowance as a percentage of total loans (end of period)	.63%	.57%	.57%	.57%	.53%	.42%	.36%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category (including loans held for sale), and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			December 31,
	September 30, 2007		2006		2005		2004		2003		2002
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
Real estate:
One- to four-family	$64	42.82%	$53	46.44%	$53	47.97%	$53	53.72%	$68	66.59%	$68	76.70%
Equity line of credit	113	9.53	112	9.38	112	9.75	112	10.89	94	10.72	66	8.38
Commercial	195	18.03	141	15.22	137	14.26	131	13.97	74	9.41	23	2.77
Acquisition, development or construction	320	29.54	268	28.90	267	27.68	199	21.32	104	13.13	99	11.91
Consumer and other	10.08		7.06		1.34		—	.10	1.15		1.24

Total	$702	100.00%	$581	100.00%	$570	100.00%	$495	100.00%	$341	100.00%	$257	100.00%

Investment Activities

Federal savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers’ acceptances, repurchase agreements and federal funds. Subject to various restrictions, federal savings banks may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that the institution is otherwise authorized to make directly. See “Regulation and Supervision — Century Bank — Office of Thrift Supervision Regulation” for a discussion of additional restrictions on our investment activities.

Our chief executive officer and chief financial officer have the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the board of directors. These officers consider various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

Our investment portfolio is a small portion of our assets because we attempt to be primarily invested in loans. Century Bank expects net proceeds initially will be used to invest in U.S. government and federal agency securities of various maturities, mortgage-backed or other marketable securities, deposits in other financial institutions, or a combination thereof, until they can be deployed in an orderly fashion. The general objectives of our investment portfolio will be to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. Our investment quality will emphasize safer investments with the yield on those investments secondary to not taking unnecessary risk with the available funds of Century Bank. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Century Bank – Asset/Liability Management.”

We intend that the investment strategy and portfolio of Century Commercial Bancorp will be similar to that of Century Bank, although Century Commercial Bancorp will be subject to fewer regulatory limits than Century Bank in its investments. We expect that Century Commercial Bancorp will invest any net proceeds available, after making the charitable donation and loan to the employer stock ownership plan, in deposits in Century Bank, U.S. government and federal agency securities of various maturities or other marketable securities.

As a member of the Federal Home Loan Bank of Cincinnati, we had $1.2 million in stock of the Federal Home Loan Bank of Cincinnati at September 30, 2007. For the nine months ended September 30, 2007 and the year ended December 31, 2006, we received $59,000 and $69,000, respectively, in dividends from the Federal Home Loan Bank of Cincinnati.

The following table sets forth the composition of Century Bank’s securities portfolio at the dates indicated.

	September 30, 2007		December 31,
			2006		2005		2004
	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total
	(Dollars in thousands)
Securities available for sale, at fair value:
FNMA preferred stock	$232	1.26%	$245	0.88%	$250	2.07%	$240	1.34%
U.S. government agencies	9,998	54.37	17,142	61.42	3,464	28.75	3,976	22.20
SBA pool	162	0.88	1,107	3.97	1,205	10.00	1,240	6.92
Mutual fund	4,015	21.84	4,036	14.46	4,044	33.57	5,110	28.53
Mortgage backed	986	5.36	1,395	5.00	2,087	17.32	3,356	18.73

Total securities available for sale	15,393	83.71	23,925	85.73	11,050	91.71	13,922	77.72

Securities held to maturity, at amortized cost:
Commercial paper	2,995	16.29	3,985	14.27	997	8.29	3,991	22.28

Investment securities, at carrying value	$18,388	100.00%	$27,910	100.00%	$12,047	100.00%	$17,913	100.00%

The composition and maturities of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.

	September 30, 2007
	No stated maturity		1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total securities
	Carrying value	Weighted average yield	Carrying value	Weighted average yield	Carrying value	Weighted average yield	Carrying value	Weighted average yield	Carrying value	Weighted average yield	Carrying value	Weighted average yield
	(Dollars in thousands)
Securities available for sale:
FNMA preferred stock	$232	5.88%	$—	—%	$—	—%	$—	—%	$—	—%	$232	5.88%
U.S. government agencies	—	—	2,498	4.68	1,994	4.86	4,513	6.08	993	6.15	9,998	5.49
SBA pool	—	—	—	—	—	—	—	—	162	5.88	162	5.88
Mutual fund	4,015	5.34	—	—	—	—	—	—	—	—	4,015	5.34
Mortgage backed	—	—	—	—	—	—	23	6.03	963	5.90	986	5.90

Total securities available for sale	4,247	5.37	2,498	4.68	1,994	4.86	4,536	6.08	2,118	6.02	15,393	5.49

Securities held to maturity:
Commercial paper	—	—	2,995	5.90	—	—	—	—	—	—	2,995	5.90

Total investment securities, at carrying value	$4,247	5.37%	$5,493	5.35%	$1,994	4.86%	$4,536	6.08%	$2,118	6.02%	18,388	5.56%

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. We obtain deposits within our market area primarily by offering a broad selection of deposit accounts, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings and passbook accounts and certificates of deposit. We have no brokered deposits.

We also offer a variety of deposit accounts designed for the businesses operating in our market area. Our business banking deposit products include a commercial checking account and a checking account specifically designed for small businesses.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the interest rates offered by our competition, the interest rates available on borrowings, rates on brokered deposits, our liquidity needs, and customer preferences. We generally review our deposit mix and deposit pricing weekly. Our deposit pricing strategy generally has been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

The following table sets forth the savings flows at Century Bank during the periods indicated.

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Opening balance	$132,287	$121,559	$121,559	$116,451	$113,911
Deposits	127,172	139,017	181,792	153,116	128,706
Withdrawals	(133,330)	(135,768)	(174,971)	(150,717)	(128,492)
Interest credited	3,366	2,799	3,907	2,709	2,326

Ending balance	$129,495	$127,607	$132,287	$121,559	$116,451

Net increase (decrease)	$(2,792)	$6,048	$10,728	$5,108	$2,540

Percent increase (decrease)	(2.11)%	4.98%	8.83%	4.39%	2.23%

The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by Century Bank for the periods indicated.

	September 30, 2007		December 31,
			2006		2005		2004
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Transaction and savings deposits:

Noninterest-bearing demand	$3,795	2.93%	$3,125	2.36%	$1,985	1.64%	$1,751	1.50%
Interest-bearing demand	6,347	4.90	6,749	5.10	7,792	6.41	8,020	6.89
Savings	19,124	14.77	20,553	15.54	21,410	17.61	27,132	23.30
Money market	20,837	16.09	20,821	15.74	19,867	16.34	11,545	9.91

Total non-certificates	50,103	38.69	51,248	38.74	51,054	42.00	48,448	41.60

Certificates of deposit:

0.00 - 1.99%	—	—	—	—	1,128.93		23,866	20.49
2.00 - 3.99%	7,638	5.90	13,025	9.85	43,547	35.82	26,967	23.16
4.00 - 5.99%	71,754	55.41	68,014	51.41	25,780	21.21	10,952	9.41
6.00 - 7.99%	—	—	—	—	50.04		6,218	5.34

Total certificates of deposit	79,392	61.31	81,039	61.26	70,505	58.00	68,003	58.40

Accrued interest	261	—	176	—	66	—	25	—

Total deposits	$129,495	100.00%	$132,287	100.00%	$121,559	100.00%	$116,451	100.00%

The following table shows rate and maturity information for Century Bank’s certificates of deposit as of September 30, 2007.

	2.00-3.99%	4.00-5.99%	Total	Percent of total
	(Dollars in thousands)
Certificates of deposit maturing in quarter ending:

December 31, 2007	$1,372	$19,334	$20,706	26.08%
March 31, 2008	1,629	14,881	16,510	20.80
June 30, 2008	747	9,739	10,486	13.21
September 30, 2008	453	12,768	13,221	16.65
December 31, 2008	622	1,410	2,032	2.56
March 31, 2009	867	431	1,298	1.63
June 30, 2009	184	800	984	1.24
September 30, 2009	187	483	670.84
December 31, 2009	551	1,003	1,554	1.96
March 31, 2010	589	942	1,531	1.93
June 30, 2010	437	551	988	1.24
September 30, 2010	—	357	357.45
Thereafter	—	9,055	9,055	11.41

Total	$7,638	$71,754	$79,392	100.00%

Percent of total	9.62%	90.38%

The following table indicates the amount of Century Bank’s certificates of deposit and other deposits by time remaining until maturity as of September 30, 2007.

	Maturity
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months	Total
	(In thousands)
Certificates of deposit less than $100,000	$15,443	$12,562	$16,542	$13,040	$57,587
Certificates of deposit of $100,000 or more	5,263	3,948	7,165	5,429	21,805

Total certificates of deposit	$20,706	$16,510	$23,707	$18,469	$79,392

Borrowings. We have the ability to borrow from the Federal Home Loan Bank of Cincinnati to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. To date, we have not made use of this funding source.

Properties

The following table sets forth certain information relating to our properties as of September 30, 2007. We own our corporate headquarters and our Brunswick branch. We lease all of our other branches. The aggregate net book value of our leasehold improvements, furniture and equipment was $1.5 million at September 30, 2007. See also Note 4 of the Notes to Consolidated Financial Statements of Century Bank. In the opinion of management, the facilities are adequate and suitable for the current needs of Century Bank, subject to our acquisition of Liberty Bank and its offices.

Description and Address	Date Opened	Square Footage	Net Book Value at September 30, 2007 (In thousands)	Lease Expiration Date
Corporate Headquarters

1640 Snow Road Parma, Ohio	1976	10,900	$795	N/A

Branch Offices

Garfield Heights Branch 12648 Rockside Road Garfield Heights, Ohio	1975	2,250	$29	Month to month

Concord Branch 7595 Crile Road Concord, Ohio	2006	2,915	$252	04/2016

North Roylton Branch 6160 Royalton Road North Royalton, Ohio	1985	2,720	$189	12/2010

Brunswick Branch 3383 Center Road Brunswick, Ohio	1993	2,247	$239	N/A

Personnel

As of September 30, 2007, we had 35 full-time employees and 7 part-time employees, none of whom is represented by a collective bargaining unit. We believe we have a good relationship with our employees.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

Upon completion of the stock offering, Century Bank will be Century Commercial Bancorp’s only subsidiary.

As a federally chartered savings bank, we are permitted by the Office of Thrift Supervision regulations to invest up to 2% of our assets, or $2.9 million at September 30, 2007, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes. Century Bank has one active wholly owned subsidiary, Century Bank Service Corp., which owns 50% of Century Bank Insurance, Inc., an insurance agency. The insurance agency was formed in 1999, and Century Bank customers are offered various types of insurance through the insurance agency. Our capital investment in this subsidiary as of September 30, 2007 was $52,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF LIBERTY BANK

General

Liberty Bank’s results of operations depend primarily on its level of net interest income, which is the difference between interest earned on interest-earning assets, consisting primarily of loans, investment securities, and other investments, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and, to a lesser extent, advances from the Federal Home Loan Bank of Cincinnati. The net interest income earned on interest-earning assets (“net interest margin”) and the ratio of interest-earning assets to interest-bearing liabilities have a significant impact on net interest income. Liberty Bank’s net interest margin is affected by regulatory, economic and competitive factors that influence interest rates, loan activity and deposit flows. Liberty Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-earning assets mature or reprice at different times, or on a different basis, than its interest-bearing liabilities. To a lesser extent, Liberty Bank’s results of operations are also affected by the amount of its noninterest income, including gains on loan sales, loan fees and service charges, and levels of noninterest expense, which consist principally of employee compensation and benefits, insurance premiums, professional fees, equipment expense, occupancy costs, advertising, data processing and other operating expenses.

Liberty Bank’s operating results are significantly affected by general economic and competitive conditions including, in particular, changes in market rates of interest, government policies and actions taken by regulatory authorities. Lending activities are influenced by general economic conditions, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the level of personal income and savings in Liberty Bank’s market area.

Critical Accounting Policies

Liberty Bank’s financial statements are prepared in accordance with GAAP and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the consolidated financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. These estimates, assumptions and judgments are necessary when financial instruments are required to be recorded at fair value or when the decline in the value of an asset carried on the balance sheet at historic cost requires an impairment write-down or a valuation reserve to be established.

The allowance for loan losses (“allowance”) represents an amount that, in the judgment of management, will be adequate to absorb anticipated losses of principle and interest on outstanding loans that have been identified as not probable of collection. The allowance represents an estimate made based upon two principles of accounting: (1) Statement of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies,” that requires losses to be accrued when their occurrence is probable and estimable, and (2) SFAS No. 114 “Accounting by Creditors for Impairment of a Loan,” that requires losses be accrued when it is probable that the lender will not collect all principal and interest when due under the original term of the loan. The adequacy of the allowance is determined through careful evaluation of the loan portfolio. This determination is inherently subjective and requires significant estimates, including estimated losses on pools of homogeneous loans based on historical loss experience and consideration of the current economic environment that may be subject to change. Loans deemed uncollectible are charged against the allowance and recoveries of previously charged-off amounts are credited to it. The level of the allowance is adjusted through the provision for loan losses that is recorded as a current period expense.

The methodology for assessing the appropriateness of the allowance includes a specific allowance, a formula allowance and a nonspecific allowance. The specific allowance is for risk rated credits on an individual basis. The formula allowance reflects historical losses by credit category. The nonspecific allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the specific allowance or the formula allowance. The factors used in determining the nonspecific allowance include trends in delinquencies, trends in volumes and terms of loans, the size of loans relative to the allowance, concentration of credits, the quality of the risk identification system and credit administration and local and national economic trends.

In accordance with the provisions of SFAS No. 114, Liberty Bank determines and recognizes impairment of certain loans. A loan is determined to be impaired when, based on current information and events, it is probable that Liberty Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered impaired during a period of insignificant delay in payment if Liberty Bank expects to collect all amounts due, including past-due interest. Liberty Bank generally considers a period of insignificant delay in payment for a consumer loan to include delinquency up to and including 90 days. SFAS No. 114 requires that impairment be measured through a comparison of the loan’s carrying amount to the present value of its expected future cash flows discounted at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

SFAS No. 114 is generally applicable for all loans except large groups of smaller-balance homogeneous loans that are evaluated collectively for impairment, including residential first and second mortgage loans and consumer installment loans. Impaired loans are therefore generally comprised of commercial mortgage, commercial business and certain restructured residential loans. In addition, impaired consumer loans are generally loans which management has placed in non-accrual status. Management believes that the allowance is adequate. However, this determination requires significant judgment, and estimates of the probable losses in the loan portfolio can vary significantly from losses that actually occur. Material increases in the allowance for loan losses will adversely affect Liberty Bank’s financial condition and results of operations.

Presently, all marketable equity securities and debt securities are classified as available for sale. Securities available for sale are acquired as part of Liberty Bank’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk and other factors. Securities available for sale are carried at fair value, with unrealized gains or losses based on the difference between amortized cost and fair value, reported net of deferred tax, as accumulated other comprehensive income (loss), a separate component of shareholders’ equity. Realized gains and losses, using the specific identification method, are included as a separate component of non-interest income. Related interest and dividends are included in interest income. Declines in the fair value of individual available-for-sale securities below their cost that are other-than- temporary result in write-downs of the individual securities to their fair value. Factors affecting the determination of whether an other-than-temporary impairment has occurred include a downgrading of the security by a rating agency, or a significant deterioration in the financial condition of the issuer.

Comparison of Liberty Bank’s Financial Condition at September 30, 2007 and December 31, 2006

General. Liberty Bank’s total assets increased by $47.9 million, or 26.6%, to $228.0 million at September 30, 2007 as compared to $180.1 million at December 31, 2006. The increase in assets was mainly attributable to a $22.7 million increase in federal funds sold and a $23.2 million increase in net loans, including loans held for sale. The growth in assets was primarily funded by an increase in deposit account balances of $46.8 million.

Cash and Cash Equivalents. Cash and cash equivalents increased $20.1 million, or 60.0%, from $33.5 million at December 31, 2006 to $53.6 million at September 30, 2007, primarily as a result of an increase in federal funds sold.

Net Loans. Net loans increased $23.2 million, or 17.6%, from $132.1 million at December 31, 2006 to $155.3 million at September 30, 2007, primarily as a result of increased education loans, commercial real estate and business loans and residential mortgage loans. Education loans increased $17.6 million, or 29.2%, from $60.2 million at December 31, 2006 to $77.8 million at September 30, 2007, primarily due to additional education loan originations. Commercial loans increased $3.2 million, or 5.7%, from $56.5 million at December 31, 2006, to $59.7 million at September 30, 2007, primarily due to additional commercial real estate and business originations. Residential mortgage loans increased $4.0 million, or 40.0%, from $10.0 million at December 31, 2006 to $14.0 million at September 30, 2007 mainly due to additional residential mortgage loan originations.

Investment Securities. Available for sale securities increased $3.1 million, or 35.1%, from a fair value of $8.8 million at December 31, 2006 to a fair value of $11.9 million at September 30, 2007. Liberty Bank had no securities classified as held to maturity at September 30, 2007 or December 31, 2006. The increase in available-for-sale securities primarily resulted from purchases of additional federal agency securities.

The following table sets forth the scheduled maturities, carrying amounts, fair values and average yields for Liberty Bank’s investment portfolio at September 30, 2007:

	September 30, 2007
	1 year or less		Over 1 to 5 years		Over 5 to 10 years		Over 10 years		Total Securities
	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Amortized cost	Weighted average yield	Fair value
	(Dollars in thousands)
Investment securities available for sale:
U.S. Government and agency securities	$1,000	5.00%	$10,953	4.14%	—	—	—	—	$11,953	4.21%	$11,923
Mortgage-backed securities	—	—	13	6.50	—	—	5	6.71%	18	6.56	18

Total securities available for sale	$1,000	5.00%	$10,966	4.14%	—	0.00%	5	6.71%	$11,971	4.22%	$11,941

Deposits and Borrowed Funds. Deposits totaled $205.5 million at September 30, 2007, an increase of $46.8 million, or 29.5%, compared to $158.7 million at December 31, 2006. Certificates of deposit increased $13.4 million, or 41.8%, from $32.0 million at December 31, 2006 to $45.4 million at September 30, 2007. Savings accounts increased $26.9 million, or 37.4%, from $71.9 million at December 31, 2006 to $98.8 million at September 30, 2007. The increase in savings accounts was largely attributable to the increase in education loans, which are generally collateralized by savings accounts until the loans are sold. Money market accounts increased $3.8 million, or 10.6%, from $36.2 million at December 31, 2006 to $40.0 million at September 30, 2007. NOW and demand deposit accounts increased $2.7 million, or 14.6%, from $18.5 million at December 31, 2006 to $21.2 million at September 30, 2007. Borrowed funds from the Federal Home Loan Bank of Cincinnati totaling $2.0 million at December 31, 2006 were repaid prior to September 30, 2007.

The following table, as of September 30, 2007, indicates the amount of Liberty Bank’s certificates of deposit by time remaining until maturity.

	Maturity				Total
	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 12 months
	(In thousands)
Certificates of deposit less than $100,000	$2,956	$3,052	$4,289	$15,682	$25,979
Certificates of deposit of $100,000 or more	2,211	2,523	1,931	10,108	16,773
Public funds(1)	661	661	1,323	—	2,645

Total	$5,828	$6,236	$7,543	$25,790	$45,397

(1)	Deposits from governmental and other public entities.

The following table sets forth the rate and maturity information for Liberty Bank’s certificates of deposit as of September 30, 2007.

	0.00- 1.99%	2.00- 3.99%	4.00- 5.99%	Total	Percent of total
	(Dollars in thousands)
Certificate accounts maturing in quarter ending:

December 31, 2007	$1	$254	$5,572	$5,827	12.84%
March 31, 2008	1	26	6,210	6,237	13.74
June 30, 2008	—	14	4,137	4,151	9.14
September 30, 2008	—	9	3,383	3,392	7.47
December 31, 2008	—	7	3,009	3,016	6.64
March 31, 2009	—	15	1,965	1,980	4.36
June 30, 2009	—	89	385	474	1.04
September 30, 2009	—	—	2,209	2,209	4.87
December 31, 2009	—	—	3,632	3,632	8.00
March 31, 2010	—	—	973	973	2.14
June 30, 2010	—	—	653	653	1.44
September 30, 2010	—	—	451	451	0.99
Thereafter	—	—	12,402	12,402	27.32

Total	$2	$414	$44,981	45,397	100.00%

Percent of total	0.00%	0.91%	99.08%	100.00%

Non-performing Assets, Delinquencies and Allowance for Loan Losses. Non-performing assets totaled $1.8 million at September 30, 2007, compared to $1.3 million at December 31, 2006, an increase of $513,000. The increase was primarily the result of an increase of $348,000 in non-performing commercial business loans and an increase of $186,000 in non-performing one- to four-family residential loans.

The following table sets forth Liberty Bank’s loan delinquencies by type, by amount and by percentage of type at September 30, 2007.

	60-89 days delinquent			90 days and over delinquent			Total loans delinquent 60 days or more
	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category	Number	Amount	Percent of loan category
	(Dollars in thousands)
Real Estate:
One- to four-family	3	$1,370	9.82%	1	$227	1.63%	4	$1,597	11.45%
Commercial	2	193	0.63	1	102	0.33	3	295	0.97
Consumer	—	—	0.00	2	58	0.07	2	58	0.07
Commercial business	4	804	2.74	5	1,006	3.43	9	1,810	6.18

	9	$2,367		9	$1,393		18	$3,760

The allowance for loan losses was $2.0 million at September 30, 2007, an increase of $500,000 from the $1.5 million recorded at December 31, 2006. The allowance for loan losses as a percentage of loans outstanding was 1.24% at September 30, 2007 as compared to 1.09% at December 31, 2006. The allowance for loan losses as a percentage of non-performing loans was 140.1% at September 30, 2007 as compared to 137.2% at December 31, 2006.

The allowance for loan losses includes a formula allowance for various loan portfolio classifications and an amount for loans identified as impaired, if necessary. The allowance is an estimate, and ultimate losses may vary from current estimates. See “—Critical Accounting Policies” on page 131 for a discussion of the factors considered in making this estimate and the risks associated with using those factors. Changes in the estimate are recorded in the results of operations in the period in which they become known, along with provisions for estimated losses incurred during that period.

A portion of the allowance for loan losses is not allocated to any specific segment of the loan portfolio. This unallocated reserve is maintained for two primary reasons: there exists an inherent subjectivity and imprecision to the analytical processes employed, and the prevailing business environment, as it is affected by changing economic conditions and various external factors, may impact the portfolio in ways currently unforeseen. Moreover, management has identified certain risk factors which could impact the degree of loss sustained within the portfolio. These include: market risk factors, such as the effects of economic variability on the entire portfolio, and unique portfolio risk factors that are inherent characteristics of Liberty Bank’s loan portfolio. Market risk factors may consist of changes to general economic and business conditions that may impact Liberty Bank’s loan customers in terms of ability to repay and that may result in changes in the value of underlying collateral. Unique portfolio risk factors may include industry or geographic concentrations, or trends that may exacerbate losses to the portfolio of Liberty Bank resulting from economic events which Liberty Bank may not be able to protect against. The amount of the unallocated allowance was $217,000 at September 30, 2007 as compared to $150,000 at December 31, 2006.

Shareholders’ Equity. Total shareholders’ equity increased $1.6 million, or 9.0%, to $20.1 million at September 30, 2007 compared to $18.5 million at December 31, 2006. The increase was due primarily to net income of $1.3 million for the nine months ended September 30, 2007, partially offset by $136,000 in dividends paid to shareholders during the nine months ended September 30, 2007, an increase in paid-in-capital of $405,000 due to applying SFAS 123R and an increase in accumulated other comprehensive income. The increase in accumulated other comprehensive income was due to an increase in the unrealized gain on securities available for sale, net of taxes, of $79,000.

Comparison of Liberty Bank’s Financial Condition at December 31, 2006 and December 31, 2005

General. Total assets increased by $46.0 million or 34.3% to $180.1 million at December 31, 2006 from $134.1 million at December 31, 2005. Growth was funded primarily with interest-bearing deposits and a private placement of common stock that raised an additional $5.5 million in capital.

Net Loans. Net loans increased by $24.6 million, or 22.8%, to $132.1 million at December 31, 2006 from $107.5 million at December 31, 2005. The largest growth was attributable to education loans, which increased $16.4 million or 37.3%, and commercial real estate mortgage loans, which increased $8.9 million or 18.7%. Commercial business loans, residential real estate loans and consumer loans all showed a decrease when compared to December 31, 2005.

The following table sets forth selected data relating to the composition of Liberty Bank’s loan portfolio by type of loan at the dates indicated. At September 30, 2007 and December 31, 2006, Liberty Bank had no concentrations of loans exceeding 10% of gross loans other than as disclosed below:

			December 31,
	September 30, 2007		2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$13,953	8.80%	$9,981	7.45%	$9,099	8.32%	$8,185	15.32%	$5,989	13.00%	$8,139	20.83%
Commercial	30,566	19.28	29,324	21.88	19,106	17.46	15,316	28.66	12,260	26.60	8,876	22.72

Total real estate loans	44,519	28.08	39,305	29.33	28,205	25.78	23,501	43.98	18,249	39.60	17,015	43.55

Consumer Loans:
Education	77,786	49.06	60,227	44.94	43,859	40.08	—	—	—	—	—	—
Home Equity	5,583	3.52	5,451	4.07	7,045	6.44	6,917	12.94	6,761	14.67	4,395	11.25
Credit card	371	0.23	408	0.30	406	0.37	503	0.94	501	1.09	397	1.02
Other	1,002	0.63	1,242	0.93	1,256	1.15	1,849	3.46	5,059	10.98	4,183	10.71

Total consumer loans	84,742	53.44	67,328	50.24	52,566	48.04	9,269	17.34	12,321	26.74	8,975	22.98

Commercial business loans	29,293	18.48	27,389	20.44	28,650	26.18	20,671	38.68	15,515	33.66	13,075	33.47

Total loans receivable, gross	158,554	100.00%	134,022	100.00%	109,421	100.00%	53,441	100.00%	46,085	100.00%	39,065	100.00%

Less:
Loans in process	(1,092)		(262)		(592)		(376)		—		—
Deferred fees and discounts	(226)		(237)		(187)		(112)		(43)		(89)
Allowance for losses	(1,952)		(1,453)		(1,104)		(986)		(830)		(393)

Total loans receivable, net	$155,284		$132,070		$107,538		$51,967		$45,212		$38,583

The following table sets forth certain information at December 31, 2006 regarding the dollar amount of selected loan types maturing or repricing in Liberty Bank’s portfolio. Mortgages which have adjustable or renegotiable rates are shown as maturing in the period during which the contract is due. The table does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses that significantly shorten the average life of all loans and may cause Liberty Bank’s repayment experience to differ from that shown below.

	Real Estate
	One- to four-family		Commercial		Consumer		Commercial business		Total
	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate	Amount	Weighted average rate
	(Dollars in thousands)
Due during years ending December 31,
2007(1)	$957	8.20%	$2,518	6.50%	$66,261	7.08%	$3,819	8.98%	$73,555	7.17%
2008	670	6.25	3,501	7.87	205	11.37	3,407	8.19	7,783	7.96
2009	1,830	5.56	6,502	7.35	318	6.86	5,262	8.68	13,912	7.61
2010 and 2011	692	4.90	12,847	7.74	451	7.68	13,547	8.51	27,537	8.05
2012 to 2016	2,139	5.92	2,733	7.63	31	10.88	1,354	6.06	6,257	6.72
2017 to 2021	3,026	5.56	1,223	7.45	62	4.75	—	—	4,311	6.08
2022 and following	667	5.63	—	—	—	—	—	—	667	5.63

	$9,981	5.90%	$29,324	7.54%	$67,328	7.10%	$27,389	8.45%	$134,022	7.38%

(1)	Includes demand loans, loans having no stated maturity and overdraft loans.

The total amount of loans due after December 31, 2007 that have predetermined interest rates is $15.4 million, while the total amount of loans due after such date that have floating or adjustable interest rates is $45.1 million.

The following table sets forth the composition of Liberty Bank’s loan portfolio by fixed-rate and adjustable-rate at the dates indicated:

	September 30, 2007		December 31,
			2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family	$12,253	7.73%	$8,057	6.01%	$7,177	6.56%	$7,527	14.08%	$5,772	12.52%	$6,461	16.54%
Commercial	12,261	7.73	11,279	8.42	4,766	4.36	4,422	8.27	3,270	7.10	1,681	4.30

Total real estate loans	24,514	15.46	19,336	14.43	11,943	10.91	11,949	22.36	9,042	19.62	8,142	20.84
Consumer	78,998	49.82	61,685	46.03	45,309	41.41	2,102	3.93	5,316	11.54	4,386	11.23
Commercial business	6,601	4.16	7,056	5.26	6,187	5.65	5,980	11.19	6,513	14.13	5,971	15.28

Total fixed-rate loans	110,113	69.45	88,077	65.72	63,439	57.98	20,031	37.48	20,871	45.29	18,499	47.35

Adjustable-Rate Loans:
Real estate:
One- to four-family	1,700	1.07	1,924	1.44	1,922	1.76	658	1.23	217	0.47	1,678	4.30
Commercial	18,305	11.54	18,045	13.46	14,340	13.11	10,894	20.39	8,990	19.51	7,195	18.42

Total real estate loans	20,005	12.62	19,969	14.90	16,262	14.86	11,552	21.62	9,207	19.98	8,873	22.71
Consumer	5,744	3.62	$5,643	4.21	7,257	6.63	7,167	13.41	7,005	15.20	4,589	11.75
Commercial business	22,692	14.31	20,333	15.17	22,463	20.53	14,691	27.49	9,002	19.53	7,104	18.19

Total adjustable-rate loans	48,441	30.55	45,945	34.28	45,982	42.02	33,410	62.52	25,214	54.71	20,566	52.65

Total loans receivable, gross	158,554	100.00%	134,022	100.00%	109,421	100.00%	53,441	100.00%	46,085	100.00%	39,065	100.00%

Less:
Loans in process	(1,092)		(262)		(592)		(376)		—		—
Deferred fees and discounts	(226)		(237)		(187)		(112)		(43)		(89)
Allowance for loan losses	(1,952)		(1,453)		(1,104)		(986)		(830)		(393)

Total loans receivable, net	$155,284		$132,070		$107,538		$51,967		$45,212		$38,583

Investment Securities. Investment securities available for sale decreased by $1.7 million, or 16.2%, to $8.8 million at December 31, 2006 from $10.5 million at December 31, 2005 due to scheduled maturities and a decrease in the unrealized loss on these securities. No investment securities are classified as held to maturity.

The following table sets forth the carrying value of Liberty Bank’s investments at the dates indicated.

	September 30, 2007		December 31,
			2006		2005		2004
	Book value	% of total	Book value	% of total	Book value	% of total	Book value	% of total
	(Dollars in thousands)
Investment securities available for sale, at fair value:
U.S. government and agency securities available for sale	$11,923	99.85%	$8,804	99.60%	$10,274	$97.74%	9,487	91.35%
Mortgage-backed securities available for sale	18	0.15	35	0.40	63	0.60	101	0.97
State, county and municipal	0	0.00	0	0.00	175	1.66	797	7.67

Total securities available for sale	$11,941	100.00%	$8,839	100.00%	$10,512	$100.00%	10,385	100.00%

Deposits. Total deposits increased by $39.9 million, or 33.6%, to $158.7 million at December 31, 2006 from $118.8 million at December 31, 2005. The growth was primarily due to increases in certificates of deposit of $14.2 million and savings accounts of $23.6 million. The increase in savings accounts was largely attributable to the increase in education loans, which generally are collateralized by savings accounts until the loans are sold. The significant flow of funds into and out of the deposit accounts has resulted from the increase in education lending activity; as loans are originated funds are deposited and as loans are sold deposits are withdrawn. Rising rates paid on deposits in Liberty Bank’s market area resulted in depositors moving money into higher yielding certificate accounts.

The following table sets forth Liberty Bank’s deposit balances by type as of the dates indicated.

			December 31,
	September 30, 2007		2006		2005		2004
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
	(Dollars in thousands)
Transaction and Savings
Deposits:

Noninterest-bearing demand	$14,908	7.26%	$10,714	6.75%	$10,991	9.25%	$10,230	20.39%
Interest-bearing demand	6,333	3.08	7,816	4.93	7,410	6.24	2,541	5.07
Money market accounts	40,027	19.48	36,184	22.81	34,207	28.80	19,468	38.81
Savings deposits	98,795	48.08	71,915	45.33	48,322	40.68	2,837	5.66

Total non-certificates	160,063	77.90	126,629	79.82	100,930	84.97	35,076	69.92

Certificates:

0.00 - 1.99%	2	—	6	—	67	0.06	2,978	5.94
2.00 - 3.99%	414	0.20	1,979	1.25	8,207	6.91	7,348	14.65
4.00 - 5.99%	44,981	21.89	30,037	18.93	9,584	8.07	4,764	9.50

Total certificates	45,397	22.10	32,023	20.18	17,858	15.03	15,089	30.08

Total deposits	$205,460	100.00%	$158,652	100.00%	$118,788	100.00%	$50,165	100.00%

The following table sets forth the savings flows during the periods indicated:

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(Dollars in thousands)
Opening balance	$158,652	$118,788	$118,788	$50,165	$45,522
Deposits	1,142,410	741,140	1,116,334	629,138	339,194
Withdrawals	(1,099,250)	(707,118)	(1,079,880)	(562,462)	(335,067)
Interest credited	3,648	2,439	3,410	1,947	516

Ending balance	$205,460	$155,249	$158,652	$118,788	$50,165

Net increase	$46,808	$36,461	$39,864	$68,623	$4,643

Percent increase	29.50%	30.69%	33.56%	136.79%	10.20%

Borrowings. Liberty Bank had no borrowings outstanding at September 30, 2007 and had $2.0 million and $3.0 million in outstanding borrowings at December 31, 2006 and 2005, respectively.

The following table sets forth certain information regarding borrowings by Liberty Bank at the dates indicated:

	September 30, 2007	December 31,
		2006	2005	2004
	(Dollars in thousands)
FHLB advances	$—	$2,000	$3,000	5,200
Other borrowings	—	—	—	—

Total borrowings	$—	$2,000	$3,000	5,200

Weighted average interest rate of FHLB advances	0.00%	3.00%	3.02%	2.77%

The following table sets forth the maximum month-end balance and average balance of FHLB advances, securities sold under agreements to repurchase and other borrowings for the periods indicated.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(In thousands)
Maximum Balance:
FHLB advances	$2,000	$8,200	$8,200	$3,000	$5,200
Other borrowings	—	886	886	772	1,860

Average Balance:
FHLB advances	51	4,166	4,054	3,617	4,727
Other borrowings	—	23	20	24	25

Comparison of Operating Results for the Nine Months Ended September 30, 2007 and 2006

General. Liberty Bank’s net income increased by $851,000 or 182.2%, to $1.3 million for the nine months ended September 30, 2007 from $467,000 for the nine months ended September 30, 2006. The increase in Liberty Bank’s net income was a result of higher net interest income and non-interest income, partially offset by a higher provision for loan losses and increased non-interest expense.

Net Interest Income. Liberty Bank’s net interest income increased by $2.0 million, or 52.6%, to $5.8 million in the nine months ended September 30, 2007 from $3.8 million in the nine months ended September 30, 2006. Interest income increased by $3.9 million or 56.0% while interest expense increased by $1.8 million or 58.4%.

The increase in net interest income was primarily attributable to higher average balances of interest-earning assets, primarily education loans, in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, offsetting higher rates paid on deposits.

Liberty Bank’s net interest margin remained relatively stable at 3.85% and 3.74% for the nine months ended September 30, 2007 and 2006, respectively.

Interest Income. Liberty Bank’s total interest income increased by $3.9 million, or 56.5%, to $10.7 million in the nine months ended September 30, 2007 from $6.9 million for the nine months ended September 30, 2006. This increase in interest income was primarily attributable to higher average loan balances, a higher average federal funds sold balance and higher yields earned on all interest-earning assets. As shown in the rate/volume analysis below, the increase in the average volume of loans was responsible for a $1.8 million increase in interest income while the increase in the average federal funds sold balance was responsible for a $1.4 million increase in interest income.

Interest income on loans increased $2.5 million, or 38.4%, during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 due to both higher average balances and higher rates earned on the loan portfolio. Interest income on federal funds sold increased $1.4 million during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 due primarily to higher average balances on the funds. Interest income on the remaining earning assets increased slightly.

Interest Expense. Liberty Bank’s total interest expense increased by $1.8 million, or 58.4%, to $4.9 million during the nine months ended September 30, 2007 from $3.1 million during the same period in 2006. As shown in the rate/volume table below, the increase in the higher average balances of deposits was responsible for $1.5 million of the increase.

Interest expense on deposits increased $1.9 million, or 63.3%, to $4.9 million during the nine months ended September 30, 2007 from $3.0 million during the same period in 2006. The increase was due primarily to higher average balances on deposits, again due to increased deposits collateralizing the increased volume of education loans.

Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for probable loan losses. The method utilized for the determination of the allowance is described under “–Critical Accounting Policies.”

The provision for loan losses was $552,000 in the first nine months of fiscal year 2007, an increase of $395,000, or 251.6%, from the provision of $157,000 for the comparable period in 2006, primarily due to the growth in the loan portfolio. Liberty Bank’s allowance for loan losses as a percentage of total loans outstanding increased to 1.24% at September 30, 2007 from 1.09% at December 31, 2006. The primary driver of the level of the allowance for loan losses is Liberty Bank’s determination of the level of risk in the portfolio. Liberty Bank has determined that there is a minimal level of risk in its education loan portfolio, which constituted 49.5% of total loans outstanding at September 30, 2007. These loans generally are collateralized with savings deposits until they are sold. The residential mortgage portfolio consists of conventionally underwritten mortgages that generally conform to Fannie Mae and Freddie Mac guidelines. Liberty Bank has not participated in what is known as the “sub-prime” mortgage lending market.

We evaluate the allowance for loan losses based upon the combined total of the specific historical loss and general components. Adjustments in the allowance are made through the provision for loan losses. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. The converse is also true.

The risk in the loan portfolio is based upon our evaluation of several factors, including:

•	delinquency statistics (both current and historical)

•	the adequacy of the underlying collateral

•	the financial strength of the borrower

•	the status of loans in foreclosure and real estate owned

•	the composition of the loan portfolio

•	national, regional and local economic factors

•	the current status of all classified assets

The evaluation of risk is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in market conditions.

Liberty Bank analyzes the risk in the loan portfolio monthly. These determinations by management are reviewed on an annual basis by an independent loan review consultant. The last such review was dated March 31, 2007. Liberty Bank’s allowance for loan losses as a percentage of non-performing loans was 140.1% at September 30, 2007 as compared to 137.2% at December 31, 2006.

Non-interest Income. Liberty Bank’s non-interest income consists primarily of gains on the sale of loans and, to a lesser extent, deposit fees and service charges. Total non-interest income increased by $482,000, or 74.8%, to $1.1 million during the nine months ended September 30, 2007 from $644,000 during the nine months ended September 30, 2006. The increase was primarily due to increased gains on the sale of loans resulting from the increased volume of education loans which are routinely sold.

Non-interest Expense. Liberty Bank’s total noninterest expense increased by $911,000, or 27.8%, to $4.2 million during the first nine months of fiscal 2007, as compared to $3.3 million in the same period of 2006. The primary reason for the increase was the 17.7% increase in staff during 2007 to support loan growth.

Income Tax Provision. Liberty Bank had income tax expense of $848,000 in the nine months ended September 30, 2007 compared to $494,000 in the first nine months of 2006. The resulting effective tax rates for those periods were 39.1% and 51.4%, respectively. The large effective tax rate in 2006 was due to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Liberty Bank’s net income increased by $1.1 million, or 363.1%, to $826,000 in the year ended December 31, 2006 compared to a loss of $314,000 in the year ended December 31, 2005. The increase in net income was primarily due to higher net interest income, non-interest income and a lower provision for loan losses which were partially offset by higher operating expenses.

Net Interest Income. Liberty Bank’s net interest income increased by $2.0 million, or 64.7%, to $5.2 million in the year ended December 31, 2006 from $3.2 million in the year ended December 31, 2005. Interest income increased by $4.3 million, or 82.3%, and interest expense increased by $2.3 million, or 108.4%.

The increase in net interest income was primarily attributable to higher average balances of interest-earning assets, primarily loans, in the year ended December 31, 2006 compared to the year ended December 31, 2005. The increase in interest expense was primarily due to higher average balances on deposits as well as higher rates paid on deposits.

Liberty Bank’s net interest margin increased to 3.73% for the year ended December 31, 2006 compared to 3.58% for the year ended December 31, 2005, primarily due to an increased volume of higher earning loans.

Interest Income. Liberty Bank’s total interest income increased by $4.3 million, or 82.3%. The increase in interest income was primarily attributable to higher average balances of loans in the year ended December 31, 2006 compared to the year ended December 31, 2005. The higher average balances primarily result from increased loan production in the education and commercial real estate portfolio. The increase in the average volume of loans was responsible for $3.4 million of the increase in interest income. Higher rates earned on all classes of interest-earning assets also contributed to the increase in interest income.

Interest income on loans increased $4.1 million, or 85.5%, during fiscal year 2006 due to both higher average balances, resulting from increased production, and higher rates earned on the loan portfolio.

Interest income on investment securities increased by $118,000, or 34.1%, to $464,000 in fiscal year 2006 compared to $346,000 in fiscal year 2005. The increase was the result of higher average balances and higher rates earned on these securities.

Interest income on federal funds sold increased $111,000, or 123.3%, to $201,000 in the fiscal year ended December 31, 2006 from $90,000 in the fiscal year ended December 31, 2005. The higher average balance of these assets along with higher rates earned on these assets contributed to this increase.

Interest Expense. Liberty Bank’s total interest expense increased by $2.3 million, or 108.4%, to $4.4 million in fiscal year 2006 from $2.1 million in fiscal 2005. The higher average balances of deposits were responsible for $1.8 million of the increase while the increase in rates paid on deposits was responsible for the remainder.

Interest expense on deposits increased $2.3 million, or 111.9%, to $4.3 million in fiscal year 2006 from $2.0 million in fiscal 2005. The increase was the result of higher average balances as well as higher rates paid on deposits. The increase in deposits collateralizing the increased volume of education loans was the primary reason for the higher average deposit balances.

Provision for Loan Losses. The provision for loan losses was $366,000 in fiscal year 2006, a decrease of $559,000, or 60.4%, from the fiscal year 2005 provision of $925,000. A large non-performing loan that was charged off in the year ended December 31, 2005 required a higher provision for loan losses in 2005. Liberty Bank’s allowance for loan losses as a percentage of total loans outstanding increased to 1.09% at December 31, 2006 from 1.02% at December 31, 2005. Liberty Bank’s allowance for loan losses as a percentage of nonperforming loans was 137.2% at December 31, 2006 as compared to 202.6% at December 31, 2005.

Non-interest Income. Liberty Bank’s non-interest income consists primarily of net gains and losses on sales of loans and, to a much lesser extent, service charges on deposit accounts. Total non-interest income increased by $548,000, or 132.0%, to $963,000 in 2006 as compared to $415,000 in fiscal year 2005. Liberty Bank sold the education loans it originated to a private buyer and recognized $636,000 and $40,000 in gain on the sale of these loans during 2006 and 2005, respectively. Service charges and fees increased $35,000 or 20.9% to $203,000 from $168,000 primarily due to higher service charges and overdraft income.

Non-interest Expense. Liberty Bank’s total non-interest expense increased by $993,000, or 29.3%, to $4.4 million during 2006, as compared to $3.4 million in 2005. Increases in compensation and benefits of $649,000, occupancy of $130,000, furniture and equipment expense of $101,000, data processing expense of $44,000 and other of $106,000 exceeded the decreases in professional fees of $37,000. The increase in compensation and benefits was mainly a result of new hires in the loan production area. The increase in occupancy expense was primarily a result of the cost of recognizing the lease costs of the new executive offices for a full year in 2006 compared to only four months in 2005. The increase in furniture and equipment expense was the result of depreciation on the furniture purchased to equip the new executive offices.

Income Tax Provision. Liberty Bank had an income tax expense of $583,000 in 2006 compared to a tax benefit of $433,000 in 2005.

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

General. Liberty Bank’s net loss decreased by $181,000, to $314,000 in the year ended December 31, 2005 compared to a loss of $495,000 in the year ended December 31, 2004. The decrease in net loss was primarily due to higher net interest income and non-interest income which were offset by a higher provision for loan losses and higher operating expenses.

Net Interest Income. Liberty Bank’s net interest income increased by $1.3 million, or 67.1%, to $3.2 million in the year ended December 31, 2005 from $1.9 million in the year ended December 31, 2004. Interest income increased by $2.4 million, or 85.5%, and interest expense increased by $1.2 million, or 121.7%. The increase in net interest income was primarily attributable to higher average balances of interest-earning assets, primarily education loans, in 2005 compared to 2004, offsetting higher average balances on deposits, again relating primarily to the education lending program. The increase in interest expense was primarily due to higher average balances on deposits as well as higher rates paid on deposits and borrowings.

Liberty Bank’s net interest margin increased to 3.58% for the year ended December 31, 2005 compared to 3.27% for the year ended December 31, 2004, primarily due to an increased volume of higher earning loans.

Interest Income. Liberty Bank’s total interest income increased by $2.4 million, or 85.5%. The increase in interest income is primarily attributable to higher average balances of loans in 2005 compared to 2004. Interest income on loans increased $2.2 million, or 86.5% during fiscal year 2005 due to both higher average balances, resulting from increased production, and higher rates earned on the loan portfolio. The higher average balances primarily resulted from increased loan production in education loans, due to this program being implemented in 2005, and the commercial loan portfolio. The increase in the average volume of loans is responsible for a $1.8 million increase in interest income. Higher rates earned on all classes of interest-earning assets also contributed to the increase in interest income.

Interest Expense. Liberty Bank’s total interest expense increased by $1.2 million, or 121.9%, to $2.1 million in 2005 from $959,000 in 2004. Interest expense on deposits increased $1.2 million, or 144.0%, to $2.0 million in 2005 from $828,000 in 2004. The higher average deposit balances attributable primarily to the education lending program were responsible for $507,000 of the increase, while the increase in rates paid on deposits was responsible for the remainder.

Provision for Loan Losses. The provision for loan losses was $925,000 in 2005, an increase of $740,000, or 400.0%, from the 2004 provision of $185,000. A large non-performing loan that was charged off in the year ended December 31, 2005 required a higher provision for loan losses in 2005. Liberty Bank’s allowance for loan losses as a percentage of total loans outstanding decreased to 1.02% at December 31, 2005 from 1.86% at December 31, 2004. Our allowance for loan losses as a percentage of the $545,000 of loans classified as nonperforming was 202.6% at December 31, 2005 as compared to 155.0% of $636,000 loans classified as nonperforming at December 31, 2004.

Non-interest Income. Liberty Bank’s non-interest income in 2005 and 2004 consisted primarily of gains on the sale of loans, service charges on deposit accounts and other operating income. Total non-interest income increased by $128,000, or 44.6%, to $415,000 in 2005 as compared to $287,000 in 2004. Liberty Bank sold the education loans it originated to a private buyer and recognized $40,000 in gain on the sale of these loans during 2005, which gains were included in non-interest income, along with fees earned on education loans. These were the primary factor for the increase in non-interest income in 2005 compared to 2004. Other non-interest income increased $108,000, or 109.1%, to $207,000 in 2005 compared to $99,000 in 2004, due to fees totaling $96,000 paid to Liberty Bank in 2005 by an educational loan service agency as part of the educational loan program.

Non-interest Expense. Liberty Bank’s total non-interest expense increased by $667,000, or 24.4%, to $3.4 million during 2005, compared to $2.7 million in 2004. The primary reasons for the increase was compensation and benefits increases of $395,000, occupancy cost increases of $86,000, data processing expense increases of $40,000 and other increases of $133,000. The increase in compensation and benefits was mainly a result of increased staffing. The increase in occupancy expense was primarily due to the additional lease expense in relocating the executive offices to a larger building in order to accommodate the growth of Liberty Bank.

Income Tax Provision. Liberty Bank had an income tax benefit of $433,000 in 2005 compared to a tax benefit of $242,000 in 2004.

Average Balance Table

The following table sets forth certain information relating to Liberty Bank’s average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Dividing income or expense by the average daily balance of assets or liabilities, respectively, results in yields and costs for the periods presented. Average balances are derived from daily balances.

The table also presents information for the periods indicated with respect to the institution’s net interest margin, which is net interest income divided by the average balance of interest earning assets. This is an important indicator of commercial bank profitability. The net interest margin is affected by yields on interest earning assets, the costs of interest bearing liabilities and the relative amounts of interest earning assets and interest bearing liabilities.

		Year Ended December 31,
	September 30, 2007	2006			2005			2004			2003			2002
	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate	Average outstanding balance	Interest earned/ paid	Yield/ rate
	(Dollars in thousands)
Interest-Earning Assets:
Loans receivable(1)	7.93%	$120,355	$8,786	7.30%	$72,907	$4,711	6.46%	$44,645	$2,547	5.71%	$40,787	$2,370	5.81%	$34,622	$2,292	6.62%
Mortgage-backed securities available for sale	6.55	48	3	6.54	80	5	6.54	126	8	6.54	206	13	6.54	317	21	6.54
Investment securities available for sale	6.78	10,814	461	4.26	9,055	341	3.77	5,519	165	2.99	4,465	123	2.75	4,451	168	3.77
Federal Reserve stock	9.13	345	21	6.09	274	16	5.84	178	11	6.18	178	11	6.18	178	11	6.18
Federal funds sold	5.22	3,817	201	5.27	2,597	90	3.47	6,250	84	1.34	2,222	23	1.04	3,515	57	1.62
FHLB of Cincinnati stock	6.40	352	21	5.97	325	17	5.23	195	8	4.10	179	7	3.91	170	8	4.71
Other	4.90	900	43	4.78	845	26	3.08	216	4	1.85	88	2	2.27	46	1	2.17

Total interest-earning assets(1)	7.34%	$136,631	$9,536	6.98%	$86,083	$5,206	6.05%	$57,129	$2,827	4.95%	$48,125	$2,549	5.30%	$43,299	$2,558	5.91%

Interest-Bearing Liabilities:
Savings deposits	3.15	57,300	1,771	3.09	10,323	266	2.58	3,036	15	0.49	3,426	21	0.61	3,477	50	1.44
Demand and NOW deposits	1.69	5,460	51	0.93	10,001	189	1.89	2,037	15	0.74	3,040	28	0.92	2,950	41	1.39
Money market accounts	4.84	35,104	1,610	4.59	28,831	1,001	3.47	16,732	351	2.10	11,737	239	2.04	8,036	160	1.99
Certificate accounts	5.03	20,004	848	4.24	16,307	564	3.46	16,945	448	2.64	15,114	448	2.96	16,291	679	4.17
Borrowings	2.62	4,074	154	3.78	3,641	108	2.97	4,753	131	2.76	3,006	70	2.33	492	11	2.24

Total interest-bearing liabilities	3.88%	$121,942	$4,434	3.64%	$69,103	$2,128	3.08%	$43,503	960	2.21%	$36,323	806	2.22%	$31,246	941	3.01%

Net interest income			$5,102			$3,078			1,867			1,743			1,617

Net interest rate spread	3.46%			3.34%			2.97%			2.74%			3.08%			2.90%

Net earning assets		$14,689			$16,980			$13,626			$11,802			$12,053

Net yield on average interest- earning assets	3.85%			3.73%			3.58%			3.27%			3.62%			3.73%

Average interest-earning assets to average interest- bearing liabilities			112.05%			124.57%			131.32%			132.49%			138.57%

(1)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

The following table sets forth certain information regarding changes in interest income and interest expense of Liberty Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by the prior year’s rate); and (ii) changes in rate (changes in rate multiplied by the prior year’s volume). Combined rate/volume variances, a third element of the calculation, are allocated to the volume and rate variances based on their relative size.

	Nine months ended September 30,			Year ended December 31,
	2007 vs. 2006			2006 vs. 2005			2005 vs. 2004
	Increase (decrease) due to		Total increase (decrease)	Increase (decrease) due to		Total increase (decrease)	Increase (decrease) due to		Total increase (decrease)
	Volume	Rate		Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$1,845	$604	$2,449	$3,445	$650	$4,095	$1,811	$410	$2,221
Mortgage-backed securities available for sale	(12)	19	7	70	47	117	125	48	173
Investment securities available for sale	—	—	—	—	—	—	—	—	—
Federal funds sold	1,367	11	1,378	53	58	111	(3)	9	6
Other	16	3	19	7	19	26	35	2	37

Total interest-earning assets	3,216	637	3,853	3,575	774	4,349	1,968	469	2,437

Interest-bearing liabilities:
Savings deposits	807	33	840	1,440	64	1,504	92	158	250
Interest-bearing demand deposits	19	38	57	(65)	(72)	(137)	124	50	174
Money market accounts	(15)	85	70	246	363	609	341	308	649
Certificate accounts	802	169	971	143	141	284	(16)	134	118
Borrowings	(80)	(34)	(114)	14	32	46	(34)	11	(23)

Total interest-bearing liabilities	$1,533	$291	1,824	$1,778	$528	2,306	$507	$661	1,168

Net interest income			$2,029			$2,043			$1,269

Allowance for Loan Losses and Nonperforming Assets

Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by management to provide for loan losses. The components of the allowance for loan losses represent an estimation done pursuant to either Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The adequacy of the allowance for loan losses is determined through a monthly review of the loan portfolio and considers factors such as prior loss experience, type of collateral, industry standards, past due loans in Liberty Bank’s loan portfolio, current economic conditions, both national and local, and other factors unique to particular loans. Liberty Bank’s management periodically monitors and adjusts its allowance for loan losses based upon its analysis of the loan portfolio. The method utilized for the determination of the allowance is described under “—Critical Accounting Policies.”

The following table shows the activity in the allowance for loan losses in the periods indicated:

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of period	$1,453	$1,104	$1,104	$986	$830	$393	$400

Charge-offs:
One- to four-family	—	—	—	20	—	—	—
Consumer	113		16	47	31	17	53
Commercial business	—	3	6	767	18	—	122

	113	3	22	834	49	17	175

Recoveries:
One- to four-family	—	—	1	3	—	—	—
Consumer	7	1	1	23	20	1	9
Commercial business	53	3	3	1		4	—

	60	4	5	27	20	5	9

Net charge-offs	53	(1)	17	807	29	12	166
Additions charged to operations	552	157	366	925	185	449	159

Balance at end of period	$1,952	$1,262	$1,453	$1,104	$986	$830	$393

Ratio of net charge-offs during the period to average loans outstanding during the period	0.04%	0.00%	0.01%	1.11%	0.07%	0.03%	0.48%

Ratio of net charge-offs during the period to average non-performing assets	6.41%	0.40%	1.76%	117.63%	7.70%	3.03%	25.89%

Allowance as a percentage of non-performing loans	140.13%	229.87%	137.20%	202.57%	155.03%	147.95%	58.22%

Allowance as a percentage of total loans (end of period)	1.24%	0.97%	1.09%	1.02%	1.86%	1.81%	1.01%

The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

	September 30, 2007		December 31,
			2006			2005	2004		2003		2002
	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans	Amount	Percent of loans in each category to total loans
	(Dollars in thousands)
One- to four- family	$82	4.20%	$43	2.96%	$37	3.35%	$124	12.58%	$99	11.93%	$37	9.41%
Commercial real estate	429	21.98	429	29.53	307	27.81	258	26.17	151	18.19	67	17.05
Consumer	230	11.78	216	14.87	138	12.50	72	7.30	90	10.84	44	11.20
Commercial business	994	50.92	615	42.33	571	51.72	530	53.75	490	59.04	239	60.81
Unallocated	217	11.12	150	10.31	51	4.62	2	0.20	—	—	6	1.53

Total	$1,952	100.00%	$1,453	100.00%	$1,104	100.00%	$986	100.00%	$830	100.00%	$393	100.00%

The following table sets forth information with respect to Liberty Bank’s nonperforming assets at the dates indicated.

	September 30, 2007	December 31,
		2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans:
One- to four-family	$227	$220	$133	$453	$557	$343
Commercial real estate	102	116	—	—	—	—
Consumer	58	65	—	98	4	—
Commercial business	1,006	435	412	85	—	—

Total	1,393	836	545	636	561	343

Accruing loans contractually past due 90 days or more:
One- to four-family	—	—	—	—	—	307
Commercial real estate	—	—	—	—	—	25
Consumer	—	—	—	—	—	—
Commercial business	—	223	—	—	—	—

Total	—	223	—	—	—	332

Foreclosed assets:
One- to four-family	371	$192	$164	—	—	—
Commercial real estate	—	—	—	—	—	—
Consumer	—	—	—	—	—	1
Commercial business	—	—	—	—	—	—

Total	371	192	164	—	—	1

Total non-performing assets	$1,764	$1,251	$709	$636	$561	$676

Non-performing assets to total assets	0.77%	0.69%	0.53%	0.94%	1.00%	1.38%

Non-performing loans to total loans	1.12%	0.94%	0.65%	1.20%	1.22%	1.73%

For the nine months ended September 30, 2007 and the year ended December 31, 2006, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $93,117 and $55,107, respectively. The amounts that were included in interest income on such loans were $0 and $5,349, respectively, for the nine months ended September 30, 2007 and the year ended December 31, 2006.

Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 2007, there were 17 loans totaling $3.4 million with respect to which known information about the possible credit problems of the borrowers have caused management to have serious doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management’s determination of our allowance for loan losses.

Asset/Liability Management

Liberty Bank’s net income is largely dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Net interest income is also affected by changes in the portion of interest-earning assets that are funded by interest-bearing liabilities rather than by other sources of funds, such as non-interest-bearing deposits, other liabilities and shareholders’ equity.

Liberty Bank has established an Asset/Liability Management Committee (“ALCO”) that currently is comprised of the President, the Chief Financial Officer and the Controller. This Committee meets on a quarterly basis and reviews the maturities of Liberty Bank’s assets and liabilities and establishes policies and strategies designed to regulate Liberty Bank’s flow of funds and to coordinate the sources, uses and pricing of such funds. The first priority in structuring and pricing Liberty Bank’s assets and liabilities is to maintain an acceptable net interest margin while attempting to protect against the net negative effects of changes in interest rates.

Management’s principal strategy in managing Liberty Bank’s interest rate risk has been to maintain short and intermediate-term assets in its portfolio, including locally originated adjustable-rate commercial real estate and commercial business loans. In addition, Liberty Bank had available for sale investment securities, carried at fair value, totaling $11.9 million at September 30, 2007 and $8.8 million at December 31, 2006. Liberty Bank is holding these investment securities as available for sale because it may sell these securities prior to maturity should it need to do so for liquidity or asset and liability management purposes.

Liberty Bank’s board of directors is responsible for reviewing Liberty Bank’s asset and liability management policies. The ALCO reports to the board quarterly. Liberty Bank’s management is responsible for administering the policies of the board of directors with respect to Liberty Bank’s asset and liability goals and strategies.

Liberty Bank’s interest rate sensitivity, as measured by the re-pricing of its interest sensitive assets and liabilities at September 30, 2007 is presented in the following table. The table was derived using assumptions that management believes to be reasonable.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2007 that are expected to mature or reprice in each of the time periods shown.

	Maturing or repricing
	6 months or less	Over 6 months to one year	Over 1-3 years	Over 3-5 years	Over 5 years	Total
	Amount	Amount	Amount	Amount	Amount	Amount
	(Dollars in thousands)
One- to four-family real estate	$268	$1,891	$1,907	$1,945	$7,942	$13,953
Commercial business loans	3,217	1,948	12,790	10,168	1,170	29,293
Commercial real estate loans	154	1,978	9,566	14,717	4,151	30,566
Consumer loans	83,813	129	173	380	247	84,742
Securities available for sale	1,000	—	10,966	—	5	11,971
FHLB and FRB Stock	900	—	—	—	—	900
Federal funds sold	49,422	—	—	—	—	49,422

Total interest-earning assets	$138,774	$5,946	$35,402	$27,210	$13,515	220,847

Savings deposits	$95,879	$—	$—	$—	$2,916	$98,795

Interest-bearing demand deposits	6,333	—	—	—	—	6,333
Money market accounts	40,027	—	—	—	—	40,027
Certificate accounts	12,064	7,543	13,389	12,401	—	45,397

Total interest-bearing liabilities	$154,303	$7,543	$13,389	$12,401	$2,916	$190,552

Interest-earning assets less interest- bearing liabilities	$(15,529)	$(1,597)	$22,013	$14,809	$10,599	$30,295

Cumulative interest rate sensitivity Gap	$(15,529)	$(17,126)	$4,887	$19,696	$30,295	$60,590

Cumulative interest rate gap as a percentage of interest-earning assets at September 30, 2007	(7.03)%	(7.75)%	2.21%	8.92%	13.72%

Cumulative interest-rate gap as a percentage of interest-earning assets at December 31, 2006	(9.09)%	(10.03)%	2.86%	11.54%	17.75%

Cumulative interest-rate gap as a percentage of interest-earning assets at December 31, 2005	(12.24)%	(13.50)%	3.85%	15.53%	23.88%

The interest rate sensitivity of Liberty Bank’s assets and liabilities illustrated in the table above could vary substantially if different assumptions were used or actual experience differs from the assumptions used.

Certain shortcomings are inherent in the method of analysis presented in the above table. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their adjustable-rate debt may decrease in the event of an interest rate increase.

Net Portfolio Value Analysis. We compute amounts by which the net present value of our interest-earning assets and interest-bearing liabilities (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. Our simulation model uses a discounted cash flow analysis to measure the interest rate sensitivity of net portfolio value. We estimate the economic value of these assets and liabilities under the assumption that interest rates experience an instantaneous and sustained increase of 100, 200 or 300 basis points or decrease of 100 or 200 basis points.

The table below sets forth, as of September 30, 2007, our calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous and sustained changes in interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in rates	Net portfolio value			NPV as % of portfolio value of assets
	$ Amount	$ Change	% Change	NPV Ratio	Change in %
(Dollars in thousands)
+300	23,098	359	1.58	10.34	0.37
+200	23,046	307	1.35	10.24	0.27
+100	22,924	185	0.81	10.12	0.15
0	22,739	—	—	9.97	—
-100	22,329	(410)	(1.80)	9.73	(0.24)
-200	21,566	(1,173)	(5.16)	9.35	(0.62)

The table above indicates that at September 30, 2007 in the event of a 100 basis point increase in interest rates, we would experience a 0.81% increase in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 1.80% decrease in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value information presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

An important component of Liberty Bank’s asset/liability structure is the level of liquidity available to meet the needs of customers and creditors. Liberty Bank’s ALCO has established general guidelines for the maintenance of prudent levels of liquidity. The ALCO continually monitors the amount and source of available liquidity, the time to acquire it and its cost.

Liberty Bank’s most liquid assets are cash on hand and federal funds sold. The levels of these assets are dependent on Liberty Bank’s operating, financing and investing activities during any given period. At September 30, 2007 and December 30, 2006, Liberty Bank’s total cash and equivalents totaled $53.6 million and $33.5 million, respectively.

Liberty Bank anticipates that it will have sufficient funds available to meet its current loan origination and unused lines of credit commitments of approximately $21.9 million at September 30, 2007. Certificates of deposit that are scheduled to mature in less than one year at September 30, 2007 totaled $19.6 million. Historically, a high percentage of maturing deposits have remained with Liberty Bank.

Liberty Bank’s primary sources of funds are deposits, proceeds from maturing investment securities and principal and interest payments on loans. Liberty Bank also has the ability to borrow funds from the FHLB of Cincinnati and other sources. While maturities and scheduled amortization of securities and loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions, competition and other factors.

Contingencies and Off-Balance Sheet Items

Liberty Bank is a party to financial instruments with off-balance sheet risk, including commitments to extend credit under both new facilities and existing lines of credit. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. As some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments totaled $21.9 million and $20.8 million at September 30, 2007 and December 31, 2006, respectively.

See also Note 13 of the Notes to Financial Statements of Liberty Bank for a tabular presentation of Liberty Bank’s contractual obligations.

Impact of Inflation and Changing Prices

The consolidated financial statements and notes thereto of Liberty Bank presented in this prospectus have been prepared in accordance with accounting principles generally accepted in The United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and inflation. The impact of inflation is reflected in the increased cost of Liberty Bank’s operations. Unlike most industrial companies, nearly all the assets and liabilities of Liberty Bank are monetary in nature. As a result, changes in interest rates have a greater impact on Liberty Bank’s performance than do the effects of general levels of inflation. Further, interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF LIBERTY BANK

Liberty Bank is a federally chartered commercial bank headquartered in Beachwood, Cuyahoga County, Ohio, in the Cleveland metropolitan area. Liberty Bank was organized in 1990. Liberty Bank conducts business from its Beachwood office and two branch offices in Solon and Twinsburg, Ohio.

At September 30, 2007, Liberty Bank had total assets of $228.0 million, total deposits of $205.5 million and shareholders’ equity of $20.1 million. As of September 30, 2007, Liberty Bank had 39 full time employees and 40 total employees.

Liberty Bank’s business objective is to be recognized as a reliable and responsive provider of high quality banking services to small and mid-sized businesses located in its target market area of Cuyahoga and Summit Counties in the Cleveland and Akron areas of northeast Ohio. Liberty Bank pursues this objective by assembling a team of bankers who have many years of experience in its markets and who it believes are capable of exercising sound business judgment and delivering timely and responsive service. Additionally, the members of Liberty Bank’s board of directors have extensive business experience in its market area and have extensive contacts in the local community.

Liberty Bank is a member of the Federal Home Loan Bank of Cincinnati and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The address of Liberty Bank’s principal executive office is 25201 Chagrin Blvd., Suite 120, Beachwood, Ohio 44122 and its telephone number is (216) 359-5500. The website for Liberty Bank is www.libertybankna.com. Information on this website should not be considered a part of this prospectus.

Market Area

Liberty Bank considers its primary market areas to be Cleveland and Akron, Ohio, with an emphasis on Cuyahoga and Summit Counties. The economy in this market area is based upon a variety of manufacturing and service businesses. Education lending is done on a nationwide basis.

As of June 30, 2007, the Cleveland metropolitan statistical area had a population of 2.1 million and total bank deposits of $60.5 billion, according to SNL Financial. At that same date, the Akron metropolitan statistical area had a population of 708,000 and total bank deposits of $10.9 billion. According to SNL Financial, Cuyahoga County’s population declined by 3.8% from 2000-2007, and its household income increased by 22.5% for the same period. During the same period, Summit County’s population increased by 0.9% and its household income increased by 23.8%. Countywide population figures are disproportionately affected by population trends in Cleveland (Cuyahoga County) and in Akron (Summit County). Liberty Bank believes that its suburban areas are experiencing a slight population growth and better trends than for the two counties generally.

Business Strategy

Liberty Bank was established based on the belief that there was and continues to be excellent potential for a locally owned and managed commercial bank in its market area. In recent years as a result of increased bank consolidations and mergers in Ohio, many local banks have been acquired by larger and out-of-state institutions. Liberty Bank believes that this consolidation and merger activity has made it more difficult for small and mid-sized businesses to obtain prompt service and access to decision-makers in many financial institutions. Liberty Bank addresses this need by offering local, efficient decision-making and quality, personalized, and friendly service traditionally associated with community banks.

In 2004, the board of directors hired a new management team headed by William A. Valerian, an experienced local banker. This new management team increased Liberty Bank’s focus on local commercial business and commercial real estate lending and established a program of consumer lending for educational purposes. The impact of these efforts is reflected in the growth of these portfolios. Since December 31, 2004, Liberty Bank’s educational loan portfolio has grown from $0 to $77.8 million at September 30, 2007, its commercial real estate portfolio has grown from $15.3 million to $30.6 million at September 30, 2007 and its commercial business portfolio has grown from $20.7 million to $29.3 million at September 30, 2007. Overall, the total loan portfolio grew from $52.0 million at December 31, 2004 to $155.3 million at September 30, 2007. During that same period, the ratio of nonperforming assets to total assets decreased from 0.94% at December 31, 2004 to 0.77% at September 30, 2007.

Liberty Bank targets small and mid-sized businesses in its market area. Liberty Bank actively pursues business relationships with its targeted clientele through diligent calling efforts and by capitalizing on its knowledge of the market and its pre-existing business relationships. Liberty Bank also benefits from the extensive business contacts of its board members and considers these contacts to be an important source of new business. Liberty Bank’s goal is to establish deposit and lending relationships that are based on service, which will result in long-standing relationships and will lead to referrals from satisfied customers.

Lending Activities

General. Liberty Bank offers a variety of loan products to its commercial and retail customers. Liberty Bank’s lending objectives are as follows:

•

to establish a diversified loan portfolio comprised primarily of commercial real estate, commercial business and education loans, but also including one- to four-family mortgage loans and other consumer loans;

•

to provide a satisfactory return to Liberty Bank’s shareholders by properly pricing loans to include the cost of funds, administrative costs, bad debts, local economic conditions, competition, customer relationships, the term of the loan, credit risk, collateral quality and a reasonable profit margin;

•	to provide protection for Liberty Bank’s shareholders by maintaining a prudent level of credit risk; and

•	to provide the highest quality lending services to small and mid-sized businesses located in Liberty Bank’s market area.

Loan Underwriting Policies. Liberty Bank’s lending activities are subject to its non-discriminatory underwriting standards and to loan origination procedures prescribed by its board of directors and management. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Certain officers have been granted authority by the board of directors to approve loans in varying amounts depending upon the size of the loan.

It is the policy of Liberty Bank that appraisals be obtained in connection with all loans for the purchase of real estate or to refinance real estate loans where the existing mortgage is held by a party other than Liberty Bank. It is Liberty Bank’s policy that all appraisals be performed by appraisers approved by Liberty Bank’s board of directors.

Under applicable law, with certain limited exceptions, loans including commitments by a commercial bank to a person outstanding at one time shall not exceed 15% of the bank’s unimpaired capital and surplus. Under these limits, Liberty Bank’s loans to one borrower were limited to $3.3 million at September 30, 2007. At that date, Liberty Bank’s largest lending relationship consisted of $3.0 million in loans secured by marketable securities, which was current and performing in accordance with its terms.

Commercial Real Estate Lending. Liberty Bank’s commercial real estate loan portfolio consists of loans to finance the acquisition of office buildings, shopping centers and commercial and industrial buildings. These loans generally range in size from $100,000 to $2.5 million. At September 30, 2007, Liberty Bank had $30.6 million of commercial real estate loans, which amounted to 19.3% of Liberty Bank’s gross loan portfolio at that date. Commercial real estate loans are typically originated on either a fixed rate or an adjustable rate basis with terms of up to 20 years. These loans may have a balloon payment due in three to ten years from origination and amortize over a period up to 25 years. Commercial real estate loans are underwritten with loan-to-value ratios of up to 80% of the lesser of the appraised value or the purchase price of the property. Because of the inherently greater risk involved in this type of lending, Liberty Bank generally limits its commercial real estate lending to borrowers within its market area or with which it has had prior experience.

Commercial real estate lending entails additional risks as compared with residential and consumer lending. Commercial real estate loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans typically is dependent on the successful operation of the real estate project, retail establishment or business. These risks can be significantly impacted by supply and demand conditions in the market for office, retail and residential space, and, as such, may be subject to a greater extent to adverse conditions in the economy generally. It has been Liberty Bank’s policy to obtain annual financial statements of the business of the borrower or the project for which commercial real estate loans are made. In addition, in the case of commercial mortgage loans made to a partnership or a corporation, Liberty Bank seeks, whenever possible, to obtain personal guarantees and annual financial statements of the principals of the partnership or corporation.

Commercial Business Lending. At September 30, 2007, Liberty Bank’s commercial business loans totaled $29.3 million, or 18.5% of Liberty Bank’s gross loan portfolio. Liberty Bank originates commercial business loans to small and medium-sized businesses in its market area. Liberty Bank’s commercial business loans may be structured as term loans or lines of credit. Liberty Bank’s commercial borrowers are generally small businesses engaged in manufacturing, distribution or retailing. Commercial business loans are generally made to finance the purchase of inventory, new or used commercial business assets or for short-term working capital. These loans generally are secured by business assets and, when applicable, cross collateralized by a real estate or equipment lien, although commercial business loans are sometimes granted on an unsecured basis. These loans are generally made for terms of ten years or less, depending on the purpose of the loan and the collateral and may have fixed or adjustable rates of interest. Generally, commercial business loans are made in amounts ranging between $50,000 and $2.5 million.

Liberty Bank underwrites its commercial business loans on the basis of the borrower’s cash flow and ability to service the debt from earnings and Liberty Bank seeks to structure these loans to have more than one source of repayment. The borrower is required to provide Liberty Bank with sufficient information to allow Liberty Bank to make its lending determination. In most instances, this information consists of at least two years of financial statements, a statement of projected cash flows, current financial information on any guarantor and any additional information on the collateral. In addition, Liberty Bank may require the borrower to provide copies of its tax returns. For loans with maturities exceeding one year, Liberty Bank requires that borrowers and guarantors provide updated financial information at least annually throughout the term of the loan.

Commercial business loans may be larger and may involve greater risk than residential and consumer lending. Because payments on these loans are often dependent on successful operation of the business involved, repayment of loans may be subject to a greater extent to adverse conditions in the economy. Liberty Bank seeks to minimize these risks through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business, collateral and personal guarantees of the individuals in the business. In addition, Liberty Bank generally limits this type of lending to its market area and to borrowers with which it has prior experience or who are otherwise well known to Liberty Bank.

Consumer Lending. Beginning in 2005, Liberty Bank began its program of consumer lending for educational purposes. At September 30, 2007, Liberty Bank had $84.7 million in total consumer loans. At that date, $77.8 million of these loans, or 49.1% of its gross loan portfolio, consisted of education loans. Education loans are marketed by third parties, but are originated by Liberty Bank salaried employees in accordance with its own underwriting guidelines and have fixed interest rates while the borrower is in school. No payment is due until the borrower has completed his education or left school. These loans may have a guarantor or co-signer. Liberty Bank typically retains these loans for 30-90 days after origination, then sells them to private buyers. While Liberty Bank holds these loans, it often obtains savings deposits from the third party marketer in an amount generally equal to the loan balances. Since beginning the program in 2005, Liberty Bank has dealt primarily with a single marketing agent. In the third quarter of 2007, Liberty Bank’s board of directors approved doing business with three additional marketers on terms that may not include deposits. Liberty Bank does not believe there is significant risk of loss in this type of consumer lending but recognizes and monitors the risk to its business reputation as a result of its perceived association with the marketers of its education loans.

Investment Activities

All investment securities held by Liberty Bank are classified as available for sale. At September 30, 2007 and December 3l, 2006, respectively, the available for sale investment portfolios totaled $11.9 million and $8.8 million. Investments as of those dates consisted of U.S. government and agency obligations.

Liberty Bank views the investment portfolio as a source of earnings and liquidity and a tool for management of interest rate risk. Decisions on types of investments are dictated by investment and balance sheet management policies as approved annually by the board of directors. Liberty Bank’s ALCO Committee sets investment maturity guidelines and strategies based on Liberty Bank’s financial goals and interest rate sensitivity.

Sources of Funds

Liberty Bank uses deposits and borrowings to finance lending and investment activities. As a community bank, Liberty Bank utilizes deposits gathered in its market place as its first preference for funding. Liberty Bank occasionally uses FHLB advances and other borrowings to finance its lending and investment activities, although at September 30, 2007 and December 31, 2006, respectively, it had $0 and $2.0 million in total borrowings outstanding.

Competition

Liberty Bank actively competes with other financial institutions for deposit and loan business. Competitors include other commercial banks, savings banks, savings and loan associations, insurance companies, securities brokerage firms, credit unions, finance companies, mutual funds, money market funds, and certain government agencies. Financial institutions compete mostly on the quality of services rendered, interest rates offered on deposit accounts, interest charged on loans, service charges, the convenience of banking facilities, location and hours of operation and, in the case of loans to larger commercial borrowers, relative lending limits.

Many of these competitors are significantly larger than Liberty Bank and have significantly greater financial resources, personnel and locations from which to conduct business. In addition, Liberty Bank is subject to regulation while certain competitors are not. Non-regulated companies face relatively few barriers for entry into the financial services industry. For more information, see “—Supervision and Regulation.”

Supervision and Regulation

Bank Regulation

Liberty Bank is subject to supervision, regulation and examination by the Office of the Comptroller of the Currency. Banking regulations include, but are not limited to, the following: permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans, community reinvestment and the safety and soundness of banking practices.

Environmental Laws

Liberty Bank anticipates that compliance with environmental laws and regulations will not have any material effect on capital, expenditures, earnings, or on its competitive position. However, environmentally related hazards have become a source of high risk and potentially unlimited liability for financial institutions. Environmentally contaminated properties owned by an institution’s borrowers may result in a drastic reduction in the value of the collateral securing the institution’s loans to such borrowers, high environmental clean-up costs to the borrower affecting its ability to repay the loans, the subordination of any lien in favor of the institution to a state or federal lien securing clean-up costs, and liability to the institution for clean-up costs if it forecloses on the contaminated property or becomes involved in the management of the property. To minimize this risk, Liberty Bank may require an environmental examination of, and report with respect to, the property of any borrower or prospective borrower if circumstances affecting the property indicate a potential for contamination, taking into consideration a potential loss to Liberty Bank in relation to the borrower. Such examination must be performed by an engineering firm experienced in environmental risk studies and acceptable to Liberty Bank, and the cost of such examinations and reports are the responsibility of the borrower. These costs may be substantial and may deter prospective borrowers from entering into a loan transaction with Liberty Bank. Liberty Bank is not aware of any borrower who is currently subject to any environmental investigation or clean-up proceeding that is likely to have a material adverse effect on the financial condition or results of operations of Liberty Bank.

Federal Reserve Board Requirements

Regulation D of the Federal Reserve Board requires all depository institutions to maintain reserves on transaction accounts. These reserves may be in the form of cash or non-interest-bearing deposits with the Federal Reserve Bank of Cleveland. Under Regulation D, Liberty Bank is not required to reserve on the first $9.3 million of net transaction accounts, but must maintain 3% reserves on the next $34.6 million. A 10% reserve must be maintained on net transaction accounts in excess of $43.9 million.

MANAGEMENT

Management of Century Commercial Bancorp

Board of Directors. The board of directors of Century Commercial Bancorp will include the same seven individuals who currently serve as directors of Century Bank. In addition, upon the completion of our merger with Liberty Bank, six directors of Liberty Bank will be added to the board of directors of Century Commercial Bancorp. In the event the merger is not completed, the size of the board will be reduced from 13 to seven members. William A. Valerian, Liberty Bank’s current chairman, will serve as chairman of the board of Century Commercial Bancorp. Volodymyr Bazarko, Century Bank’s current chairman, will serve as vice chairman of the board.

The following table lists the individuals who will be directors of Century Commercial Bancorp, their ages as of September 30, 2007, and the position they will hold.

Name	Age	Position(s) to be Held with Century Commercial Bancorp
William A. Valerian*	64	Chairman of the Board and Chief Executive Officer
Volodymyr Bazarko	67	Vice Chairman
Rosemary Vidmar	72	Director
Jeffrey J. Calabrese	56	Director, President and Chief Operating Officer
Walter Koshkalda	58	Director
Ronald P. Pribish	67	Director
Austin J. Mulhern	65	Director
John Surso, M.D.	54	Director
Richard C. Ebner*	57	Director and Chief Financial Officer
Donald A. Latore*	65	Director
James Mirgliotta*	73	Director
Ann M. Hawkins*	53	Director
J. Gordon Priemer*	65	Director

*	The individual’s service on the board of directors is subject to completion of the merger with Liberty Bank.

The board of directors of Century Commercial Bancorp will be divided into three classes, each of which contains approximately one-third of the board. The directors will be elected by the stockholders of Century Commercial Bancorp for three-year terms, or until their successors are elected. One class of directors, consisting of Messrs. Bazarko, Koshkalda, Valerian and Latore, has a term of office expiring at the first annual meeting of stockholders. A second class of directors, consisting of Messrs. Surso, Ebner and Priemer and Ms. Vidmar, has a term of office expiring at the second annual meeting of stockholders. The third class of directors, consisting of Messrs. Calabrese, Pribish, Mulhern and Mirgliotta and Ms. Hawkins, has a term of office expiring at the third annual meeting of stockholders.

Board fees for directors of Century Commercial Bancorp will be determined at a future board meeting, but initially will not be more than $1,000 per meeting attended, the current amount paid at Century Bank, and will not be paid twice for Century Commercial Bancorp and Century Bank meetings attended on the same day.

There are currently no established board committees of Century Commercial Bancorp. Upon completion of the conversion, the board of directors of Century Commercial Bancorp intends to establish an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, and to ratify written charters governing the composition and responsibilities of these committees, which charters have been approved by the board of directors of Century Bank. These charters also will address other matters that may be required under applicable listing standards or as the board of directors may determine from time to time to be good corporate governance practices. We expect that all of the directors serving on these committees will be independent, as defined in the listing standards of the NASDAQ Stock Market, and that one of our directors will serve on Century Commercial Bancorp’s Audit Committee as the “audit committee expert,” as defined in the rules of the SEC. Using the independence standards of the NASDAQ Stock Market, we expect the following directors would be considered independent: Volodymyr Bazarko, Walter Koshkalda, Ronald P. Pribish, Austin J. Mulhern, John Surso, M.D., Donald A. Latore, James Mirgliotta, Ann M. Hawkins and J. Gordon Priemer.

Volodymyr Bazarko, in addition to his duties as a director of Century Bank, is a practicing attorney who performs legal work on behalf of Century Bank. Mr. Bazarko receives a retainer fee of $500 per month and reimbursement for the cost of his legal malpractice insurance. During the year ended December 31, 2006, Mr. Bazarko received payments for services other than as a director totaling $7,400 from Century Bank. The Board of Directors authorizes the transactions each year, and the Compensation Committee of the Board of Directors reviews a summary of the services performed and the total fees paid for services on an annual basis. All transactions with Mr. Bazarko are in the ordinary course of business, and the terms and fees are considered to be consistent with those prevailing at the time for comparable transactions with other persons. In determining Mr. Bazarko’s independence, the Board would consider this relationship to be immaterial and in its opinion, it would not interfere with the exercise of his independent judgment in carrying out the responsibilities of a director.

Executive Officers. The following table lists the individuals who will be the executive officers of Century Commercial Bancorp, their ages as of September 30, 2007, and the position they will hold.

Executive	Age	Position to be held with Century Commercial Bancorp
William A. Valerian*	64	Chief Executive Officer
Jeffrey J. Calabrese	56	President and Chief Operating Officer
Richard C. Ebner*	57	Chief Financial Officer
James Madrzak	52	Senior Vice President
James M. Hojnacki*	46	Executive Vice President
Randall M. Behm*	48	Senior Vice President

*	The individual’s service as an executive officer is subject to completion of the merger with Liberty Bank.

The executive officers of Century Commercial Bancorp will be elected annually and hold office until their respective successors are elected or until death, resignation or removal by the board of directors. It is not anticipated that separate compensation will be paid to executive officers of Century Commercial Bancorp until such time as these persons devote significant time to the separate management of Century Commercial Bancorp’s affairs, which is not expected to occur until Century Commercial Bancorp becomes actively engaged in additional businesses other than holding the stock of Century Bank. Century Commercial Bancorp may determine that such compensation is appropriate in the future.

Management of Century Bank

Directors of Century Bank. Upon completion of the conversion, the seven directors of Century Bank immediately prior to the conversion will continue to serve as directors of Century Bank in stock form. In addition, following completion of our merger with Liberty Bank, six directors from Liberty Bank will serve as directors of Century Bank. Accordingly, the board of directors of Century Bank in stock form will consist of 13 directors. The directors will be divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because Century Commercial Bancorp will own all the issued and outstanding capital stock of Century Bank following the conversion, the board of directors of Century Commercial Bancorp, Inc will elect the directors of Century Bank.

The following table lists the individuals who will be the directors of Century Bank in stock form, their ages as of September 30, 2007, the year each director began serving as a director of Century Bank or Liberty Bank, and when their terms will expire.

Name	Position(s) to be Held With Century Bank	Age	Director Since	Term to Expire
Volodymyr Bazarko	Chairman of the Board	67	1983	2009
Rosemary Vidmar	Director	72	1977	2010
Jeffrey J. Calabrese	Director, President and Chief Executive Officer	56	2005	2008
Walter Koshkalda	Director	58	2000	2009
Ronald P. Pribish	Director	67	1990	2008
Austin J. Mulhern	Director	65	2007	2008
John Surso, M.D.	Director	54	2001	2010
William A. Valerian*	Vice Chairman	64	2001	2008
Richard C. Ebner*	Director, Chief Operating Officer and Chief Financial Officer	57	2004	2009
Charles A. Clemens*	Director	64	2005	2010
Dominic M. D’Amore*	Director	53	2002	2008
Ralph R. Razinger*	Director	58	2007	2010
Daniel D. Smith*	Director	52	2002	2009

*	The individual’s service on the board of directors is subject to completion of the merger with Liberty Bank.

Executive Officers. The following table lists the individuals who are currently executive officers of Century Bank as well as the individuals who will become executive officers of Century Bank following the conversion and completion of the merger, their ages as of September 30, 2007, and their expected positions.

Executive	Age	Position Currently Held with Century Bank or Liberty Bank	Position Expected to be held with Century Bank
William A. Valerian*	64	Chairman, Chief Executive Officer and President of Liberty Bank	Vice Chairman
Jeffrey J. Calabrese	56	President and Chief Executive Officer of Century Bank	President and Chief Executive Officer
James Madrzak	52	Vice President and Chief Lending Officer of Century Bank	Senior Vice President
Richard C. Ebner*	57	Chief Operating Officer and Chief Financial Officer of Liberty Bank	Chief Operating Officer and Chief Financial Officer
James M. Hojnacki*	46	Executive Vice President and Chief Lending Officer of Liberty Bank	Executive Vice President
Randall M. Behm*	48	Senior Vice President and Director of Student Lending of Liberty Bank	Senior Vice President
James Graham	33	Chief Financial Officer of Century Bank	N/A

*	The individual’s service as an executive officer is subject to completion of the merger with Liberty Bank.

The executive officers of Century Bank will be elected annually and hold office until their respective successors are elected or until death, resignation or removal by the board of directors.

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors and executive officers, as well as the directors and executive officers of Liberty Bank who, subject to completion of the merger, will serve as such with Century Commercial Bancorp and/or Century Bank, is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors of Century Commercial Bancorp

Volodymyr Bazarko has been an attorney and named partner in the law firm of Bazarko & Oryshkewych, located in Parma, Ohio for over 30 years. Mr. Bazarko is currently the Chairman of the Board of Century Bank.

Rosemary Vidmar began her career at Century Bank in 1955 and retired as Chief Executive Officer of Century Bank in January 2005. During that time Mrs. Vidmar served in numerous capacities, including as President and Chief Executive Officer from 1997 through 1999, and thereafter as Chief Executive Officer until January 2005.

Jeffrey J. Calabrese is the President and Chief Executive Officer of Century Bank. Mr. Calabrese joined Century Bank in February 2003 as President and was appointed Chief Executive Officer in January 2005. Prior to joining Century Bank, Mr. Calabrese was employed at FirstMerit Bank as Senior Vice President –Lending Operations.

Walter Koshkalda, since 1987, has been a self-employed architect, specializing in single family homes.

Ronald P. Pribish, prior to retiring in 1991, worked for General Motors Corporation, in the accounting department, as a supervisor for accounts payable.

Austin J. Mulhern, since 2001, has served as the Chairman and financial advisor of Tenth Floor, LLC, Cleveland, Ohio, an internet marketing and technology company which specializes in website design, online branding and content management software. Prior to 2001, Mr. Mulhern spent over 25 years in the banking industry and eight years as a certified public accountant. From 1985 until 1998, Mr. Mulhern was the President, Chief Operating Officer, Chief Financial Officer and a director of Security Federal Savings and Loan Association in Mayfield Heights, Ohio, which went public in 1988 and formed a holding company, Security First Corp., in 1992. In 1998, Security First Corp was acquired by FirstMerit Corporation, Akron, Ohio, where Mr. Mulhern served as Senior Vice President and Chief Financial Officer until retiring from FirstMerit in 1999.

John Surso, M.D. is the President and managing partner of the Family Medicine Associates of Medina, Inc., a comprehensive medical care provider for families, located in Medina, Ohio. Dr. Surso has been a practicing physician with Family Medicine Associates for 27 years.

William A. Valerian has been Chief Executive Officer of Liberty Bank since 2004. He has served as a director of Liberty Bank since 2001 and the Chairman of the Board since July 2003. Prior to his appointment as Chief Executive Officer of Liberty Bank, Mr. Valerian was the Director of Mortgage Consulting at Home Mortgage Assured Corporation, a Howard Hanna Smythe, Cramer Co. subsidiary. Prior to that time, he was Director of the Muldoon Center for Entrepreneurship at John Carroll University for a three-year period ending December 31, 2001. Mr. Valerian is expected to serve as the Chairman of the Board and Chief Executive Officer of Century Commercial Bancorp and the Vice Chairman of Century Bank upon completion of Century Bank’s merger with Liberty Bank.

Richard C. Ebner, C.P.A. has served as the Chief Operating Officer and Chief Financial Officer of the Liberty Bank since 2004. Prior to his employment at Liberty Bank, Mr. Ebner was CFO of DeepGreen Bank, an internet-only bank from April 2000. Mr. Ebner is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. Mr. Ebner is expected to serve as the Chief Financial Officer of Century Commercial Bancorp and Chief Operating Officer and Chief Financial Officer of Century Bank upon completion of Century Bank’s merger with Liberty Bank.

Donald A. Latore has been the President of Howard Hanna Mortgage Services, formerly Home Mortgage Assured Corporation, a Howard Hanna Smythe, Cramer Co. subsidiary, since 1999. Prior to this, he was President and CEO of Assured Mortgage Corporation, a company he started in 1982. Mr. Latore is a member of, and has served on committees for, the Mortgage Bankers Associations of America and Ohio, the Mortgage Brokers Associations of America and Ohio, and the Cleveland Area Board of Realtors.

James Mirgliotta has been a principal officer of Forest City Erectors Inc., a Twinsburg-based steel erection firm, since 1962, and is also a director of that company. He has also served as past Chairman of the Board and a director of Pre-Cast Services Company, a construction company that erects pre-cast concrete and granite products, and President of T.W. Easton Corporation, a heavy machinery rigging and cartage company. In addition, Mr. Mirgliotta has been the past President of the Steel and Iron Contractors’ Association of Cleveland, past President and a member of the executive board of the National Erectors’ Association, a past President and a current member of the Board of Directors of the Cleveland Construction Employers’ Association, and a member and past President of the Twinsburg Rotary Club. Mr. Mirgliotta served as Chairman of Liberty Bank from 1989 through June 2003.

Ann Marie Hawkins, J.D., C.P.A. is currently a shareholder/director of Hawkins and Company, LLC, a Cleveland law firm and a partner in Edward C. Hawkins & Co., Ltd., a Cleveland certified public accounting firm. Ms. Hawkins is also a director of several privately held companies including manufacturing, construction, health and beauty products and distribution businesses. She serves as a Trustee for some Cleveland area non-profit organizations. She is admitted to the United States Supreme Court; Ohio, Florida and Wisconsin Supreme Courts, various federal courts and the United States Tax Court. Ms. Hawkins is also a member of the Ohio Society of Certified Public Accountants.

J. Gordon Priemer has been President of Heartland Developers, LLC located in Cleveland, Ohio since 1992, when he founded the firm. Mr. Priemer is also the owner of Jamieson-Ricca, a commercial window firm with specialties in historic projects requiring replications of original window details in order to meet Landmark requirements. Mr. Priemer was a key founder of the Entrepreneur Association and the Entrepreneur Program of the Baler School of Business at John Carroll University. At present, he serves as a Trustee of the CSA Health System, Trustee of Midtown Cleveland, Director of Realty Investors Corp., past Chair of the Urban Housing Committee of the Home Builders Association of Greater Cleveland, former trustee of the Home Builders Association of Greater Cleveland, and Board Member of the Ohio Housing Finance Agency.

Directors of Century Bank Who are Not Directors of Century Commercial Bancorp

Charles A. Clemens, Esq. has been an Executive-in-Residence in the Department of Management and Marketing of the Boler School of Business at John Carroll University since 2001. From 1968 to his retirement in 1998, Mr. Clemens held various management positions at the international consulting firm of Watson Wyatt & Company.

Dominic M. D’Amore, Jr. is one of the founding members of The D’Amore Tatman Group, LLC, a certified public accounting and business consulting firm, and has been with that firm since 1999. Mr. D’Amore is a member of the American Institute of Certified Public Accountants, the Ohio Society of Certified Public Accountants, and the National Association of Business Valuation Analysts.

Ralph R. Razinger has been CEO of CABMAT, LLC, a processor and distributor of non-ferrous metals, since 2006 when he founded the firm. He has over twenty-five years experience in the non-ferrous metals industry. Mr. Razinger is also a partner in RDR Development Group, LLC, which develops commercial and residential properties in both Ohio and Florida, and a partner in R&J Development, which builds custom homes in Northeastern Ohio. Prior to starting CABMAT, LLC, he was the CEO and a founding partner of Conversion Resources, Inc., a leading company in the North American Copper Industry from 1986 until its sale to PSC in 1997. After the sale, Mr. Razinger was under contract with PSC until 1999. He is a former director of the American Copper Council, and currently serves on the boards of Bestway Systems Inc. and RLW Inc.

Daniel D. Smith has been Chief Operating Officer of Consolidated Investment Corporation, a real estate investment and management company, since 1999. Previously, he served as the company’s Chief Financial Officer. Since 1993, Mr. Smith has been a member of the Board of Trustees of Lake Erie College and during that time has chaired their Buildings and Grounds Committee. He currently serves on the Julie Billiart School Foundation in Lyndhurst, Ohio, and the Painesville City Local Schools Facilities Committee.

Executive Officers of Century Commercial Bancorp and Century Bank Who Are Not Directors

James Graham joined Century Bank as its Chief Financial Officer in October 2007. Prior to joining Century Bank, Mr. Graham was a senior manager in the audit department of RSM McGladrey in Cleveland, Ohio. Mr. Graham is a member of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants.

James Madrzak, since March 2003, has been Vice President and the Chief Lending Officer of Century Bank. From October 1998 until March 2003, Mr. Madrzak was Vice President of Loan Operations in the Construction Loan Finance Division at FirstMerit Bank, Akron, Ohio.

James M. Hojnacki, CPA, joined Liberty Bank in 2004. Prior to that, he served Provident Bank in various management capacities from 1992 to 2004, the last being Regional Vice President. Previously, he served as an Assistant Vice President with Keycorp in Cleveland, Ohio and as a Senior Accountant with Price Waterhouse. Mr. Hojnacki is a member of the Accountancy Board of Ohio, the Executive Loan Committee of Cascade Capital Corporation and a board member at Valley Christian Academy.

Randall M. Behm, joined Liberty Bank in 2007 from Student Loan Xpress where he served as Executive Vice President from 2004 to 2007 managing all aspects of the private education loan programs. Prior to Student Loan Xpress, Mr. Behm held numerous management positions with KeyCorp in Cleveland, Ohio, including Executive Vice President & Group Manager of Key consumer bank technology as well as Executive Vice President & Director of Key education resources. He serves as a Board Member of the Cleveland Lutheran High School Association and on numerous educational funding and student aid committees.

Meetings and Committees of the Board of Directors

Our board of directors meets monthly. During the year ended December 31, 2006, the board of directors held 12 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

We have standing Audit, Compensation and Nominating Committees. During 2006, the Audit Committee was comprised of Directors Pribish (chair), Koshkalda, and Mulhern; the Compensation Committee was comprised of Directors Pribish (chair), Bazarko and Surso; and the Nominating Committee was comprised of Directors Bazarko (chair), Calabrese and Koshkalda.

Audit Committee meetings are held quarterly. The Audit Committee’s primary responsibility is to oversee Century Bank’s financial reporting process on behalf of the board of directors and report the results of its activities to the entire board. The Audit Committee’s role is to assist the board in monitoring (1) the integrity of the accounting policies, financial reporting and disclosure practices of the bank, (2) the selection and evaluation of the performance of the bank’s independent auditors, (3) the performance of the bank’s internal audit function and independent auditors, and (4) the compliance by the bank with legal and regulatory requirements and bank policy. This committee met three times in 2006.

Compensation Committee meetings are held as needed. The Compensation Committee is primarily responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. This committee met one time in 2006.

Nominating Committee meetings are held as needed. The Nominating Committee is responsible for identifying potential new board members and recommending them to the board for nomination. The committee is also responsible for recommending directors for committee assignments. This committee met one time in 2006.

Executive Compensation

Summary Compensation Table. The following table sets forth a summary of certain information concerning the compensation earned by Century Bank’s principal executive officer for services rendered during the year ended December 31, 2006. The principal executive officer is the only officer at Century

Bank who earned total compensation in excess $100,000 during 2006. At December 31, 2006, we did not have any employment agreements with our named executive officers or any stock-based compensation, pension or non-qualified deferred compensation plans. See “—Description of Our Material Compensation Plans and Arrangements.”

Name and Principal Position	Year	Salary ($)		Bonus ($)	All Other Compensation ($)(2)	Total ($)
Jeffrey J. Calabrese President and CEO	2006	$151,800	(1)	$4,398	$8,220	$164,418

(1)	Includes $11,800 in fees for service on the board of directors.
(2)	The amount included in this column consists of a $7,120 401(k) matching and profit sharing contribution and $1,100 in excess life insurance premiums paid by Century Bank to or on behalf of the executive officer. Perquisites and other personal benefits totaling less than $10,000 in the aggregate for a named executive officer are excluded.

Description of Our Material Compensation Plans and Arrangements

General. Century Bank currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical and dental insurance, group life and short- and long-term disability insurance, subject to certain deductibles and copayments by employees. Century Bank also provides certain retirement benefits. See Note 7 of the Notes to Consolidated Financial Statements of Century Bank. Currently, we have not entered into any employment, severance, change-in-control or retirement agreements with our executive officers, except for the Century Bank 401(k) Plan discussed below.

401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”). All employees who have attained age 18 and completed 90 days of service with Century Bank are eligible to make 401(k) Plan contributions. Eligible employees are also eligible to be allocated matching and profit sharing contributions, if any, upon enrollment in the 401(k) Plan.

During 2006, participants were permitted to make salary reduction contributions to the 401(k) Plan of up to 100% of their annual salary, up to a maximum of $15,000. In addition, participants who have attained age 50 may defer an additional $5,000 annually as a 401(k) “catch-up” contribution. We currently match each 401(k) contribution (other than catch-up contributions) in an amount equal to 100% of the participant’s 401(k) deferrals for the year up to 3% of their salary. We may also make a contribution equal to 2% of the participant’s salary. All contributions made by participants are before-tax contributions. All participant contributions and earnings are fully and immediately vested. All matching and profit sharing contributions and earnings vest at a rate of 25% per year in which the participant worked at least 1,000 hours, beginning with the first year of service and continuing through the fourth year of service. However, in the event of retirement at age 65 or older, permanent disability or death, a participant will automatically become 100% vested in the value of all matching and profit sharing contributions and earnings thereon, regardless of the number of years of service with Century Bank.

Participants may invest amounts contributed by them, as well as employer contributions (to the extent they are fully vested), to their 401(k) Plan accounts in one or more investment options available under the 401(k) Plan. Changes in investment directions among the funds are permitted on a periodic basis pursuant to procedures established by the Plan Administrator. Each participant receives a quarterly statement which provides information regarding, among other things, the market value of his investments and contributions made to the 401(k) Plan on his behalf. Participants are permitted to borrow against their account balance in the 401(k) Plan. For the year ended December 31, 2006, Century Bank’s matching and discretionary contributions to the 401(k) Plan on behalf of Mr. Calabrese was $7,120.

Employee Stock Ownership Plan. We intend to adopt an employee stock ownership plan for employees of Century Commercial Bancorp and Century Bank, to become effective upon the conversion. Employees of Century Commercial Bancorp and Century Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the employee stock ownership plan.

As part of the conversion, it is anticipated that the employee stock ownership plan will borrow funds from Century Commercial Bancorp. The employee stock ownership plan will use these funds to purchase a number of shares of common stock equal to 7.0% of the amount of common stock sold in this offering, including shares issued in the merger. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the employee stock ownership plan. The loan to the employee stock ownership plan will be repaid primarily from Century Bank’s contributions to the employee stock ownership plan over a period of 20 years, and from dividends, if any, on common stock held by the employee stock ownership plan. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The interest rate for the loan is expected to be the minimum rate prescribed by the Internal Revenue Code that is considered reasonable. Century Commercial Bancorp may, in any plan year, make additional discretionary contributions for the benefit of plan participants. These contributions may be made either in cash or in shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Century Commercial Bancorp or upon the sale of treasury shares by Century Commercial Bancorp. The timing, amount and manner of future contributions to the employee stock ownership plan will be affected by various factors, including the terms of the employee stock ownership loan, prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

Shares purchased by the employee stock ownership plan with the proceeds of the loan will be held in a suspense account and released to participants’ accounts as debt service payments are made. Shares released from the employee stock ownership plan will be allocated to each eligible participant’s employee stock ownership plan account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible employee stock ownership plan participants. An employee is eligible for an employee stock ownership allocation if he is credited with 1,000 or more hours of service during the plan year, and either is actually employed on the last day of the plan year or has attained age 65. Forfeitures will be reallocated among remaining participating employees in the same manner as an employer contribution. The account balances of participants within the employee stock ownership plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service with Century Bank and Liberty Bank prior to adoption of the employee stock ownership plan. In the case of a “change in control,” as defined in the employee stock ownership plan, which triggers a termination of the employee stock ownership plan, participants immediately will become fully vested in their account balances. Benefits are payable upon retirement or other separation from service, or upon termination of the plan. Century Commercial Bancorp’s contributions to the employee stock ownership plan are not fixed and the value of the common stock cannot be determined in advance, so benefits payable under the employee stock ownership plan cannot be estimated.

First Bankers Trust, Quincy, Illinois, is expected to serve as trustee of the employee stock ownership plan. Under the employee stock ownership plan, the trustee must vote all allocated shares held in the employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares and allocated shares for which participants do not provide instructions will be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject to fulfillment of the trustee’s fiduciary responsibilities.

Generally accepted accounting principles require that any third party borrowing by the employee stock ownership plan be reflected as a liability on Century Commercial Bancorp’s statement of financial condition. Since the employee stock ownership plan is borrowing from Century Commercial Bancorp, this obligation is not treated as a liability, but will be excluded from stockholders’ equity. If the employee stock ownership plan purchases newly issued shares from Century Commercial Bancorp, as expected, total stockholders’ equity would neither increase nor decrease, but per share stockholders’ equity and per share net earnings would decrease as the newly issued shares are allocated to the employee stock ownership plan participants. In addition, under applicable accounting requirements, Century Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares as they are committed to be released from the suspense account to participants’ accounts under the employee stock ownership plan. The compensation expense resulting from the release of the Century Commercial Bancorp common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in Century Commercial Bancorp’s earnings.

The employee stock ownership plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

Employment Agreements. Century Bank intends to enter into employment agreements with Messrs. Valerian, Calabrese, Ebner, Madrzak, Hojnacki and Behm. Each executive’s employment agreement will be for a term of three years, and provides for an annual base salary of not less than his annual base salary for the prior year. The agreements provide for annual extensions, beginning on the one year anniversary of the agreement, and on each anniversary date thereafter, of one year in addition to the then-remaining term, subject to a formal performance evaluation of the executive and approval of the one year extension by Century Bank’s board of directors. Each executive is also entitled to participate (i) in performance-based and discretionary bonuses, if any, as are authorized and declared by the board of directors and (ii) employee benefit and welfare programs applicable to executive officers. The agreements provide for termination of the executive upon his death, an illness which causes the executive to be unable to perform his duties under the agreement on a full-time basis for six consecutive months, for cause and in certain events specified by Office of Thrift Supervision regulations.

In the event the executive is terminated without cause or resigns for good reason, he will receive salary and benefits, including bonuses, due to him for the remaining term of his agreement.

In the event the executive’s employment is terminated in connection with or following a “change in control” (as defined in their change of control agreements with Century Commercial Bancorp), then the executive will be entitled to receive, in lieu of the amounts described in the preceding paragraph, a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended. The terms of the change of control agreements are set forth under “- Change of Control Agreements” below.

Change of Control Agreements. Century Commercial Bancorp intends to enter into a change of control agreement with each of the same executive officers as named above. These agreements will remain in effect until canceled by either party, upon at least 24 months prior written notice to the other party. Under these agreements, the executive generally is entitled to a change of control payment from Century Commercial Bancorp if he is terminated or if he resigns for good reason within six months preceding or 24 months after a change in control (as defined in the agreements). In such an event, the executive would be entitled to receive (i) a cash payment in an amount not to exceed 2.99 times his “base amount” as determined under Section 280G of the Internal Revenue Code of 1986, as amended and (ii)

for the earlier of one year or until he is employed on a full time basis, substantially the same health and other benefits available to him in effect immediately prior to such termination at no additional cost to the executive. The foregoing payments would be in lieu of any amounts owed to the executive under this employment agreement discussed above.

All of the above payments that would be made in connection with a change in control are subject to cut-back to the extent the payments would result in either the loss of a deduction to Century Commercial Bancorp or the imposition of a penalty tax on the executive. Neither the mutual to stock conversion nor the merger with Liberty Bank will result in any payments to executive officers under the change of control agreements or employment contracts discussed above.

Other Stock Benefit Plans. Currently, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 3%, respectively, of the common stock to be outstanding after this offering, including shares issued to Liberty Bank shareholders in the merger. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, any such plans will be submitted to stockholders for their consideration, at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and fully awarded, they will have a dilutive effect on Century Commercial Bancorp’s stockholders as well as affect Century Commercial Bancorp’s net income and stockholders’ equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the conversion, subject to continuing Office of Thrift Supervision jurisdiction. If Century Bank has a 10% or greater tier one tangible capital ratio at the time we submit these plans to shareholders for approval, we may increase the 3% restricted stock plan to 4%.

Director Compensation

During 2006, directors of Century Bank were paid $900, which was increased to $1,000 effective March 2006, for each board meeting attended. Audit and Compensation Committee members also received $200, which was increased to $250 effective March 2006, for each committee meeting attended. Effective March 2007, fees for attendance at Audit and Compensation Committee meetings were increased to $300 per meeting attended; fees for attendance at Board meetings remain unchanged from 2006.

Directors are provided or reimbursed for travel and lodging (including for spouse), and are reimbursed for other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. Century Bank also pays the premiums on directors’ and officers’ liability insurance.

The following table sets forth a summary of the compensation earned by our non-employee directors during 2006:

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Volodymyr Bazarko	$11,800	$6,800	(1)	$17,800
Rosemary Vidmar	11,800	30,000	(2)	41,800
Walter Koshkalda	12,500	—		12,500
Ronald P. Pribish	12,700	—		12,700
Austin J. Mulhern(3)	—	—		—
John Surso, M.D.	12,000	—		12,000

(1)	Represents fees and malpractice insurance costs paid by Century Bank for Mr. Bazarko’s legal services. For additional information, see “- Management of Century Commercial Bancorp” above.
(2)	Represents payments made under a salary continuation agreement. This amount does not include $271,369 that would be payable to Mrs. Vidmar’s estate (or her designated beneficiary) under single premium split dollar life insurance policies purchased by the Bank in September 2001.
(3)	Appointed to the Board of Directors of Century Bank during January 2007.

During 2006, Rosemary Vidmar, the former chief executive officer and an employee with Century Bank for 50 years, received $30,000 per year pursuant to her salary continuation agreement with Century Bank. This amount was increased to $35,000 per year beginning September 1, 2007. Pursuant to the terms of her agreements, Mrs. Vidmar (or her designated beneficiaries) will receive this benefit until 2018, subject to limited exceptions. In the event of a change in control (as defined under Section 409A of the Internal Revenue Code), Mrs. Vidmar (or her beneficiaries) would have been entitled to a lump sum payment of her benefit, calculated in accordance with the terms of her agreements. At December 31, 2006, this lump sum payment would have totaled approximately $235,000. Neither the mutual to stock conversion nor the merger with Liberty Bank will result in the acceleration of this annual payment.

Loans and Related Party Transactions with Directors and Management

All loans we make to our directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Century Bank. Loans to all of our directors and executive officers and their associates totaled approximately $30,000 at December 31, 2006, and were performing in accordance with their terms at that date.

Loans to our directors and executive officers, as well as members of their immediate families, are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Bank Regulation — Transactions with Affiliates of Century Bank.”

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 32% in the aggregate of the shares sold in the offering. Like all of our members, our directors and officers have subscription rights based on their deposits or borrowings. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All purchases between $250,000 and $500,000 include purchases by persons deemed to be associates of, or acting in concert with, the named individual, consistent with the purchase limits for all persons subscribing for shares in the offering.

Name	Proposed Purchases of Stock in the Offering		Percentage of Shares at the Minimum of the Offering Range	Percentage of Shares at the Maximum of the Offering Range	Percentage of Total Outstanding Shares at the Minimum of the Offering Range (1)	Percentage of Total Outstanding Shares at the Maximum of the Offering Range (1)
	Number of Shares	Dollar Amount
Directors:

Volodymyr Bazarko	14,500	$145,000	0.74%	0.55%	0.37%	0.31%
Rosemary Vidmar	20,000	200,000	1.02	0.76	0.51	0.44
Jeffrey J. Calabrese	30,000	300,000	1.54	1.13	0.76	0.65
Walter Koshkalda	10,000	100,000	0.51	0.37	0.26	0.21
Ronald P. Pribish	15,000	150,000	0.77	0.57	0.38	0.33
Austin J. Mulhern	20,000	200,000	1.02	0.76	0.51	0.44
John Surso	15,000	150,000	0.77	0.57	0.38	0.33

Executive Officers Who Are Not Directors:

James Madrzak	2,500	25,000	0.13	0.09	0.06	0.05
James Graham	3,000	30,000	0.15	0.11	0.08	0.07

All directors and executive officers as a group (9 persons)	130,000	$1,300,000	6.65%	4.91%	3.32%	2.83%

Directors and Executive Officers of Liberty Bank Who Will Become Directors or Executive Officers of Century Commercial Bancorp and/or Century Bank(2):	Maximum Number of Shares That Could Be Received In Exchange for Liberty Bank Shares	Percentage of Total Outstanding Shares at the Minimum of the Offering Range(1)	Percentage of Total Outstanding Shares at the Maximum of the Offering Range(1)
William A. Valerian	161,748	4.15%	3.52%
Richard C. Ebner	102,849	2.64	2.24
Donald A. Latore	37,237	0.95	0.81
James Mirgliotta	53,606	1.37	1.17
Ann M. Hawkins	18,294	0.47	0.40
J. Gordon Priemer	29,250	0.75	0.64
Charles A. Clemens	34,501	0.88	0.75
Dominic M. D’Amore	29,326	0.75	0.64
Ralph Razinger	18,751	0.48	0.41
Daniel D. Smith	46,606	1.19	1.02
James M. Hojnacki	58,239	1.49	1.27
Randall M. Behm	17,889	0.46	0.39

Total	608,296	15.58%	13.26%

(1)	Includes shares issued in the merger.
(2)

It is expected that these individuals will elect to receive shares of Century Commercial Bancorp in exchange for their Liberty Bank common stock in the merger; however, there can be no guarantee that their elections will be fully satisfied. It is also assumed that 50% of each individual’s Liberty Bank shares will be exchanged for cash and 50% will be exchanged for Century Commercial Bancorp common stock.

REGULATION AND SUPERVISION

Set forth below is a brief description of certain laws and regulations that are applicable to Century Bank and will be applicable to Century Commercial Bancorp. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

Legislation is introduced from time to time in the United States Congress that may affect our operations. In addition, the regulations governing Century Commercial Bancorp and Century Bank may be amended from time to time by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or the Securities and Exchange Commission, as appropriate. Any such legislative or regulatory changes in the future could adversely affect our operations and financial condition. No assurance can be given as to whether or in what form any of these changes may occur.

The Office of Thrift Supervision has extensive enforcement authority over all savings associations and their holding companies, including Century Commercial Bancorp and Century Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of formal enforcement actions by the Office of Thrift Supervision is required by law

Century Bank

Century Bank, as a federally chartered savings bank, is subject to regulation and oversight by the Office of Thrift Supervision, which extends to all aspects of its operations. This regulation of Century Bank is intended for the protection of depositors and the insurance of accounts fund and not for the purpose of protecting shareholders. Century Bank is required to maintain minimum levels of regulatory capital and is subject to some limitations on the payment of dividends to Century Commercial Bancorp. See “- Regulatory Capital Requirements” and “- Limitations on Dividends and Other Capital Distributions.” Century Bank also is subject to regulation and examination by the Federal Deposit Insurance Corporation, which insures the deposits of Century Bank to the maximum extent permitted by law.

Office of Thrift Supervision. The investment and lending authority of Century Bank is prescribed by federal laws and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations.

As a federal savings bank, Century Bank is required to meet a qualified thrift lender test. This test requires Century Bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, we may maintain 60% of our assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, we are required to maintain a significant portion of our assets in residential-housing-related loans and investments. Any institution that fails to meet the qualified thrift lender test becomes subject to certain restrictions on its operations and must convert to a national bank charter, unless it re-qualifies as, and thereafter remains, a qualified thrift lender. If the institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. As of September 30, 2007, Century Bank met this requirement with a qualified thrift lender percentage of 87.85%.

Our relationship with our depositors and borrowers is regulated to a great extent by federal laws and regulations, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. In addition, the branching authority of Century Bank is regulated by the Office of Thrift Supervision. Century Bank is generally authorized to branch nationwide.

Century Bank is subject to a statutory lending limit for aggregate loans to one person or a group of persons combined because of certain common interests. That limit is generally equal to 15% of our unimpaired capital and surplus, except for loans fully secured by readily marketable collateral, in which case that limit is increased to 25%. Century Bank has received Office of Thrift Supervision approval to take advantage of a regulatory exception permitting loans of up to 30% of unimpaired capital and surplus for the development and construction of residential property. At September 30, 2007, Century Bank’s lending limit under this restriction was $4.9 million. We have no loans or lending relationships in excess of our lending limit.

The Office of Thrift Supervision’s oversight of Century Bank includes reviewing its compliance with the customer privacy requirements imposed by the Gramm-Leach-Bliley Act of 1999 and the anti-money laundering provisions of the USA Patriot Act. The Gramm-Leach-Bliley privacy requirements place limitations on the sharing of consumer financial information with unaffiliated third parties. They also require each financial institution offering financial products or services to retail customers to provide such customers with its privacy policy and with the opportunity to “opt out” of the sharing of their personal information with unaffiliated third parties. The USA Patriot Act significantly expands the responsibilities of financial institutions in preventing the use of the United States financial system to fund terrorist activities. Its anti-money laundering provisions require financial institutions operating in the United States to develop anti-money laundering compliance programs and due diligence policies and controls to ensure the detection and reporting of money laundering. These compliance programs are intended to supplement existing compliance requirements under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

We are subject to periodic examinations by the Office of Thrift Supervision. During these examinations, the examiners may require Century Bank to provide for higher general or specific loan loss reserves, which can impact our capital and earnings. As a federal savings bank, Century Bank is subject to a semi-annual assessment, based upon its total assets, to fund the operations of the Office of Thrift Supervision.

Transactions between Century Bank and its affiliates generally are required to be on terms as favorable to the institution as transactions with non-affiliates, and certain of these transactions, such as loans to an affiliate, are restricted to a percentage of Century Bank’s capital. In addition, Century Bank may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Century Commercial Bancorp will be an affiliate of Century Bank.

In accordance with these affiliate limits, Century Commercial Bancorp will enter into a tax allocation agreement upon completion of the conversion. Since Century Commercial Bancorp will own 100% of the issued and outstanding capital stock of Century Bank, Century Commercial Bancorp and Century Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Century Commercial Bancorp will be the common parent corporation. As a result of this affiliation, Century Bank may be included in the filing of a consolidated federal income tax return with Century Commercial Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return. In addition, Century Commercial Bancorp is willing to undertake the responsibilities regarding the preparation of, filing of and accounting with respect to a consolidated federal income tax return.

Century Commercial Bancorp and Century Bank also intend to enter into an expense allocation agreement. Pursuant to this agreement, Century Commercial Bancorp will reimburse Century Bank for expenses incurred by it, which are attributable to the activities of Century Commercial Bancorp. Century Commercial Bancorp will pay all fees and other expenses that are attributable solely to its operations and will pay for the use of equipment and employees in amounts as are mutually determined by them, but in any event, these amounts will be no less than the fair market value of the goods and services received.

The Office of Thrift Supervision has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution regulated by the Office of Thrift Supervision that fails to comply with these standards must submit a compliance plan.

Federal Deposit Insurance Corporation Regulation and Insurance of Accounts. Century Bank’s deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation, and this insurance is backed by the full faith and credit of the United States Government. As insurer, the Federal Deposit Insurance Corporation imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by Federal Deposit Insurance Corporation-insured institutions. Our deposit insurance premiums for the first nine months of 2007 were $11,600. The Federal Deposit Insurance Corporation also may prohibit any Federal Deposit Insurance Corporation-insured institution from engaging in any activity that it determines by regulation or order to pose a serious risk to the deposit insurance fund. The Federal Deposit Insurance Corporation also has the authority to initiate enforcement actions against Century Bank and may terminate our deposit insurance if it determines that we have engaged in unsafe or unsound practices or are in an unsafe or unsound condition.

Century Commercial Bancorp, Inc.

Upon completion of the conversion, as a savings association holding company, Century Commercial Bancorp will be subject to regulation, supervision and examination by the Office of Thrift Supervision. Applicable federal laws and regulations limit the activities of Century Commercial Bancorp and require the approval of the Office of Thrift Supervision for any acquisition or divestiture of a subsidiary, including another financial institution or holding company thereof. Transactions between Century Commercial Bancorp and Century Bank are subject to regulatory limits and requirements for transactions with affiliates.

If Century Bank fails the qualified thrift lender test, Century Commercial Bancorp must obtain the approval of the Office of Thrift Supervision prior to continuing, directly or through other subsidiaries, in any business activity other than those approved for bank holding companies or their subsidiaries. In addition, within one year of a failure, Century Commercial Bancorp must register as, and will become subject to, the restrictions applicable to bank holding companies.

Regulatory Capital Requirements

Capital Requirements for Century Bank. Century Bank is required to maintain minimum levels of regulatory capital under regulations of the Office of Thrift Supervision. In addition, the Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on a case-by-case basis.

The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. At September 30, 2007, Century Bank had tangible capital of $15.5 million or 10.63% of adjusted total assets.

The capital standards require core or Tier 1 capital equal to at least 3.0% of adjusted total assets for the strongest institutions with the highest examination rating and 4.0% of adjusted total assets for all other institutions, unless the Office of Thrift Supervision requires a higher level based on the particular circumstances or risk profile of the institution. Core capital generally consists of tangible capital, plus certain intangibles. Our required core capital level is 4.0%. At September 30, 2007, Century Bank had core capital equal to $15.5 million or 10.63% of adjusted total assets.

The Office of Thrift Supervision also requires Century Bank to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core or Tier 1 capital, as defined above, and Tier 2 capital, which for Century Bank, at September 30, 2007, consisted of $692,000 of its allowance for possible loan and lease losses. Tier 2 capital may be used to satisfy this risk-based requirement only to the extent of Tier 1 capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. The Office of Thrift Supervision is authorized to require Century Bank to maintain an additional amount of total capital to account for concentration of credit risk, level of interest rate risk, equity investments in non-financial companies and the risk of non-traditional activities. At September 30, 2007, Century Bank had $104.8 million of risk-weighted assets and total capital of $16.2 million, or 15.48% of risk-weighted assets.

The Office of Thrift Supervision is authorized and, under certain circumstances, required to take certain actions against savings banks that fail to meet these capital requirements, or that fail to maintain an additional capital ratio of Tier 1 capital of at least 4.0% of risk weighted-assets. The Office of Thrift Supervision is generally required to take action to restrict the activities of an “undercapitalized institution,” which is an institution with less than either a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio or an 8.0% total risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision, may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose additional restrictions on undercapitalized institutions.

Any institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a total risk-based capital ratio of less than 6.0% is considered “significantly undercapitalized” and must be made subject to one or more additional specified actions and operating restrictions that may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution with tangible equity to total assets of less than 2.0% is “critically undercapitalized” and becomes subject to further mandatory restrictions on its operations. The Office of Thrift Supervision generally is authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to that category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition. The imposition by the Office of Thrift Supervision of any of these measures on Century Bank may have a substantial adverse effect on its operations and profitability.

Institutions with at least a 4.0% core capital ratio, a 4.0% Tier 1 risked-based capital ratio and an 8.0% total risk-based capital ratio are considered “adequately-capitalized.” An institution is deemed “well-capitalized” if it has at least a 5% leverage capital ratio, a 6.0% Tier 1 risked-based capital ratio and an 10.0% total risk-based capital ratio. At September 30, 2007, Century Bank was considered a “well-capitalized” institution.

Capital Requirements for Century Commercial Bancorp. Century Commercial Bancorp is not subject to any specific capital requirements. The Office of Thrift Supervision, however, expects it to support Century Bank, including providing additional capital to the bank when it does not meet its capital requirements. As a result of this expectation, the Office of Thrift Supervision regulates the ability of Century Bank to pay dividends to Century Commercial Bancorp.

Limitations on Dividends and Other Capital Distributions

Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to the ability of Century Bank to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. Century Bank must file a notice or application with the Office of Thrift Supervision before making any capital distribution. Century Bank generally may make capital distributions during any calendar year in an amount up to 100% of net income for the year-to-date plus retained net income for the two preceding years, so long as it is well-capitalized after the distribution. If Century Bank proposes to make a capital distribution when it does not meet its current minimum capital requirements (or will not following the proposed capital distribution) or that will exceed these net income limitations, it must obtain Office of Thrift Supervision approval prior to making the distribution. The Office of Thrift Supervision may object to any distribution based on safety and soundness concerns.

Century Commercial Bancorp will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. Dividends from Century Commercial Bancorp, however, may depend, in part, upon its receipt of dividends from Century Bank. In addition, Century Commercial Bancorp may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Our Dividend Policy.”

Federal Securities Law

The stock of Century Commercial Bancorp is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Century Commercial Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Century Commercial Bancorp stock held by persons who are affiliates of Century Commercial Bancorp may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal shareholders. If Century Commercial Bancorp meets specified current public information requirements, each affiliate of Century Commercial Bancorp will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

The Securities and Exchange Commission has adopted regulations and policies under the Sarbanes-Oxley Act of 2002 that will apply to Century Commercial Bancorp as a registered company under the Securities Exchange Act of 1934. The stated goals of these Sarbanes-Oxley requirements are to increase corporate responsibility, provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Securities and Exchange Commission and Sarbanes-Oxley-related regulations and policies include very specific additional disclosure requirements and new corporate governance rules.

TAXATION

Federal Taxation of Century Commercial Bancorp and Century Bank

General. Century Commercial Bancorp and Century Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Century Commercial Bancorp or Century Bank. Century Bank’s federal income tax returns are not currently under audit and have not been audited during the last five years.

Method of Accounting. For federal income tax purposes, Century Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31 for filing its federal income tax return.

Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent the alternative minimum taxable income is in excess of the regular tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Century Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At December 31, 2006, Century Bank had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. If Century Commercial Bancorp elects to file a consolidated return with Century Bank, dividends it receives from Century Bank will not be included as income to Century Commercial Bancorp. The corporate dividends-received deduction is 100%, or 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payer of the dividend.

State Taxation

Century Bank is subject to Ohio franchise tax based on equity capital plus certain reserve amounts. Total equity capital for this purpose is reduced by certain exempted assets. The resulting net taxable value of capital is taxed at a rate of 1.3%.

THE ACQUISITION OF LIBERTY BANK

General

On November 27, 2007, Century Commercial Bancorp and Century Bank entered into an Agreement and Plan of Merger with Liberty Bank, which was amended on January 23, 2008 to correct a technical error, (the “Merger Agreement”), pursuant to which Liberty Bank will merge with and into Century Bank, with Century Bank as the surviving entity.

Legal Steps of the Proposed Transaction

In connection with the merger, Liberty Bank’s shareholders will be given the opportunity to exchange each share of their Liberty Bank common stock for $45.00 in cash or 4.5 shares of Century Commercial Bancorp common stock, subject to the election and proration procedures set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, at the effective time of the merger, Liberty Bank will merge with and into Century Bank with Century Bank as the surviving entity. The charter and bylaws of Century Bank will continue to be the charter and bylaws of the surviving corporation.

In order to effectuate the acquisition of Liberty Bank, Century Bank is converting from the mutual to the stock form of organization, and Century Commercial Bancorp is offering shares of its common stock for sale in the offering. The merger will occur immediately after consummation of the offering. Failure to complete the offering will result in the termination of the merger, and failure to complete the merger will result in the termination of the offering. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and the approval of Liberty Bank shareholders. Century Commercial Bancorp has filed an application with the Office of Thrift Supervision in connection with the merger. Century Bank needs the approval of its voting members in order to consummate the conversion, including the stock offering.

Century Commercial Bancorp is conducting its offering at the same time Liberty Bank is soliciting the approval of the merger from its shareholders and Century Bank is soliciting the approval of the offering from its members. Century Commercial Bancorp is mailing this prospectus to potential investors on or around                  , 2008. Liberty Bank is mailing its proxy statement to its shareholders soliciting their votes in favor of the merger on or around                  , 2008, and Century Bank is mailing its proxy statement to its members soliciting their votes in favor of the conversion on or around                  , 2008. The offering will terminate on                  , 2008 unless extended to a later date. Liberty Bank’s shareholders’ meeting is scheduled for                  , 2008, and Century Bank’s members’ meeting is scheduled for                  , 2008. Assuming Liberty Bank shareholders approve the merger, Century Commercial Bancorp receives sufficient subscriptions to complete the offering and Century Bank receives the approval of its voting members and all required regulatory approvals, it is expected the offering and merger will be consummated in April 2008.

Reasons for the Merger

Our board of directors believes that the merger will enhance the competitive position of Century Bank by enabling us to expand our franchise in Cuyahoga and Summit Counties, Ohio.

The merger with Liberty Bank will facilitate a component of Century Bank’s business strategy–to increase market share in Century Bank’s primary market area through the acquisition or purchase of deposits as well as increasing Century Bank’s commercial business loan and education loan portfolios.

The combination of Century Bank and Liberty Bank will provide customers of both banks with more convenient access to their accounts by increasing the number of branches available in Century Bank’s primary market area.

The merger, combined with the stock offering, will permit Century Bank to use a significant portion of its capital, while continuing to exceed each of its regulatory capital requirements. In addition to enabling Century Bank to expand its franchise, which will enhance its ability to compete in its market area, the merger is also expected to reduce the pressure to leverage its balance sheet that typically exists when institutions with high capital levels engage in stock offerings.

The terms of the Merger Agreement were the result of arm’s length negotiations between the representatives of Century Bank and Liberty Bank. In its deliberations and in making its determination to proceed with the merger, Century Bank’s board of directors considered many factors including, without limitation, the factors described above, as well as the following:

•

information concerning the financial condition, results of operations, capital levels, asset quality and prospects of Century Bank and Liberty Bank, including consideration of each company’s historical and projected results of operations and financial condition and a review of Liberty Bank’s financial performance by comparison to a peer group;

•	Century Commercial Bancorp’s access to capital and managerial resources relative to that of Liberty Bank;

•	the anticipated short-term and long-term impact the offering and merger will have on Century Commercial Bancorp’s consolidated results of operations;

•

the general structure of the transaction and the perceived compatibility of the respective management teams and business philosophies of Century Bank and Liberty Bank, which Century Bank’s board believed would make it easier to integrate the operations of the two banks;

•

the belief that the merger will enhance Century Bank’s franchise value by the expansion of its branch network in Cuyahoga and Summit Counties, Ohio and by the expansion of the loan products offered by the combined banks, thereby enhancing its ability to compete in its primary market area; and

•	Century Bank’s long-term growth strategy.

The discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered by our board of directors. In reaching its determination to approve the merger, our board of directors did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Liberty Bank common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, subject to the election and proration procedures outlined in the Merger Agreement, $45.00 in cash without interest or 4.5 shares of Century Commercial Bancorp common stock.

Although shareholders of Liberty Bank will be given the opportunity to elect whether to receive cash, Century Commercial Bancorp common stock, or a combination thereof, in exchange for their shares of Liberty Bank common stock, all cash and stock elections will be subject to the allocation and proration procedures, as well as other provisions of the Merger Agreement. In particular, the number of Liberty Bank shares converted into the right to receive cash consideration will be 50% of the total outstanding Liberty Bank stock, and the number of Liberty Bank shares converted into the right to receive stock consideration will be 50% of the total outstanding Liberty Bank shares. Assuming 685,852 outstanding shares of Liberty Bank common stock at September 30, 2007, we expect to issue approximately 1,543,167 shares of our common stock to Liberty Bank shareholders in the merger (or up to 1,946,563 shares, assuming the exercise of all outstanding options to purchase shares of Liberty Bank common stock as of September 30, 2007). See “—Treatment of Liberty Bank Stock Options.”

Neither Century Commercial Bancorp nor Liberty Bank is making any recommendation as to whether Liberty Bank shareholders should elect to receive cash or Century Commercial Bancorp common stock in the merger. Each holder of Liberty Bank common stock must make his or her own decision with respect to such election.

Liberty Bank’s shareholders will not receive fractional shares of Century Commercial Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount of a share and $10.00.

Treatment of Liberty Bank Stock Options

Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the Merger Agreement, have been satisfied) each outstanding option to purchase shares of Liberty Bank common stock will be cancelled in exchange for a cash payment from Century Commercial Bancorp. The cash payment for each option will be equal to the excess of the $45.00 per share merger consideration over the exercise price per share of each option, net of any cash that must be withheld under the federal and state income and employment tax requirements. As of January 31, 2008, Liberty Bank had 168,152 options outstanding, with no additional options expected to be granted prior to completion of the merger.

Accounting Treatment

Century Commercial Bancorp will account for the merger under the “purchase” method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of Liberty Bank will be recorded by Century Commercial Bancorp at their respective fair values at the time of the completion of the merger. The excess of Liberty Bank’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Aspects

Silver, Freedman & Taff, L.L.P., counsel to Century Commercial Bancorp, has delivered to us its opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code and that, consequently, the merger will be tax-free for federal income tax purposes to Century Commercial Bancorp, Century Bank, Liberty Bank, and Liberty Bank’s shareholders to the extent that they receive only Century Commercial Bancorp common stock for their Liberty Bank common stock. Liberty Bank shareholders receiving cash for their shares of Liberty Bank common stock will generally recognize capital gain or loss for federal income tax purposes.

Regulatory Approvals Needed to Complete the Merger and Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completion of the Merger” and “—Termination, Amendment and Waiver.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under “—Conditions to Completing the Merger.”

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Liberty Bank common stock to Century Commercial Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Merger Approvals. Completion of the merger is subject to prior approval of the Office of Thrift Supervision of the Department of the Treasury. In reviewing applications for transactions of this type, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served and competitive factors.

In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Century Commercial Bancorp and Century Bank filed applications with the Office of Thrift Supervision on December 21, 2007.

Under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of Liberty Bank and Century Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Liberty Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the Office of the Comptroller of the Currency and Century Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Office of Thrift Supervision.

In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision before completion of the merger of Century Bank and Liberty Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Liberty Bank and Century Bank believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Offering Approvals. Century Bank has adopted a plan of conversion pursuant to which it is converting from the mutual to the stock form of organization and Century Commercial Bancorp is offering shares of its common stock to Century Bank’s eligible depositors and the public. Consummation of the merger is subject to certain conditions, including the receipt by Century Commercial Bancorp and Century Bank of all approvals necessary to complete the conversion and stock offering. The Office of Thrift Supervision has conditionally approved the conversion and stock offering. The Office of Thrift Supervision must approve Century Commercial Bancorp, Inc. as the savings and loan holding company of Century Bank. Century Commercial Bancorp’s holding company application remains pending before the Office of Thrift Supervision. Century Commercial Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission, which was declared effective on February [    ], 2008.

Interests of Certain Persons in the Merger

As described below, certain of Liberty Bank’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Liberty Bank’s shareholders generally. Liberty Bank’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Existing Liberty Bank Employment Agreements. William A. Valerian, Chairman, President and Chief Executive Officer, Richard C. Ebner, Chief Financial Officer and Chief Operating Officer, James M. Hojnacki, Executive Vice President and Chief Lending Officer, and Randall M. Behm, Senior Vice President and Director of Student Lending of Liberty Bank are parties to employment agreements with Liberty Bank.

Under the employment agreements for executive officers other than Mr. Behm, they are entitled to receive a lump-sum cash payment upon the occurrence of a “change in control,” which is defined to mean a change in ownership of Liberty Bank, a change in effective control of Liberty Bank, or a change in the ownership of a substantial portion of the assets of Liberty Bank. In such event, the employment agreements provide that each executive is entitled to receive a lump-sum cash payment equal to 2.99 times his average annual compensation includable in his gross income during the most recent five calendar years ending before the year in which the change in control of the employer occurs (the “base amount”). Recipients of payments in excess of this amount are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes. In addition, these officers are entitled to receive continuing life insurance, medical, dental and disability coverage for the lesser period of three years or the remaining term of their employment agreements.

The merger with Century Bank will constitute a “change in control” within the meaning of each of these employment agreements. However, each of these executive officers has agreed to waive these payments and benefits, and in the case of Mr. Behm to waive the remaining term and benefits of his contract, in return for the execution of new employment and change in control agreements with Century Bank and Century Commercial Bancorp as described below.

New Employment and Change in Control Agreements with Century Bank and Century Commercial Bancorp. Messrs. Valerian, Ebner, Hojnacki and Behm have each entered into new employment agreements with Century Bank and change in control agreements with Century Commercial Bancorp, effective as of the effective date of the merger between Liberty Bank and Century Commercial Bancorp. For a description of these agreements, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements.”

Equity Compensation Awards. The merger agreement provides that each option to purchase shares of Liberty Bank common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Liberty Bank officers and directors, will be canceled in exchange for a cash payment, less required holding taxes, equal to the excess of $45.00 over the exercise price per share of common stock subject to the option for each share subject to option.

Appointment of Directors to the Century Commercial Bancorp and Century Bank Boards of Directors. Century Commercial Bancorp will appoint six members of Liberty Bank’s board of directors to the board of directors of Century Commercial Bancorp and six to the board of directors of Century Bank. See “Management – Management of Century Commercial Bancorp – Board of Directors of Century Bank” for more information regarding these individuals and their terms on the respective boards.

Employee Severance. Except in the circumstances described below, an employee of Liberty Bank who continues as an employee of Century Bank or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment equal to two weeks salary for each full year of service at Liberty Bank or Century Bank with a minimum payment equal to four weeks of salary and a maximum payment amount equal to 26 weeks of salary. Any employee of Liberty Bank who has a separate employment agreement is entitled only to the payments provided by such agreement.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Century Bank has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of Liberty Bank with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as Liberty Bank currently provides for indemnification of its officers and directors. Century Bank has also agreed to purchase and keep in force for a period of three years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Liberty Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger. However, Century Bank is not required to expend in the aggregate an amount greater than 200% of the annual cost currently expended by Liberty Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, Century Bank will use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Employee Matters

Each person who is an employee of Liberty Bank as of the closing of the merger will become an employee of Century Bank. Century Bank or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Liberty Bank until Century Bank determines which bank’s plans to offer in the future. Former employees of Liberty Bank who become employees of Century Bank in connection with the merger will generally be eligible to participate in Century Bank’s 401(k) Plan and employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Former employees of Liberty Bank shall receive past service credit for purposes of eligibility and vesting in Century Bank’s employee stock ownership plan and will not be subject to any waiting periods or pre-existing condition exclusions imposed under any group health plan.

It is expected that the merger will be completed early in the second calendar quarter of 2008. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the Merger Agreement if, among other reasons, the merger has not been completed on or before September 30, 2008, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the Merger Agreement by the party seeking to terminate the agreement. See “—Termination, Amendment and Waiver.”

Possible Alternative Structures

Century Bank is entitled to revise the structure of the merger, provided that:

(i)	there are no adverse federal or state income tax consequences to Liberty Bank shareholders as a result of the modification;

(ii)	the consideration to be paid to the holders of shares of Liberty Bank common stock under the merger agreement is not changed in kind or value or reduced in amount; and

(iii)	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

Representations and Warranties

The merger agreement contains various representations and warranties by Century Commercial Bancorp and Century Bank and Liberty Bank that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	ownership of subsidiaries;

•	authority to enter into the merger agreement and that the merger agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•

filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

•	financial statements and regulatory reports;

•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and finders;

•	environmental matters;

•	loan portfolios;

•	related party transactions;

•	treatment of employment agreements and benefit plans;

•	absence of undisclosed liabilities;

•	the inapplicability of anti-takeover laws and regulations;

•	risk management instruments;

•	Liberty Bank’s receipt of a fairness opinion; and

•	intellectual property.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

Covenants of the Parties

Conduct of Business Pending the Merger. In the merger agreement, Century Bank and Liberty Bank have agreed, pending consummation of the merger, that each will, among other things, unless otherwise consented to in writing by the other party (which consent will not be unreasonably withheld or delayed):

•	operate its business only in the usual, regular and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and

•	voluntarily take no action that would:

(i)	adversely affect the ability of Liberty Bank or Century Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or

(ii)	adversely affect the ability of Liberty Bank or Century Bank to perform its covenants and agreements contained in the merger agreement.

Negative Covenants of Liberty Bank. Liberty Bank has agreed that from the date of the merger agreement until the completion of the merger, except as otherwise specifically permitted or required by the merger agreement, or consented to by Century Bank in writing (which consent shall not be unreasonably withheld or delayed), Liberty Bank will not and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, Liberty Bank has agreed that neither it nor its subsidiaries will do the following:

•	change or waive any provision of its organizational documents except as required by law;

•

change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options, except for certain issuances pursuant to outstanding stock option agreements;

•	issue a stock split or combine or reclassify any shares of its capital stock;

•	declare or pay any dividends other than its regular quarterly cash dividend of $0.10 per share with payment and related dates consistent with past practice;

•	enter into, amend in any material respect or terminate any contract except in the ordinary course of business;

•	open or close any branch office, other than as set forth in disclosure schedules;

•

except for bonus payments or raises in the ordinary course of business, consistent with past practice, grant or agree to pay any bonus or salary increase, other than as specified in the merger agreement;

•	enter into, or except as may be required by law, materially modify any benefit plan;

•	sell or lease all or any substantial portion of the assets or business of Liberty Bank;

•	acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

•	subject any asset of Liberty Bank or its subsidiaries to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

•	take any action that would result in Liberty Bank’s representations and warranties in the merger agreement becoming untrue;

•	change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

•

waive, release, grant or transfer any material right of value or modify or change in any material respect any existing material agreement or indebtedness, other than in the ordinary course of business consistent with past practice;

•	purchase any equity securities, or purchase securities for Liberty Bank’s investment portfolio inconsistent with Liberty Bank’s past practice;

•	make or commit to make loans other than loans that are consistent with Liberty Bank’s past practices and made in the ordinary course of business;

•	enter into any new lines of business;

•	make or commit to any capital expenditures other than in the ordinary course of business, consistent with past practice; and

•	make or change any material tax election, file any amended returns, change its method of reporting income or deductions or agree to any adjustment of taxes paid.

Current Information. Each company has agreed to keep the other informed of the general status of its ongoing operations. Each company has agreed to promptly notify the other of any material change in its business.

Access to Properties and Records. Subject to other terms of the merger agreement, Liberty Bank has agreed to permit Century Bank reasonable access to its properties, and to disclose and make available its books, papers and records relating to its operations.

Financial and Other Statements. Liberty Bank has agreed to furnish to Century Bank copies of financial statements and all reports that are filed with bank regulators, as well as any other information Century Bank may reasonably request.

Consents and Approvals of Third Parties; All Reasonable Efforts. Liberty Bank and Century Bank have agreed to use their reasonable best efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, Liberty Bank and Century Bank have agreed to use their reasonable best efforts to take all action necessary or advisable to consummate the merger.

Failure to Fulfill Conditions. Liberty Bank and Century Bank have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

No Solicitation. Liberty Bank has agreed that, unless the merger agreement has been terminated, neither it, nor its officers, directors, employees, representatives, agents or affiliates will:

•	initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire Liberty Bank; or

•

enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of inquiries relating to or to obtain a proposal to acquire Liberty Bank or agree to or endorse a proposal to acquire Liberty Bank.

Liberty Bank is required to notify Century Bank of all of the relevant details relating to all inquiries and proposals which it may receive relating to proposals to acquire Liberty Bank. The merger agreement provides that the board of directors of Liberty Bank may furnish information to, or enter into discussions or negotiations relating to unsolicited written proposals to acquire Liberty Bank, so long as such actions are required by the fiduciary duties of the board of directors to consider a potentially financially superior proposal.

Employee Benefits. Pursuant to the merger agreement, Century Commercial Bancorp and Century Bank entered into change in control and employment agreements, respectively, effective at the effective time of the merger, with Messrs. Valerian, Ebner, Hojnacki and Behm of Liberty Bank. See “The Merger—Interests of Certain Persons in Merger.”

Conditions to Completing the Merger

Liberty Bank’s and Century Bank’s obligations to consummate the merger are conditioned on the following:

Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of Century Commercial Bancorp, Century Bank and Liberty Bank are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of two-thirds of the votes eligible to be cast by shareholders of Liberty Bank at a meeting called for that purpose;

•	approval of the conversion by the requisite vote of members of Century Bank;

•	the absence of any order, decree or injunction by which the merger is restrained or enjoined;

•

approval of the transactions contemplated by the merger agreement and the conversion by all applicable federal regulatory agencies and the expiration of all statutory waiting periods, and the absence of conditions or requirements in such approvals that would, in the good faith reasonable judgment of the board of directors of Century Bank or Liberty Bank have a material adverse effect on either party;

•

no stop order suspending the effectiveness of the registration statement of which this proxy statement-prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and the issuance of shares of common stock in the merger shall have received any required approvals of state securities commissioners;

•	the shares of common stock of Century Commercial Bancorp to be issued as merger consideration and in the conversion of Century Bank shall have been authorized for listing on the Nasdaq Capital Market;

•

Century Bank, Century Commercial Bancorp and Liberty Bank shall have received from Silver, Freedman & Taff, L.L.P. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

•	Century Commercial Bancorp shall have received and accepted orders to purchase the minimum number of shares in the offering, and the mutual-to-stock conversion shall have been completed.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of Century Bank and Liberty Bank are further subject to various conditions, including the following:

•	except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

•	the other party to the merger agreement has performed its obligations under the merger agreement;

•	the other party to the merger agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

•	since September 30, 2007, neither party shall have suffered any material adverse effect; and

•	no more than 10% of the shares of Liberty Bank issued and outstanding shall have dissented from the merger.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Century Bank and Liberty Bank cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

•	at any time by the mutual written agreement of the parties;

•

by either Liberty Bank or Century Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

•

by either Liberty Bank or Century Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured within specified time periods;

•

at the election of either Century Bank or Liberty Bank, if the merger has not been completed by September 30, 2008; provided that no party may terminate the merger agreement if the failure to close the merger was due to such party’s breach of any of its obligations under the merger agreement;

•	by either Liberty Bank or Century Bank if the required votes of shareholders of Liberty Bank or members of Century Bank are not obtained;

•	by either Liberty Bank or Century Bank if the required regulatory approvals are not obtained;

•

by Century Bank if Liberty Bank has approved or recommended another merger or similar transaction, withdrawn its recommendation to shareholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Century Bank, or failed to call, give notice of and hold a meeting of shareholders of Liberty Bank to vote on the merger; and

•

by the board of directors of Liberty Bank prior to its shareholders meeting if Liberty Bank has received a superior proposal, the board of directors of Liberty Bank has made a determination to enter into an acquisition agreement with respect to the Superior Proposal and Liberty Bank has notified Century Bank of the superior proposal and provided Century Bank with an opportunity to amend the merger agreement so as to enable Liberty Bank to proceed with the merger with Century Bank on such adjusted terms.

Effect of Termination. The Merger Agreement describes the expenses and damages that will be payable in the event the Merger Agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party and may be liable for specific performance of its obligations under the Merger Agreement.

In the event of a termination of the Merger Agreement pursuant to certain other sections of the Merger Agreement, including Liberty Bank’s acceptance of a superior proposal, Liberty Bank will be obligated to pay a termination fee of $1.0 million to Century Bank.

Amendment, Extension and Waiver. By action of their respective boards of directors, the parties to the Merger Agreement may:

•	amend the Merger Agreement;

•	extend the time for the performance of any of the obligations under the Merger Agreement;

•	waive certain provisions of the Merger Agreement; and

•

waive compliance with any of the agreements or conditions contained in the Merger Agreement, except that after any approval of the agreement by the shareholders of Liberty Bank, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount or value or changes the form of consideration to be delivered to Liberty Bank’s stockholders pursuant to the Merger Agreement.

Any amendment to the Merger Agreement must be in writing.

THE CONVERSION AND STOCK OFFERING

This stock offering is being conducted pursuant to a plan of conversion approved by the Board of Directors of Century Bank. The plan of conversion must also be approved by the voting members as of                  , 2008, of Century Bank. A special meeting of members has been called for this purpose. The Office of Thrift Supervision has approved the plan of conversion. Such approval, however, does not constitute a recommendation or endorsement of the plan of conversion by this agency.

General

On November 27, 2007, the Board of Directors of Century Bank unanimously adopted a plan of conversion from mutual to stock form of organization. Pursuant to the plan of conversion, as subsequently amended, Century Bank will convert from the mutual form of organization (meaning no shareholders) to the stock form of organization and will become the wholly owned subsidiary of Century Commercial Bancorp, a new Maryland corporation. Century Commercial Bancorp will own all of the capital stock of Century Bank upon completion of the conversion. All of the common stock of Century Commercial Bancorp will be owned by public shareholders, including former shareholders of Liberty Bank who receive shares of Century Commercial Bancorp in the merger and our tax qualified employee benefit plans.

Century Commercial Bancorp anticipates that net proceeds of the offering will be between $18.3 million and $25.1 million, or $29.1 million if the offering range is increased by 15%. The conversion will be consummated only upon the issuance of at least 1,955,000 shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in a subscription offering to eligible members of Century Bank and to our tax-qualified employee benefit plans, consisting of the employee stock ownership plan, and, if necessary, to members of the general public through a community offering and, possibly, through a syndicate of registered broker-dealers. In any community offering, we will give a preference to natural persons residing in the Ohio Counties of Cuyahoga, Lake and Medina.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock in the community offering. The community offering, if any, may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the Office of Thrift Supervision. See “—Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent appraisal of the estimated consolidated pro forma market value of Century Commercial Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—How We Determined the Offering Range and the $10.00 Purchase Price” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from Century Bank upon request and is available for inspection at the offices of Century Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Conversion and Offering

The primary reasons for the conversion and stock offering are:

•	issue stock and raise capital to provide the stock and funds necessary to acquire Liberty Bank, and to support the future growth of Century Bank;

•

improve profitability and earnings by investing and leveraging the offering proceeds, primarily through the acquisition of Liberty Bank and also through traditional lending activities, including education loans;

•	continue to improve our deposit and loan mix through the acquisition of Liberty Bank; and

•	implement equity compensation plans to attract and retain qualified directors, officers and employees.

In addition, in the stock holding company structure, we will have greater flexibility in structuring mergers and acquisitions. Potential sellers often want an acquiror’s stock for at least part of the acquisition consideration. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination thereof, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. Other than the acquisition of Liberty Bank, we have no current arrangements or agreements to acquire other banks, thrifts or financial service companies or branch offices.

The offering will allow our directors, officers and employees to become shareholders, which we believe will be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The offering also will provide our customers and local community members with an opportunity to acquire our common stock.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock in the following order of priority:

1.	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on September 30, 2006 (“eligible account holders”);

2.	Our tax-qualified employee benefit plans;

3.	Depositors of Century Bank with balances aggregating $50 or more as of the close of business on December 31, 2007 (“supplemental eligible account holders”); and

4.	Borrowers as of July 10, 1989 who continue as borrowers, and depositors of Century Bank, as of , 2008, who are not eligible account holders or supplemental eligible account holders (“voting members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and the maximum purchase limitations set forth in the plan of conversion. See “The Conversion and Stock Offering—Limitations on Purchases of Shares.”

Priority 1: Eligible Account Holders. Subject to the overall maximum purchase limitation, each eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of shares; or

•

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders, in each case as of the eligibility record date.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amount of each subscriber’s respective qualifying deposit bears to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Century Commercial Bancorp or Century Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Century Bank in the one year period preceding September 30, 2006.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at September 30, 2006. Failure to list an account, or providing incomplete or incorrect information, may result in the loss of all or part of a subscriber’s stock allocation.

Priority 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Century Bank, consisting of our employee stock ownership plan, have nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering, plus shares issued to shareholders of Liberty Bank in the merger. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. Subscription rights received pursuant to this priority category shall be subordinated to all rights received by eligible account holders, provided, however, that notwithstanding any other provision of the plan of conversion to the contrary, the tax qualified employee plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the offering exceeds the maximum of the offering range. In the event that the total number of shares offered in the offering is increased to an amount greater than the number of shares representing the maximum of the offering range, each tax qualified employee plan will have a priority right to purchase any such shares exceeding the maximum of the offering range up to an aggregate of 10% of the common stock issued in the offering, plus shares issued to shareholders of Liberty Bank in the merger.

In lieu of purchasing shares in the offering, the employee stock ownership plan may purchase shares in the open market following completion of the conversion.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the overall maximum purchase limitation, each supplemental eligible account holder will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares);

•	one-tenth of 1% of the total offering of shares; or

•

15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the tax-qualified employee plans subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares will be allocated first so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amount of each subscriber’s respective qualifying deposit bears to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at December 31, 2007. Failure to list an account, or providing incomplete or incorrect information, may result in the loss of all or part of a subscriber’s stock allocation.

Priority 4: Voting Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, subject to the overall maximum purchase limitation, each voting member who is not an eligible account holder or supplemental eligible account holder, will receive nontransferable subscription rights to subscribe for up to the greater of:

•	$250,000 of common stock (which equals 25,000 shares); or

•	one-tenth of 1% of the total offering of shares.

If eligible account holders, the tax-qualified employee plans and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for voting members. If shares are available for voting members but there are not sufficient shares to satisfy all subscriptions by voting members, shares will be allocated first so as to permit each subscribing voting member, if possible, to purchase a number of shares sufficient to make each voting member’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing voting members in the proportion that each voting member’s subscription bears to the total subscriptions of all such subscribing voting members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each voting member must list on his or her stock order form all eligible borrowings and deposit accounts in which such voting member had an interest at                          , 2008. Failure to list an account or providing incorrect or incomplete information could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at 12:00 noon, Eastern time, on                          , 2008. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.

Federal regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our statement savings rate, and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. We may extend the offering to                          , 2008 without notice to you. If regulatory approval of an extension beyond                          , 2008 has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to confirm, modify or rescind their purchase orders. If we do not receive a response from a subscriber to any such notice, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond                          , 2010, which is two years after the special meeting of members of Century Bank to vote on the plan of conversion.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the federal banking agencies or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders believed by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify on the stock order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. When registering your stock purchase on the order form, you should not add the name(s) of persons who have no subscription rights or who qualify in a lower purchase priority than you do. Doing so may jeopardize your subscription rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may, in our discretion, offer shares to the general public in a community offering. In the community offering, we will give preference first to natural persons residing in Cuyahoga, Lake or Medina Counties, Ohio (the “Local Community”). Remaining shares will be available to the general public.

Shares will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitation, these persons may purchase up to $250,000 of common stock (which equals 25,000 shares), although we may increase this limitation to up to 5% of the total shares sold in the offering. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than                          , 2008, unless extended by Century Commercial Bancorp with regulatory approval. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to the Local Community subscribers whose orders we accept up to a maximum of 2% of the total shares sold in the offering. We intend to first allocate to each Local Community subscriber 100 shares or the number subscribed for, whichever is less. Thereafter, unallocated shares of common stock will be allocated to Local Community subscribers whose orders remain unsatisfied, on an equal number of shares basis per order until all shares are allocated. If oversubscription occurs due to the orders of the general public, the allocation procedures described above will apply to the stock orders of such persons.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community Offering or Underwritten Public Offering

The plan of conversion provides that, if feasible or necessary, all shares of common stock not purchased in the subscription offering and community offering may be applied toward the shares issued in the merger (provided that the total number of shares of common stock issued in the merger represents less than 50% of the outstanding shares of common stock immediately after the closing of the conversion and the merger) or may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated, acting as our agent. In this capacity, Stifel, Nicolaus & Company, Incorporated may form a syndicate of other brokers-dealers who are Financial Industry Regulatory Authority (formerly NASD) member firms. Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Stifel, Nicolaus & Company, Incorporated nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in a syndicated community offering. The syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts offerings. Generally under those rules, Stifel, Nicolaus & Company, Incorporated, a broker-dealer, will deposit funds it receives prior to closing from interested investors into a separate non-interest-bearing bank account. If and when all the conditions for the closing are met, funds for common stock sold in the syndicated community offering will be promptly delivered to us. If the offering is consummated, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly, without interest. If the offering is not consummated, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. In the syndicated community offering, order forms will not be used.

We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until prior to the commencement of a syndicated community offering. A syndicated community offering would terminate no later than                           2008, unless extended by us, with approval of the Office of Thrift Supervision. See “The Conversion and Stock Offering—Community Offering” above for a discussion of rights of subscribers in the event an extension is granted.

The opportunity to subscribe for shares of common stock in any syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Common stock sold in a syndicated community offering also will be sold at the $10.00 per share purchase price. Subject to the overall maximum purchase limitation, purchasers in the syndicated community offering are eligible to purchase up to $250,000 of common stock (which equals 25,000 shares). We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

If we are unable to find purchasers from the general public to meet the minimum of the offering range, we may apply the unsubscribed shares of common stock towards the shares issued in the merger or make other purchase arrangements, if feasible, or both. Other purchase arrangements must be approved by the Office of Thrift Supervision.

Limitations on Purchases of Shares

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	No person may purchase fewer than 25 shares of common stock or generally more than $250,000 (25,000 shares);

•

Our tax-qualified employee benefit plans, consisting of our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, plus shares issued in the merger;

•

Except for tax-qualified employee benefit plans, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) in all categories of the offering combined, or hold, when added to any common stock issued in connection with the merger, more than 5% of the shares sold in the offering, including shares issued in the merger;

•

These maximum purchase limitations may be increased to a percentage not in excess of 5% of the shares sold in the offering, excluding shares issued in the merger, except that they may be increased to up to 9.99% of the shares sold in the offering, excluding shares issued in the merger, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering shall not exceed in the aggregate 10% of the total shares of common stock sold in the offering; and

•

The maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 32% of the shares issued in the offering.

Depending upon market or financial conditions, and with the approval of the Office of Thrift Supervision and without further approval of the voting members of Century Bank, our board of directors may decrease the purchase limitations or increase the purchase limitations, as described above. If a purchase limitation is increased, persons who ordered the maximum amount will be, and, in our sole discretion, some other subscribers may be, given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions.

The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their board membership.

The plan of conversion defines “associate,” with respect to a particular person, to mean:

•

a corporation other than Century Commercial Bancorp or Century Bank or a majority-owned subsidiary of Century Commercial Bancorp of which a person is an officer, director or owner of 10% or more of the outstanding voting stock;

•	any person who is a parent, spouse, sister, brother, child or anyone married to one of the foregoing persons who is living in your household;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•

any partnership in which the person is a general or limited partner; provided, however, that any tax-qualified or non-tax-qualified employee plan will not be deemed to be an associate of any director or officer of Century Commercial Bancorp or Century Bank.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person may purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Marketing and Distribution; Compensation

Offering materials have been initially distributed by mail to persons eligible to subscribe in the subscription offering. Additional materials are available through our Stock Information Center.

We have engaged Stifel, Nicolaus & Company, Incorporated a broker-dealer registered with the Financial Industry Regulatory Authority, as a financial and marketing advisor in connection with the offering of our common stock. In its role of providing advisory, administrative and marketing services, Stifel, Nicolaus & Company, Incorporated will, among other things:

•	advise us with respect to business planning issues in preparation for the public offering;

•	review our charter choices and form of organization;

•	review and advise us with respect to the plan of conversion;

•	advise us with respect to listing on a stock exchange;

•	review and provide input with respect to the business plan to be prepared in connection with the conversion;

•	discuss the appraisal process and analyze the appraisal with the Board of Directors;

•	participate in drafting the offering document and proxy materials, and assist in obtaining all requisite regulatory approvals;

•	develop a marketing plan for the subscription and community offerings, considering various sales method options;

•	act as our financial advisor for the conversion and offering;

•	provide administrative services and manage the Stock Information Center;

•	educate our employees regarding the stock offering;

•	target our sales efforts, including assisting in the preparation of marketing materials;

•	solicit orders for common stock; and

•	assist in soliciting proxies of Century Bank voting members.

For these services, Stifel, Nicolaus & Company, Incorporated will receive an advisory and administrative fee of $50,000, and if the conversion and stock offering are consummated, a sales fee of 1% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares purchased by our tax-qualified employee benefit plans and shares purchased by our directors, officers and employees and their immediate families. For these services, we made an initial advance payment of $25,000 and a payment of $25,000 upon the initial filing of this prospectus.

As described above, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Stifel, Nicolaus & Company, Incorporated. If there is a syndicated community offering, Stifel, Nicolaus & Company, Incorporated will receive a management fee of 1% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Stifel, Nicolaus & Company, Incorporated and other Financial Industry Regulatory Authority member firms in the syndicated community offering will not exceed 6% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We will reimburse Stifel, Nicolaus & Company, Incorporated for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $20,000. We will also reimburse Stifel, Nicolaus & Company, Incorporated for its legal fees (excluding the out-of-pocket expenses of counsel) up to $75,000. If the plan of conversion is terminated or if Stifel, Nicolaus & Company, Incorporated’s engagement is terminated in accordance with the provisions of the agreement, Stifel, Nicolaus & Company, Incorporated will only be entitled to the $50,000 advisory and administrative fee and to reimbursement of its reasonable out-of-pocket expenses and will return any amounts paid or advanced by us in excess of these amounts. We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

Stifel, Nicolaus & Company, Incorporated has also acted as financial advisor to Liberty Bank in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger (the “Advisory Fee”). Stifel, Nicolaus & Company, Incorporated has also acted as financial advisor to the Liberty Bank board and received a fee upon the delivery of its fairness opinion that is not contingent upon consummation of the merger (the “Opinion Fee”), provided that the Opinion Fee is creditable against any Advisory Fee. In addition, Liberty Bank has agreed to indemnify Stifel, Nicolaus & Company, Incorporated for certain liabilities arising out of its engagement and to reimburse Stifel, Nicolaus & Company, Incorporated for certain out-of-pocket expenses.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees of Century Bank may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Century Bank’s corporate headquarters, or elsewhere, apart from the area accessible to the general public. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Stifel, Nicolaus & Company, Incorporated. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Securities Exchange Act of 1934.

Description of Sales Activities

Century Commercial Bancorp will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center. The Stock Information Center is expected to operate during normal business hours throughout the subscription offering and community offering, if any. It is expected that at any particular time one or more Stifel, Nicolaus & Company, Incorporated employees will be working at the Stock Information Center. Registered representative employees of Stifel, Nicolaus & Company, Incorporated will be responsible for mailing materials relating to the offering, responding to questions regarding the offering and processing stock orders.

Century Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of order forms. Century Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Century Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

Procedure for Purchasing Shares

Expiration Date. The subscription offering is expected to expire at 12:00 noon, Eastern time, on                          , 2008. The community offering is expected to expire at the same time. We may extend the offering for up to 45 days without notice to purchasers in the offering. Any extension of the offering beyond                          , 2008 would require regulatory approvals.

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with or preceded by a prospectus. Funds received will be maintained in a segregated account at Century Bank or in our discretion at another insured depository institution, and will earn interest at our savings account rate from the date the stock order form is processed.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest calculated at Century Bank’s savings account rate from the date the stock order form was processed.

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete a stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned stock order forms, or stock orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) by the Stock Information Center prior to 12:00 noon, Eastern time, on                          , 2008. We are not required to accept stock order forms that are not received by that time, are executed defectively or are received without full payment or without appropriate withdrawal instructions. We are not required to notify purchasers of incomplete or improperly executed stock order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective purchaser of any such defects. You may submit your stock order form and payment by mail using the order reply envelope provided, by bringing your stock order form to our Stock Information Center or by overnight delivery to the indicated address on the stock order form. Once tendered, a stock order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering and syndicated community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final, subject to the authority of the Office of Thrift Supervision.

By signing the stock order form, you will be acknowledging that the common stock of Century Commercial Bancorp is not a deposit or savings account and is not federally insured or otherwise guaranteed by Century Bank or the federal government, and that you have received a copy of this prospectus. However, signing the stock order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock and a completed stock order form will be required in order for the purchase to be valid. Payment for shares may only be made by:

(i)	personal check, bank check or money order, made payable to Century Commercial Bancorp, Inc.; or

(ii)	authorization of withdrawal from the types of Century Bank deposit accounts permitted on the stock order form.

Cash and wire transfers will not be accepted. Additionally, you may not use a check drawn on a Century Bank line of credit, and we will not accept third-party checks of any type (a check written by someone other than you) payable to you and endorsed over to Century Commercial Bancorp.

Appropriate means for designating withdrawals from deposit accounts at Century Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current savings account rate subsequent to the withdrawal.

In the case of payments made by personal check, these funds must be available in the account(s) when the order form is received. Checks and money orders will be immediately cashed and placed in a segregated account at Century Bank, or in our discretion at another insured depository institution, and will earn interest at Century Bank’s savings account rate from the date the stock order form is processed until the offering is completed or terminated.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Our employee stock ownership plan will not be required to pay for any shares purchased in the offering until consummation of the offering. Our employee stock ownership plan must provide a loan commitment from an unrelated financial institution or from Century Commercial Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Regulations prohibit Century Bank from knowingly lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by                          , 2008, in which event purchasers may be given the opportunity to confirm, increase, decrease or rescind their orders for a specified period of time.

Using IRA Funds. If you are interested in using some or all of your funds in an individual retirement account, you must do so through a self-directed individual retirement account. By regulation, Century Bank’s individual retirement accounts are not self-directed, so they cannot be invested in shares of our common stock. Therefore, if you wish to use funds that are currently in a Century Bank individual retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use must first be transferred to an independent trustee, such as a brokerage account. It will take time to transfer your funds, so please allow yourself sufficient time to take this action. An annual administrative fee may be payable to the new trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. If you are interested in using funds in a Century Bank individual retirement account or any other retirement account to purchase shares of common stock, please contact our Stock Information Center as soon as possible, preferably at least two weeks prior to the end of the offering period, because processing such transactions takes time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent appraisal. We have retained Keller & Company, which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Keller & Company will receive fees totaling $65,000 for the preparation and delivery of the original appraisal report, plus reimbursement of reasonable out-of-pocket expenses and $3,000 for the preparation and delivery of each required updated appraisal report after the first update. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering.

Keller & Company prepared the appraisal taking into account the pro forma impact of the offering, as well as the merger. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual consolidated financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our conversion application and our registration statement as filed with the Securities and Exchange Commission.

Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the impact of the acquisition of Liberty Bank by Century Bank;

•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our market area;

•	a comparative evaluation of the operating and financial statistics of Century Bank with those of other similarly situated, publicly traded savings banks and savings bank holding companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities;

•	the aggregate size of the offering of common stock;

•	our proposed dividend policy; and

•	the effect of implementing our stock-based plans.

Consistent with the Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value after deducting intangible assets; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by Keller & Company to be comparable to us after completion of the merger and the offering, subject to valuation adjustments applied by Keller & Company to account for differences between Century Commercial Bancorp and the peer group. The peer group analysis conducted by Keller & Company included a total of 10 publicly traded fully converted institutions with assets between $390 million and $1.85 billion. In preparing its appraisal, Keller & Company considered the fully converted pricing ratios of the peer group and placed the greatest emphasis on the price-to-core earnings approach and price-to-tangible book value approach with lesser emphasis on the price-to-book value and price-to-assets approaches in estimating pro forma market value. The peer group included companies with:

•	average assets of $823.8 million;

•	average non-performing assets of 0.36% of total assets;

•	average loans of 70.1% of total assets;

•	average equity of 9.33% of total assets; and

•	average core income of 0.62% of average assets.

On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of November 30, 2007 our estimated pro forma market value, including shares issued in the merger with Liberty Bank, was within the valuation range of $39.0 million and $45.9 million with a midpoint of $42.5 million.

The following table presents a summary of selected pricing ratios for Century Commercial Bancorp, for the peer group companies and for all publicly traded thrifts as presented in the Keller & Company appraisal. Compared to the average pricing ratios of the peer group, Century Commercial Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 21.1% on a price-to-core earnings basis and a discount of 16.9% on a price-to-tangible book value basis.

	Price to Core Earnings Multiple (1)		Price to Book Value Ratio (2)	Price to Tangible Book Value Ratio (2)
Century Commercial Bancorp (pro forma):
Minimum	23.35	x	78.99%	113.89%
Midpoint	24.80	x	80.94%	113.76%
Maximum	26.19	x	82.67%	113.64%
Maximum, as adjusted	27.71	x	84.44%	113.53%

Peer Group:
Average	21.29	x	111.59%	136.80%
Median	13.24	x	103.45%	135.13%

All publicly-traded thrifts:
Average	27.84	x	104.03%	117.38%
Median	19.83	x	96.50%	104.11%

(1)	Ratios are based on earnings for the 12 months ended September 30, 2007 and share prices as of November 30, 2007.
(2)	Ratios are based on book value as of September 30, 2007 and share prices as of November 30, 2007.

Our Board of Directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate. Based on financial information through September 30, 2007, our Board of Directors determined that up to 4,591,563 shares of our common stock should be issued in connection with the merger and sold in the offering at a purchase price of $10.00 per share. Keller & Company’s valuation range yielded an offering range of $19,550,000 to $26,450,000, with a midpoint of $23,000,000. Dividing these dollar amounts by the purchase price resulted in an offering range of between 1,955,000 and 2,645,000 shares, with a midpoint of 2,300,000 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under federal banking regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and the desired liquidity in the common stock after the offering.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the offering, a number of shares are subscribed for that is at least the minimum number of shares, Keller & Company, after taking into account factors similar to those involved in its initial appraisal, will determine its estimate of our pro forma market value as of the close of the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 3,041,750 shares in the offering. We have assumed holders of options to acquire Liberty Bank stock exercise those options prior to the completion of the merger, and thus Century Commercial Bancorp may issue up to 1,946,563 shares of stock to complete the merger. If we sell 3,041,750 shares in the offering and issue 1,946,563 shares in the merger, the total pro forma market value may be increased to $49,883,000 without any further notice to you.

No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled. Alternatively, a new offering range may be set and subscribers resolicited and given an opportunity to increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest at our savings account rate, or withdrawal authorizations will be cancelled. No single subsequent extension can exceed 90 days. Aggregate extensions may not go beyond                          , 2010, which is two years after the special meeting of depositors of Century Bank to vote on the plan of conversion. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our headquarters and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

Certificates representing the common stock sold in the subscription and community offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the address designated by such persons on the stock order form, as soon as practicable following completion of the offering. The transfer agent will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.

Stock Information Center

If you have any questions regarding the offering, please call the Stock Information Center at (216)         -         (local) or (800)         -         (toll free). You may also visit the Stock Information Center, which is located at 1640 Snow Road, Parma, Ohio. The Stock Information Center is open Monday through Friday, except for bank holidays, from 10:00 a.m. to 4:00 p.m., Eastern time.

Restrictions on Repurchase of Stock

Under federal banking regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our outstanding common stock during the first year following completion of the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Century Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Certain Restrictions on Purchase or Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers. All shares of common stock purchased in the offering by one of our directors or executive officers and their associates generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Shares purchased by these persons in the open market after the offering will be free of this restriction. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Century Commercial Bancorp and Century Bank also will be restricted by the insider trading rules promulgated pursuant to the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock-based benefit plan or any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any restricted stock plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

Consummation of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal income taxation that the conversion will not be a taxable transaction to Century Bank or Century Commercial Bancorp, eligible account holders, supplemental eligible account holders, and voting members of Century Bank. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and these authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Century Commercial Bancorp or Century Bank would prevail in a judicial proceeding.

Century Bank and Century Commercial Bancorp have received an opinion of counsel, Silver, Freedman & Taff, L.L.P., regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The conversion of Century Bank to a federally-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Internal Revenue Code Section 368(a)(1)(F).

2.	No gain or loss will be recognized by Century Bank as a federally-chartered stock savings bank on the receipt of money from Century Commercial Bancorp in exchange for its shares or by Century Commercial Bancorp upon receipt of money from the sale of Century Commercial Bancorp common stock. (Section 1032(a) of the Internal Revenue Code).

3.	The assets of Century Bank will have the same basis in the hands of Century Bank as a federally-chartered stock savings bank as they had in the hands of Century Bank immediately prior to the conversion. The holding period of Century Bank’s assets to be received by Century Bank as a federally-chartered stock savings bank will include the period during which the assets were held by Century Bank prior to the conversion. (Sections 362(b) and 1223(2) of the Internal Revenue Code).

4.	No gain or loss will be recognized by the account holders of Century Bank upon the constructive issuance to them of withdrawable deposit accounts in Century Bank as a federally chartered stock savings bank in the same dollar amount and under the same terms as their deposit accounts in Century Bank and no gain or loss will be recognized by eligible account holders or supplemental eligible account holders upon receipt by them of an interest in the liquidation account of Century Bank as a federally chartered stock savings bank, in exchange for their deemed ownership interests in Century Bank. (Section 354(a) of the Internal Revenue Code).

5.	The basis of the account holders’ deposit accounts in Century Bank as a federally-chartered stock savings bank will be the same as the basis of their deposit accounts in Century Bank surrendered in exchange therefor. The basis of each eligible account holder’s and supplemental eligible account holder’s interests in the liquidation account of Century Bank as a federally-chartered stock savings bank will be zero, that being the cost of such property.

6.	It is more likely than not that the nontransferable subscription rights have no value. The subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Century Commercial Bancorp common stock at the same price to be paid by members of the general public in our community offering. Accordingly, it is more likely than not that no gain will be recognized by eligible account holders, supplemental eligible account holders or voting members upon distribution to them of nontransferable subscription rights to purchase shares of Century Commercial Bancorp common stock, provided that the amount to be paid for such common stock is equal to its fair market value. (Rev. Rul. 56-572, 1956-2 C.B. 182).

7.	The basis of the shares of Century Commercial Bancorp common stock purchased in the offerings will be the purchase price thereof, which, in the case of subscribers who received subscription rights, may include gain, if any, realized upon the distribution to them of subscription rights.

8.	The holding period of the Century Commercial Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised. (Section 1223(6) of the Internal Revenue Code).

The opinions set forth in the sixth paragraph above are based on the position that the subscription rights do not have any fair market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service has announced that it will not issue rulings on whether subscription rights have a market value. Counsel has advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. In our counsel’s view, which view is not binding on the Internal Revenue Service, the subscription rights do not have any value for the reasons set forth in paragraph 6, above. If the subscription rights granted to eligible account holders, supplemental eligible account holders and voting members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and voting members who exercise the subscription rights in an amount equal to their value, and Century Commercial Bancorp could recognize gain on a distribution. Moreover, if the receipt of the subscription rights resulted in taxable gain to the persons exercising these rights, the recognition of gain is likely to add to those persons’ basis in the Century Commercial Bancorp common stock and the period during which the subscription rights were held would be added to the holding period of the Century Commercial Bancorp common stock. Eligible account holders, supplemental eligible account holders and voting members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Century Commercial Bancorp’s registration statement.

Liquidation Rights

In the unlikely event that Century Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Century Commercial Bancorp as the sole shareholder of Century Bank’s capital stock. Pursuant to the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the total equity of Century Bank as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide eligible account holders and supplemental eligible account holders who maintain their deposit accounts with Century Bank after the conversion with a liquidation interest in the unlikely event of the complete liquidation of Century Bank after the conversion. Each eligible account holder and supplemental eligible account holder that continues to maintain his or her deposit account at Century Bank would be entitled, on a complete liquidation of Century Bank after the conversion, to an interest in the liquidation account prior to any payment to the shareholders of Century Commercial Bancorp. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each deposit account, including without limitation savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit and passbook accounts, with a balance of $50 or more held in Century Bank on September 30, 2006 and December 31, 2007, respectively. Each eligible account holder and supplemental eligible account holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account on September 30, 2006 or December 31, 2007, respectively, bears to the balance of all deposit accounts in Century Bank on such dates.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on September 30, 2006 or December 31, 2007, as applicable, or any other annual closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and the interest will cease to exist if the deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of eligible account holders and supplemental eligible account holders would be separate and apart from the payment of any insured deposit accounts to the depositor. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to Century Commercial Bancorp as the sole shareholder of Century Bank.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.

By regulation, we must terminate the plan of conversion by                          , 2010 (two years after the date of the special meeting of members called for the purpose of approving the plan of conversion). Unless we receive an extension from the Office of Thrift Supervision, the offering must terminate on or before                          , 2008, which is 45 days after                          , 2008, the scheduled termination date for the offering.

RESTRICTIONS ON ACQUISITION OF CENTURY COMMERCIAL BANCORP AND CENTURY BANK

Although the board of directors of Century Commercial Bancorp is not aware of any effort that might be made to obtain control of Century Commercial Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Century Commercial Bancorp’s articles of incorporation to protect the interests of Century Commercial Bancorp and its shareholders from takeovers which our board of directors might conclude are not in the best interests of Century Bank, Century Commercial Bancorp or Century Commercial Bancorp’s shareholders.

The following discussion is a general summary of the material provisions of Century Commercial Bancorp’s articles of incorporation and bylaws, and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Century Commercial Bancorp’s articles of incorporation and bylaws, reference should be made in each case to the document in question, each of which is part of Century Bank’s application for conversion as filed with the Office of Thrift Supervision and Century Commercial Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Century Commercial Bancorp’s Articles of Incorporation and Bylaws

Century Commercial Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in these transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Century Commercial Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of our board of directors. Further, the bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of shareholders can be called by the Chairman or the President, by a majority of the whole board or upon the written request of shareholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who owns more than 10% of the then-outstanding shares of common stock be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”)

Authorized but Unissued Shares. After the conversion, Century Commercial Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Century Commercial Bancorp Capital Stock.” The articles of incorporation authorize 20 million shares of common stock and five million shares of serial preferred stock. Century Commercial Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of these shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Century Commercial Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Century Commercial Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Maryland law provides that, subject to limited exceptions, the amendment or repeal of any provision of our articles of incorporation requires the approval of at least two-thirds of the shares of common stock entitled to vote on the matter (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”). Notwithstanding the above, approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly own more than 10% of the outstanding shares of common stock;

(ii)	The ability of the board of directors to issue preferred stock;

(iii)	The inability of shareholders to act by written consent;

(iv)	The ability of shareholders to call special meetings of shareholders;

(v)	The elimination of cumulative voting;

(iii)	The division of the Board of Directors into three staggered classes;

(iv)	The ability of the Board of Directors to fill vacancies on the board;

(v)	The inability to deviate from the manner prescribed in the bylaws by which shareholders nominate directors and bring other business before meetings of shareholders;

(vi)	The requirement that at least 80% of shareholders must vote to remove directors, and can only remove directors for cause;

(vii)	The ability of the Board of Directors to amend and repeal the bylaws; and

(viii)	The requirement for indemnification of directors and officers.

The bylaws may be amended by the affirmative vote of a majority of the total number of our authorized directors, assuming no vacancies. The bylaws may also be amended by the shareholders upon the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares entitled to vote.

Conversion Regulations

Federal regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Office of Thrift Supervision, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of an Office of Thrift Supervision-regulated holding company of a converted institution for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the holding company. The Office of Thrift Supervision has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of Century Commercial Bancorp unless the Office of Thrift Supervision has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Office of Thrift Supervision regulations provide that no company may acquire control of Century Commercial Bancorp without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Office of Thrift Supervision.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings bank’s voting stock, if the acquiror is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under the regulations. These control factors include the acquiror being one of the two largest shareholders. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire more than 10% of any class of Century Commercial Bancorp’s stock who do not intend to participate in or seek to exercise control over Century Commercial Bancorp’s management or policies may qualify for a safe harbor by filing with the Office of Thrift Supervision a certification form that states, among other things, that the holder is not in control of the institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Office of Thrift Supervision may prohibit an acquisition of control of Century Commercial Bancorp if it finds, among other things, that:

(i)	the acquisition would result in a monopoly or substantially lessen competition;

(ii)	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

(iii)	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

DESCRIPTION OF CENTURY COMMERCIAL BANCORP CAPITAL STOCK

The common stock of Century Commercial Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

Century Commercial Bancorp is authorized to issue 25,000,000 shares, of which 20,000,000 shares will be common stock, par value $0.01 per share, and 5,000,000 shares will be preferred stock, par value $.01 per share. Each share of Century Commercial Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Century Commercial Bancorp will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. Century Commercial Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by Century Commercial Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of Century Commercial Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of Century Commercial Bancorp. If Century Commercial Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of common stock of Century Commercial Bancorp will possess exclusive voting rights in Century Commercial Bancorp. They will elect Century Commercial Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of Century Commercial Bancorp and Century Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Century Commercial Bancorp, Inc. common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Century Commercial Bancorp issues preferred stock, holders of Century Commercial Bancorp preferred stock may also possess voting rights. See “Restrictions on Acquisition of Century Commercial Bancorp, Inc. and Century Bank” for additional information regarding voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of Century Bank, Century Commercial Bancorp, as the sole holder of Century Bank’s capital stock, would be entitled to receive all of Century Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Century Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Century Commercial Bancorp, the holders of its common stock would be entitled to receive all of the assets of Century Commercial Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If Century Commercial Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Century Commercial Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Century Commercial Bancorp will not issue any preferred stock in the offering and it has no current plans to issue any preferred stock after the offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

REGISTRATION REQUIREMENTS

In connection with the conversion and offering, we will register our common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Century Commercial Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Century Commercial Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the offering.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Silver, Freedman & Taff, L.L.P., Washington, D.C. The federal tax consequences of the stock offering have been opined upon by Silver, Freedman & Taff, L.L.P. Silver, Freedman & Taff, L.L.P. has consented to the references to its opinions in this prospectus. Certain legal matters will be passed upon for Stifel, Nicolaus & Company, Incorporated by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.

EXPERTS

The consolidated financial statements of Century Bank as of and for the years ended December 31, 2006 and 2005 and for each of the years in the three year period ended December 31, 2006 appearing elsewhere in this prospectus have been included herein and in the registration statement in reliance upon the report of Crowe Chizek and Company LLC, an independent registered public accounting firm, which is included herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Liberty Bank as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 have been included herein and in the registration statement in reliance upon the report of Maloney + Novotny LLC, formerly Hausser + Taylor LLC, an independent registered public accounting firm, which is included herein, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company has consented to the publication herein of the summary of its report to Century Commercial Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.

Century Commercial Bancorp has filed an application for approval of the plan of conversion with the Office of Thrift Supervision as well as an application for approval of Century Commercial Bancorp, Inc. as the savings and loan holding company of Century Bank. This prospectus omits certain information contained in the applications. The application filed with the Office of Thrift Supervision may be inspected, without charge, at the Central Regional Office of the Office of Thrift Supervision, located at One South Wacker Drive, Suite 200, Chicago, Illinois 60606.

A copy of the plan of conversion and each of Century Bank’s and Century Commercial Bancorp’s charter or articles of incorporation, respectively, and bylaws are available without charge from Century Bank.

The appraisal report of Keller & Company has been filed as an exhibit to our registration statement and to our applications with the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission as described above.

I NDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

CENTURY BANK AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated Balance Sheets as of September 30, 2007 (unaudited), and December 31, 2006 and 2005	F-3

Consolidated Statements of Income for the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-4

Consolidated Statements of Changes in Equity for the nine months ended September 30, 2007 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-5

Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	F-6

Notes to Consolidated Financial Statements as of September 30, 2007 (unaudited) and December 31, 2006 and 2005 and the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December  31, 2006, 2005 and 2004

F-8

***

Separate financial statements for Century Commercial Bancorp, Inc. have not been included in this prospectus because Century Commercial Bancorp, Inc. has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Century Bank

Parma, Ohio

We have audited the accompanying consolidated balance sheets of Century Bank as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Cleveland, Ohio
April 28, 2007

CENTURY BANK

CONSOLIDATED BALANCE SHEETS

September 30, 2007 (unaudited) and

December 31, 2006 and 2005

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
ASSETS
Cash and due from financial institutions	$992,818	$1,061,390	$903,096
Interest bearing deposits in other financial institutions	846,973	1,390,702	1,654,480
Federal funds sold and overnight deposits	6,500,000	5,300,000	13,000,000

Total cash and cash equivalents	8,339,791	7,752,092	15,557,576
Interest bearing time deposits in other financial institutions	2,871,000	4,643,000	4,943,000
Securities available for sale	15,393,500	23,924,659	11,050,355
Securities held to maturity (fair value 2007 - $2,994,104, 2006 - $3,983,948, 2005 - $ 996,746)	2,994,792	3,984,678	996,889
Loans, net of allowance ($702,204, $580,750 and $ 570,475)	110,178,543	102,084,522	98,948,899
Federal Home Loan Bank stock, at cost	1,228,000	1,228,000	1,159,400
Premises and equipment, net	1,504,478	1,613,768	1,272,444
Cash surrender value of bank owned life insurance	2,574,519	2,501,006	2,408,684
Accrued interest receivable	678,783	787,619	492,225
Other assets	313,519	213,861	257,068

Total assets	$146,076,925	$148,733,205	$137,086,540

LIABILITIES AND EQUITY
Deposits
Non-interest bearing	$3,839,025	$3,154,116	$2,014,575
Interest bearing	125,656,272	129,132,759	119,544,360

Total deposits	129,495,297	132,286,875	121,558,935
Accrued interest payable	261,244	175,885	65,883
Advances by borrowers for taxes and insurance	255,767	511,458	504,943
Accrued expenses and other liabilities	531,113	456,235	432,056

Total liabilities	130,543,421	133,430,453	122,561,817

Retained earnings	15,527,930	15,391,552	14,612,671
Accumulated other comprehensive income (loss)	5,574	(88,800)	(87,948)

Total equity	15,533,504	15,302,752	14,524,723

Total liabilities and equity	$146,076,925	$148,733,205	$137,086,540

See accompanying notes to consolidated financial statements.

CENTURY BANK

CONSOLIDATED STATEMENTS OF INCOME

Nine months ended September 30, 2007 and 2006 (unaudited)

and years ended December 31, 2006, 2005 and 2004

	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Interest and dividend income
Loans, including fees	$5,476,353	$5,130,746	$6,889,397	$6,358,689	$5,319,075
Securities	943,703	765,492	1,134,883	477,333	526,216
Overnight investments and federal funds sold	228,916	275,739	347,462	222,251	63,165
Interest bearing deposits	195,682	230,900	306,979	217,180	103,272
FHLB dividends	59,323	50,578	68,874	56,241	44,377

Total interest income	6,903,977	6,453,455	8,747,595	7,331,694	6,056,105

Interest expense
Deposits	3,726,763	3,133,483	4,366,460	3,037,284	2,603,887

Net interest income	3,177,214	3,319,972	4,381,135	4,294,410	3,452,218
Provision for loan losses	192,279	3,900	10,275	75,337	159,906

Net interest income after provision for loan losses	2,984,935	3,316,072	4,370,860	4,219,073	3,292,312

Noninterest income
Service charges	126,367	122,398	163,214	157,277	151,764
Loan service fee income	54,281	65,232	86,351	99,966	78,449
Gain on sale of loans	—	—	—	7,570	76,429
Gain (loss) on trading activities	—	—	—	(4,123)	6,932
Gain (loss) on sale of real estate owned	—	19,634	19,634	(1,726)	—
Loss on sale and impairment of securities	(139,779)	—	—	(24,769)	—
Earnings on bank owned life insurance	73,513	68,656	92,322	87,941	79,604
Other	3,660	3,899	5,962	5,567	9,027

Total noninterest income	118,042	279,819	367,483	327,703	402,205

Noninterest expense
Compensation and employee benefits	1,511,779	1,396,646	1,868,617	1,732,827	1,656,875
Occupancy	492,100	405,575	565,693	410,278	398,514
Data processing	154,968	124,102	173,732	154,195	133,201
Professional fees	105,868	82,294	111,728	106,660	101,523
Taxes other than income	181,404	169,333	225,116	208,812	198,012
Advertising	159,595	190,774	232,545	116,854	80,910
Federal insurance premium	11,591	11,517	15,521	15,964	17,120
Other	280,619	260,096	371,610	297,834	267,550

Total noninterest expense	2,897,924	2,640,337	3,564,562	3,043,424	2,853,705

Income before income taxes	205,053	955,554	1,173,781	1,503,352	840,812
Provision for income taxes	68,675	321,300	394,900	486,100	259,400

Net income	$136,378	$634,254	$778,881	$1,017,252	$581,412

See accompanying notes to consolidated financial statements.

CENTURY BANK

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Nine months ended September 30, 2007 (unaudited)

and years ended December 31, 2006, 2005 and 2004

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2004	$13,014,007	$19,294	$13,033,301

Comprehensive income:
Net income	581,412		581,412
Change in unrealized loss on securities available for sale, net of reclassification and tax effects		(71,609)	(71,609)

Total comprehensive income			509,803

Balance at December 31, 2004	13,595,419	(52,315)	13,543,104

Comprehensive income:
Net income	1,017,252		1,017,252
Change in unrealized loss on securities available for sale, net of reclassification and tax effects		(35,633)	(35,633)

Total comprehensive income			981,619

Balance at December 31, 2005	14,612,671	(87,948)	14,524,723

Comprehensive income:
Net income	778,881		778,881
Change in unrealized loss on securities available for sale, net of reclassification and tax effects		(852)	(852)

Total comprehensive income			778,029

Balance at December 31, 2006	15,391,552	(88,800)	15,302,752

Net income for nine months ended September 30, 2007 (unaudited)	136,378		136,378
Change in unrealized gain on securities available for sale, net of reclassification and tax effects (unaudited)		94,374	94,374

Total comprehensive income (unaudited)			230,752

Balance at September 30, 2007 (unaudited)	$15,527,930	$5,574	$15,533,504

See accompanying notes to consolidated financial statements.

CENTURY BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2007 and 2006 (unaudited)

and years ended December 31, 2006, 2005 and 2004

	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Cash flows from operating activities
Net income	$136,378	$634,254	$778,881	$1,017,252	$581,412
Adjustments to reconcile net income to net cash provided by operating activities
Net amortization (accretion) of securities	(164,378)	(117,932)	(178,115)	(8,845)	14,288
Depreciation	138,897	112,963	157,289	131,205	124,539
Provision for loan losses	192,279	3,900	10,275	75,337	159,906
Deferred income taxes	(123,730)	22,070	37,318	(23,180)	37,546
Change in loans held for sale	—	—	—	—	3,503,542
Change in deferred loan fees	(29,326)	(62,721)	(81,685)	(113,225)	(165,640)
FHLB stock dividends		(50,400)	(68,600)	(56,000)	(44,200)
Mutual fund dividends reinvested	—	—	—	—	(66,330)
Increase in cash surrender value of bank owned life insurance	(73,513)	(68,656)	(92,322)	(87,941)	(79,604)
Loss on disposal of premises and equipment	—	1,254	1,719	14,235	—
Loss (gain) on sale of real estate owned		(19,634)	(19,634)	1,726	—
Loss (gain) on trading activities	—	—	—	4,123	(6,932)
Loss on sale/impairment of securities available for sale	139,779	—	—	24,769	—
Trading securities:
Proceeds from sales	—	—	—	64,377	357,722
Purchases	—	—	—	(68,500)	(350,790)
Change in
Other assets	50,809	(314,933)	(376,359)	(97,949)	(107,110)
Other liabilities	235,350	130,872	134,181	25,699	161,735

Net cash provided by operating activities	502,545	271,037	302,948	903,083	4,120,084

Cash flows from investing activities
Net change of interest bearing deposits	1,772,000	1,191,000	300,000	—	(4,447,000)
Available for sale securities:
Proceeds from sales			—	1,000,000	—
Proceeds from maturities, calls, and repayments	16,039,815	3,045,886	10,194,297	4,045,339	11,243,818
Purchases	(7,462,646)	(17,769,280)	(22,938,242)	(2,250,000)	(3,000,000)
Held to maturity securities
Proceeds from maturities and calls	18,763,000	6,000,000	6,000,000	13,500,000	24,251,000
Purchases	(17,651,534)	(4,968,892)	(8,941,325)	(10,500,000)	(22,251,000)
Change in loans	(8,608,605)	(1,131,754)	(3,192,205)	(6,463,436)	(12,149,768)
Net purchases of premises and equipment	(29,607)	(421,834)	(500,332)	(73,359)	(116,218)
Proceeds from sale of real estate owned	310,000	234,920	234,920	69,486	—

Net cash from investing activities	3,132,423	(13,819,954)	(18,842,887)	(671,970)	(6,469,168)

See accompanying notes to consolidated financial statements

CENTURY BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Nine months ended September 30, 2007 and 2006 (unaudited)

and years ended December 31, 2006, 2005 and 2004

	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Cash flows from financing activities
Net change in deposits	$(2,791,578)	$6,019,230	$10,727,940	$5,107,974	$2,539,941
Net change in advances by borrowers for taxes and insurance	(255,691)	(257,259)	6,515	(57,704)	(73,781)

Net cash from financing activities	(3,047,269)	5,761,971	10,734,455	5,050,270	2,466,160

Change in cash and cash equivalents	587,699	(7,786,946)	(7,805,484)	5,281,383	117,076
Cash and cash equivalents at beginning of period	7,752,092	15,557,576	15,557,576	10,276,193	10,159,117

Cash and cash equivalents at end of period	$8,339,791	$7,770,630	$7,752,092	$15,557,576	$10,276,193

Supplemental cash flow information:
Interest paid	$3,641,404	$3,057,541	$4,256,458	$2,996,338	$2,586,990
Income taxes paid	162,500	303,906	393,906	485,000	220,000

Supplemental noncash disclosures:
Transfer from loans to repossessed assets	351,631	127,259	127,992	87,294	71,212

See accompanying notes to consolidated financial statements.

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in preparation of these consolidated financial statements. The policies conform to accounting principles generally accepted in the United States of America and to general practice within the thrift industry.

Nature of Operations: Century Bank (“Century”) is a mutual association and is a member of the Federal Home Loan Bank (FHLB). As a member, Century is required to maintain an investment in capital stock of the FHLB, which is carried at cost, classified as a restricted security and periodically evaluated for impairment based upon the ultimate recovery of par value. Century receives cash and stock dividends on its investment in stock of the FHLB which are both reported as income. Under certain conditions, advances to Century are available from the FHLB to meet operational requirements. Century owns 100% of Century Bank Service Corp (Service Corp), which has a 50% share of an insurance company, Century Bank Insurance, Inc., as part of its business. Service Corp accounts for its investment in Century Bank Insurance, Inc. under the equity method of accounting. Service Corp has no other activities other than its investment in Century Bank Insurance, Inc. All significant intercompany transactions have been eliminated. Century maintains insurance on savings deposits with the Federal Deposit Insurance Corporation (FDIC). Century is engaged principally in the operations of originating mortgage and commercial loans and maintaining deposits for customers in Cuyahoga and Medina counties.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, fair value of securities and other financial instruments are particularly subject to change.

Unaudited Interim Financial Statements: The interim consolidated financial statements at September 30, 2007, and for the nine months ended September 30, 2007 and 2006, and the related footnote information are unaudited. Such unaudited interim financial statements have been prepared in accordance with the requirements for presentation of interim financial statements of Regulation S-X and are in accordance with US GAAP. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for the interim periods. The results of operations for the nine months ended September 30, 2007, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash, overnight deposits, and federal funds sold. Net cash flows are reported for loan and deposit transactions and interest bearing time deposits in other financial institutions.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest-bearing Time Deposits in Other Financial Institutions: Interest-bearing time deposits in other financial institutions with original maturities of greater than 90 days are shown separately and carried at cost.

Trading Assets: The Company engages in trading activities for its own account. Securities that are held principally for resale in the near term are recorded at fair value with changes in fair value included in earnings. Interest and dividends are included in net interest income. Quoted market prices are used to determine the fair value of trading securities.

Securities: Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and based on the amortized cost of the security sold.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers the length of time and extent that fair value has been less than cost, the financial condition and near term prospects of the issuer, and the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or market in the aggregate. Net unrealized losses, if any, are recorded as a valuation allowance charged to earnings. Gains and losses on sales of mortgage loans are based on the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, loans in process and an allowance for loan losses.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income is accrued on the unpaid principal. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method over the contractual term of the loan. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Past due status is based upon the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans, including impaired loans, placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-

recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Impairment is evaluated in total for smaller- balance loans of similar nature such as residential mortgage and consumer loans and accordingly, they are not separately identified for impairment disclosures.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less cost to sell when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. The amount of other real estate owned included in accrued interest receivable and other assets in the consolidated balance sheets totaled $41,631, zero and $87,294 at September 30, 2007 (unaudited), December 31, 2006 and 2005.

Premises and Equipment: Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line method with useful lives ranging from 25 to 40 years. Furniture and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. Leasehold improvements are depreciated over the shorter of the useful life of the asset or lease term.

Bank Owned Life Insurance: Century has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale that are also recognized as separate components of equity.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Retirement Plans: Employee 401(k) plan expense is the amount of matching contributions. Supplemental retirement plan expense allocates the benefits over years of service.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Operating Segments: While the Company’s chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassification: Some items in the prior year financial statements were reclassified to conform to the current presentation.

Adoption of New Accounting Standards: In February 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments-an amendment to FASB Statements No. 133 and 140. This Statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of Statement No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. The new standard was effective for financial assets acquired or issued after the beginning of the entity’s first fiscal year that begins after September 15, 2006. The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140. This Statement provides the following: 1) revised guidance on when a servicing asset and servicing liability should be recognized; 2) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4) upon initial adoption, permits a onetime reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional footnote disclosures. This standard was effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006 with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 (FIN 48), which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the financial statements

Effect of Newly Issued But Not Yet Effective Accounting Standards:

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. Management does not believe that the adoption of EITF Issue No. 06-4 will have a material impact on the financial statements.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. The standard is effective for fiscal years beginning after November 15, 2007. Management does not expect that the adoption of this standard will have a material impact on the Company’s financial statements.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. This statement allows entities the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities. Subsequent changes in fair value of the financial assets and liabilities would be recognized in earnings when they occur. This pronouncement also establishes certain additional disclosure requirements. It is effective at the beginning of the first fiscal year beginning after November 15, 2007 and will apply to the Company effective January 1, 2008. The Company did not elect early adoption as of January 1, 2007. At the present time, management does not expect the adoption of this statement will have a material impact on the Company’s consolidated financial position or results of operations.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
September 30, 2007 (unaudited)
FNMA preferred stock	$231,500	$—	$(18,500)
U.S. government agencies	9,998,468	22,115	(5,144)
SBA pool	161,777	—	—
Mutual fund	4,014,962	—	—
Government sponsored entities mortgage-backed	986,793	10,437	(463)

Total	$15,393,500	$32,552	$(24,107)

December 31, 2006
FNMA preferred stock	$245,350	$—	$(4,650)
U.S. government agencies	17,141,540	1,344	(20,322)
SBA pool	1,107,130	—	(3,709)
Mutual fund	4,035,830	—	(118,912)
Government sponsored entities mortgage-backed	1,394,809	13,295	(1,592)

Total	$23,924,659	$14,639	$(149,185)

December 31, 2005
FNMA preferred stock	$250,000	$—	$—
U.S. government agencies	3,463,755	—	(36,244)
SBA pool	1,205,183	3,208	(2,851)
Mutual fund	4,044,177	—	(110,565)
Government sponsored entities mortgage-backed	2,087,240	13,525	(328)

Total	$11,050,355	$16,733	$(149,988)

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows.

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
September 30, 2007 (unaudited)
Commercial paper	$2,994,792	$—	$(688)	$2,994,104

December 31, 2006
Commercial paper	$3,984,678	$—	$(730)	$3,983,948

December 31, 2005
Commercial paper	$996,889	$—	$(143)	$996,746

Sales of available for sale securities were as follows.

	September 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Proceeds	$—	$—	$—	$1,000,000	$—
Gross gains	—	—	—	—	—
Gross losses	—	—	—	(24,769)	—

During the nine months ended September 30, 2007 (unaudited), the Company concluded the mutual fund was other-than-temporarily impaired. The tax benefit related to the net realized losses was $8,421 for 2005.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

The fair value of debt securities and carrying amounts, if different, at September 30, 2007 (unaudited) by contractual maturity were as follows. Securities not due at a single maturity date, such as government sponsored entities mortgage-backed, equities, and SBA pool securities, are shown separately.

	Available for sale Fair Value	Held-to-Maturity
		Carrying Amount	Fair Value
Due in one year or less	$2,497,604	$2,994,792	$2,994,104
Due after one year through five years	1,993,620	—	—
Due after five years through ten years	4,512,763	—	—
Due after ten years	994,481	—	—
FNMA preferred stock	231,500	—	—
SBA pool	161,777	—	—
Mutual fund	4,014,962	—	—
Government sponsored entities mortgage-backed	986,793	—	—

Total	$15,393,500	$2,994,792	$2,994,104

The fair value of debt securities and carrying amounts, if different, at year-end 2006 by contractual maturity were as follows. Securities not due at a single maturity date, such as mortgage-backed, equities, and SBA pool securities, are shown separately.

	Available for sale Fair Value	Held-to-Maturity
		Carrying Amount	Fair Value

Due in one year or less	$12,655,855	$3,984,678	$3,983,948
Due after one year through five years	1,495,891	—	—
Due after five years through ten years	2,492,962	—	—
Due after ten years	496,832	—	—
FNMA preferred stock	245,350	—	—
SBA pool	1,107,130	—	—
Mutual fund	4,035,830	—	—
Government sponsored entities mortgage-backed	1,394,809	—	—

Total	$23,924,659	$3,984,678	$3,983,948

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

There were no securities pledged at September 30, 2007 (unaudited) or at December 31, 2006 or 2005. The net gain (loss) on trading activities included in earnings was $0 and $0 for the nine months ended September 30, 2007 and 2006 (unaudited) and $0, $(4,123) and $6,932 for the years ended December 31, 2006, 2005 and 2004. There were no trading assets at September 30, 2007 (unaudited) or at December 31, 2006 or 2005.

At September 30, 2007 (unaudited) and at year-end 2006 and 2005, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

Securities with unrealized losses at September 30, 2007 (unaudited) and at year-end 2006 and 2005, aggregated by security category and length of time that individual securities have been in a continuous unrealized loss position, are as follows.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

September 30, 2007 (unaudited)
Description of Securities

Available for sale
FNMA preferred stock	$231,500	$(18,500)	$—	$—	$231,500	$(18,500)
U.S. Government agencies	994,481	(5,144)	—	—	994,431	(5,144)
Government sponsored entities mortgage backed	32,491	(374)	22,867	(89)	55,358	(463)

Total available for sale temporarily impaired	$1,258,472	$(24,018)	$22,867	$(89)	$1,281,339	$(24,107)

Held to maturity
Commercial paper	$2,994,104	$(688)	$—	$—	$2,994,104	$(688)

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss

December 31, 2006
Description of Securities

Available for sale
FNMA preferred stock	$245,350	$(4,650)	$—	$—	$245,350	$(4,650)
U.S. Government agencies	10,155,945	(16,988)	996,666	(3,334)	11,152,611	(20,322)
SBA pool	—	—	741,844	(3,709)	741,844	(3,709)
Mutual fund	—	—	4,035,830	(118,912)	4,035,830	(118,912)
Government sponsored entities mortgage backed	164,020	(1,265)	38,351	(327)	202,371	(1,592)

Total available for sale temporarily impaired	$10,565,315	$(22,903)	$5,812,691	$(126,282)	$16,378,006	$(149,185)

Held to maturity

Commercial paper	$3,983,948	$(730)	$—	$—	$3,983,948	$(730)

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 2 – SECURITIES (Continued)

	Less than 12 Months		12 Months or More			Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss		Fair Value	Unrealized Loss

December 31, 2005
Description of Securities

Available for sale

U.S. Government agencies	$1,489,202	$(10,797)	$1,974,553		$(25,447)	$3,463,755	$(36,244)
SBA pool	761,333	(2,851)	—		—	761,333	(2,851)
Mutual fund	—	—	4,044,177		(110,565)	4,044,177	(110,565)
Government sponsored entities mortgage backed	298,014	(328)	—		—	298,014	(328)

Total available for sale temporarily impaired	$2,548,549	$(13,976)	$6,018,730		$(136,012)	$8,567,279	$(149,988)

Held to maturity

Commercial paper	$996,746	$(143)	$—	$	— $	996,746	$(143)

Unrealized losses on securities have not been recognized into income because the issuers’ securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair values of U.S. Government agencies, SBAs, and mortgage backed securities are expected to recover as the securities approach their maturity date or reset date.

At December 31, 2006, the bank had mutual funds with an unrealized loss of $118,912, or 2.9% from the bank’s cost basis. The underlying assets of the mutual fund are adjustable rate mortgage loans. The fund tends to trade in a fairly narrow price range and migrate up or down at a moderate pace. The decline was due to rapid changes in interest rates compared to the timing of when the underlying mortgages in the fund reprice. The fund was expected to recover as interest rates stabilized. No credit issues were identified which would cause management to believe that the decline in market value was other than temporary. At September 30, 2007 (unaudited), the Company determined the unrealized loss associated with this mutual fund was other-than-temporary and recorded an impairment loss of $139,779 for the nine months ended September 30, 2007 (unaudited) because the fund did not recover as anticipated with the stabilization of interest rates during 2007.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 3 – LOANS

Loans at year-end were as follows.

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Residential real estate loans:
One-to-four family	$51,127,158	$51,517,831	$49,874,993
Equity line of credit loans	11,375,498	10,403,876	10,137,455
Commercial real estate	21,534,866	16,892,351	14,826,968
Acquisition, construction or development	35,265,463	32,063,994	28,786,527

Total real estate loans	119,302,985	110,878,052	103,625,943
Loans collateralized by savings accounts	65,137	33,884	319,956
Consumer and other loans	32,756	32,336	34,196

Total loans	119,400,878	110,944,272	103,980,095
Less:
Deferred loan fees	(535,974)	(565,299)	(646,984)
Loans in process	(7,984,157)	(7,713,701)	(3,813,737)
Allowance for loan losses	(702,204)	(580,750)	(570,475)

	$110,178,543	$102,084,522	$98,948,899

Mortgage loans serviced for others are not reported as assets. The principal balance of these loans at September 30, 2007 and September 30, 2006 (unaudited) and December 31, 2006, 2005 and 2004 was $17,181,135, $18,812,157, $18,266,777, $21,012,592 and $22,561,267. Servicing rights associated with the serviced loans were not material.

There were no loans to principal officers, directors, and their affiliates in excess of $60,000. Total loans to the above mentioned parties were $19,011 at September 30, 2007 (unaudited) and $19,529 at December 31, 2006.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 3 – LOANS (Continued)

Activity in the allowance for loan losses for the year was as follows.

	Nine months ended
	September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Beginning balance	$580,750	$570,475	$570,475	$495,138	$340,555
Provision for loan losses	192,279	3,900	10,275	75,337	159,906
Loans charged-off	(70,825)	—	—	—	(5,323)

Ending balance	$702,204	$574,375	$580,750	$570,475	$495,138

Individually impaired loans were as follows:

	September 30,	Years ended December 31,
	2007	2006	2005
	(unaudited)
Year-end loans with no allocated allowance for loan losses	$1,539,897	$1,796,522	$987,480
Year-end loans with allocated allowance for loan losses	—	—	—

Total	$1,539,897	$1,796,522	$987,480

Amount of the allowance for loan losses allocated	$—	$—	$—

	Nine months ended
	September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Average of impaired loans during the year	$2,136,699	$1,105,366	$1,243,597	$197,496	$—
Interest income recognized during impairment	75,486	19,000	26,000	—	—
Cash-basis interest income recognized	75,486	19,000	26,000	—	—

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 3 – LOANS (Continued)

Nonperforming loans were as follows:

	September 30,	Years ended December 31,
	2007	2006	2005
	(unaudited)
Loans past due over 90 days still on accrual	$—	$—	$—
Nonaccrual loans	1,730,857	2,093,715	1,212,000

Nonperforming loans includes smaller balance loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 – PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Land	$249,100	$249,100	$249,100
Buildings and improvements	1,769,832	1,769,832	1,542,484
Furniture and equipment	942,614	927,696	672,045

	2,961,546	2,946,628	2,463,629
Less: Accumulated depreciation	(1,457,068)	(1,332,860)	(1,191,185)

	$1,504,478	$1,613,768	$1,272,444

Rent expense for the nine months ended September 30, 2007 and 2006 (unaudited) was $132,418 and $89,928 and rent expense for the years ended December 31, 2006, 2005 and 2004 was $134,663, $75,013 and $73,224. Rent commitments under noncancelable operating leases for branch facilities were as follows at December 31, 2006, before considering renewal options that generally are present.

Year ending December 31,	2007	$109,657
	2008	111,113
	2009	112,569
	2010	114,026
	2011	49,564

	Total	$496,929

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 4 – PREMISES AND EQUIPMENT (Continued)

Rent commitments under noncancelable operating leases for branch facilities were as follows at September 30, 2007 (unaudited), before considering renewal options that generally are present.

Year ending September 30,	2008	$110,749
	2009	112,205
	2010	113,661
	2011	78,162

	Total	$414,777

NOTE 5 – ACCRUED INTEREST RECEIVABLE

Accrued interest receivable was as follows.

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Loans	$509,771	$507,500	$438,280
Securities	157,357	262,944	41,525
Interest bearing deposits, fed funds sold and other	11,655	17,175	12,420
	$678,783	$787,619	$492,225

NOTE 6 – DEPOSITS

Deposits consist of the following.

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Noninterest-bearing demand	$3,794,976	$3,124,845	$1,985,159
Interest bearing demand	6,346,569	6,749,199	7,792,365
Savings	19,123,943	20,553,151	21,410,159
Money market	20,837,336	20,820,748	19,866,738
Time certificates	79,392,473	81,038,932	70,504,514

	$129,495,297	$132,286,875	$121,558,935

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 6 – DEPOSITS (Continued)

Deposits from principal officers, directors, and their affiliates at September 30, 2007 (unaudited) and December 31, 2006 were $781,064 and $733,746. Time deposits of $100,000 or more were $21,804,984, $22,064,342 and $19,585,790 at September 30, 2007 (unaudited), December 31, 2006 and 2005. Generally, deposit accounts in excess of $100,000 are not federally insured.

Interest expense on deposits was as follows:

	September 30,		December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Interest-bearing demand	$22,822	$26,040	$33,877	$37,497	$46,864
Savings	202,828	196,238	268,163	252,310	308,270
Money market	625,233	483,179	680,107	350,346	75,173
Time certificates	2,874,880	2,428,026	3,384,313	2,397,131	2,173,580
	$3,726,763	$3,133,483	$4,366,460	$3,037,284	$2,603,887

Scheduled maturities of time deposits for the next five years were as follows:

Year ending December 31,
2007	$57,242,583
2008	9,095,822
2009	3,704,762
2010	3,191,178
2011	7,804,587
2012	—

Total	$81,038,932

Scheduled maturities of time deposits for the next five years are as follows (unaudited):

Year ending September 30,
2008	$60,923,295
2009	4,984,585
2010	4,429,714
2011	6,174,955
2012	2,879,924
Total	$79,392,473

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 7 – INCOME TAXES

Income tax expense was as follows.

	Nine months ended
	September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Current	$192,405	$299,230	$357,582	$509,280	$221,854
Deferred	(123,730)	22,070	37,318	(23,180)	37,546
Total	$68,675	$321,300	$394,900	$486,100	$259,400

Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following.

	Nine months ended
	September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Federal statutory rate times financial statement income	$69,718	$324,888	$399,086	$511,141	$285,877
Effect of:
Increase in cash surrender value of bank owned life insurance, net of premiums paid	(24,714)	(23,062)	(31,015)	(29,557)	(26,691)
Other, net	23,671	19,474	26,829	4,516	214

Total	$68,675	$321,300	$394,900	$486,100	$259,400

Effective tax rate	33.49%	33.62%	33.64%	32.33%	30.85%

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 7 – INCOME TAXES (Continued)

Year-end deferred tax assets and liabilities were due to the following.

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Deferred tax assets
Allowance for loan losses	$238,993	$197,699	$194,206
Deferred loan fees	20,207	15,847	18,545
Deferred compensation	115,382	91,451	92,679
Unrealized loss on securities	—	45,746	45,307
Impairment loss on securities	47,525	—	—
Nonaccrual loan interest	14,036	23,247	—
Equity in joint venture	—	—	2,745
Capital loss carryover	1,729	1,729	1,727

Total deferred tax asset	437,872	375,719	355,209

Deferred tax liabilities:
Accumulated depreciation	(64,583)	(77,507)	(51,938)
FHLB stock	(285,872)	(285,872)	(262,548)
Unrealized gain on securities	(2,871)	—	—
Equity joint venture	(1,513)	(1,513)	—
Prepaid expenses	(13,017)	(15,924)	(8,941)

Total deferred tax liability	(367,856)	(380,816)	(323,427)

Net deferred tax asset (liability)	$70,016	$(5,097)	$31,782

The capital loss carryover of $5,086, which can be used to offset future capital gain income, expires on December 31, 2010.

Federal income tax laws provided additional bad debt deductions through 1987, totaling $953,000. Accounting standards do not require a deferred tax liability to be recorded on this amount, which liability otherwise would total $324,000 at September 30, 2007 (unaudited) and December 31, 2006 and 2005. If the Bank were liquidated or otherwise ceases to be a bank or if tax laws were to change, this amount would be expensed.

NOTE 8 – EMPLOYEE BENEFIT PLANS

The Company has a defined contribution plan (the “Plan”) that covers all employees after 90 days of service and have attained the age of 18. Employees may contribute up to 15% of their compensation, which is 100% matched for the first 3% of the compensation contributed. Employer matching contributions of $43,228 and $44,239 were made for the nine months ended September 30, 2007 and 2006 (unaudited). Employer matching contributions of $55,553, $52,697 and $48,249 were made for the years ended December 31, 2006, 2005 and 2004.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 8 – EMPLOYEE BENEFIT PLANS (Continued)

The Company provides a salary continuation agreement for a past officer of the Company. The participant or the estate receives annually $30,000 for fifteen years ending in 2018. During 2007, the salary continuation amount was increased to $35,000 annually for the remainder of the agreement. At September 30, 2007 (unaudited), December 31, 2006 and 2005, the Company had accrued $262,849, $235,312 and $247,264 related to this agreement. Expense recognized under this agreement was $50,554 and $13,633 for the nine months ended September 30, 2007 and 2006 (unaudited) and $17,949, $18,817 and $19,623 for the years ended December 31, 2006, 2005 and 2004.

The Company entered into agreements with certain employees and former employees to provide life insurance benefits which are funded through life insurance purchased and owned by the Company. The expense related to these benefits totaled $42,747 and $6,330 for the nine months ended September 30, 2007 and 2006 (unaudited) and $8,440, $8,441 and $8,440 for the years ended December 31, 2006, 2005 and 2004. The liability balance included in accrued expenses and other liabilities totaled $76,509 at September 30, 2007 (unaudited) and $33,762 and $25,322 at December 31, 2006 and 2005.

NOTE 9 – REGULATORY CAPITAL

Banks are subject to regulatory capital requirements administered by federal and state banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. In undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2007 (unaudited), December 31, 2006 and 2005, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

There are no conditions or events since that notification that management believes have changed the Bank’s category.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 9 – REGULATORY CAPITAL (Continued)

Actual and required capital amounts (in thousands) and ratios are presented below at year-end.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2007 (unaudited)
Total capital (to risk weighted assets)	$16,220	15.48%	$8,382	8.00%	$10,478	10.00%
Tier 1 (core) capital (to risk weighted assets)	15,528	14.82	4,191	4.00	6,287	6.00
Tier 1 (core) capital (to total assets)	15,528	10.63	5,843	4.00	7,304	5.00
Tangible capital (to adjusted total assets)	15,528	10.63	2,192	1.50	—	N/A

December 31, 2006
Total capital (to risk weighted assets)	$15,966	15.99%	$7,987	8.00%	$9,984	10.00%
Tier 1 (core) capital (to risk weighted assets)	15,391	15.42	3,994	4.00	5,991	6.00
Tier 1 (core) capital (to total assets)	15,391	10.34	5,955	4.00	7,444	5.00
Tangible capital (to adjusted total assets)	15,391	10.34	2,233	1.50	—	N/A

December 31, 2005
Total capital (to risk weighted assets)	$15,183	16.76%	$7,249	8.00%	$9,062	10.00%
Tier 1 (core) capital (to risk weighted assets)	14,613	16.13	3,625	4.00	5,437	6.00
Tier 1 (core) capital (to total assets)	14,613	10.64	5,491	4.00	6,864	5.00
Tangible capital (to adjusted total assets)	14,613	10.64	2,059	1.50	—	N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 9 – REGULATORY CAPITAL (Continued)

Regulatory capital levels reported above differ from the Bank’s total capital, computed in accordance with accounting principles general accepted in the United States (GAAP), as follows (in thousands):

	September 30,	December 31,
	2007	2006	2005
	(unaudited)
Total capital, computed in accordance with GAAP	$15,534	$15,303	$14,525
Accumulated other comprehensive (income) loss	(6)	88	88
Tier I (tangible) capital	15,528	15,391	14,613
Allowance for loan losses	702	581	570
Less: specific allocations of the allowance	(10)	(6)	—
Total capital	$16,220	$15,966	$15,183

NOTE 10 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amount and estimated fair values of financial instruments were as follows at year-end.

	September 30, 2007
	(unaudited)
	Carrying Amount	Fair Value

Financial assets:
Cash and due from banks	$1,839,791	$1,840,000
Federal funds sold	6,500,000	6,500,000
Interest bearing deposits	2,871,000	2,871,000
Securities available for sale	15,393,500	15,394,000
Securities held to maturity	2,994,792	2,994,000
Net loans	110,178,543	109,490,000
FHLB stock	1,228,000	1,228,000
Accrued interest receivable	678,783	679,000

Financial liabilities:
Deposits	(129,495,297)	(129,667,000)
Accrued interest payable	(261,244)	(261,000)

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 10 – FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

	December 31, 2006		December 31, 2005
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and due from banks	$2,452,092	$2,452,000	$2,557,576	$2,558,000
Federal funds sold	5,300,000	5,300,000	13,000,000	13,000,000
Interest bearing deposits	4,643,000	4,714,000	4,943,000	4,778,000
Securities available for sale	23,924,659	23,925,000	11,050,355	11,050,000
Securities held to maturity	3,984,678	3,984,000	996,889	997,000
Net loans	102,084,522	101,972,000	98,948,899	99,717,000
FHLB stock	1,228,000	1,228,000	1,159,400	1,159,000
Accrued interest receivable	787,619	788,000	492,225	492,000

Financial liabilities:
Deposits	(132,286,875)	(131,714,000)	(121,558,935)	(120,550,000)
Accrued interest payable	(175,885)	(176,000)	(65,883)	(66,000)

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits and variable rate loans or deposits that reprice frequent and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits and interest bearing deposits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 11 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

Some financial instruments, such as loan commitments and credit lines, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

	September 30,		December 31,
	2007		2006		2005
	(unaudited)
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$2,289,673	$10,322,550	$2,726,052	$10,909,864	$1,118,288	$7,889,984
Unused equity lines of credit	—	8,333,947	—	8,761,643	—	8,785,960
Unused commercial lines of credit	—	4,744,870	—	5,872,840	—	5,334,823
Unused overdraft lines of credit	—	20,976	—	27,082	—	35,227

Commitments to make loans are generally made for periods 180 days or less and includes undisbursed amounts of acquisition, construction or development loans shown as loans in process in the loan footnote. At September 30, 2007 (unaudited), the fixed rate loan commitments have rates ranging from 5.75% to 7.75%. At December 31, 2006, fixed rate commitments ranged from 5.75% to 7.00%. At December 31, 2005, fixed rate commitments ranged from 5.50% to 6.625%.

Federal regulations require institutions to set aside specified amounts of cash as reserves against transaction and time deposits. These reserves may be held as vault cash, in a non-interest bearing account with a district Federal Reserve Bank or FHLB, or as deposits with correspondent banks. At September 30, 2007 (unaudited), December 31, 2006 and 2005, the Company was required to and maintained reserves of $246,000, $270,000 and $367,000 in vault cash and in deposits with the Federal Home Loan Bank of Cincinnati.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 12 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows.

	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
Unrealized holding gains (losses) on available-for-sale securities	$3,212	$(3,541)	$(1,291)	$(78,761)	$(108,498)
Reclassification adjustment for losses (gains) realized in income	139,779	—	—	24,769	—

Net unrealized gains (losses)	142,991	(3,541)	(2,291)	(53,992)	(108,498)
Tax effect	(48,617)	1,204	439	18,359	36,889

Net-of-tax amount	$94,374	$(2,337)	$(852)	$(35,633)	$(71,609)

NOTE 13 – ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

The Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, adopted a Plan of Conversion (the “Plan”) from a federally chartered mutual savings association to a federally chartered stock savings association. The Bank will become a wholly-owned subsidiary of a concurrently formed holding company. The conversion is expected to be accomplished through the amendment of the Bank’s charter and the sale of the holding company’s common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. A subscription offering of the shares of the holding company’s common stock will be offered to the Bank’s depositors, then to an employee stock benefit plan and then to other members. Any shares not sold in the subscription offering may be offered for sale to the general public.

(Continued)

CENTURY BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2007 and 2006 (unaudited)

and December 31, 2006, 2005 and 2004

NOTE 13 – ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (Continued)

The Board of Directors of the Bank also entered into an Agreement and Plan of Merger to enable the Bank to acquire Liberty Bank, N.A., a national bank (“Liberty”). Liberty will be merged with and into the Bank at a closing to take place immediately after the consummation of the Conversion. In connection with the merger, Liberty Bank’s shareholders will exchange each of their shares of Liberty Bank common stock for $45.00 in cash or 4.5 shares of Century Commercial Bancorp common stock, provided that 50% of the Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock and subject to the election and proration procedures set forth in the merger agreement.

At the time of Conversion, the Bank shall establish a liquidation account in an amount equal to the retained earnings of the Bank as of the latest statement of financial condition contained in the final offering circular utilized in connection with the Conversion. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce stockholders’ equity below the required liquidation account balance.

Under Office of Thrift Supervision (OTS) regulations, limitations have been imposed on all “capital distributions” by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts which are both well-capitalized and given favorable qualitative examination ratings by the OTS.

Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of September 30, 2007, there were no costs associated with the conversion.

INDEX TO FINANCIAL STATEMENTS OF

LIBERTY BANK

Independent Auditors’ Report	G-2

Financial Statements

Statements of Financial Condition as of September 30, 2007 (unaudited), and December 31, 2006 and 2005	G-3

Statements of Income for the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	G-4

Statements of Changes in Shareholders’ Equity for the nine months ended September 30, 2007 (unaudited), and the years ended December 31, 2006, 2005 and 2004	G-5

Statements of Cash Flows for the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December 31, 2006, 2005 and 2004	G-6

Notes to Financial Statements as of September 30, 2007 (unaudited) and December 31, 2006 and 2005 and the nine months ended September 30, 2007 and 2006 (unaudited), and the years ended December  31, 2006, 2005 and 2004

G-7

***

To the Board of Directors and Shareholders

Liberty Bank, N.A.

Beachwood, Ohio

Independent Auditors’ Report

We have audited the accompanying statements of financial condition of Liberty Bank, N.A as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Liberty Bank, N.A. as of December 31, 2006 and 2005, and the results of its operations and cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Cleveland, Ohio

February 28, 2007

LIBERTY BANK, N.A.

STATEMENTS OF FINANCIAL CONDITION

September 30, 2007 (unaudited) and December 31, 2006 and 2005

	September 30, 2007	December 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$4,196,411	$6,760,835	$4,443,001
Federal funds sold	49,422,000	26,739,000	6,651,000

Total cash and equivalents	53,618,411	33,499,835	11,094,001
Securities available for sale	11,940,865	8,838,913	10,511,753
Loans (net of allowance for loan losses)	77,653,390	71,993,566	63,766,670
Loans held for sale (net of allowance for loan losses)	77,630,472	60,076,863	43,771,461
Premises and equipment	1,318,715	1,145,899	1,049,534
Cash value of life insurance	1,217,806	1,185,501	1,142,415
Deferred federal income tax	682,950	463,229	905,999
Investment in Federal Reserve Bank and Federal Home Loan Bank	900,400	723,150	678,850
Other real estate owned	371,440	192,306	164,383
Accrued interest and other assets	2,630,209	1,956,232	978,423

Total Assets	$227,964,658	$180,075,494	$134,063,489

LIABILITIES
Noninterest-bearing demand	$14,907,956	$10,714,214	$10,990,518
Interest-bearing demand	6,333,082	7,815,581	7,410,230
Money market	40,026,957	36,184,065	34,207,051
Savings	98,794,524	71,915,312	48,322,088
Certificates of deposit	45,395,509	32,022,438	17,857,869

Total deposits	205,458,028	158,651,610	118,787,756
Federal Home Loan Bank advances	—	2,000,000	3,000,000
Accrued interest and other liabilities	2,365,540	948,222	545,594

Total liabilities	207,823,568	161,599,832	122,333,350

Commitments and contingent liabilities

EQUITY

Common stock, par value $10; authorized shares of 1,500,000 in 2007 and 2006, respectively and 900,000 shares in 2005; 685,758 shares issued in 2007 and 2006, respectively, and 499,868 shares issued in 2005	6,857,580	6,857,580	4,998,680
Paid-in-capital	11,029,005	10,624,505	6,575,397
Retained earnings	2,378,430	1,196,413	370,893
Accumulated other comprehensive loss	(17,665)	(96,576)	(108,571)
Less cost of common stock in treasury (3,542 shares in 2007, 2006 and 2005, respectively)	(106,260)	(106,260)	(106,260)

Total shareholders’ equity	20,141,090	18,475,662	11,730,139

Total Liabilities / Equity	$227,964,658	$180,075,494	$134,063,489

The accompanying notes are an integral part of these financial statements.

LIBERTY BANK, N.A.

SSTATEMENTS OF INCOME

Nine Months Ended September 30, 2007 and 2006 (unaudited) and

Years Ended December 31, 2006, 2005 and 2004

	Nine months ended September 30,		Year ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
INTEREST INCOME
Loans	$8,826,571	$6,376,027	$8,884,756	$4,790,098	$2,569,013
Investments	436,685	411,916	548,739	405,045	195,336
Fed funds sold income	1,469,218	91,012	201,225	90,372	84,689

Total interest income	10,732,474	6,878,955	9,634,720	5,285,514	2,849,038

INTEREST EXPENSE
Deposits	4,948,260	3,010,192	4,280,767	2,019,640	828,388
Other borrowings expense	822	115,062	153,508	107,961	131,112

Total interest expense	4,949,082	3,125,254	4,434,275	2,127,601	959,500

NET INTEREST INCOME	5,783,392	3,753,701	5,200,445	3,157,913	1,889,538
PROVISION FOR LOAN LOSSES	552,183	156,614	366,498	924,748	185,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	5,231,209	3,597,087	4,833,947	2,233,165	1,704,538

NONINTEREST INCOME
Service charges and fees	194,927	158,771	203,147	168,078	187,711
Gain on sale of loans	823,818	399,845	636,494	40,217	—
Other operating income	107,200	85,170	123,217	206,800	99,235

Total noninterest income	1,125,945	643,786	962,858	415,096	286,946
NONINTEREST EXPENSE
Compensation and benefits expense	2,507,827	1,875,540	2,512,031	1,862,563	1,467,271
Occupancy expense	306,981	244,292	343,479	213,262	126,570
Furniture and equipment expense	218,449	199,699	269,609	169,386	164,605
Data processing expense	173,982	194,012	253,328	208,819	168,949
Professional services expense	257,378	216,501	267,064	304,522	302,219
Other operating expense	726,019	549,805	742,573	637,060	495,936

Total noninterest expense	4,190,635	3,279,849	4,388,084	3,395,612	2,728,550

INCOME (LOSS) BEFORE PROVISION FOR (BENEFIT FROM) INCOME TAX	2,166,519	961,024	1,408,721	(747,352)	(737,066)
PROVISION FOR (BENEFIT FROM) INCOME TAX	848,059	493,673	583,201	(433,228)	(241,989)

NET INCOME (LOSS)	$1,318,460	$467,351	$825,520	$(314,124)	$(495,077)

BASIC INCOME (LOSS) PER SHARE	$1.93	$0.94	$1.64	$(0.64)	$(1.57)
DILUTED INCOME (LOSS) PER SHARE	$1.90	$0.90	$1.60	$(0.64)	$(1.57)
AVERAGE SHARES OUTSTANDING	682,216	496,326	503,083	494,117	315,115

The accompanying notes are an integral part of these financial statements.

LIBERTY BANK, N.A.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

Nine Months Ended September 30, 2007 (unaudited) and

Years Ended December 31, 2006, 2005 and 2004

	Common Stock	Paid-in Capital	Retained Earnings	Accumulated other Comprehensive Income (Loss)	Cost of Common Stock in Treasury	Total
Balance, January 1, 2004	$2.819,190	$3,110,865	$1,180,094	$18,988	$(194,730)	$6,934,407

Comprehensive loss:
Net loss			(495,077)			(495,077)
Net unrealized depreciation on securities available for sale				(30,246)		(30,246)
Income tax deferred				10,940		10,940

				(19,306)		(19,306)

Total comprehensive loss						(514,383)

Issuance of common stock	2,169,490	3,254,997			40,770	5,465,257

Balance, December 31, 2004	4,988,680	6,365,862	685,017	(318)	(153,960)	11,885,281

Comprehensive income:
Net loss			(314,124)			(314,124)
Net unrealized appreciation on securities available for sale				(180,421)		(180,421)
Income tax deferred				72,168		72,168

				(108,253)		(108,253)
Total comprehensive loss						(422,377)

Granting of stock options		209,031				209,031

Issuance of common stock	10,000	504			47,700	58,204

Balance, December 31, 2005	4,998,680	6,575,397	370,893	(108,571)	(106,260)	11,730,139

Comprehensive income:
Net income			825,520			825,520
Net unrealized appreciation on securities available for sale				19,991		19,991
Income tax deferred				(7,996)		(7,996)

				11,995		11,995
Total comprehensive income						837,515

Granting of stock options		348,100				348,100

Issuance of common stock, net of expense	1,858,900	3,701,008				5,559,908

Balance, December 31, 2006	6,857,580	10,624,505	1,196,413	(96,576)	(106,260)	18,475,662

Comprehensive income:
Net income (unaudited)			1,318,460			1,318,460
Net unrealized appreciation on securities available for sale (unaudited)				131,518		131,518
Income tax deferred (unaudited)				(52,607)		(52,607)

				78,911		78,911
Total comprehensive income						1,397,371

Granting of stock options (unaudited)		404,500				404,500

Dividends paid (unaudited)			(136,443)			(136,443)

Balance, September 30, 2007 (unaudited)	$6,857,580	$11,029,005	$2,378,430	$(17,665)	$(106,260)	$20,141,090

LIBERTY BANK, N.A.

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2007 and 2006 (unaudited) and

Years Ended December 31, 2006, 2005 and 2004

	Nine months ended September 30,		Years ended December 31,
	2007	2006	2006	2005	2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,318,460	$467,351	$825,520	$(314,124)	$(495,077)
Adjustments to reconcile net income (loss) to cash used by operating activities:
Deferred federal income tax	(219,721)	36,075	442,770	(454,263)	(277,995)
Depreciation and amortization	161,813	130,355	186,539	109,032	107,078
Loss on disposal of premises and equipment	—	—	7,176	—	—
Provision for loan losses	498,821	157,999	366,498	924,748	185,000
Stock based compensation	404,500	220,300	388,600	245,235	32,861
Increase in loans held for sale	(17,558,516)	(14,891,997)	(16,305,402)	(43,771,461)	—
Increase in cash surrender value of life insurance	(32,305)	(32,277)	(43,086)	(43,111)	(46,215)
Increase in accrued interest and other assets	(905,717)	(1,304,746)	(1,025,012)	(533,699)	(20,505)
increase in accrued interest and other liabilities	1,417,318	1,103,376	402,628	231,507	(39,432)

Net cash used by operation activities	(14,915,347)	(14,113,564)	(14,753,769)	(43,606,136)	(554,285)

CASH FLOWS FROM INVESTING ACTIVITIES
Securities available for sale:
Proceeds from maturities and principal repayments	1,016,917	695,869	2,701,780	1,644,815	4,707,860
Purchases of securities	(4,000,000)	(1,000,000)	(1,000,000)	(2,000,000)	(8,000,000)
Investment in FRB and FHLB stock	(177,250)	38,700)	(44,300)	(293,750)	(22,600)
Net loan proceeds	(6,153,737)	(6,849,484)	(8,591,059)	(12,889,174)	(6,939,370)
Acquisition of premises and equipment	(321,980)	(28,106)	(290,080)	(640,188)	(44,584)

Net cash used by investing activities	(9,636,050)	(7,220,421)	(7,223,659)	(14,178,297)	(10,298,694)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits	46,806,418	36,460,978	39,863,854	68,622,399	4,643,101
Federal funds returned	—	—	—	—	(441,000)
Proceeds from FHLB advances	—	11,500,000	13,500,000	14,650,000	2,200,000
Repayments on FHLB advances	(2,000,000)	(6,300,000)	(14,500,000)	(16,850,000)	—
Proceeds from exercise of stock options	—	—	22,770	22,000	—
Proceeds from issuance of common stock	—	—	5,496,638	—	5,432,396
Cash dividends	(136,443)	—	—	—	—
Net cash provided by financing activities	44,669,975	41,660,978	44,383,262	66,444,399	11,834,497

NET INCREASE IN CASH AND EQUIVALENTS	20,118,577	20,326,993	22,405,834	8,659,966	981,518

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	33,499,835	11,094,001	11,094,001	2,434,035	1,452,517

CASH AND EQUIVALENTS AT END OF PERIOD	$53,618,412	$31,420,994	$33,499,835	$11,094,001	$2,434,035

The accompanying notes are an integral part of these financial statements.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. Summary of Significant Accounting Policies

The accounting principles followed by Liberty Bank, N.A. (the “Bank”), and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America and with prevailing practices within the financial services industry.

A summary of significant accounting and reporting policies applied in the presentation of the accompanying financial statements follows:

Nature of Operations

The Bank operates under a national charter and provides full banking services. The Bank is subject to regulation by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank has branches in Beachwood, Solon and Twinsburg, Ohio; the Bank’s administrative office is located in Beachwood, Ohio.

Use of Estimates

Management must make certain estimates and judgments when determining the amounts presented in the financial statements and the related notes. If these estimates prove to be inaccurate, actual results could differ from these reported.

Unaudited Interim Financial Statements

The interim consolidated financial statements at September 30, 2007, and for the nine months ended September 30, 2007 and 2006, and the related footnote information are unaudited. Such unaudited interim financial statements have been prepared in accordance with the requirements for presentation of interim financial statements of Regulation S-X and are in accordance with US GAAP. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operation for the interim periods. The results of operations for the nine months ended September 30, 2007, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

Investment Securities

Securities are classified as trading, available for sale or held to maturity upon their acquisition. Securities classified as trading are carried at estimated fair value with the unrealized holding gain or loss recorded in the statement of income. Securities classified as available for sale are carried at estimated fair value with the unrealized holding gain or loss reflected as a component of accumulated other comprehensive income. Securities classified as held to maturity are carried at amortized cost. Premiums and discounts are recognized in interest income over the period to maturity by the level-yield method. Realized gains or losses on the sale of debt securities are recorded based on the amortized cost of the specific securities sold. All investments have been classified as available for sale.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. Summary of Significant Accounting Policies (Continued)

Loans

Loans intended for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. Net unrealized losses are recognized through a valuation allowance by a charge to income. Gains or losses on the sale of loans are determined under the specific identification method. No loans have been sold or classified as held for sale. Refer to Note 3 for disclosure related to loan balances sold during the nine months ended September 30, 2007 and the years ended December 31, 2006 and 2005 as well as loans available for sale at September 30, 2007 and December 31, 2006 and 2005.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances, net of deferred fees or costs on originated loans or unamortized premiums or discounts on purchased loans.

Discounts and premiums are accreted or amortized using the interest method over the remaining period to contractual maturity adjusted for anticipated prepayments. Unamortized net fees or costs are recognized upon early repayment of the loans.

A loan is considered to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. In general, the Bank considers a loan impaired whenever fair value is less that book value. If the impairment criteria have been met, a reserve is calculated according to the provisions of generally accepted accounting principles. No loans have been considered impaired through September 2007 (unaudited), or during 2006 or 2005.

Loans considered to be nonperforming include nonaccrual loans, accruing loans delinquent more than 90 days and restructured loans. A loan, including an impaired loan, is classified as nonaccrual when collectibility is in doubt (this is generally when the borrower is 90 days past due on contractual principal or interest payments). A loan may be considered impaired but remain on accrual status when the borrower demonstrates (by continuing to make payments) a willingness to keep the loan current. When a loan is placed on nonaccrual status, unpaid interest is reversed and an allowance is established by a charge to interest income equal to all accrued interest. Income is subsequently recognized only to the extent that cash payments are received. Loans are returned to accrual status when, in management’s judgment, the borrower has the ability and intent to make periodic principal and interest payments (this generally requires that the loan be brought current in accordance with its original contractual terms). Loans are classified as restructured when concessions are made to borrowers with respect to the principal balance, interest rate or other terms due to the inability of the borrower to meet the obligation under the original terms. The Bank charges off principal at the earlier of (i) when a total loss of principal has been deemed to have occurred as a result of the book value exceeding the fair value or net realizable value, or (ii) when collection efforts have ceased.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses

The Bank maintains an allowance for loan losses adequate to absorb estimated probable losses inherent in the loan portfolio. The allowance for loan losses consists of a specific component for individual credits and a general component for types or portfolios of loans based upon management’s judgment of current economic conditions, credit risks of the loan portfolio and fair value estimates of impaired collateral dependent loans. Increases to the allowance for loan losses are made by charges to the provision for loan losses. Loans deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loan losses. Although management believes that it uses the best information available to determine the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the allowance and may require the Bank to recognize additions based on their judgment about information available to them at the time of their examination.

Loan Fees

All nonrefundable loan origination fees received for loans, net of certain direct loan origination costs, are deferred and amortized to interest income over the contractual lives of the loans using the level-yield method. Unamortized deferred loan fees or costs related to loans paid off are included in income.

Real Estate Owned

Real estate owned, including property acquired in settlement of foreclosed loans, is carried at the lower of cost or estimated fair value less estimated costs to sell at the date of foreclosure. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense. The specific identification method is used to determine gain or loss on the sale of real estate owned. The Bank had repossessed assets of $371,441 (unaudited), $192,306 and $164,383 at September 30, 2007, December 31, 2006 and 2005, respectively.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated lives are seven to 20 years for buildings and improvements and three to 10 years for furniture, fixtures and equipment. Costs of maintenance and repairs are charged to expense. Costs of renewals and betterments, where significant in amount, are capitalized.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

Long-lived assets, consisting of premises and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. Recoverability of assets to be disposed of by sale is measured by a comparison of the carrying amount of an asset to its estimated fair market value less costs to sell. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the recovery amount or estimated fair value of the assets. The Bank has determined that no impairment has occurred through September 2007 (unaudited), or during 2006 and 2005.

Per Share Information

Basic earnings per share computations are computed using the weighted average number of shares outstanding for the periods. Diluted earnings per share computations are computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the periods. Common equivalent shares consist of stock options and are computed using the treasury stock method. In 2005, due to the net loss, the assumed exercise of stock options is anti-dilutive and not considered in the calculation of diluted earnings per share.

Federal Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Cash Flow Information

The Bank has defined cash equivalents as those amounts due from depository institutions and federal funds sold.

The Bank paid interest on deposits, FHLB advances and federal funds purchased of $4,884,883 (unaudited), $2,959,225 (unaudited), $4,343,678, $2,090,529 and $933,354 through September 2007 and 2006 and in 2006, 2005 and 2004, respectively.

The Bank had no income tax recoveries in 2007, 2006 and 2005. The Bank had income tax recoveries of $41,744 in 2004. The Bank made income tax payments of $59,857 (unaudited) during the nine months ended September 30, 2007. The Bank made no income tax payments during 2006, 2005 and 2004.

The Bank issued common stock with a fair market value of $40,500, $36,204 and $32,861 as compensation to key employees in 2006, 2005 and 2004, respectively.

The Bank had noncash activity related to loan renewals and refinancing which amounted to approximately $628,000 (unaudited), $947,000 (unaudited), $947,000, $7,200,000 and $7,500,000 for the nine months ended September 30, 2007 and 2006, and for the twelve months ended December 31, 2006, 2005 and 2004, respectively.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 1. Summary of Significant Accounting Policies (Continued)

Concentration of Credit Risk

Financial instruments which potentially subject the Bank to concentrations of credit risk consist primarily of temporary cash investments. These cash deposits due from banks may exceed federally insured limits.

Pension Plan

The Bank has a Contributory Defined Contribution (“401k”) Pension Plan covering substantially all employees. The Bank contributed $52,354 (unaudited), $33,243 (unaudited), $43,491, $34,062, and $31,789 to the Plan for the periods ended September 30, 2007, September 30, 2006, December 31, 2006, 2005 and 2004, respectively.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. Securities Available for Sale

The amortized cost and estimated fair values of securities available for sale as of September 30, 2007, December 31, 2006 and 2005 are as follows:

	September 30, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Federal agency securities	$11,892,497	$30,803	$—	$11,923,300
Mortgage-backed securities	12,558	—	1	12,557
FNMA collateralized mortgage obligation	5,051	—	43	5,008

Total	$11,910,106	$30,803	$44	$11,940,865

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. Securities Available for Sale (Continued)

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Federal agency securities	$8,964,970	$—	$160,931	$8,804,039
Mortgage-backed securities	28,899	23	—	28,922
FNMA collateralized mortgage obligation	6,003	—	51	5,952

Total	$8,999,872	$23	$160,982	$8,838,913

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Commercial paper	$175,512	$—	$477	$175,035
Federal agency securities	10,454,921	—	180,888	10,274,033
Mortgage-backed securities	54,821	478	—	55,299
FNMA collateralized mortgage obligation	7,450	—	64	7,386

Total	$10,692,704	$478	$181,429	$10,511,753

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 2. Securities Available for Sale (Continued)

The unrealized losses on investment securities were attributable to interest rate increases. The contractual terms of these investments do not permit the issuer to settle the security at a price less than the par value of the investment. Since the unrealized losses reported as of September 30, 2007 relate to changes in interest rates and the Bank has both the intent and ability to hold such securities for a time necessary to recover the amortized cost, these investments are not considered other-than-temporarily impaired.

There were no sales from the investment securities available for sale portfolio during the periods ended September 30, 2007 (unaudited), September 30, 2006 (unaudited), December 31, 2006, 2005 and 2004.

Securities available for sale with an amortized cost of $11,952,670 (unaudited), $8,964,970 and $9,437,419 at September 30, 2007, December 31, 2006 and 2005, respectively, were pledged to secure deposits, borrowings and other purposes as required by law.

The amortized cost and estimated fair values of investment securities available for sale at September 30, 2007 and December 31, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities contain provisions which permit the issuer to repay, at par, the obligation prior to the stated maturity.

	September 30, 2007 (unaudited)		December 31, 2006
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,000,000	$1,000,300	$4,994,711	$4,930,802
Due after one year through five years	10,952,967	10,923,000	3,970,259	3,873,237
Due after five years	—	—	6,003	5,952

Mortgage-backed securities	17,609	17,565	28,899	28,922

Total	$11,970,576	$11,940,865	$8,999,872	$8,838,913

	December 31, 2005
	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,679,306	$2,658,018
Due after one year through five years	7,951,127	7,791,050
Mortgage-backed securities	62,271	62,685

Total	$10,692,704	$10,511,753

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 3. Loans

Major classifications of loans are summarized as follows:

	September 2007 (unaudited)	December 31,
		2006	2005
Commercial	$30,061,895	$27,829,229	$30,267,242
Real estate mortgages:
Commercial	29,610,202	28,678,477	17,326,270
Residential	18,405,310	15,140,843	15,531,165
Consumer	1,372,377	1,647,498	1,658,584

	79,449,784	73,296,047	64,783,261
Less allowance for loan losses	(1,796,394)	(1,302,481)	(1,016,591)

Net loans	$77,653,390	$71,993,566	$63,766,670

The Bank grants consumer, commercial and residential loans to customers throughout its market area, which is concentrated in the Cuyahoga and Summit counties of Ohio. Although the Bank has a diversified loan portfolio at September 30, 2007, December 31, 2006 and 2005, a substantial portion of its debtor’s ability to honor their loan agreements is dependent upon the economic stability of its immediate trade area.

During 2005, the Bank has entered into agreements with educational loan service agencies through which the agencies issue, on the Bank’s paper, loans to undergraduate and graduate students. Under the agreement, the service agency will purchase the loans from the bank at an agreed-upon sale price. The Bank earns interest on the loans during the period from issuance to sale; during this period the loans are classified as held for sale and recorded at the lower of principal or market value. In addition, the service agency agrees to maintain deposit accounts with the Bank that serve as collateral for the outstanding loan balances held by the Bank under this agreement.

Loans held for sale consist of the following:

	September 2007 (unaudited)	December 31,
		2006	2005
Education loans	$77,785,948	$60,227,432	$43,859,178
Less allowance for loan losses	(155,476)	(150,569)	(87,718)

Net loans	$77,630,472	$60,076,863	$43,771,460

Sale of education loans resulted in gains of $823,818 (unaudited), $399,845 (unaudited), $636,494, $40,217 and $0 through September 2007, September 2006 and December 31, 2006, 2005 and 2004, respectively. No losses on sales were realized in 2007, 2006, 2005 and 2004.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 4. Allowance for Loan Losses

Changes in the allowance for loan losses for the periods ended September 30, 2007, September 30, 2006, December 31, 2006, 2005 and 2004 are as follows:

	September 30,		December 31,
	2007	2006
	(unaudited)	(unaudited)	2006	2005	2004
Balance, January 1	$1,453,050	$1,104,309	$1,104,309	$986,311	$829,500
Add:
Provision charged to operations	552,183	156,614	366,498	924,748	185,000
Recoveries	60,075	4,004	4,004	26,943	20,740
Less loans charged off	(113,438)	(2,619)	(21,761)	(833,693)	(48,929)

Ending balance	$1,951,870	$1,262,308	$1,453,050	$1,104,309	$986,311

Note 5. Premises and Equipment

Major classifications of premises and equipment are summarized as follows:

	September 2007 (unaudited)	December 31,
		2006	2005
Land	$28,397	$28,397	$28,397
Buildings and improvements	927,789	906,168	800,799
Furniture, fixtures and equipment	1,351,759	1,051,401	926,209

	2,307,945	1,985,966	1,755,405
Less accumulated depreciation	(989,230)	(840,067)	(705,871)

Total	$3,297,175	$2,826,033	$2,461,276

Depreciation charged to operations was $149,163 (unaudited) at September 30, 2007, $134,579 (unaudited) at September 30, 2006, $186,539 in 2006, $109,032 in 2005 and $107,078 in 2004.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 6. Investments in federal Reserve Bank and Federal Home Loan Bank

The Federal Reserve Bank (“FRB”) and Federal Home Loan Bank (“FHLB”) stock are restricted investments because they may only be sold back to the FRB and FHLB, respectively. These investments are being carried at par value.

Note 7. Time Deposits

Time deposits include certificates of deposit in denominations of $100,000 or more that aggregated $16,773,075 (unaudited), $12,696,159 and $5,445,154 at September 30, 2007, December 31, 2006 and 2005, respectively. Such deposits represented approximately 37%, 40% and 30% of the Bank’s total time deposits. Amounts over $100,000 are not insured by the FDIC except that effective April 1, 2006, federal law expanded the coverage for self-directed retirement accounts up to $250,000. The Bank does not have any brokered deposits.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 7. Time Deposits (Continued)

At September 30, 2007 and December 31, 2006, scheduled maturities of certificates of deposits are as follows:

	September 30, 2007 (unaudited)	December 31, 2006
Year	Amount	Amount
2007	$5,826,693	$10,705,826
2008	16,795,700	5,356,469
2009	8,294,434	5,866,499
2010	2,184,179	1,325,960
2011	9,106,448	8,767,684
2012	3,188,055	—

Total	$45,395,509	$32,022,438

Note 8. Federal Home Loan Bank Advances

Advances from the FHLB were as follows:

September 30, 2007 (unaudited)			December 31, 2006			December 31, 2005
Amount	Maturity	Rate	Amount	Maturity	Rate	Amount	Maturity	Rate
						$1,000,000	10/24/06	3.06%
$—	N/A	N/A	$2,000,000	01/05/07	3.00%	2,000,000	01/05/07	3.00%

$—			$2,000,000			$3,000,000

These credit arrangements with the FHLB are collateralized by the Bank’s holdings of FHLB stock plus a percentage of the outstanding balance of the Bank’s mortgage loan portfolio or a percentage of the Bank’s securities held by FHLB. The Bank met all collateral requirements of the FHLB at September 30, 2007 (unaudited), December 31, 2006 and 2005.

Note 9. Income Taxes

The tax effect of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and liabilities, respectively, at December 31, are as follows:

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 9. Income Taxes (Continued)

	September 30, 2007 (unaudited)	December 31,
		2006	2005
Deferred tax assets:
Loan loss provisions	$648,186	$448,463	$299,769
SFAS No. 115 investment valuation	10,424	64,384	72,380
SFAS No. 123R equity based compensation	343,574	227,384	88,145
Net operating loss carryforward	—	—	622,326

	1,002,184	740,231	1,082,620
Deferred tax liabilities:
Depreciation	163,222	107,954	44,947
SFAS No. 91 fee deferral	80,699	94,848	74,708
Cash surrender value of life insurance	75,313	74,200	56,966

	319,234	277,002	176,621

Net deferred tax assets	$682,950	$463,229	$905,999

For federal income tax purposes, the Bank has no remaining net operating loss carryforwards. The Bank continues to project taxable income and has determined that no valuation allowance is required on the deferred tax assets as of September 30, 2007 (unaudited) or December 31, 2006 and December 31, 2005.

The provision for income taxes consists of the following:

	September 30,
	2007	2006	December 31,
	(unaudited)	(unaudited)	2006	2005	2004
Current	$1,148,962	$480,517	$114,789	$—	$36,006
Deferred	(300,903)	13,156	468,412	(433,228)	(277,995)
	$848,059	$493,673	$583,201	$(433,228)	$(241,989)

A reconciliation from tax at the statutory rate to the income tax provision is as follows:

	September 30,
	2007	2006	December 31,
	(unaudited)	(unaudited)	2006	2005	2004
Tax at statutory rate	35.0%	35.0%	35.0%	35.0%	35.0%
Nondeductible expenses	0.2%	0.4%	0.3%	(0.5)%	(0.2)%
Tax free income	(0.5)%	(0.8)%	(0.7)%	1.1%	0.6%
Charitable contribution carryover	0.0%	0.0%	(0.1)%	(0.2)%	(0.3)%
Effect of graduated tax rates	1.6%	0.0%	(0.3)%	0.0%	0.0%
Tax on unrealized gains charged through equity	2.1%	0.9%	0.5%	8.4%	1.4%
Effect of deferred tax rate differential	0.0%	15.4%	6.2%	12.8%	(6.0)%
Prior year under (over) accrual	0.0%	0.5%	1.8%	0.0%	0.0%
Other items	0.7%	0.0%	(1.3)%	1.3%	2.2%
Income tax provision	39.1%	51.4%	41.4%	58.0%	32.8%

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 10. Regulatory Matters

The Bank must meet specific capital requirements imposed by federal banking regulators. Failure to meet the minimum applicable capital requirements can initiate certain mandatory, and possible additional discretionary, actions by the OCC that, if undertaken, could have a direct material effect on the Bank and the financial statements. As of September 30, 2007 (Unaudited) and December 31, 2006 and December 31, 2005, the Bank met all regulatory capital requirements. Federal bank regulators apply certain ratios to assign FDIC-insured depository institutions to one of five categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” As of the most recent notification from the OCC, the Bank was categorized as “well capitalized.” Management believes there have not been any changes in conditions or events since the most recent notification that would cause the Bank’s classification to change.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 10. Regulatory Matters (Continued)

The actual regulatory capital ratios calculated for the Bank, along with the capital amounts and ratios to meet the minimum capital adequacy requirements and the amounts required to qualify as “well capitalized” under the Federal Deposit Insurance Act are as follows:

	September 30, 2007 (unaudited)
	Actual		To Meet Minimum Capital Adequacy Requirements			To Qualify as “Well Capitalized” Under Federal Deposit Insurance Act
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (To net risk weighted assets)	$21,587	19.0%	$9,103	≥	8.0%	$11,379	≥	10.0%

Tier 1 Capital (To net risk weighted assets)	20,159	17.7%	4,552	≥	4.0%	6,828	≥	6.0%

Tier 1 Capital	20,159	9.6%	8,383	≥	4.0%	10,466	≥	5.0%

	December 31, 2006
	Actual		To Meet Minimum Capital Adequacy Requirements			To Qualify as “Well Capitalized” Under Federal Deposit Insurance Act
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (To net risk weighted assets)	$19,816	20.0%	$7,936	≥	8.0%	$9,921	≥	10.0%

Tier 1 Capital (To net risk weighted assets)	18,573	18.7%	3,968	≥	4.0%	5,952	≥	6.0%

Tier 1 Capital	18,573	12.4%	6,008	≥	4.0%	7,510	≥	5.0%

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 10. Regulatory Matters (Continued)

	December 31, 2005
	Actual		To Meet Minimum Capital Adequacy Requirements			To Qualify as “Well Capitalized” Under Federal Deposit Insurance Act
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Total Capital (To net risk weighted assets)	$12,943	11.2%	$9,237	≥	8.0%	$11,547	≥	10.0%

Tier 1 Capital (To net risk weighted assets)	11,839	10.3%	4,619	≥	4.0%	6,928	≥	6.0%

Tier 1 Capital	11,839	9.9%	4,774	≥	4.0%	5,967	≥	5.0%

Events beyond management’s control, such as fluctuations in interest rates or a downturn in the economy in areas in which the Bank’s loans and securities are concentrated could adversely affect future earnings and, consequently, the Bank’s ability to meet its future capital requirements.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 11. Noninterest Expenses

The following is a summary of noninterest expenses:

	September 30,
	2007	2006	December 31,
	(unaudited)	(unaudited)	2006	2005	2004
Other	$253,976	$214,371	$261,314	$202,911	$174,890
Ohio franchise tax	183,137	108,068	152,492	148,643	88,067
Advertising	118,123	54,854	74,321	59,367	57,408
FDIC/OCC premiums and assessments	14,010	49,636	66,441	43,618	39,996
Loan expense	78,228	44,801	64,272	70,575	19,880
Supplies	22,281	28,857	54,662	46,813	36,654
Telephone	28,974	26,744	37,053	34,207	32,694
Postage and delivery	27,290	22,474	32,018	30,926	46,347

Total	$726,019	$549,805	$742,573	$637,060	$495,936

Note 12. Related Party Transactions

In the normal course of business, loans are extended and deposit relationships incurred with directors, executive officers and their associates. In management’s opinion, all of these transactions are on substantially the same terms and conditions as those with other individuals and businesses of comparable creditworthiness and deposit activity. A summary of loan activity for these related parties, as defined, for the periods ended September 30, 2007, December 31, 2006 and 2005 are as follows:

January 1, 2007	Additions	Amounts Collected	September 30, 2007
$4,138,453	$3,668,342	$127,731	$7,679,064

January 1, 2006	Additions	Amounts Collected	December 31, 2006
$3,046,824	$1,547,529	$455,900	$4,138,453

January 1, 2005	Additions	Amounts Collected	December 31, 2005
$2,511,677	$1,192,500	$657,353	$3,046,824

Deposits of related parties amounted to approximately $5.1 million or 2.5%, $5.9 million or 3.7% and $3.6 million or 3.0% of the Bank’s total deposits as of September 30, 2007, December 31, 2006 and 2005, respectively.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 13. Commitments

In the normal course of business, the Bank enters into commitments with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of condition. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made. These commitments are comprised primarily of available commercial and personal lines of credit and unfunded loans which have been authorized for disbursement.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. These commitments total $21.9 million, $20.8 million and $22.8 million at September 30, 2007(unaudited), December 31, 2006 and 2005, respectively.

On July 18, 2003, the Bank entered into a service agreement with Fiserv Solutions, Inc. to provide both data processing and item processing services. The initial term of the contract with Fiserv is for a period of five years, with automatic renewals for successive terms of the same duration unless written termination notice is given prior to expiration of the agreement. The Bank has the ability to terminate this agreement prior to expiration by paying the present value of all payments remaining to be made under the agreement for the remainder of the term. The estimated service fee will be calculated based upon the average monthly charge paid during the three months prior to termination.

The Company leases its administrative office, certain of its branches and certain equipment under renewable operating lease agreements. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at September 30, 2007 and December 31, 2006:

Year	September 30, 2007 Amount	December 31, 2006 Amount
2007	$—	$277,392
2008	276,872	276,872
2009	260,872	251,272
2010	236,989	239,229
2011	2,716	246,022
Thereafter	962,482	901,047

	$1,739,931	$2,191,834

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 14. Issuance of Common Stock

During 2006, under a Board approved private placement offering to sell a minimum of 166,680 and a maximum of 266,667 common shares at a price of $30.00 per share, the Bank issued 183,540 shares of common stock for a total capital influx of, less expenses, approximately $5.5 million.

Under Board approved employment contracts, the Bank issued 1,350, 1,590 and 1,359 shares of common stock to key employees and recorded $40,500, $36,204 and $32,861 of compensation expense for the fair market value of the shares in 2006, 2005 and 2004, respectively.

During 2006, a board member exercised an option to purchase 1,000 shares of common stock at $22.77 per share

During 2005, a board member exercised an option to purchase 1,000 shares of common stock at $22.00 per share

Note 15. Stock Option Plan

At December 31, 2006, the Bank had two stock option plans under which 168,051 shares of common stock are reserved for grant to officers, key employees and directors. Both of the Bank’s plans have been approved by the Bank’s shareholders. The Bank believes that such awards better align the interests of its employees with those of its shareholders. Option awards are granted with an exercise price at fair market value of the Bank’s stock at the date of grant and generally vest over three years. The date on which the options are first exercisable is determined by a committee of the Board of Directors. The options expire no later than ten years from the grant date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model using the assumptions noted in the following table. Expected volatilities are based upon implied volatilities from traded options on stock, historical volatility, and other factors that affect the Bank and similar financial institutions. The Bank uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that the options granted are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. treasury yield curve in effect at the time of grant.

	2007 (unaudited)	2006
Expected volatility	20 - 25%	20 - 25%
Weighted-average volatility	21.92%	22.11%
Expected dividends	1.18%	—
Weighted average original contractual term (in years)	9.13	9.28
Risk-free rate	2.9% - 5.14%	2.9% - 5.14%

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 15. Stock Option Plan (Continued)

The following is an analysis of the stock option activity for each of the years 2005 and 2006 and the stock options outstanding at the end of the respective periods.

	# of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2005	82,837	24.47

Granted during 2005	28,780	22.80
Exercised during 2005	(1,000)	22.00
Forfeited during 2005	(6,459)	25.18

Options outstanding at December 31, 2005	104,158	23.98	9.17	$(32,791)

Granted during 2006	81,495	28.97
Exercised during 2006	(1,000)	22.77
Forfeited during 2006	(16,602)	24.09

Options outstanding at December 31, 2006	168,051	$26.29	8.30	$(439,795)

Granted during 2007	17,233	30.96
Exercised during 2007	—	—
Forfeited during 2007	(4,165)	28.26

Options outstanding at September 30, 2007	181,119	$23.89	7.73	$1,328,659

Options exercisable at December 31, 2006	38,810	$23.89	5.65	$(15,910)

Options exercisable at September 30, 2007	62,309	$25.07	5.70	$821,904

The weighted-average grant-date fair value of options granted during the year 2006 was $12.68. The total intrinsic value of options exercised during the year ended 2006 was $7,230.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 15. Stock Option Plan (Continued)

A summary of the status of the Bank’s non-vested shares as of September 30, 2007 and December 31, 2006 and changes during the year then ended, is as follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested as of January 1, 2006	85,753	9.83
Granted	81,495	12.68
Vested	(20,405)	9.95
Exercised	(1,000)	9.24
Forfeited	(16,602)	8.30

Nonvested at December 31, 2006	129,241	11.58

Granted	17,233	12.87
Vested	(23,499)	8.72
Exercised	—	—
Forfeited	(4,165)	11.81

Nonvested at September 30, 2007	118,810	10.17

As of December 31, 2006, there was approximately $1,144,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 4.52 years. The total fair value of shares vested during the year ended December 31, 2006 was approximately $493,000.

The Bank adopted Statement of Financial accounting Standards No. 123R, Share-Based Payment (SFAS 123R) effective January 1, 2005, which revises SFAS 123, Accounting for Stock-Based Compensation and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). SFAS 123R requires that new, modified and unvested share-based payment transactions with employees, such as stock options, be recognized in the financial statements based on their fair value and recognized as compensation expense over the vesting period. The adoption of SFAS 123R in 2005 resulted in the recognition of stock option expense of $404,500 (unaudited), $220,300 (unaudited), $348,100, and $209,031 for the nine months ended September 30, 2007 and 2006 and for the twelve months ended December 31, 2006 and 2005, respectively.

Note 16. Lines of Credit

The Bank has $750,000 available under the terms of a federal funds-line of credit, which is used for daily or short-term cash needs. Subsequent to December 31, 2006, the amount available under the Bank’s line of credit was increased to $2.0 million. No amounts have been drawn on the line as of September 30, 2007 and December 31, 2006 and 2005.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 17. Fair Value of Financial Instruments

The estimated fair values of financial instruments have been determined by the Bank using available information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	September 30, 2007		December 31,
	(unaudited)		2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(in thousands)
Assets:
Cash and due from banks	$53,618	$53,615	$33,500	$33,500	$11,094	$11,094
Securities available for sale	11,941	11,941	8,839	8,839	10,512	10,512
Loans - net	77,654	77,947	71,994	72,077	63,767	63,636
Loans held for sale - net	77,630	77,631	60,077	60,088	43,771	43,771
Accrued interest and other assets	2,630	2,630	1,956	1,956	978	978
Cash value of life insurance	1,218	1,218	1,185	1,185	1,142	1,142
Investments in FRB and FHLB	900	900	723	723	679	679

Liabilities:
Deposits
Demand	21,241	21,241	18,530	18,530	18,401	18,401
Money market	40,027	40,027	36,184	36,184	34,207	34,207
Savings	98,795	98,795	71,915	71,915	48,322	48,322
Time	45,397	45,518	32,022	31,896	17,858	17,771
Federal Home Loan Bank advances	—	—	2,000	1,998	3,000	2,944
Accrued interest and other liabilities	2,366	2,366	948	948	546	546

Cash, deposits with banks, and federal funds sold – The carrying amount is a reasonable estimate of fair value.

Securities available for sale – Estimated fair value for investments and mortgage-backed securities is based on quoted market prices, dealer quotes and prices obtained from independent pricing services at the statement of condition date.

Loans – Fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Accrued interest and other assets – The carrying amount is a reasonable estimate of fair value.

Cash value of life insurance – The carrying amount is a reasonable estimate of fair value.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 17. Fair Value of Financial Instruments (Continued)

Investments in FRB and FHLB – The fair value is estimated to be the carrying value which is par. All transactions in the capital stock of the FRB and the FHLB are executed at par.

Deposits – The fair value of demand deposits, savings accounts and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificate of deposit is estimated by discounting the future cash flows and rates currently offered for deposits of similar remaining maturities.

FHLB advances – The fair value is estimated by discounting future cash flows and rates currently charged for borrowings of similar remaining maturities.

Accrued interest and other liabilities – The carrying amount is a reasonable estimate of fair value.

Note 18. Adoption of Plan of Merger

The Board of Directors of Liberty Bank entered into an Agreement and Plan of Merger where Liberty Bank will be merged with and into Century Bank with Century Bank as the surviving entity (the “Merger”). Upon effectiveness of the Merger, each share of Liberty Bank common stock will automatically be converted into the right to receive $45.00 in cash or 4.5 shares of the common stock of Century Commercial Bancorp, Inc., a new corporation being organized to facilitate the conversion of Century Bank. Liberty Bank shareholders may request that their shares of Liberty Bank common stock be exchanged for cash and/or Century Commercial Bancorp common stock, subject to the election and proration procedures set forth in the merger agreement which requires that 50% of the merger consideration will consist of Century Commercial Bancorp common stock and 50% of the merger consideration will consist of cash. Cash will be paid in lieu of any fractional share a shareholder might otherwise be entitled to receive in an amount equal to the fraction multiplied by $10.00. In the event that the shares of Century Commercial Bancorp, Inc. are first offered at a price per share other than $10.00, an appropriate adjustment shall be made to the 4.5 ratio and the fractional share price referenced above.

The merger agreement contains customary representations, warranties and covenants of Liberty Bank and Century Bank, including, among others, covenants by Liberty Bank to conduct its business in the usual, regular and ordinary course during the interim period between the execution of the merger agreement and completion of the Merger, and to call a meeting of Liberty Bank shareholders to consider approval of the Merger, and covenants by Century Commercial Bancorp and Century Bank to take all reasonable steps necessary to complete the conversion from mutual to stock form of organization.

LIBERTY BANK, N.A.

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Note 18. Adoption of Plan of Merger (Continued)

Completion of the Merger is subject to various conditions, including completion of the conversion of Century Bank from the mutual to the stock form of organization, which conversion will require the approval of the members of Century Bank and completion of an offering of shares of Century Commercial Bancorp common stock in a subscription offering and, if necessary, a community offering and/or syndicated community offering. Completion of the Merger is also conditioned on the approval of the merger agreement by Liberty Bank’s shareholders, the receipt of the required regulatory approvals, the delivery of a customary legal opinion as to the federal tax treatment of the Merger, and other customary conditions for transactions such as the Merger.

In the event of a termination of the merger agreement due to of the occurrence of certain conditions, including Liberty Bank’s acceptance of a Superior Proposal as therein defined, Liberty Bank will be obligated to pay a termination fee of $1.0 million to Century Bank.

The Merger is expected to close in the second calendar quarter of 2008.

CENTURY COMMERCIAL BANCORP, INC. [LOGO]	LIBERTY BANK, N.A. [LOGO]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Century Commercial Bancorp, Inc. (“Century Commercial Bancorp”), Century Bank (“Century Bank”) and Liberty Bank, N.A. (“Liberty Bank”) have agreed to the merger of Liberty Bank with and into Century Bank. In order for the merger to occur, Century Commercial Bancorp will conduct an offering of its common stock, at $10.00 per share, as part of the mutual-to-stock conversion of Century Bank, a federally-chartered mutual savings bank that will become the wholly owned subsidiary of Century Commercial Bancorp upon completion of the conversion. If the merger is completed, each share of Liberty Bank common stock that you own immediately before the merger will be converted, at your election, into the right to receive 4.5 shares of Century Commercial Bancorp common stock or $45.00 in cash, subject to the proration and allocation procedures set forth in the merger agreement and described herein. Liberty Bank shareholders may request that their shares of Liberty Bank common stock be exchanged for a combination of cash and Century Commercial Bancorp common stock. However, 50% of the outstanding shares of Liberty Bank common stock must be exchanged for Century Commercial Bancorp common stock, so there may be pro rata allocations of cash or stock made to Liberty Bank shareholders to ensure that this requirement is satisfied. Based on the shares outstanding of Liberty Bank at September 30, 2007, as well as the assumed exercise of all outstanding options to purchase shares of Liberty Bank, 1,946,563 shares of Century Commercial Bancorp common stock will be issued to Liberty Bank shareholders in the merger. Each Liberty Bank shareholder also will receive cash in lieu of any fractional shares of Century Commercial Bancorp common stock that such shareholder would otherwise receive in the merger based on a value of Century Commercial Bancorp common stock of $10.00 per share. The last sales price of Liberty Bank common stock prior to November 27, 2007, the business day preceding public announcement of the signing of the merger agreement, was $34.00 on June 25, 2007.

Century Commercial Bancorp is concurrently offering shares of its common stock in its initial public offering in connection with the mutual-to-stock conversion of Century Bank. Any shares of Century Commercial Bancorp common stock to be issued in the merger will be issued immediately following completion of the mutual-to-stock conversion.

This document is a proxy statement that Liberty Bank is using to solicit proxies for use at its special meeting of shareholders to be held to vote on the merger. This document also constitutes a prospectus of Century Commercial Bancorp as it relates to shares of Century Commercial Bancorp common stock to be received by shareholders of Liberty Bank in the merger. The conversion and Century Commercial Bancorp’s initial public offering are described in detail in the Century Commercial Bancorp prospectus, which is included within this proxy statement-prospectus. This prospectus is sometimes referred to herein for additional information. If the conversion and Century Commercial Bancorp’s initial public offering are not consummated, the merger will not occur.

Century Commercial Bancorp will issue an aggregate of between 1,955,000 shares and 2,645,000 shares, which may be increased to 3,041,750 shares, in the conversion offering. The exact number of shares to be issued in Century Commercial Bancorp’s conversion offering will depend on regulatory considerations, demand for the shares and changes in market conditions. Century Commercial Bancorp expects to have its common stock quoted on the Nasdaq Capital Market under the symbol “CENB” upon conclusion of the conversion offering and merger.

For a discussion of risks in connection with the merger, see “ Risk Factors” beginning on page 14 of this document as well as on page [            ] of the Century Commercial Bancorp offering prospectus that accompanies this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement-prospectus. Any representation to the contrary is a criminal offense.

The shares of Century Commercial Bancorp common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement-prospectus is dated [            ], 2008 and is first being mailed to Liberty Bank shareholders on or about [            ], 2008.

LIBERTY BANK, N.A.

25201 CHAGRIN BLVD.

SUITE 120

BEACHWOOD, OHIO 44122

(216) 359-5500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [            ], 2008

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (“Special Meeting”) of Liberty Bank, N.A. will be held on [            ], 2008, at 10:00 a.m., local time, at the [            ], for the following purposes:

1.	Merger Proposal. To approve and adopt the Agreement and Plan of Merger, dated as of November 27, 2007, and amended as of January 23, 2008, by and among Century Commercial Bancorp, Inc., Century Bank and Liberty Bank (a copy of which is attached to this Notice) pursuant to which Liberty Bank will merge with and into Century Bank, and each outstanding share of Liberty Bank common stock will be converted into the right to receive, at the election of the holder (i) $45.00 in cash or (ii) 4.5 shares of Century Commercial Bancorp common stock, subject to the terms and conditions, including proration and allocation procedures, set forth in the Agreement and Plan of Merger. In lieu of any fractional share, each Liberty Bank shareholder will receive an amount in cash equal to such fraction multiplied by $10.00.

2.	Adjournment. To approve the adjournment of the Special Meeting, if necessary, to solicit additional votes in the event there are not sufficient votes, in person or by proxy, to approve and adopt the Agreement and Plan of Merger.

3.	Other Matters. To transact any other business as may properly come before the Special Meeting. The board of directors is not aware of any other business to come before the Special Meeting.

Only shareholders of record at the close of business on January 31, 2008 will be entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement of the Special Meeting.

YOUR VOTE IS VERY IMPORTANT. The merger agreement must be approved by the affirmative vote of two-thirds of the votes eligible to be cast at the Special Meeting by Liberty Bank shareholders in order for the merger to be consummated. Whether or not you plan to attend the Special Meeting in person, we urge you to date, sign, and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the Special Meeting or by attending the Special Meeting and voting in person.

By Order of the Board of Directors

William A. Valerian Chairman of the Board, President and Chief Executive Officer

Beachwood, Ohio

[            ], 2008

Liberty Bank’s Board of Directors unanimously recommends that you vote “FOR” the listed proposals. Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Questions and Answers About the Merger and the Special Meeting

Q:	What am I being asked to vote on and how does my board of directors recommend that I vote?

A:	Liberty Bank shareholders are being asked to vote on two matters:

•	the approval and adoption of the merger agreement providing for the merger of Liberty Bank with and into Century Bank; and

•

the approval of the adjournment of the Special Meeting, if necessary, to solicit additional votes in the event there are not sufficient votes, in person or by proxy, to approve and adopt the merger agreement.

Liberty Bank’s board of directors has determined that the proposed merger is advisable and in the best interests of Liberty Bank’s shareholders, has approved the merger agreement and recommends that Liberty Bank’s shareholders vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional votes in favor of the merger agreement.

Q:	How do I cast my vote?

A:	Registrar and Transfer Company, a transfer agent, has mailed the proxy materials to Liberty Bank’s shareholders. Please vote and sign the enclosed proxy card and return it to the transfer agent in the postage prepaid envelope provided. Please do not deliver proxy cards to Liberty Bank.

Q:	What will I receive in the merger?

A:	If the merger is completed, your shares of Liberty Bank common stock will be converted into the right to receive shares of Century Commercial Bancorp common stock and/or cash. You are entitled to elect to receive for each Liberty Bank share you own:

•	cash equal to $45.00 per share; or

•	4.5 shares of Century Commercial Bancorp common stock.

Century Commercial Bancorp also will pay cash in lieu of issuing fractional shares, at $10 per share (value of Century Commercial Bancorp stock in the offering).

The merger agreement provides that 50% of the outstanding shares of Liberty Bank common stock must be converted into Century Commercial Bancorp common stock, with the balance of the outstanding Liberty Bank shares converted into cash. If Liberty Bank shareholder elections would result in the issuance of Century Commercial Bancorp common stock for more or less than 50% of the outstanding Liberty Bank shares, then your elections may be subject to proration as described under the section captioned “The Merger – Consideration to be Received in the Merger” beginning on page [            ] of this proxy statement-prospectus. As a result of the proration, you may not receive cash or Century Commercial Bancorp shares to the full extent that you elect.

Q:	What risks should I consider before I vote on the merger agreement?

A:	You should review “Risk Factors” beginning on page [ ] of this proxy statement-prospectus and page [ ] of the Century Commercial Bancorp offering prospectus that accompanies this document.

Q:	What are the tax consequences of the merger to me?

A:

The merger is structured so that Century Commercial Bancorp, Century Bank, Liberty Bank, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of

1

Liberty Bank shares for Century Commercial Bancorp shares in the merger. Taxable income will result, however, to the extent a Liberty Bank shareholder receives cash instead of Century Commercial Bancorp common stock (including cash received in lieu of fractional shares of Century Commercial Bancorp common stock) and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. Century Commercial Bancorp, Century Bank and Liberty Bank have received an opinion from Silver, Freedman & Taff, L.L.P. confirming these tax consequences. See “Proposal 1 – Approval and Adoption of the Merger Agreement – The Merger – Material Federal Income Tax Consequences of the Merger.”

Your ultimate tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways.

•	by submitting a written statement that you would like to revoke your proxy to the Corporate Secretary of Liberty Bank before the meeting;

•	by completing and submitting a new proxy card before the Special Meeting dated a date later than the date of the first proxy card; or

•	if you are a holder of record, by attending the Special Meeting and voting in person.

Attendance at the meeting in and of itself will not revoke the proxy. If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger agreement requires the affirmative vote of two-thirds of the outstanding votes eligible to be cast by Liberty Bank shareholders at the Special Meeting. The affirmative vote of the majority of the votes entitled to be cast by members of Century Bank is required to approve the mutual-to-stock conversion of Century Bank, and the merger will not be consummated unless the members of Century Bank approve the conversion.

Q:	How do I elect to receive cash or Century Commercial Bancorp stock for my Liberty Bank stock?

A:	An election form will be sent to you separately shortly after the date this proxy statement/prospectus is mailed. For your election to be effective, your properly completed election form must be received on or before the date indicated. Do not send your election form together with your proxy card for voting at the Special Meeting. Instead, use the separate envelopes specifically provided, one for the election form and your stock certificates, and the other for the proxy card. Please do not send any documents to Liberty Bank.

Q:	What happens if I do not make an election as to some or all of my Liberty Bank shares?

A:	Your non-election will be treated either as an election for cash, Century Commercial Bancorp common stock, or a combination of both, depending on the elections that are made by other shareholders. If you do not make an election, it is impossible to predict at this time the exact combination of cash and Century Commercial Bancorp common stock you will receive.

Q:	If I am voting against the merger agreement, should I still make an election?

A:	Yes. If the merger agreement is approved by Liberty Bank’s shareholders and becomes effective, you will receive merger consideration based on the election form you submit. If you fail to submit an election form, your Liberty Bank shares will be treated as described in the preceding answer.

2

Q:	Are shareholders guaranteed to receive the amount of cash and/or stock they elect?

A:	No. Pursuant to the merger agreement, the number of shares of Liberty Bank common stock that may be exchanged for cash or stock is subject to certain limits. Elections to receive Century Commercial Bancorp common stock in the merger are subject to the requirement that the number of shares of Liberty Bank common stock to be exchanged for shares of Century Commercial Bancorp common stock will be limited to 50% of the issued and outstanding shares of Liberty Bank common stock, excluding any treasury shares, immediately prior to the effective time of the merger, with the remaining 50% to be exchanged for cash. Neither Century Commercial Bancorp nor Liberty Bank is making any recommendation as to whether Liberty Bank shareholders should elect to receive cash or Century Commercial Bancorp common stock in the merger. Each Liberty Bank shareholder must make his or her own election decision.

Q:	How do I submit my Liberty Bank stock certificates?

A:	In order to elect to receive cash, Century Commercial Bancorp shares or a combination thereof, you will be required to tender the stock certificates representing your shares of Liberty Bank common stock, along with the completed election form. For those shareholders who do not complete an election form, shortly after the merger, Registrar and Transfer Company, the exchange agent, will send a letter indicating how and where to surrender stock certificates in exchange for the merger consideration. In any event, you should not send your Liberty Bank stock certificates with your proxy card.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger as soon as practicable after receiving Liberty Bank shareholder approval of the merger and all required regulatory approvals, and upon the completion of Century Bank’s conversion and Century Commercial Bancorp’s stock offering (as described in Century Commercial Bancorp’s prospectus that is included in this proxy statement-prospectus). We currently expect that the merger will be completed early in the second calendar quarter of 2008.

Q:	What should I do now?

A:	After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the Special Meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares?

A:	No. Your broker will not be able to vote your shares of Liberty Bank common stock unless you provide instructions on how to vote. You should instruct your broker as to how to vote your shares following the directions your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted. Please check the voting form used by your broker to see if telephone or Internet voting is available.

With respect to the other proposals to be considered at the Special Meeting, your broker has the power to vote in its discretion if you do not provide timely voting instructions.

Q.	Do I have dissenters’ rights?

A.

Yes. Federal law provides you with the right to dissent from the merger. This means that you are entitled to have your shares in Liberty Bank appraised by either a committee of appraisers jointly appointed by the dissenting shareholder and Liberty Bank or by the office of the Comptroller of the Currency. To maintain your appraisal rights you must (i) vote against the merger or give written notice to Liberty Bank at or prior to the Special Meeting that you dissent from the merger; (ii) not vote in favor of the merger; (iii) provide written notice to Liberty Bank within 30 days following consummation of the merger (or within 30 days after being notified of the date of consummation) that you continue to dissent from the merger; and (iv) send your stock

3

certificates to Liberty Bank along with the written notice specified in (iii) above. Written notice to Liberty Bank of your intention to dissent should be addressed to Liberty Bank, N.A. Corporate Secretary, 25201 Chagrin Blvd., Suite 120, Beachwood, Ohio 44122. Failure to strictly follow the procedures specified by federal law will result in the loss of your appraisal rights. A copy of the federal law pertaining to objecting shareholder’s rights of appraisal is provided as Appendix C to this document. See “Objecting Shareholder’s Rights of Appraisal” on page [            ] of this proxy statement – prospectus.

Q:	I may want to purchase Century Commercial Bancorp common stock in the stock offering. What do I do?

A:	To receive a Stock Order Form and offering materials, you may contact Century Commercial Bancorp’s Stock Information Center. Order Forms, with payment, must be received by 12:00 noon, Eastern time on [ ], 2008.

The Stock Information Center can be reached at (800) [            ] (toll free) from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or bank holidays.

You should not contact Liberty Bank as to the purchase of Century Commercial Bancorp common stock in the offering, as the offering is not being conducted by Liberty Bank.

Shareholders of Liberty Bank will not receive any preference in the purchase of Century Commercial Bancorp common stock in the stock offering as a result of their status as Liberty Bank shareholders.

4

QUESTIONS?

If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

Liberty Bank, N.A.

25201 Chagrin Blvd.

Suite 120

Beachwood, Ohio 44122

Attention: William A. Valerian

Summary

This summary highlights material information from the proxy statement-prospectus. This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents that accompany this document or to which this document refers in order to fully understand the merger. In certain instances where appropriate, the terms “we,” “us” and “our” collectively refer to Liberty Bank. The Century Commercial Bancorp prospectus used in connection with its stock offering accompanies this proxy statement-prospectus and in certain circumstances we refer you to that document as well. See “Where You Can Find More Information” on page [            ] of the Century Commercial Bancorp prospectus.

The Companies

Liberty Bank

25201 Chagrin Blvd.

Suite 120

Beachwood, Ohio 44122

(216) 359-5500

Liberty Bank is a national banking association with its executive offices in Beachwood, Ohio, a Cleveland suburb. Liberty Bank was organized in 1990. We conduct business from our Beachwood office and two branch offices in Solon and Twinsburg, Ohio, each of which is in the Cleveland, Ohio area.

At September 30, 2007, Liberty Bank had total assets of $228.0 million, total deposits of $205.5 million and shareholders’ equity of $20.1 million. As of September 30, 2007 Liberty Bank had 39 full-time employees and 40 total employees.

Liberty Bank’s business objective is to be recognized as a reliable and responsive provider of high quality banking services to small and mid-sized businesses located in its target market area of Cuyahoga and Summit Counties in the Cleveland and Akron areas of northeast Ohio. Liberty Bank has pursued this objective by assembling a team of bankers who have many years of experience in its markets and who it believes are capable of exercising sound business judgment and delivering timely and responsive service. As an additional resource, the members of its board of directors have extensive business experience in its market area and have extensive contacts in the local community.

Liberty Bank is a member of the Federal Home Loan Bank of Cincinnati and its deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The address of Liberty Bank’s principal executive office is 25201 Chagrin Blvd., Suite 120, Beachwood, Ohio 44122 and its telephone number is (216) 359-5500. The website for Liberty Bank is www.libertybankna.com. Information on this website should not be considered a part of this proxy statement-prospectus.

5

Century Commercial Bancorp, Inc.

Century Bank

1640 Snow Road

Parma, Ohio 44134

(216) 351-7000

Century Commercial Bancorp, Inc. is a new Maryland corporation that was formed by Century Bank to be the holding company of Century Bank upon completion of its mutual-to-stock conversion. Century Commercial Bancorp has had no operations to date and has never issued any capital stock. In connection with the mutual-to-stock conversion, Century Commercial Bancorp is conducting an initial public stock offering. Upon completion of the conversion and the stock offering, Century Commercial Bancorp will own all of Century Bank’s capital stock.

On November 27, 2007, Century Bank entered into an Agreement and Plan of Merger pursuant to which Liberty Bank will merge with and into Century Bank. The merger agreement was amended on January 23, 2008 to correct a technical error. In the future, Century Commercial Bancorp may acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no plans or agreements to do so.

Century Commercial Bancorp’s executive offices are located at 1640 Snow Road, Parma, Ohio 44134. Its telephone number at this address is (216) 351-7000.

Century Bank is a federally-chartered savings bank that operates from five full-service locations in Cuyahoga, Lake and Medina Counties in the Cleveland, Ohio MSA. Century Bank offers a variety of deposit and loan products to individuals and small businesses, most of which are located in its primary market area, which consists of northeast Ohio. The merger with Liberty Bank will expand Century Bank’s presence in its market area and will increase its commercial loan and student loan portfolios. At September 30, 2007, Century Bank had total assets of $146.1 million, deposits of $129.5 million and total retained earnings of $15.5 million.

Century Bank’s website address is www.centurybankoh.com. Information on this website should not be considered a part of this proxy statement-prospectus.

The Merger

Overview of the Transaction (page [            ])

Liberty Bank is merging with and into Century Bank. As a result of the merger, each outstanding share of Liberty Bank common stock will be converted into the right to receive, at the election of the holder (i) $45.00 in cash or (ii) 4.5 shares of Century Commercial Bancorp common stock (a $45.00 value based upon the $10.00 per share price at which Century Commercial Bancorp is offering its stock in its initial public offering), subject to certain limits and the proration and allocation procedures described herein.

Century Commercial Bancorp is also offering common stock for sale in an initial public offering as part of the mutual-to-stock conversion of Century Bank. The offering is described in detail in the Century Commercial Bancorp prospectus that is included within this proxy statement-prospectus. The merger will occur only if Century Commercial Bancorp’s initial public offering is completed.

After the offering and the merger, 100% of Century Commercial Bancorp’s common stock will be owned by the public, including Century Bank’s employee stock ownership plan, and former Liberty Bank shareholders who receive Century Commercial Bancorp common stock in the merger.

Each Share of Liberty Bank Common Stock Will Be Exchanged for 4.5 shares of Century Commercial Bancorp Common Stock or $45.00 in Cash (page [            ])

As a Liberty Bank shareholder, upon the completion of the merger, each of your shares of Liberty Bank common stock will automatically be converted into the right to receive $45.00 in cash or 4.5 shares of Century

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Commercial Bancorp common stock. Liberty Bank shareholders may request that their shares of Liberty Bank common stock be exchanged for a combination of cash and/or Century Commercial Bancorp common stock. Cash will be paid in lieu of any fractional share a shareholder might otherwise be entitled to receive in an amount equal to the fraction multiplied by $10.00.

The relative amounts of stock and/or cash you receive may differ from the amounts you elect to receive due to the allocation and proration procedures in the merger agreement. Elections to receive Century Commercial Bancorp common stock in the merger are subject to the requirement that 50% of the outstanding shares of Liberty Bank common stock immediately prior to the effective time of the merger must be exchanged for Century Commercial Bancorp common stock, with the remaining 50% to be exchanged for cash. Neither Century Commercial Bancorp nor Liberty Bank is making any recommendation as to whether Liberty Bank shareholders should elect to receive cash or Century Commercial Bancorp common stock in the merger. Each holder of Liberty Bank common stock must make his or her own decision with respect to such election.

The merger agreement provides for the allocation of the merger consideration to achieve certain results, meaning that if Liberty Bank shareholders, in the aggregate, elect to receive more Century Commercial Bancorp stock than the parties agreed that Century Commercial Bancorp would issue in the merger, then persons who elected to receive stock would instead receive a combination of Century Commercial Bancorp stock and cash in exchange for their shares of Liberty Bank common stock. It also means that if Liberty Bank shareholders, in the aggregate, elect to receive fewer than the minimum number of shares of Century Commercial Bancorp common stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would instead receive a combination of Century Commercial Bancorp stock and cash based on the merger agreement’s allocation and proration procedures.

The total value of the merger consideration to be paid to Liberty Bank shareholders will be approximately $38.9 million, based on the assumption that all outstanding stock options will be exercised. The difference between this value and the $35.9 million value of the merger consideration assumed by Stifel, Nicolaus and Company, Incorporated in its fairness opinion results from a change in the assumption of the number of option shares that are exercised rather than cashed out.

Please note that if you do not properly complete and return your election form or if you indicate that you have no election preference, then each share of your Liberty Bank common stock will be exchanged for Century Commercial Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

Options to purchase Liberty Bank common stock that have been granted under the Liberty Bank, N.A. 1998 and 2004 Key Employees Stock Option Plans (the “Option Plan”) and that are outstanding immediately prior to the effective time of the merger, whether or not the options are exercisable, will be cancelled and option holders will receive a cash payment equal to the difference between $45.00 and the exercise price of each stock option.

How to Elect to Receive Century Commercial Bancorp Common Stock or Cash in Exchange for Your Liberty Bank Stock Certificates (page [            ])

The exchange agent, Registrar and Transfer Company, or, if your Liberty Bank common stock is held in “street name,” your broker, bank or nominee, will send you a form for making the election. The election form will be sent to you separately from this document and will be sent shortly after the date this proxy statement-prospectus is being mailed. The election form allows you to elect to receive Century Commercial Bancorp common stock, cash, or a combination of stock and cash in exchange for your Liberty Bank common stock.

For your election to be effective, your properly completed election form, along with your Liberty Bank stock certificates or an appropriate guarantee of delivery must be received by Registrar and Transfer Company on or before 5:00 p.m., Eastern time, on [            ], 2008. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Liberty Bank stock certificates for the merger consideration. Shortly after the completion of the merger, the exchange agent will allocate cash and stock among Liberty Bank’s shareholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Liberty Bank stock certificates after the merger is completed. In any event, you should not forward your election form or your Liberty Bank stock certificates with your proxy card. No documents should be submitted to Liberty Bank.

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If you have a preference for receiving either Century Commercial Bancorp common stock or cash for your Liberty Bank stock, or a combination thereof, you should complete and return the enclosed election form. If you do not make an election you will be allocated Century Commercial Bancorp common stock or cash based on the merger agreement’s allocation and proration procedures. Please remember, however, that even if you do make an election, you might not receive the amount of cash or stock that you elect.

We are not recommending whether you should elect to receive Century Commercial Bancorp stock or cash in the merger. You must make your own decision with respect to your election.

Tax Consequences of the Merger (page [            ])

The United States federal income tax consequences of the merger to you will depend primarily on whether you exchange your Liberty Bank common stock solely for Century Commercial Bancorp common stock, solely for cash, or for a combination of Century Commercial Bancorp common stock and cash. If you exchange your Liberty Bank shares solely for Century Commercial Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive in lieu of a fractional share of Century Commercial Bancorp common stock. If you exchange your Liberty Bank shares solely for cash, you will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and your adjusted tax basis in the shares of Liberty Bank common stock surrendered for cash. If you receive a combination of Century Commercial Bancorp common stock and cash in exchange for shares of Liberty Bank common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

The actual U.S. federal income tax consequences to you will depend on whether your shares of Liberty Bank common stock were purchased at different times and at different prices and the character of the gain, if any, as either capital gain or ordinary income. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. Please refer to “Material Federal Income Tax Consequences of the Merger” beginning on page [            ] for a more detailed discussion of the possible tax consequences of the merger.

Resales of Century Commercial Bancorp Common Stock

Shares of Century Commercial Bancorp common stock that Liberty Bank’s shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be “affiliates” of Liberty Bank. Affiliates generally include directors, executive officers, and holders of 10% or more of Liberty Bank’s common stock. Each person who may be deemed an “affiliate” of Liberty Bank has executed an agreement that such person will not dispose of any shares of Century Commercial Bancorp common stock he receives in the merger, except in compliance with the Securities Act of 1933, as amended.

Recommendation of Liberty Bank’s Board of Directors

Liberty Bank’s board of directors unanimously approved the merger agreement on November 27, 2007 and unanimously approved an amendment to correct a technical error on January 23, 2008. Liberty Bank’s board of directors believes that the merger is advisable, fair to, and in the best interests of Liberty Bank and its shareholders, and recommends that you vote “FOR” the proposal to approve the merger agreement. In its deliberations regarding the merger agreement, the board considered a variety of factors, including, among others:

•	the value of the merger consideration being offered by Century Commercial Bancorp relative to the book value, earnings per share and historical market value of Liberty Bank common stock;

•	its belief that pursuing the merger would be more advantageous to shareholders than remaining independent;

•	its positive perception of Century Bank and its fit as a merger partner; and

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•	the prospects for the common stock of Century Commercial Bancorp subsequent to the merger.

For a complete discussion of the circumstances surrounding the merger and the factors considered by the Liberty Bank board of directors in approving the merger agreement, see page [            ].

Our Financial Advisor Believes the Merger Consideration Is Fair to Liberty Bank Shareholders (page [            ])

Stifel Nicolaus has delivered to Liberty Bank’s board of directors its opinion that, as of November 27, 2007, the date the merger agreement was approved by the board of directors, the merger consideration was fair to the holders of Liberty Bank common stock from a financial point of view. The full text of the written opinion of Stifel Nicolaus, dated November 27, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document. You should read the opinion in its entirety. Stifel Nicolaus provided its opinion for the information and assistance of Liberty Bank’s board of directors in connection with the board’s consideration of the merger. Stifel Nicolaus’ opinion is not a recommendation as to how you should vote with respect to the merger. Liberty Bank has agreed to pay Stifel Nicolaus a fee equal to 1.25% of the aggregate value of the merger consideration, which is estimated to be $35.8 million. A total of $90,000 of this fee has already been paid; the remaining fee amount is due at and contingent upon the closing of the merger. Liberty Bank has also agreed to reimburse Stifel Nicolaus for its out-of-pocket expenses in connection with the merger, subject to a maximum of $25,000.

Stifel Nicolaus has disclosed to us that it is also advising Century Bank with respect to the offering of shares of Century Commercial Bancorp in connection with the Century Bank conversion. Stifel Nicolaus has disclosed to us the possibility or existence of any conflicts of interest resulting from Stifel Nicolaus serving as financial advisor to both Liberty Bank in the case of the merger and to Century Commercial Bancorp and Century Bank in the case of the conversion offering. We have waived any such conflict of interest and have consented to Stifel Nicolaus serving in such dual capacities.

Certain of Liberty Bank’s Officers and Directors Have Additional Financial Interests in the Merger (page [            ])

Certain members of the management and the board of directors of Liberty Bank have financial interests in the merger that are in addition to, and may be different from, any interests they may have as shareholders of Liberty Bank generally. These interests include, among others, provisions in the merger agreement relating to indemnification of the directors and officers of Liberty Bank, board seats and certain employee benefits. No benefit payments will be accelerated and no lump sum payments will be made to directors or officers of Liberty Bank, however, in connection with the merger. Vesting of stock options granted to Liberty Bank directors and employees will accelerate as a result of the merger. See “Ownership of Liberty Bank Common Stock.” The existing employment agreements with Messrs. Valerian, Ebner, Hojnacki and Behm are being cancelled with no payment to these officers and each of them is entering into new employment agreements with Century Bank and change in control agreements with Century Commercial Bancorp. Additionally, employees of Liberty Bank who have exercised incentive stock options and held the resulting shares for less than one year will be able to designate these shares as preference shares (but only as to other shares of Liberty Bank stock held by that employee) for priority allocation of Century Commercial Bancorp common stock in the merger. Moreover, Messrs. Valerian and Ebner, directors of Liberty Bank, will become directors of Century Commercial Bancorp and Century Bank, respectively, at the effective date of the merger. In addition, certain directors of Liberty Bank will become directors of either Century Bank or Century Commercial Bancorp. See “The Merger Agreement – Management and Operations Following the Merger.” The Liberty Bank board was aware of these interests in approving the merger agreement.

We Need to Obtain Various Regulatory Approvals in Order to Complete the Merger and the Offering (page [            ])

We cannot complete the merger unless Century Bank receives the approval of the Office of Thrift Supervision the (“OTS”). In addition the OTS must approve Century Commercial Bancorp’s application to become the holding company of Century Bank in connection with its mutual to stock conversion. Century Bank and Century Commercial Bancorp have made the necessary filings with the OTS. There can be no assurance when or if the OTS approval will be obtained.

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Comparison of Shareholders’ Rights (page [            ])

Holders of Liberty Bank common stock who receive shares of Century Commercial Bancorp common stock in the merger will become shareholders in Century Commercial Bancorp. The rights of Century Commercial Bancorp shareholders will be governed by Maryland law and Century Commercial Bancorp’s articles of incorporation and bylaws rather than federal law and the articles and bylaws of Liberty Bank. The rights of a shareholder of Century Commercial Bancorp differ from the rights of Liberty Bank shareholders with respect to certain matters.

Accounting Treatment (page [            ])

Century Commercial Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Liberty Bank will be recorded on Century Commercial Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Century Commercial Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Century Commercial Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $13.27 million and a core deposit and other intangible assets of approximately $1.28 million.

Our Directors and Executive Officers Have Agreed to Vote in Favor of the Merger (page [            ])

In connection with the signing of the merger agreement, directors and executive officers of Liberty Bank entered into voting agreements with Century Commercial Bancorp and Century Bank agreeing to vote their shares in favor of approval of the merger agreement. A total of 180,991 shares, or 26.0% of the outstanding shares of Liberty Bank common stock, are subject to these voting agreements.

Management and Operations After the Merger (page [            ])

The existing seven person boards of directors of Century Commercial Bancorp and Century Bank will continue in place after the completion of the merger. In addition, six current members of the Liberty Bank board, Ms. Hawkins and Messrs. Valerian, Ebner, Mirgliotta, Priemer and Latore, will become directors of Century Commercial Bancorp and six current directors of Liberty Bank, Messrs. Valerian, Ebner, D’Amore, Clemens, Razinger and Smith, will become directors of Century Bank after completion of the merger. William A. Valerian, Chairman, President and Chief Executive Officer of Liberty Bank will become the Chairman and Chief Executive Officer of Century Commercial Bancorp and Volodymyr Bazarko, the Chairman of Century Bank, will become the Vice-Chairman of Century Commercial Bancorp. Jeffrey J. Calabrese, the current President of Century Bank, will become President and Chief Operating Officer of Century Commercial Bancorp and Richard C. Ebner, the current Chief Operating Officer and Chief Financial Officer of Liberty Bank will become the Chief Financial Officer of Century Commercial Bancorp.

Also after completion of the merger, Volodymyr Bazarko will become Chairman of Century Bank, with William A. Valerian serving as Vice-Chairman. Jeffrey J. Calabrese will serve as President and Chief Executive Officer and Richard C. Ebner will become Chief Operating Officer and Chief Financial Officer.

The Merger Agreement

There are Various Conditions to Completing the Merger (page [            ])

The completion of the merger depends on a number of conditions being met, including approval of the merger agreement by Liberty Bank’s shareholders and receipt of all required regulatory approvals. The merger is also subject to the completion of Century Bank’s mutual-to-stock conversion and Century Commercial Bancorp’s stock offering, and the satisfaction of various other conditions specified in the merger agreement.

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Where the law permits, the parties could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

For a complete discussion of all of the conditions to closing, see page [            ].

The Merger Agreement May be Terminated in Certain Circumstances (page [            ])

Liberty Bank and Century Bank can agree at any time not to complete the merger, even if the Liberty Bank shareholders have approved it. If Century Commercial Bancorp’s initial public offering is not completed, the merger agreement will be terminated. Also, the merger agreement may be terminated in a number of other circumstances, including if either party fails to comply with all of its obligations under the merger agreement or if either party’s representations and warranties contained in the merger agreement have been breached in a material way. The parties may also terminate the merger agreement if requisite shareholder and regulatory approvals are not obtained or if the other conditions to closing cannot be satisfied. In addition, Liberty Bank may terminate the merger agreement in certain circumstances to accept a superior proposal from a third party.

For a complete discussion of the circumstances in which this merger agreement may be terminated, see page [            ].

Termination Fees May be Due in Certain Circumstances (page [            ])

The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party and may be subject to specific performance remedies.

In the event of a termination of the merger agreement pursuant to certain other sections of the merger agreement, including Liberty Bank’s acceptance of a superior proposal, Liberty Bank will be obligated to pay a termination fee of $1.0 million to Century Bank, which payment shall be the exclusive remedy of Century Bank under the merger agreement.

Liberty Bank and Century Bank May Amend the Terms of the Merger Agreement and Waive Some Conditions (page [            ])

Liberty Bank and Century Bank can agree to amend the merger agreement, and each party to the merger agreement can waive its right to require the other party to adhere to the terms and conditions of the merger agreement, where the law allows. However, after Liberty Bank’s shareholders approve the merger agreement, any alteration of the consideration to be received by Liberty Bank shareholders in the merger must be approved by Liberty Bank shareholders.

The Liberty Bank Special Meeting of Shareholders

General (page [            ])

Liberty Bank’s Special Meeting will be held at the [            ] on [            ], 2008 at 10:00 a.m., Eastern time.

Purpose of the Meeting (page [            ])

At the Special Meeting, Liberty Bank shareholders will be asked to approve the merger agreement with Century Commercial Bancorp and Century Bank and to approve a proposal to adjourn the meeting, if necessary, to solicit additional proxies in favor of the merger agreement, and to transact any other business that may properly come before the meeting.

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Record Date for Voting (page [            ])

You are entitled to notice of and to vote at the Special Meeting of Liberty Bank’s shareholders only if you owned Liberty Bank common stock at the close of business on January 31, 2008. You will be able to cast one vote for each share of Liberty Bank common stock you owned at that time. As of January 31, 2008, there were 696,987 shares of Liberty Bank common stock issued and outstanding.

Votes Required (page [            ])

Approval of the merger agreement and of the proposal to adjourn the Special Meeting, if necessary, require the affirmative vote of two-thirds of the votes eligible to be cast at the Special Meeting. You can vote your shares by attending the Special Meeting and voting in person or by completing and mailing the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to complete, sign and return your proxy card to ensure that your shares are represented.

Comparative Per Share Data

The following table shows information, for the periods indicated, about Liberty Bank’s historical net income per share, dividends per share and shareholders’ equity per share. The table also contains pro forma information that reflects Century Commercial Bancorp’s offering at the midpoint of the offering range and its acquisition of Liberty Bank. The table assumes that, as of September 30, 2007, Century Commercial Bancorp sells 2,300,000 shares in the offering at the midpoint of the offering range and issues 1,946,563 shares to Liberty Bank shareholders in the merger. In presenting the comparative pro forma information for certain time periods, we assumed that Liberty Bank and Century Commercial Bancorp have been merged throughout those periods.

The information listed as “Equivalent Pro Forma Liberty Bank” was obtained by multiplying the pro forma combined amounts by the exchange ratio of 4.5. We present this information to reflect the fact that some Liberty Bank shareholders will receive shares of Century Commercial Bancorp common stock for each share of Liberty Bank common stock exchanged in the merger. We also assumed that the average Century Commercial Bancorp stock price on the dates presented was $10.00, its offering price; however, there has been no historic market in Century Commercial Bancorp stock and there can be no assurance that the market prices will not be lower. See “Market Price and Dividend Information.” We also anticipate that the combined company will derive financial benefits from the merger that may include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information and with the condensed combined pro forma financial statements presented in Century Commercial Bancorp’s prospectus attached to this proxy statement-prospectus.

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The pro forma net income per share amounts are calculated by totaling the historical net income (adjusted for pro forma adjustment(s) of Century Commercial Bancorp and Liberty Bank) and dividing the resulting amount by the pro forma shares of Century Commercial Bancorp to be outstanding giving effect to the offering and the merger. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

	Century Commercial Bancorp Historical	Liberty Bank Historical	Pro Forma Combined	Equivalent Pro Forma Liberty Bank
Book value per share
September 30, 2007	N/A	$29.52	$12.35	$55.60

Tangible book value per share
September 30, 2007	N/A	$29.52	$8.79	$39.56

Basic net income per share from continuing operations
Year Ended December 31, 2006	N/A	$1.64	$0.22	$1.00

Diluted net income per share from continuing operations
Year Ended December 31, 2006	N/A	$1.60	$0.22	$1.00

Market Price and Dividend Information

Century Commercial Bancorp common stock does not yet publicly trade, but Century Commercial Bancorp has applied to be traded on the Nasdaq Capital Market under the symbol “CENB” upon conclusion of its initial public offering. Liberty Bank common stock is not listed for trading on any exchange or market quotation system. On each of April 17, August 21, and November 20, 2007, Liberty Bank declared a cash dividend of $0.10 per share. No dividends were declared in 2006. The last sale price per share of Liberty Bank common stock of which management is aware on a date prior to the signing of the merger agreement was $34.00 on June 25, 2007. Management is not aware of any sales subsequent to that date.

Liberty Bank, as a national bank, is subject to certain limitations on the amount of cash dividends that it can pay. No dividends may be paid by Liberty Bank in excess of the current year’s net profits plus net profits of the preceding two years.

Prior to the merger and the Century Commercial Bancorp stock offering, there will not be any trading market for Century Commercial Bancorp common stock. The Century Commercial Bancorp common stock will be sold in the stock offering for $10.00 per share. However, Century Commercial Bancorp cannot assure that the stock will trade at this price after the closing of the offering.

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Risk Factors

In considering whether to approve the merger agreement and receive Century Commercial Bancorp common stock, you should consider, among other things, the following matters:

If the Century Commercial Bancorp Offering Is Not Completed, We Will Terminate the Merger

We anticipate that the Century Commercial Bancorp offering and the merger will both be completed in the second calendar quarter of 2008. At this time, we are not aware of any circumstances that are likely to cause the offering or the merger not to be completed. However, certain conditions to the merger have not yet been satisfied, including receipt of all regulatory approvals, approval of the merger by Liberty Bank shareholders and completion by Century Commercial Bancorp of the offering. Completion of the offering is also subject to a number of conditions, including the requirement that a minimum number of shares of Century Commercial Bancorp be sold. If the offering cannot be completed, the merger will not occur.

The Consideration You Receive May Be Prorated

Even though Liberty Bank shareholders may elect to receive in exchange for their shares of Liberty Bank common stock, cash, Century Commercial Bancorp common stock, or a combination of cash and Century Commercial Bancorp common stock, shareholders may choose to receive more Century Commercial Bancorp common stock than is available in the transaction. If more shareholders choose Century Commercial Bancorp common stock than is available, you may receive some cash even if you have requested only Century Commercial Bancorp common stock, and that receipt of cash would be taxable. Additionally, if the shareholders elect to receive fewer than the minimum number of shares of Century Commercial Bancorp stock that must be issued in the merger, then persons electing to receive cash and/or persons who made no election would instead receive a combination of Century Commercial Bancorp stock and cash based on the merger agreement’s allocation and proration procedures. You will not know which form of merger consideration you will receive until after we complete the merger.

The Consideration You Receive May Be Taxable

Generally, the United States federal income tax consequences of the merger to you will depend on whether you exchange your Liberty Bank common stock solely for Century Commercial Bancorp common stock, solely for cash, or for a combination of Century Commercial Bancorp common stock and cash. If you exchange your Liberty Bank shares solely for Century Commercial Bancorp common stock, you should recognize no gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your Liberty Bank shares solely for cash, you should recognize gain or loss on the exchange measured by the difference between the amount of cash received and your tax basis in your shares of Liberty Bank. If you receive a combination of Century Commercial Bancorp common stock and cash in exchange for shares of Liberty Bank common stock, you will recognize capital gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain realized in the transaction.

Shareholders Who Make Elections Will Be Unable to Sell Their Stock in the Market Pending the Merger

Liberty Bank shareholders may elect to receive cash, Century Commercial Bancorp stock or a combination of cash and stock in the transaction. The election forms will require that shareholders making the election turn in their Liberty Bank stock certificates. During the time between when the election is made and the merger is completed, Liberty Bank shareholders will be unable to sell their Liberty Bank stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Liberty Bank shareholders can reduce the period during which they cannot sell their shares by delivering their election forms shortly before the close of the election period, but election forms received after the close of the election period will not be accepted or honored.

You Will Have Less Influence as a Shareholder of Century Commercial Bancorp than as a Shareholder of Liberty Bank

As a shareholder of Liberty Bank, you currently have the right to vote in the election of directors of Liberty Bank and on other matters affecting Liberty Bank. The merger will result in the transfer of control of Liberty Bank to Century Commercial Bancorp. Although you may become a shareholder of Century Commercial Bancorp as a result of the merger and will have similar voting rights in Century Commercial Bancorp following completion of the merger, because the combined company will be larger than Liberty Bank with more shareholders, your percentage ownership of Century Commercial Bancorp will be smaller than your percentage ownership of Liberty Bank.

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Unanticipated Costs Relating to the Merger Could Reduce Century Commercial Bancorp’s Future Earnings Per Share

Century Bank and Century Commercial Bancorp believe they have reasonably estimated the likely costs of integrating the operations of Liberty Bank and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees, professional expenses, or unexpected future operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Century Commercial Bancorp and/or Century Bank after the merger. If unexpected costs are incurred, the merger could have a dilutive effect on Century Commercial Bancorp’s earnings per share.

Century Commercial Bancorp and Century Bank May be Unable to Successfully Integrate Liberty Bank’s Operations and Retain Their Employees

The merger involves the integration of the operations of Liberty Bank into those of Century Bank. The difficulties of integrating the operations of these two institutions include, among other things:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Century Commercial Bancorp, Century Bank and Liberty Bank and the loss of key personnel. The integration of Liberty Bank will require the experience and expertise of certain key employees of Liberty Bank who are expected to be retained by Century Bank. However, there can be no assurances that Century Bank will be successful in retaining these employees for the time period necessary to successfully integrate Liberty Bank’s operations. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger, along with Liberty Bank’s integration, could have an adverse effect on the business and results of operation of Liberty Bank, Century Bank and Century Commercial Bancorp.

If the Merger is Not Completed, Liberty Bank and Century Bank Will Have Incurred Substantial Expenses Without Realizing the Expected Benefits

Liberty Bank and Century Bank have incurred substantial expenses in connection with the transactions described in this proxy statement-prospectus. The completion of the merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. Liberty Bank and Century Bank will continue to incur substantial merger related expenses, which include legal, accounting, and financial advisory expenses. These expenses could have a material adverse impact on the financial condition of Liberty Bank and Century Bank because they would not have realized the expected benefits of the merger. There can be no assurances that the merger will be completed.

The Termination Fee and the Restrictions on Solicitation Contained in the Merger Agreement May Discourage Other Companies From Trying to Acquire Liberty Bank

Until the completion of the merger, with some exceptions, Liberty Bank is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Century Bank. In addition, Liberty Bank has agreed to pay a termination fee of $1.0 million to Century Bank if the merger agreement is terminated under certain circumstances. See “The Merger Agreement – Termination Fee.” These provisions could discourage other companies from trying to acquire Liberty Bank even though such other companies might be willing to offer greater value to Liberty Bank’s shareholders than Century Bank has offered in the merger agreement. The payment of the termination fee also could have a material adverse effect on Liberty Bank’s financial condition.

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Risk Factors Relating to Century Commercial Bancorp and its Offering

Before you vote on the merger agreement, you should read the section captioned “Risk Factors” in Century Commercial Bancorp’s accompanying prospectus for risks relating to Century Commercial Bancorp and its offering.

A Warning About Forward-Looking Statements

This proxy statement-prospectus contains certain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates,” or similar expressions as well as certain information relating to the merger. Forward-looking statements include:

•	statements of Century Commercial Bancorp’s, Century Bank’s and Liberty Bank’s goals, intentions and expectations;

•	statements regarding Century Commercial Bancorp’s, Century Bank’s and Liberty Bank’s business plans, prospects, growth and operating strategies;

•	statements regarding the quality of Century Commercial Bancorp’s, Century Bank’s and Liberty Bank’s loan and investment portfolios; and

•	estimates of Century Commercial Bancorp’s, Century Bank’s and Liberty Bank’s risks and future costs and benefits.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in Century Bank’s and Liberty Bank’s market areas, that are worse than expected;

•	changes in the interest rate environment that reduce either party’s interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect their business;

•	adverse changes in the securities markets;

•	the ability of Century Commercial Bancorp and Century Bank to integrate successfully the operations of Liberty Bank following the merger; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the Financial Accounting Standards Board.

See “Where You Can Find More Information” on page [            ] of the accompanying Century Commercial Bancorp prospectus.

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Special Meeting of Liberty Bank’s Shareholders

General

This proxy statement-prospectus is furnished in connection with the solicitation of proxies by the board of directors of Liberty Bank, for use at the Special Meeting of shareholders of Liberty Bank to be held at the [            ] at 10:00 a.m., Eastern time on [            ], 2008, and any adjournments or postponements thereof, for the purposes set forth in this proxy statement-prospectus.

Purpose of the Meeting

At the Special Meeting, shareholders of Liberty Bank will be asked to consider and vote upon:

•	the merger agreement and the transactions contemplated by that agreement, including the merger;

•	the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes, in person or by proxy, to approve the merger agreement; and

•	to act on any other matters properly submitted to a vote at the Special Meeting. At this time, the board of directors is not aware of any other matters to be considered at the Special Meeting.

Record Date for Voting at the Meeting

The board of directors has fixed the close of business on January 31, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of Liberty Bank common stock at that time will be entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. As of the record date, there were 696,987 shares of Liberty Bank common stock issued and outstanding, and each such share is entitled to one vote at the Special Meeting.

Quorum and Shareholder Vote Required

The presence, in person or by proxy, of holders of at least a majority of the total number of Liberty Bank’s outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the Special Meeting. Abstentions and “broker non-votes” will be counted as present for determining the presence or absence of a quorum for the transaction of business at the Special Meeting. A “broker non-vote” is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of Liberty Bank common stock on the proposal to approve the merger agreement without specific instructions from you.

Approval of the merger agreement will require the affirmative vote of two-thirds of the votes eligible to be cast by Liberty Bank shareholders at the Special Meeting. Approval of the proposal to adjourn or postpone the Special Meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the merger agreement, if necessary, will require the affirmative vote of two-thirds of the votes eligible to be cast. Abstentions will count as no votes on the merger and the adjournment proposal. The directors and executive officers of Liberty Bank, as a group, owned with the power to vote 180,991 shares of Liberty Bank common stock, representing approximately 26.0% of the outstanding shares of Liberty Bank common stock as of the record date, and each of these individuals has entered into a voting agreement to vote these shares in favor of approval of the merger agreement.

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Voting of Proxies

Shares represented by proxy will be voted at the Special Meeting as specified in the proxy.

Proxies Without Voting Instructions. Proxies that are properly signed and dated but that do not contain voting instructions will be voted for approval and adoption of the merger agreement, and for approval of the proposal to adjourn the Special Meeting to solicit additional proxies in favor of the merger agreement, if necessary, at the discretion of the persons named as proxies with respect to any other matters to properly come before the shareholders.

Broker Non-Votes. If you hold your shares of Liberty Bank common stock in “street name” through a brokerage account you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Liberty Bank common stock on the proposal to approve the merger agreement without specific instructions from you.

Please note that if you hold Liberty Bank common stock in the name of a broker or other custodian and wish to vote those shares in person at the Special Meeting, you must obtain from the nominee holding the Liberty Bank common stock a properly executed “legal proxy” identifying you as a Liberty Bank shareholder, authorizing you to act on behalf of the nominee at the Special Meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Other Matters. The proxy card gives authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the Special Meeting.

How to Revoke a Proxy

You may revoke your proxy at any time before the vote is taken at the Special Meeting. To revoke your proxy you must either advise the Secretary of Liberty Bank in writing before shares have been voted at the Special Meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the Special Meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

This solicitation of proxies for use at the Special Meeting is being made by the board of directors of Liberty Bank. The cost of soliciting proxies will be borne by Liberty Bank. In addition to soliciting proxies by mail, proxies may be solicited, in person or by telephone, by officers and other employees of Liberty Bank, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

Shares Held by Liberty Bank Directors and Executive Officers and by Directors and Executive Officers of Century Commercial Bancorp

As of December 31, 2007, directors and executive officers of Liberty Bank beneficially owned 299,356 shares of Liberty Bank common stock, including shares that may be acquired upon the exercise of stock options. This equals 36.7 % of the outstanding shares of Liberty Bank common stock, including options held by directors and executive officers. Each of these individuals has entered into a voting agreement to vote these shares in favor of approval of the merger agreement. As of the same date, Century Commercial Bancorp and its directors and executive officers owned no shares of Liberty Bank common stock.

Recommendation of Liberty Bank’s Board of Directors

Liberty Bank’s board of directors has approved the merger agreement. Liberty Bank’s board of directors believes that the merger agreement is in the best interests of Liberty Bank and its shareholders and unanimously recommends that the Liberty Bank shareholders vote “FOR” approval of the merger agreement. See “Proposal 1—The

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Merger-Recommendation of the Liberty Bank Board; Liberty Bank’s Reasons for the Merger.” Liberty Bank’s board of directors also unanimously recommends that you vote “FOR” the proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes, in person or by proxy, to approve the merger agreement.

Objecting Shareholders’ Rights of Appraisal

Any Liberty Bank shareholder who objects to the merger and follows the specific procedures set forth in 12 U.S.C. Section 214a will be entitled to receive payment in cash of the fair value of their shares of Liberty Bank common stock. If you want to exercise this right rather than receive the merger consideration, you must fully comply with the procedures set out in the statute. A copy of these procedures is included as Appendix C to this proxy statement-prospectus. The required procedures are summarized below.

(i)	First, you must give written notice to the Secretary of Liberty Bank at or prior to the Special Meeting that you dissent from the merger. You should send your notice to Liberty Bank, N.A., Attn: Corporate Secretary, 25201 Chagrin Blvd., Suite 120, Beachwood, Ohio 44122

or

(ii)	You must vote against the merger. In the event you return a signed proxy card without indicating your vote on the merger proposal, you will be deemed to have voted in favor of the merger and will lose your appraisal rights. You may file a written notice of dissent and vote against the merger or file a written notice of dissent and simply not vote on the proposal.

(iii)	Second, you must provide written notice to Liberty Bank, at the address specified above, within 30 days following consummation of the merger (or within 30 days after being notified of the date of consummation of the merger) that you continue to dissent from the merger. You must specify the number of shares of Liberty Bank you held of record as of the voting record date and the amount you claim as the fair market value of those shares as of [ ], 2008, the date of the Special Meeting. After the merger, Century Commercial Bancorp will send a written notice to any objecting shareholders of the date of consummation of the merger. This notice will be sent by certified mail, return receipt requested, to the address you provide in your notice, or if no address is indicated, to the address which appears on Liberty Bank’s records.

(iv)	Third, you must send your stock certificates to Liberty Bank along with the written notice specified in (iii) above. Any sale of your shares after the voting record date will cause you to lose your appraisal rights.

The value of your Liberty Bank shares will be determined by a committee of three persons, one selected by the majority vote of all dissenting shareholders entitled to receive appraisal rights, one by the board of directors of Liberty Bank and the third selected by the first two. The valuation agreed upon by any two of the three appraisers will be paid to you in cash, subject to the paragraph below.

If the value determined by the appraisers is not satisfactory to a dissenting shareholder, that shareholder, within five days after being notified of the appraised value of his shares, may appeal to the Comptroller of the Currency who will cause a final and binding reappraisal to be made. If within 90 days from the completion of the merger, for any reason one or more of the appraisers has not been selected or the appraisers fail to determine the value of the dissenting shares, the Comptroller, upon the written request of any interested party, shall cause a final and binding appraisal to be made.

Ownership of Liberty Bank Common Stock

The following table sets forth certain information regarding the beneficial ownership of Liberty Bank’s common stock as of December 31, 2007, by each director and named executive officer of Liberty Bank and all directors and executive officers of Liberty Bank as a group. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares. No person, other than Messrs. Valerian and Ebner, is known by Liberty Bank to own beneficially 5% or more of its common stock.

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Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class (2)
Randall M. Behm	7,951		1.0%
Charles A. Clemens	15,334		1.9%
Dominic M. D’Amore, Jr.	13,034		1.6%
Richard C. Ebner	45,711	(3)	5.6%
Ann M. Hawkins	8,131		1.0%
James M. Hojnacki	25,884		3.2%
Jerry G. Kysela	8,400	(4)	1.0%
Donald A. Latore	16,550		2.0%
Joseph D. Miceli	15,500	(5)	1.9%
John R. Miller	5,100		*
James Mirgliotta	23,825		2.9%
J. Gordon Priemer	13,000	(6)	1.6%
Daniel D. Smith	20,714	(7)	2.5%
Ralph R. Razinger	8,334		1.0%
William A. Valerian	71,888	(8)	8.8%
All directors and executive officers as a group (15 persons)	299,356		36.7%

*	Less than 1.0%
(1)	Unless otherwise indicated, the address for all named individuals is c/o Liberty Bank, 25201 Chagrin Blvd, Suite 120, Beachwood, Ohio 44122.
(2)	Includes shares of common stock held directly, as well as shares held jointly with family members, and shares as to which the named individual has the right to acquire beneficial ownership pursuant to the exercise of stock options as follows:

Mr. Behm – 7,500 shares	Mr. Miceli – 2,000 shares
Mr. D’Amore – 2,000 shares	Mr. Miller – 2,000 shares
Mr. Ebner – 30,000 shares	Mr. Mirgliotta – 2,000 shares
Ms. Hawkins – 1,000 shares	Mr. Priemer – 2,000 shares
Mr. Hojnacki – 20,000 shares	Mr. Smith – 2,000 shares
Mr. Latore – 2,000 shares	Mr. Valerian – 45,865 shares

(3)	Does not include 350 shares owned by Mr. Ebner’s three adult children with respect to which Mr. Ebner disclaims beneficial ownership.
(4)	Includes 8,400 shares held in the name of LB Investments LLC of which Mr. Kysela is a partner.
(5)	Includes 13,500 shares held in the name of Miceli Dairy Products Company of which Mr. Miceli is the CEO.
(6)	Includes 10,000 shares held in the name of Priemer Investment Co., LLC of which Mr. Priemer is President.
(7)	Includes 17,614 shares held in the name of Consolidated Investment Corporation of which Mr. Smith is the COO.
(8)	Includes 19,970 shares owned by the Valerian Family CRUT Number Two of which Mr. Valerian is the co-trustee. Does not include 3,065 shares owned by Mr. Valerian’s three adult children with respect to which Mr. Valerian disclaims beneficial ownership.

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Proposal 1 – Approval and Adoption of the Merger Agreement

The Merger

The following discussion of the merger is qualified by reference to the merger agreement, as amended, which is attached to this proxy statement-prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

Terms of the Merger

The merger agreement provides for a business combination in which Liberty Bank will merge with and into Century Bank with Century Bank as the surviving bank in the merger. As part of its conversion to the stock form of organization, Century Bank will become a wholly owned subsidiary of Century Commercial Bancorp.

As a result of the merger, except as noted below, each outstanding share of Liberty Bank common stock will be converted into the right to receive (i) 4.5 shares of Century Commercial Bancorp common stock, or (ii) $45.00 in cash. Century Commercial Bancorp will not issue fractions of shares of Century Commercial Bancorp common stock, but instead will pay each holder of Liberty Bank common stock who would otherwise be entitled to a fraction of a share of Century Commercial Bancorp common stock an amount in cash determined by multiplying that fraction by $10.00. The maximum aggregate value of all consideration to be paid to shareholders of Liberty Bank is approximately $38.9 million, assuming the exercise of all stock options prior to completion of the merger. The difference between this value and the $35.9 million value of the merger consideration assumed by Stifel Nicolaus in its fairness opinion results from a change in the assumption of the number of option shares that are exercised rather than cashed out. The merger agreement provides that 50% of the outstanding shares of Liberty Bank must be converted into Century Commercial Bancorp common stock, with the balance of the outstanding Liberty Bank shares converted into cash. All elections of Liberty Bank shareholders are subject to the allocation and proration procedures described in the merger agreement. As a result of such proration, you may not receive cash or Century Commercial Bancorp shares to the full extent that you elect. See “— Consideration to be Received in the Merger.” If there is a change in the number or classification of shares of Century Commercial Bancorp outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted.

To be able to offer Liberty Bank shareholders shares of Century Commercial Bancorp common stock as part of the merger consideration, Century Commercial Bancorp is conducting its initial offering in connection with the mutual-to-stock conversion of Century Bank. The merger will occur immediately after consummation of the offering. Failure to complete the offering will result in the termination of the merger, and failure to complete the merger will result in termination of the offering. Among the conditions that must be satisfied before the merger can be consummated is the receipt of all required regulatory approvals and the approval of Liberty Bank shareholders. Century Bank needs the approval of its voting members in order to consummate the conversion, including the stock offering.

Century Commercial Bancorp intends to conduct its offering at the same time Liberty Bank is soliciting the approval of the merger from its shareholders and Century Bank is soliciting the approval of the offering from its members. Century Commercial Bancorp is mailing its prospectus to potential investors on or around [            ], 2008. Liberty Bank is mailing this proxy statement to its shareholders soliciting their votes in favor of the merger and Century Bank is mailing its proxy statement to its depositors soliciting their votes in favor of the conversion on or around that same date. The offering will terminate on [            ] unless extended to a later date. Liberty Bank’s shareholders’ meeting is scheduled for [            ], 2008, and Century Bank’s depositors’ meeting is scheduled for [            ], 2008. Assuming Liberty Bank shareholders approve the merger, Century Commercial Bancorp receives sufficient subscriptions to complete the offering and Century Bank and Century Commercial Bancorp receive the approval of its voting members and all required regulatory approvals, it is expected the offering and merger will be consummated early in the second calendar quarter of 2008.

Under the merger agreement, the seven directors and the officers of Century Bank and Century Commercial Bancorp serving at the time of the closing will continue to serve in such capacities after the merger is consummated. In addition, upon the completion of the merger, Messrs. Valerian, Ebner, Latore, Mirgliotta, Priemer and Ms. Hawkins, each a current director of Liberty Bank, will be added to the board of directors of Century Commercial Bancorp and Messrs. Valerian, Ebner, Clemens, D’Amore, Razinger and Smith, each a current director of Liberty Bank, will be added to the board of directors of Century Bank.

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Background and Negotiation of the Merger

From time to time, Liberty Bank’s board had discussed the changes in the banking industry environment, the competitive challenges in the Cleveland banking market and the opportunities that could be present if Liberty Bank were part of a larger organization. Representatives of Stifel Nicolaus had occasionally met with management and board members at both Liberty Bank and Century Bank, and the Stifel Nicolaus representatives felt that the two companies had similar views regarding the opportunities and challenges of competing on a stand-alone basis in a large market.

Representatives of Stifel Nicolaus spoke separately to Messrs. Calabrese and Valerian to discuss the possible merits of a transaction in which Century Bank would undergo a mutual-to-stock conversion and simultaneously merge with Liberty Bank. Both chief executives were intrigued by the idea, and agreed to meet, along with a representative of Stifel, on January 17, 2007. Both chief executives determined that the possible combination appeared to be attractive and agreed to consider it further.

Following that initial meeting, representatives of Stifel Nicolaus were invited to discuss the possible transaction with Liberty Bank’s board on January 23, 2007 and with Century Bank’s board on February 23, 2007. Given the complexity of the transaction and the significant changes that would be required for both organizations, the respective boards agreed to give further consideration to the possible transaction, but not to take any immediate action.

On July 11, 2007, Mr. Calabrese and Mr. Valerian set up a dinner meeting with a small subset of each board of directors to get to know each other and talk informally about the benefits and risks of the possible transaction. Over the next several months, the chief executives and representatives of Stifel Nicolaus and Silver Freedman and Taff, L.L.P., special counsel to Century Bank participated in numerous discussions about transaction structure, the regulatory approval process and timing. Mr. Calabrese and Mr. Valerian also had a number of discussions about management roles, board composition and other matters. On September 17, 2007, Century provided a non-binding indication of interest outlining the proposed terms of the transaction. After further discussion and refinement of the indication of interest letter, the parties agreed to move forward with due diligence and begin definitive agreement negotiations.

Messrs. Calabrese and Valerian, along with representatives of Stifel Nicolaus, had numerous discussions concerning the price and structure of the deal. These discussions included consideration of the environment for bank and thrift stock prices and bank merger valuations generally, the desire of Liberty Bank’s board to allow for a tax-free deal with a meaningful portion of stock, the fact that Century Bank could not offer more than 50% of the pro forma shares of Century Commercial Bancorp in the acquisition, and other considerations. Through these various discussions, the representatives of the two companies, after consulting with their respective board members and financial advisors, reached agreement on the essential terms of the proposed merger. On October 18, 2007, Silver, Freedman & Taff, L.L.P. provided a first draft of the proposed merger agreement to Liberty Bank and Hahn Loeser & Parks LLP, outside counsel to Liberty Bank. The parties and their advisors negotiated the terms of the definitive merger agreement and prepared and negotiated certain related documents, including employment, change in control, shareholder voting and affiliate agreements for certain of Liberty Bank’s executive officers and directors, through November 26, 2007.

Representatives of Liberty Bank and its financial advisor and counsel conducted due diligence on Century Bank during the week of November 19, 2007.

On November 27, 2007, Liberty Bank’s board of directors met to consider the terms of the definitive merger agreement that had been negotiated between the parties. Also attending the meeting were representatives from Stifel Nicolaus and representatives from Hahn Loeser & Parks LLP. The board was aware of the fact that Stifel Nicolaus had business relationships with both parties when they chose to engage Stifel Nicolaus as their financial advisor. The Stifel Nicolaus engagement letter included a waiver of this possible conflict. The board chose Stifel Nicolaus because of Stifel Nicolaus’ expertise and experience in connection with bank mergers, as well as management’s longstanding relationship with Stifel Nicolaus representatives. The board was aware that Century Bank would use another financial advisor for the merger, but that Century Bank would be using Stifel Nicolaus as its marketing agent for the offering. The Century Bank board also provided a waiver of this possible conflict.

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At the meeting, Stifel Nicolaus reviewed with the board the financial terms of the proposed merger and various financial analyses relating to the transaction. Liberty Bank’s board also considered whether Liberty Bank’s shareholders would be better served by either remaining independent or by approaching other potential merger partners. Liberty Bank’s board elected to pursue a negotiated transaction with Century Bank because of the advantages of the transaction structure, but the board insisted on a relatively low termination fee, so that another bidder would not be precluded from expressing interest in Liberty Bank following announcement of the merger. Hahn Loeser & Parks LLP reviewed with the board the principal terms of the proposed merger agreement and related documents.

At the meeting, Stifel Nicolaus rendered its oral advice that the consideration to be paid in the merger was fair to Liberty Bank’s shareholders from a financial point of view, and confirmed that it would deliver such opinion in writing as of the date of execution of the merger agreement. Stifel Nicolaus reminded the Liberty Bank board of directors that Stifel Nicolaus was representing Liberty Bank in connection with the merger, and that Stifel Nicolaus was also serving as the manager of Century Bank’s mutual to stock conversion offering. Following discussion and further deliberation and questions, the board of directors unanimously approved the merger agreement in substantially the form presented to the board.

The parties executed the definitive merger agreement and related documents during the evening of November 27, 2007, and publicly announced the transaction the following morning. On January 23, 2008, the parties amended the merger agreement to correct a technical error.

Recommendation of Liberty Bank’s Board of Directors

After careful consideration, Liberty Bank’s board of directors, by unanimous vote:

•	has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Liberty Bank and its shareholders;

•	has approved the merger agreement; and

•	recommends that Liberty Bank’s shareholders vote “FOR” the adoption of the merger agreement.

Liberty Bank’s Reasons for the Merger

At its meeting on November 27, 2007, the board of directors of Liberty Bank determined that the terms of the merger agreement are fair to and in the best interests of Liberty Bank and its shareholders. In reaching its decision to approve the merger agreement and to recommend that Liberty Bank shareholders vote to approve the merger agreement, the board of directors of Liberty Bank consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and its legal counsel with respect to its legal responsibilities under the merger agreement. The board considered, among other things, the factors described above and the following factors:

•

The specific terms of the merger agreement and the transactions contemplated by the merger, including the consideration to be received by Liberty Bank’s shareholders in the merger. The board noted in particular that the $45.00 per share consideration to be received in the merger by Liberty Bank shareholders represented a multiple of approximately 21.4x Liberty Bank’s earnings per share for the twelve months ended September 30, 2007, a core deposit premium of approximately 7.7% at September 30, 2007, a price of approximately 164% of book value at September 30, 2007, and a premium of approximately 32.4% over the $34.00 per share price of Liberty Bank common stock as of the close of business on June 25, 2007 (the last trade of Liberty Bank common stock of which management was aware prior to the board meeting on November 27, 2007).

•	The fact that Liberty Bank’s shareholders would have the ability to elect to receive either shares of Century Commercial Bancorp common stock or cash for some or all of their shares of Liberty Bank

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common stock, subject to the overall limitation that 50% of Liberty Bank’s outstanding shares of common stock would be exchanged for Century Commercial Bancorp common stock and 50% of Liberty Bank’s outstanding shares of common stock would be exchanged for cash. This structure will allow shareholders electing and receiving cash in the transaction to immediately receive a fair value, in cash, for their investment at a substantial premium to current and historical trading prices and allow shareholders electing and receiving Century Commercial Bancorp common stock in the transaction to participate in any future potential increases in the value of Century Commercial Bancorp common stock.

•

The board’s perception of the future operating results that could be obtained from continuing to operate Liberty Bank as an independent community financial institution in the current interest rate and competitive environment, and the likely benefits to shareholders from such operation, compared with the value of the merger consideration offered by Century Bank and the future prospects of Liberty Bank and Century Bank on a combined basis.

•

The historical financial performance of Century Bank, including its operating income trends and balance sheet, and the board’s assessment of such historical earnings and trends, and the likelihood that the addition of Liberty Bank could contribute positively to such earnings following completion of the transaction. The board also reviewed and discussed historical post-conversion stock price information for converting thrift institutions in different types of conversion transactions.

•

The terms of the merger agreement and the structure of the merger transaction, including the fact that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes to shareholders of Liberty Bank to the extent that shares of Century Commercial Bancorp common stock are received for their shares of Liberty Bank common stock.

•

The presentations of Stifel Nicolaus, as financial advisor to Liberty Bank relating to the transaction, including Stifel Nicolaus’s opinion that, as of the date of the opinion and subject to the factors and assumptions set forth in the opinion, the consideration to be received by shareholders of Liberty Bank in the proposed merger is fair to such shareholders from a financial point of view (see —“Opinion of Liberty Bank’s Financial Advisor” and Appendix B to this proxy statement-prospectus).

•

Century Commercial Bancorp’s and Century Bank’s agreement to appoint six directors of Liberty Bank to the boards of directors of Century Bank and to appoint William A. Valerian, Chairman, President and CEO of Liberty Bank to the positions of Chairman and CEO of Century Commercial Bancorp and Vice-Chairman of Century Bank.

•

The provisions of the merger agreement that permit Liberty Bank, under certain circumstances, to furnish information to and negotiate with third parties regarding a potential business combination, including the ability of Liberty Bank’s board of directors to terminate the merger agreement in order to accept a superior proposal (subject to negotiating with Century Bank and paying Century Bank a $1.0 million termination fee).

•

Information concerning the business, earnings, operations, financial condition and prospects of Liberty Bank and Century Bank, individually and on a combined basis, and prices, multiples of earnings per share and premiums to book value and core deposits paid in other recent acquisitions.

•

The potential impact of the merger on the various constituencies served by Liberty Bank, including the potential effects on customers and employees and the increased lending limits expected to be available because of the larger size and increased capital of the combined banks.

The board of directors also considered the following factors, among others:

•	The risk that the merger might not be completed in a timely manner or at all given the fact that the transaction would be conditioned on the conversion of Century Bank from a mutual form of

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organization to a stock form of organization and the regulatory requirement that a majority of the total shares issued by Century Commercial Bancorp in the merger and the conversion must be issued as a result of the conversion.

•

The restrictions on Liberty Bank’s ability to solicit or engage in discussions relating to alternative business combination transactions, subject to specified exceptions, and the requirement that Liberty Bank pay a $1.0 million termination fee in order to accept a superior acquisition proposal. The board concluded that these restrictions were reasonable in light of the perceived benefits of the merger.

The foregoing list of factors considered by Liberty Bank’s board of directors is not exhaustive but does include all material factors considered by the board. The board of directors did not quantify or assign relative or specific weights to the various factors that it considered. Rather, the board based its recommendation on the totality of the information presented to it. In addition, individual members of the board of directors may have given differing importance to the various factors considered.

After deliberating with respect to the proposed transaction with Century Bank and considering, among other things, the matters discussed above, Liberty Bank’s board of directors unanimously approved and adopted the merger agreement and the transaction with Century Bank and Century Commercial Bancorp and recommends that Liberty Bank’s shareholders vote to approve the merger agreement at the special meeting.

Opinion of Liberty Bank’s Financial Advisor

Stifel Nicolaus is acting as financial advisor to Liberty Bank in connection with the merger. Stifel Nicolaus is a nationally recognized investment banking firm with substantial expertise in transactions similar to the merger. Stifel Nicolaus is an investment banking and securities firm with membership on all the principal United States securities exchanges. As part of its investment banking activities, Stifel Nicolaus is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On November 27, 2007, Stifel Nicolaus rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of Liberty Bank that, as of such date, the per share consideration to be received by the holders of Liberty Bank common stock (other than Treasury Stock, Exception Shares and Dissenting Shares, each as defined in the merger agreement) from Century Bank in connection with the merger pursuant to the merger agreement was fair to such Liberty Bank shareholders, from a financial point of view.

The full text of Stifel Nicolaus’s written opinion dated November 27, 2007, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement-prospectus and is incorporated herein by reference. Holders of Liberty Bank common stock are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement-prospectus. The summary of the opinion of Stifel Nicolaus set forth in this proxy statement-prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion of Stifel Nicolaus will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

No limitations were imposed by Liberty Bank on the scope of Stifel Nicolaus’s investigation or the procedures to be followed by Stifel Nicolaus in rendering its opinion. Stifel Nicolaus was not requested to and did not make any recommendation to Liberty Bank’s board of directors as to the form or amount of the consideration to be paid to Liberty Bank or its shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Stifel Nicolaus did not ascribe a specific range of values to Liberty Bank. Its opinion is based on the financial and comparative analyses described below. Stifel Nicolaus’s opinion was directed solely to Liberty Bank’s board of directors for its use in connection with its consideration of the financial terms of the merger and is not to be relied upon by any shareholder of Liberty Bank or depositor of Century Bank or any other person or entity. Stifel Nicolaus’s opinion did not constitute a recommendation to Liberty Bank’s board as to how Liberty Bank’s board should vote on the merger or to any shareholder of Liberty Bank or depositor of Century Bank as to how such shareholder or depositor should vote at any meeting at which the merger is considered, or whether or not any shareholder of Liberty Bank should enter into a voting, shareholders’ or Rule 145 affiliates’ agreement with respect to the merger, elect to receive the per share stock consideration or the per share cash consideration (or any combination thereof), or exercise any dissenters’ or

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appraisal rights that may be available to such shareholder. In addition, Stifel Nicolaus’s opinion does not compare the relative merits of the merger with any alternative transaction or business strategy that may have been available to Liberty Bank or the Liberty Bank board and does not address the underlying business decision of Liberty Bank’s board to proceed with or effect the merger. Stifel Nicolaus was not requested to, and did not, explore alternatives to the merger or solicit the interest of any other parties in pursuing transactions with Liberty Bank.

In connection with its opinion, Stifel Nicolaus, among other things:

•	reviewed and analyzed a draft copy of the merger agreement dated November 27, 2007;

•

reviewed and analyzed the audited financial statements of Liberty Bank as of December 31, 2006 and 2005, and for the three years ended December 31, 2006 and unaudited financial statements of Liberty Bank for the quarter and nine months ended September 30, 2007;

•

reviewed and analyzed the audited financial statements of Century Bank as of December 31, 2006 and 2005 and for the three years ended December 31, 2006, and unaudited financial statements of Century Bank for the quarter and nine months ended September 30, 2007;

•	reviewed and analyzed certain other publicly available information concerning Liberty Bank and Century Bank;

•

held discussions with Liberty Bank’s and Century Bank’s senior management, including estimates of certain cost savings, operating synergies, merger charges and the pro forma financial impact of the merger on Liberty Bank and Century Bank;

•

reviewed certain non-publicly available information concerning Liberty Bank and Century Bank, including internal financial analyses and forecasts prepared by their respective management and held discussions with Liberty Bank’s senior management regarding recent developments;

•	participated in certain discussions and negotiations between representatives of Liberty Bank and Century Bank;

•	analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that it considered relevant to its analysis;

•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that it deemed relevant to its analysis;

•	conducted such other financial studies, analyses and investigations and considered such other information as it deemed necessary or appropriate for purposes of its opinion; and

•

took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the banking industry generally.

In rendering its opinion, Stifel Nicolaus relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel Nicolaus, by or on behalf of Liberty Bank and Century Bank, or that was otherwise reviewed by Stifel Nicolaus, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel Nicolaus by Liberty Bank and Century Bank (including, without limitation, potential cost savings and operating synergies to be realized by Century Bank post-merger), Stifel Nicolaus assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the management of Liberty Bank and Century Bank as to the future operating and financial performance of Liberty Bank and Century Bank, that cost savings and operating synergies would be realized in the amounts and within the time periods estimated by Century Bank and that they provided a reasonable basis upon which Stifel Nicolaus could form its opinion. Such forecasts and projections were not

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prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Stifel Nicolaus has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof.

Stifel Nicolaus also assumed that there was no material change in the assets, liabilities, financial condition, results of operations, business or prospects of either Liberty Bank or Century Bank since the date of the last financial statements made available to it. Stifel Nicolaus has also assumed, without independent verification and with Liberty Bank’s and Century Bank’s consent, that the aggregate allowances for loan losses set forth in the financial statements of Liberty Bank and Century Bank, respectively, are in the aggregate adequate to cover all such losses. Stifel Nicolaus did not make or obtain any independent evaluation, appraisal or physical inspection of Liberty Bank’s or Century Bank’s assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Liberty Bank or Century Bank. Stifel Nicolaus relied on advice of Liberty Bank’s counsel as to certain legal and tax matters with respect to Liberty Bank, the merger agreement and the merger and the other transactions and matters contained or contemplated therein. Stifel Nicolaus has assumed, with Liberty Bank’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the merger will be satisfied and not waived. In addition, Stifel Nicolaus assumed that the definitive merger agreement would not differ materially from the draft it reviewed. Stifel Nicolaus also assumed that the merger will be consummated substantially on the terms and conditions described in the merger agreement, without any waiver of material terms or conditions by Liberty Bank and Century Bank and without either party’s exercise of its rights pursuant to Section 1.2 of the merger agreement regarding alternative structures for the transaction, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the merger, including the completion of Century Bank’s mutual-to-stock conversion, would not have an adverse effect on Liberty Bank or Century Bank.

Stifel Nicolaus’s opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to it as of, the date of the opinion. It is understood that subsequent developments may affect the conclusions reached in this opinion and that Stifel Nicolaus does not have any obligation to update, revise or reaffirm the opinion.

Stifel Nicolaus’s opinion is limited to whether the merger consideration is fair to shareholders of Liberty Bank, from a financial point of view, as of the date of the opinion. Stifel Nicolaus’s opinion does not consider, include or address: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Liberty Bank’s board or Liberty Bank; (ii) the legal, tax or accounting consequences of the merger on Liberty Bank, Century Bank or their respective shareholders including, without limitation, the ability of the merger to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended; (iii) any non-solicit, non-compete, employment, severance or similar agreements to which Liberty Bank is subject or which are entered into in connection with the merger as contemplated by the merger agreement, or the fairness to Liberty Bank or Liberty Bank’s shareholders of any payments received in connection with such agreements; (iv) any advice or opinions provided by RP Financial, Inc. or any other advisor to Liberty Bank or Century Bank; or (v) the election by holders of Liberty Bank shares to receive the per share stock consideration or the per share cash consideration, or any combination thereof, or the actual allocation of the merger consideration between the per share stock consideration and the per share cash consideration among holders of Liberty Bank shares (including, without limitation, any re-allocation of the merger consideration by the exchange agent for the merger pursuant to the merger agreement). Furthermore, Stifel Nicolaus expressed no opinion as to the prices, trading range or volume at which Century Commercial Bancorp’s securities would trade following consummation of the merger.

The financial forecasts furnished to Stifel Nicolaus for Liberty Bank and Century Bank and estimates of potential cost savings and operating synergies to be realized by Century Bank were prepared by the management of Liberty Bank and Century Bank and constitute forward-looking statements. As a matter of policy, Liberty Bank and Century Bank do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Stifel Nicolaus in connection with its analysis of the financial terms of the merger, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Liberty Bank and Century Bank, including, without limitation, factors related to the integration of Liberty Bank and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

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In connection with rendering its opinion, Stifel Nicolaus performed a variety of financial analyses that are summarized below. Such summary does not purport to be a complete description of such analyses. Stifel Nicolaus believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Stifel Nicolaus considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Stifel Nicolaus’s view of the actual value of Liberty Bank. In its analyses, Stifel Nicolaus made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Liberty Bank or Century Bank. Any estimates contained in Stifel Nicolaus’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Stifel Nicolaus’s analyses was identical to Liberty Bank or Century Bank or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Stifel Nicolaus was assigned a greater significance by Stifel Nicolaus than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Stifel Nicolaus. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Liberty Bank common stock or Century Commercial Bancorp common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Stifel Nicolaus employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Stifel Nicolaus used in providing its opinion on November 27, 2007. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Stifel Nicolaus more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Stifel Nicolaus’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Stifel Nicolaus with respect to any of the analyses performed by it in connection with its opinion. Rather, Stifel Nicolaus made its determination as to the fairness to the shareholders of Liberty Bank of the per share merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Liberty Bank should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Stifel Nicolaus.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Stifel Nicolaus assumed the aggregate consideration to be $35.9 million, and the per share consideration to be $45.00.

Pro Forma Effect of the Merger. Stifel Nicolaus reviewed certain estimated future operating and financial information developed by Liberty Bank and certain estimated future operating and financial information for the pro forma combined entity resulting from the merger developed by Liberty Bank and Century Bank for the twelve month periods ended December 31, 2007, December 31, 2008, and December 31, 2009. Based on this analysis, Stifel Nicolaus compared certain of Liberty Bank’s estimated future per share results with such estimated figures for the pro forma combined entity. Based on this analysis on a pro forma basis, the merger is forecast to be accretive to both Century Bank’s and Liberty Bank’s earnings per share for the twelve month period ended December 31, 2008. Stifel Nicolaus

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also reviewed certain financial information in order to determine the estimated effect of the merger on Liberty Bank’s book value and tangible book value. Based on this analysis on a pro forma basis, the merger is forecasted to be significantly accretive to both book value per share and tangible book value per share.

Analysis of Bank Merger Transactions. Stifel Nicolaus analyzed certain information relating to recent transactions in the banking industry, consisting of (1) 33 selected Midwest bank acquisitions announced since January 1, 2007, with target tangible equity/assets of greater than 8.0% and assets less than $300 million, referred to below as Group A; and (2) all pending Midwest bank transactions with targets having a return on equity over the last twelve months of between 5.0% - 10.0% using a market adjustment factor to adjust deal multiples for current market conditions, referred to below as Group B. Stifel Nicolaus calculated the ratios with respect to the merger and the selected transactions, which can be found in Table 1. The market adjustment factor represents the percentage change in the SNL Bank Index between the announcement date of each deal and November 26, 2007. This adjustment factor was then applied to the deal multiples at announcement in order to reflect current market conditions. The impact of the market adjustment factors on the comparable deal metrics is detailed further in Table 2.

Table 1

	Century Bank / Liberty Bank		Median Statistics for Selected Transactions
Ratios			Group A		Group B
Price/Book Value	164%		181%		159%

Price/Tangible Book Value	164%		181%		159%

Adjusted Price/6.5% Equity	194%		231%		NA

Price/Last 12 Months EPS	21.4	x	25.1	x	20.8	x

Premium over Tangible Book Value/Core Deposits	7.7%		11.7%		11.6%

Table 2

	All Pending Midwest Bank Transactions
Ratios	Prior to Adjustment		With Adjustment
Price/Book Value	197%		159%

Price/Tangible Book Value	200%		159%

Price/Last 12 Months EPS	25.1	x	20.8	x

Premium over Tangible Book Value/Core Deposits	13.7%		11.6%

This analysis resulted in a range of imputed values for Liberty Bank common stock of between $48.67 and $54.24 per share based on the median multiples for Group A, and between $42.72 and $53.84 per share based on the median multiples for Group B.

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Present Value Analysis. Applying present value analysis to the theoretical future earnings and dividends of Liberty Bank, Stifel Nicolaus compared the purchase price offer for one share of Liberty Bank common stock to the present value of one share of Liberty Bank’s common stock on a stand-alone basis. The analysis was based upon Liberty Bank management’s projected earnings growth, a range of assumed price/earnings ratios, and an 11.0%, 13.0% and 15.0% discount rate. Stifel Nicolaus selected the range of terminal price/earnings ratios on the basis of past and current trading multiples for other publicly-traded comparable banks. The present value of Liberty Bank’s common stock calculated on a stand-alone basis ranged from $30.70 to $41.31 per share, compared to the purchase price offer of $45.00 per share.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Stifel Nicolaus estimated the net present value of the future streams of after-tax cash flow that Liberty Bank could produce to benefit a potential acquiror, referred to below as dividendable net income. In this analysis, Stifel Nicolaus assumed that Liberty Bank would perform in accordance with Liberty Bank management’s estimates and calculated assumed after-tax distributions to a potential acquiror such that Liberty Bank’s tangible common equity ratio would be maintained at 6.5% of assets. Stifel Nicolaus calculated the sum of the assumed perpetual dividendable net income stream per share beginning in the year 2007 discounted to present values at assumed discount rates ranging from 11.0% to 15.0% to approximate Liberty Bank’s weighted average cost of capital, as determined by calculations using the capital asset pricing model, and based upon a range around Liberty Bank’s estimated cost savings of 10% of Liberty Bank’s non-interest expense. This discounted cash flow analysis indicated an implied equity value reference range of $29.57 to $54.84 per share of Liberty Bank’s common stock. This analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Liberty Bank’s common stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including estimated cost savings and operating synergies, earnings growth rates, dividend payout rates and discount rates.

Comparison of Selected Companies. Stifel Nicolaus reviewed and compared certain multiples and ratios for the merger with a peer group of 17 selected banks of similar size, profitability, geography and growth characteristics. Stifel Nicolaus then applied the resulting range of multiples and ratios for the peer group specified above to the appropriate financial results without the application of any control premium (Group A) of Liberty Bank. Stifel Nicolaus then applied a 33.0% control premium (Group B) to the trading prices of the selected group of comparable companies and compared the offer price to each of the following categories: book value, tangible book value, adjusted 6.5% equity, latest 12 months earnings, and tangible book premium to core deposits. This analysis resulted in a range of imputed values for Liberty Bank common stock of between $31.08 and $36.20 per share based on the median multiples and ratios for Group A, and between $41.34 and $48.88 per share based on the median multiples and ratios for Group B.

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	Liberty Bank				Trading Multiples for Selected Peer Groups (3)
Ratios	Last Trade(1)		Proposed Value (2)		Group A		Group B
Price/Book Value	119%		164%		127%		169%

Price/Tangible Book Value	119%		164%		134%		178%

Adjusted Price/6.50% Equity	138%		194%		139%		199%

Price/Latest 12 Months Earnings	16.2	x	21.4	x	14.8	x	19.6	x

Premium over Tangible Book Value/Core Deposits	3.0%		7.7%		4.0%		9.4%

(1)	Based on the last known trade of Liberty Bank stock at $34.00.
(2)	Based on $45.00 per share offer price.
(3)	Peer metrics are based on prices as of market close on November 26, 2007.

As described above, Stifel Nicolaus’s opinion was among the many factors taken into consideration by the Liberty Bank board of directors in making its determination to approve the merger.

Compensation of Financial Advisor

Stifel Nicolaus acted as financial advisor to Liberty Bank in connection with the merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger (the “Advisory Fee”). Stifel Nicolaus has also acted as financial advisor to the Liberty Bank board and received a fee upon the delivery of its opinion that is not contingent upon consummation of the merger (the “Opinion Fee”), provided that such Opinion Fee is creditable against any Advisory Fee. In addition, Liberty Bank has agreed to indemnify Stifel Nicolaus for certain liabilities arising out of its engagement and reimburse Stifel Nicolaus for certain out-of-pocket expenses. Century Bank will be participating in a simultaneous mutual-to-stock conversion at the time of the merger, and Century Bank has engaged Stifel Nicolaus to manage the conversion offering for which Stifel Nicolaus will receive customary compensation. Stifel Nicolaus may also provide other investment banking services to Century Commercial Bancorp in the future. In the future, Stifel Nicolaus expects to make a market in Century Commercial Bancorp’s equity securities and, accordingly, may at any time hold a long or short position in such securities.

For its services in connection with the merger and the conversion, Stifel Nicolaus has received compensation from both Liberty Bank and from Century Bank. Liberty Bank paid Stifel Nicolaus a $15,000 retainer fee in connection with its services as financial advisor in the merger and an additional $75,000 upon announcement of the merger. Century Bank paid Stifel Nicolaus a retainer of $25,000 and a fee upon filing the offering of an additional $25,000 in connection with its services to Century Bank as marketing agent in the conversion. Neither company has paid any other investment banking fee to Stifel Nicolaus over the last two years.

Nonpublic Forward-Looking Information Shared by Liberty Bank and Century Bank

In connection with their initial merger discussion, Liberty Bank and Century Bank exchanged previously prepared budget information. These materials were utilized by Stifel Nicolaus in its analysis of the merger and the preparation of its fairness opinion and are set forth in the first two columns of each of the following tables prepared by Stifel Nicolaus. These forecasts, were prepared long before due diligence was conducted by either party and were not updated to reflect the actual performance of either party in 2007. In addition, this budget information was prepared prior to and without regard to the merger.

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PRO FORMA PERIOD ENDED – 12/31/08
Assumes 3/31/08 closing.	10% Synergies	Contribution
50% Stock / 50% Cash	Century	Liberty	Adjustments	Pro Forma	Century	Liberty
Income Statement Data
Net interest income (FTE)	$5,367	$9,025	$—	$12,136	44.22%	55.78%
Less: Provision for loan losses	176	591	—	619	28.38%	71.62%
Non-interest income	460	1,611	—	1,668	27.55%	72.45%
Non-interest expense	4,179	6,426	(35)	8,972	46.57%	53.72%

Income before tax and extraordinary items	1,472	3,619	35	4,212	34.95%	64.44%
Less: (FTE) adjustment	—	—	—	—	N/A	N/A
Less: Income tax provision (benefit)	495	1,417	12	1,567	31.62%	67.82%

Income before extraordinary items	977	2,202	23	2,645	36.91%	62.43%
Less: After tax deductions	—	—	—	—	N/A	N/A

Net income to common shareholders	$977	$2,202	$23	$2,645	36.91%	62.43%

Profitability and Operating Ratios	Change
Return on average assets (ROA)	0.53%	0.87%	0.69%	0.15%	(0.18)%
Return on common equity (ROCE)	2.62%	9.47%	5.21%	2.59%	(4.26)%
Return on average equity (ROE)	2.62%	9.47%	5.21%	2.59%	(4.26)%
Net interest margin (FTE)	3.71%	3.69%	3.70%	(0.01)%	0.01%
Non-interest expenses/Total revenues	71.72%	60.42%	65.00%	(6.72)%	4.58%

Balance Sheet Data	Contribution
Total assets	$196,180	$266,698	$16,026	$478,903	40.96%	55.69%
Net loans	135,162	98,220	—	233,382	57.91%	42.09%
Total deposits	149,256	241,619	390,874	38.19%	61.81%
Total stockholders’ equity	37,774	24,171	(5,106)	56,839	66.46%	42.53%
Tangible common equity/Total assets	19.25%	9.06%	8.82%
Tang. tier 1 capital/total assets (5%)	19.25%	9.07%	8.82%
Tang. tier 1 cap./Risk weighted assets (6%)	30.70%	18.25%	15.97%
Tang. total cap./Risk weighted assets (10%)	31.45%	19.50%	17.22%

Asset Quality Ratios	Change
Non-performing loans/Net loans	1.19%	0.81%	0.96%	(0.22)%	0.15%
Reserves/Non-performing loans	58.10%	162.22%	109.66%	51.56%	(52.55)%
Non-performing assets ratio	1.47%	0.96%	1.17%	(0.31)%	0.21%
Net charge-offs/Avg. loans	0.00%	0.07%	0.04%	0.04%	(0.03)%

Per Seller Share	Accretion/(Dilution)
Per Share Data
Diluted EPS	$0.39	$2.76	$0.70	79.91%	13.89%
Cash EPS (Includes CDI amortization)	0.39	2.76	0.78	99.38%	26.22%
Book value	15.04	32.11	$(6.78)	13.52	(10.13)%	89.41%
Tangible book value	15.04	32.11	(28.08)	9.71	(35.47)%	36.00%
Participation in Synergies (Cash Basis)
Buyer Price, Deal Price, Exchange Ratio	$10.00	$45.00	2.25	X	$35,853	6.0% Charge	$2,151
P/E Ratios	25.7	x	16.3	x	14.3	x

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PRO FORMA PERIOD ENDED – 12/31/09
Assumes 3/31/08 closing.	10% Synergies	Contribution
50% Stock / 50% Cash	Century	Liberty	Adjustments	Pro Forma	Century	Liberty
Income Statement Data
Net interest income (FTE)	$5,597	$9,957	$—	$15,554	35.98%	64.02%
Less: Provision for loan losses	132	536	—	667	19.76%	80.24%
Non-interest income	487	1,804	—	2,292	21.26%	78.74%
Non-interest expense	4,900	7,197	(112)	11,985	40.88%	60.05%

Income before tax and extraordinary items	1,053	4,029	112	5,193	20.27%	77.57%
Less: (FTE) adjustment	—	—	—	—	N/A	N/A
Less: Income tax provision (benefit)	354	1,577	38	1,969	17.99%	80.09%

Income before extraordinary items	698	2,451	74	3,224	21.66%	76.03%
Less: After tax deductions	—	—	—	—	N/A	N/A

Net income to common shareholders	$698	$2,451	$74	$3,224	21.66%	76.03%

Profitability and Operating Ratios	Change
Return on average assets (ROA)	0.35%	0.87%	0.65%	0.30%	(0.22)%
Return on common equity (ROCE)	1.83%	9.73%	5.52%	3.68%	(4.21)%
Return on average equity (ROE)	1.83%	9.73%	5.52%	3.68%	(4.21)%
Net interest margin (FTE)	3.42%	3.65%	3.57%	(0.14)%	(0.09)%
Non-interest expenses/Total revenues	80.53%	61.19%	67.16%	(13.37)%	5.97%

Balance Sheet Data	Contribution
Total assets	$206,452	$296,556	$15,418	$518,426	39.82%	57.20%
Net loans	144,624	112,953	—	257,577	56.15%	43.85%
Total deposits	156,718	270,613	427,331	36.67%	63.33%
Total stockholders’ equity	38,472	26,225	(4,634)	60,063	64.05%	43.66%
Tangible common equity/Total assets	18.63%	8.84%	8.88%
Tang. tier 1 capital/Total assets (5%)	18.63%	8.85%	8.87%
Tang. tier 1 cap./Risk weighted assets (6%)	29.71%	17.81%	16.13%
Tang. total cap./Risk weighted assets (10%)	30.53%	19.06%	17.38%

Asset Quality Ratios	Change
Non-performing loans/Net loans	0.94%	0.81%	0.86%	(0.08)%	0.05%
Reserves/Non-performing loans	78.23%	162.88%	126.56%	48.33%	(36.32)%
Non-performing assets ratio	1.22%	0.96%	1.06%	(0.16)%	0.10%
Net charge-offs/Avg. loans	0.00%	0.07%	0.04%	0.04%	(0.03)%

Per Seller Share	Accretion/(Dilution)
Per Share Data
Diluted EPS	$0.28	$3.08	$0.77	175.71%	12.14%
Cash EPS (Includes CDI amortization)	0.28	3.08	0.86	207.98%	25.26%
Book value	15.32	34.84	$(6.16)	14.28	(6.75)%	84.47%
Tangible book value	15.32	34.84	(26.64)	10.62	(30.69)%	37.12%
Participation in Synergies (Cash Basis)
Buyer Price, Deal Price, Exchange Ratio	$10.00	$45.00	2.25	X	$35,853	6.0% Charge	$2,151
P/E Ratios	36.0	x	14.6	x	13.0	x

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Assumes 3/31/08 closing.	PRO FORMA PERIOD ENDED – 12/31/07			PRO FORMA PERIOD ENDED – 12/31/08			PRO FORMA PERIOD ENDED – 12/31/09
50% Stock / 50% Cash			0% Synergies			10% Synergies			10% Synergies
	Century	Liberty	Pro Forma	Century	Liberty	Pro Forma	Century	Liberty	Pro Forma
Profitability and Operating Ratios
Return on average assets (ROA)	0.25%	0.88%	—	0.53%	0.87%	0.69%	0.35%	0.87%	0.65%
Return on common equity (ROCE)	1.81%	9.29%	—	2.62%	9.47%	5.21%	1.83%	9.73%	5.52%
Return on tangible common equity	2.24%	9.54%	—	2.62%	9.47%	6.85%	1.83%	9.73%	7.55%
Return on average equity (ROE)	1.81%	9.29%	—	2.62%	9.47%	5.21%	1.83%	9.73%	5.52%
Return on tangible total equity	2.24%	9.54%	—	2.62%	9.47%	6.85%	1.83%	9.73%	7.55%
Dividend payout ratio	0.00%	17.16%	—	0.00%	17.16%	0.00%	0.00%	17.16%	0.00%
Yield on average earning assets (FTE)	6.65%	7.50%	—	7.21%	7.30%	7.26%	7.05%	7.25%	7.18%
Cost of funds/Avg. interest bearing liab.	3.75%	4.15%	—	3.60%	4.15%	3.70%	3.75%	4.15%	3.80%
Net interest margin (FTE)	3.18%	3.90%	—	3.71%	3.69%	3.70%	3.42%	3.65%	3.57%
Net interest margin (Net of Provision)	3.00%	3.54%	—	3.59%	3.45%	3.51%	3.34%	3.46%	3.41%
Net interest spread (FTE)	2.90%	3.35%	—	3.61%	3.15%	3.56%	3.30%	3.10%	3.38%
Provision for losses/Avg. loans	0.23%	0.49%	—	0.14%	0.33%	0.24%	0.09%	0.26%	0.19%
Net charge-offs/Avg. loans	0.00%	0.07%	—	0.00%	0.07%	0.04%	0.00%	0.07%	0.04%
Net charge-offs	$—	$107	$—	$—	$122	$92	$—	$141	$141

Note: Stand-alone earnings and synergies estimates are based upon management estimates.

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The forecasts were not prepared with a view toward public disclosure or compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts and projections. The forecasts and assumptions may not be realized and are subject to contingencies and uncertainties, many of which are beyond the control of Century Bank and Liberty Bank. For example, the business of each bank, and the basis for the preparation of their respective forecasts, depend on conditions in the financial markets, including the level of interest rate and the weakness in real estate values, which have changed substantially since the preparation of these forecasts. Century Bank and Liberty Bank believe that current economic conditions are less favorable than when these forecasts were prepared. Accordingly, the inclusion in this document of these forecasts should not be interpreted as an indication that Liberty Bank or Century Bank considers this information a reliable prediction of results, and this information should not be relied upon for this purpose. Actual results are likely to differ materially from those set forth above, and for a discussion of some of the factors that could cause actual results to differ please see the section entitled “A Warning About Forward-Looking Statements” on page 16. We do not intend to make publicly available any update or other revision to these forecasts.

Especially in light of the age of these forecasts and the subsequent change in the interest rate and real estate environments, we give no assurance that these forecasts and the underlying assumptions are reasonable or that, if either bank had prepared them either as of the date of the merger agreement or as of the date of this document, similar assumptions would be used. In fact, we believe that numerous material assumptions would differ.

While we are providing these forecasts in this document because they were shared between the two companies, the forecasts were of limited usefulness in our deliberations and negotiations regarding the transaction. For one thing, these forecasts were already months out of date at the time of the merger discussions. The forecasts do not attempt to predict or suggest future results of the combined company.

In light of the foregoing, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on the forecasts.

Form of the Merger

The boards of directors of Liberty Bank, Century Commercial Bancorp and Century Bank have approved the merger agreement which provides for the merger of Liberty Bank with and into Century Bank. Upon completion of the merger, each share of Liberty Bank common stock will be converted into the right to receive 4.5 shares of Century Commercial Bancorp common stock or $45.00 in cash, without interest. A Liberty Bank shareholder’s receipt of cash or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See “—Consideration to be Received in the Merger.”

The common stock of Century Commercial Bancorp is expected to be traded on the Nasdaq Capital Market under the symbol "CENB" upon conclusion of the stock offering and after completion of the merger.

Consideration to be Received in the Merger

When the merger becomes effective, each share of Liberty Bank common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, subject to the election and proration procedures outlined in the merger agreement, $45.00 in cash without interest or 4.5 shares of Century Commercial Bancorp common stock.

Although shareholders of Liberty Bank are being given the option to elect whether to receive cash, Century Commercial Bancorp common stock, or a combination of the two, in exchange for their shares of Liberty Bank common stock, all cash and stock elections will be subject to the allocation and proration procedures, as well as other provisions in the merger agreement. In particular, the number of Liberty Bank shares converted into the right to receive cash consideration will be 50% of the total outstanding Liberty Bank shares, and the number of Liberty Bank shares converted into the right to receive stock consideration shall be 50% of the total outstanding Liberty Bank shares. Based on 686,852 outstanding shares of Liberty Bank common stock at September 30, 2007, we expect to issue approximately 1,545,417 shares of our common stock to Liberty Bank shareholders in the merger. At September 30, 2007, there were

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179,287 outstanding options to purchase shares of Liberty Bank common stock. If each of these options were exercised prior to the effective time of the merger, Century Commercial Bancorp could issue as many as 1,946,563 shares of its common stock to Liberty Bank shareholders in the merger.

Neither Century Commercial Bancorp nor Liberty Bank is making any recommendation as to whether Liberty Bank shareholders should elect to receive cash or Century Commercial Bancorp common stock in the merger. Each holder of Liberty Bank common stock must make his or her own decision with respect to such election.

Finally, the number of Liberty Bank shares exchanged for cash and stock may need to be adjusted to ensure Liberty Bank’s shareholders will not receive fractional shares of Century Commercial Bancorp common stock. Instead, they will receive a cash payment for any fractional shares in an amount equal to the product of such fractional amount multiplied by $10.00.

See “The Conversion and Stock Offering” in the attached Century Commercial Bancorp prospectus for a more detailed discussion on the number of shares to be issued in the offering and the merger, as well as the percentages of the shares of Century Commercial Bancorp common stock that will be outstanding following the offering and the merger at the different points of the offering range.

It is unlikely that elections will be made in the exact proportion provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Liberty Bank shareholders, in the aggregate, elect to receive more shares of Century Commercial Bancorp common stock than Century Commercial Bancorp has agreed to issue in the merger or fewer shares of Century Commercial Bancorp common stock than must be issued in the merger. These procedures are summarized below.

•

If Century Commercial Bancorp Stock Is Oversubscribed: If Liberty Bank shareholders elect to receive more Century Commercial Bancorp common stock than the parties have agreed Century Commercial Bancorp may issue in the merger, then all of the Liberty Bank shareholders who have elected to receive cash or who have made no election will receive cash for their Liberty Bank shares and all shareholders who elected to receive Century Commercial Bancorp common stock will receive a pro rata portion of the available Century Commercial Bancorp shares, plus cash for those shares not converted into Century Commercial Bancorp common stock.

•

If Century Commercial Bancorp Stock is Undersubscribed: If Liberty Bank shareholders elect to receive fewer shares of Century Commercial Bancorp common stock than the parties have agreed Century Commercial Bancorp must issue in the merger, then all Liberty Bank shareholders who have elected to receive Century Commercial Bancorp common stock will receive Century Commercial Bancorp common stock, and Liberty Bank shareholders who elected to receive cash or have made no election will be treated in the following manner:

(1)	If the number of shares held by Liberty Bank shareholders who have made no election is sufficient to make up the shortfall in the number of Century Commercial Bancorp shares that Century Commercial Bancorp is required to issue in the merger, then all Liberty Bank shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Century Commercial Bancorp common stock in whatever proportion is necessary to make up the shortfall.

(2)	If the number of shares held by Liberty Bank shareholders who have made no election is insufficient to make up the shortfall, then all Liberty Bank shareholders who made no election will receive Century Commercial Bancorp common stock and those Liberty Bank shareholders who elected to receive cash will receive cash and common stock in whatever proportion is necessary to make up the shortfall.

No guarantee can be made that you will receive the amount of Century Commercial Bancorp stock or cash you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Century Commercial Bancorp common stock and/or cash in an amount that varies from the amount you elect to receive.

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Election Procedures; Surrender of Stock Certificates

A form for making an election of the consideration you wish to receive in the merger will be sent to you separately. The election form allows you to elect to receive Century Commercial Bancorp common stock or cash, or a combination of both, or to make no election with respect to the merger consideration you wish to receive. For your election to be effective, your properly completed election form, along with your Liberty Bank stock certificates or an appropriate guarantee of delivery, must be received by Registrar and Transfer Company on or before 5:00 p.m., Eastern time, on [            ], 2008. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Liberty Bank stock certificates for cash and/or Century Commercial Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and stock among Liberty Bank shareholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your Liberty Bank stock certificates after the merger is completed. In any event, you should not forward your Liberty Bank stock certificates with your proxy cards.

If you have a preference for receiving either Century Commercial Bancorp common stock or cash in exchange for your Liberty Bank stock, you should complete and return the election form. If you do not make an election or indicate that you have no preference, you will be allocated Century Commercial Bancorp common stock and/or cash based on the merger agreement’s allocation and proration procedures.

We are not recommending whether you should elect to receive Century Commercial Bancorp common stock or cash in the merger. You must make your own decision with respect to your election. The United States federal income tax treatment will depend primarily on whether you exchange your Liberty Bank common stock solely for Century Commercial Bancorp common stock, solely for cash, or for a combination of Century Commercial Bancorp common stock and cash. See “—Material Federal Income Tax Consequences of the Merger.”

If certificates for Liberty Bank common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, Liberty Bank shares may be properly exchanged, and an election will be effective, if:

•

such exchanges are made by or through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office, branch or agency in the United States;

•

the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery (delivered by hand, mail, telegram, telex or facsimile transmission); and

•

the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged Liberty Bank shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

Liberty Bank shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of Liberty Bank common stock designated as “nonelection” shares. Liberty Bank stock certificates represented by elections that have been revoked will be promptly returned without charge to the Liberty Bank shareholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and Century Commercial Bancorp common stock among the shareholders of Liberty Bank common stock according to the allocation procedures outlined above.

After the completion of the merger, the exchange agent will mail to Liberty Bank shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their Liberty Bank common

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stock certificates for the merger consideration. Until you surrender your Liberty Bank stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Century Commercial Bancorp common stock into which your Liberty Bank shares may be converted. When you surrender your Liberty Bank stock certificates, Century Commercial Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Liberty Bank common stock. Liberty Bank stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Liberty Bank stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions and appropriate forms for this purpose.

Treatment of Liberty Bank Stock Options

Immediately prior to the effective time of the merger (after all of the conditions to the consummation of the merger, as described in the merger agreement, have been satisfied), each outstanding option to purchase shares of Liberty Bank common stock, whether or not the options are then exercisable, will be cancelled in exchange for a cash payment from Liberty Bank. The cash payment for each option will be equal to the excess of the $45.00 merger consideration over the exercise price per share of each option multiplied by the number of shares subject to such option, net of any cash that must be withheld under the federal and state income and employment tax requirements.

Material Federal Income Tax Consequences of the Merger

The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders of Liberty Bank common stock. This discussion applies only to U.S. holders of Liberty Bank common stock that hold their Liberty Bank common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of his or her personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws including: banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Liberty Bank common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated instrument; and to shareholders of Liberty Bank common stock who acquired their shares of Liberty Bank common stock upon the exercise of employee stock options or otherwise as compensation. For purposes of this summary, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or of any state or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to continue to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any other entity treated as a partnership for United States federal income tax purposes) holds Liberty Bank common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If a U.S. holder is a partner in a partnership holding Liberty Bank common stock, such holder should consult its tax advisor.

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This discussion is based on the Internal Revenue Code, Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Tax considerations under state, local and foreign laws are not addressed in this document. The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state and/or local taxes.

In connection with the filing of the registration statement of which this proxy statement-prospectus forms a part, Silver, Freedman & Taff, L.L.P. has delivered to Century Commercial Bancorp, Century Bank and Liberty Bank its opinion that the merger will qualify as a “tax-free reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. A copy of the tax opinion is attached as Exhibit 8 of the registration statement. Such opinion has been rendered on the basis of facts, representations or assumptions set forth or referred to in such opinion and the factual representations contained in certificates of officers of Century Bank and of Liberty Bank, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

No ruling has been sought from the Internal Revenue Service regarding the tax consequences of the merger. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Tax-Free Reorganization; Tax Treatment of the Entities. The Merger will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, meaning that no gain or loss will be recognized by Century Commercial Bancorp, Century Bank or Liberty Bank as a result of the merger provided that the continuity of interest requirement is met, as discussed below. In order for the merger to qualify as a tax-free reorganization, the transaction must satisfy a judicially-created doctrine whereby the shareholders of Liberty Bank must retain a significant ongoing interest in the combined entity. Under Internal Revenue Service rulings and guidelines, this “continuity of interest” test would require that the aggregate value of Century Commercial Bancorp common stock issued in the merger to Liberty Bank shareholders is not less than 50% of the value of formerly outstanding shares of Liberty Bank common stock, in order for the Internal Revenue Service to make an advance ruling that the merger would qualify as a tax-free reorganization. However, although the Internal Revenue Service applies a 50% guideline for advance ruling purposes, the Internal Revenue Service has acknowledged that the 50% guideline does not define, as a matter of law, the minimum stock consideration required to meet the continuity of interest test. The Internal Revenue Service issued regulations in 2005 adopting a 40% continuity of interest if the merger agreement provides for “fixed consideration” as defined in its regulations. The Internal Revenue Service also has, in private letter rulings, found sufficient continuity of interest at the 45% level, and the courts have accepted lower levels of continuity, including thresholds of 38% and 25% stock consideration. As a condition to closing the merger, 50% of the outstanding shares of Liberty Bank common stock must be converted into shares of Century Commercial Bancorp common stock.

Exchange of Liberty Bank Common Stock Solely for Century Commercial Bancorp Common Stock. No gain or loss will be recognized by a Liberty Bank shareholder who receives solely shares of Century Commercial Bancorp common stock (except to the extent that cash is received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Liberty Bank common stock. The aggregate adjusted tax basis of the shares of Century Commercial Bancorp common stock received by a Liberty Bank shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Century Commercial Bancorp common stock, as discussed below) to the aggregate adjusted tax basis of the Liberty Bank common stock surrendered in exchange for the Century Commercial Bancorp common stock. The holding period of the Century Commercial Bancorp common stock received will include the holding period of shares of Liberty Bank common stock surrendered in exchange for the Century Commercial Bancorp common stock, provided that such shares were held as capital assets of the Liberty Bank shareholder at the effective time of the merger.

Exchange of Liberty Bank Common Stock Solely for Cash. A Liberty Bank shareholder who receives solely cash in exchange for all of his or her shares of Liberty Bank common stock (and is not treated as constructively owning Century Commercial Bancorp common stock after the merger under the circumstances referred to below under “—Possible Dividend Treatment ”) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the cash received and such shareholder’s aggregate adjusted tax basis in the Liberty Bank common stock

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surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Liberty Bank shareholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the Liberty Bank shareholder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Century Commercial Bancorp Common Stock and Cash. As a result of receiving a combination of Century Commercial Bancorp common stock and cash in exchange for shares of Liberty Bank common stock, a Liberty Bank shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received, or (2) the amount of gain “realized” in the merger. The amount of gain a Liberty Bank shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of the Century Commercial Bancorp common stock received exceeds (b) the shareholders’ aggregate adjusted tax basis in the Liberty Bank common stock surrendered in the merger. If a shareholder of Liberty Bank common stock purchased his or her shares of Liberty Bank common stock at different prices, such Liberty Bank shareholder will have to compute his or her recognized gain or loss separately for the shares of Liberty Bank common stock with a different adjusted basis in accordance with the applicable tax rules described in the previous sentences. Any recognized loss disallowed will be included in the adjusted basis of the holders of Century Commercial Bancorp common stock received in the merger, as discussed below. Any recognized gain will be taxed as a capital gain or a dividend, as described below. The aggregate adjusted tax basis of the shares of Century Commercial Bancorp common stock received in the merger will be the same as the aggregated adjusted tax basis of the shares of Liberty Bank common stock surrendered in the merger decreased by the amount of cash received in the merger and increased by the (i) gain recognized in the merger, if any, and (ii) recognized loss disallowed in the merger, if any. The holding period for shares of Century Commercial Bancorp common stock received by such Liberty Bank shareholder will include such shareholder’s holding period for the Liberty Bank common stock surrendered in exchange for the Century Commercial Bancorp common stock, provided that such shares of Liberty Bank common stock were held as capital assets of the shareholder at the effective time of the merger.

Possible Dividend Treatment. Any gain recognized by a Liberty Bank shareholder will be capital gain unless the Liberty Bank shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as dividends to the extent of the shareholder’s ratable share of accumulated earnings and profits, as calculated for United States federal income tax purposes. For purposes of determining whether a Liberty Bank shareholder’s receipt of cash has the effect of a distribution of a dividend, the Liberty Bank shareholder will be treated as if it first exchanged all of its Liberty Bank common stock solely in exchange for Century Commercial Bancorp common stock and then Century Commercial Bancorp immediately redeemed a portion or all of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend of the Liberty Bank shareholder if such receipt is, with respect to the Liberty Bank shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Internal Revenue Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a Liberty Bank shareholder if it results in a “meaningful reduction” in the holder’s proportionate interest in Century Commercial Bancorp. If a holder that has a relatively minimal stock interest in Century Commercial Bancorp and no right to exercise control over corporate affairs suffers a reduction in the holder’s proportionate interest in Century Commercial Bancorp, the holder should be regarded as having suffered a meaningful reduction in the holder’s proportionate interest in Century Commercial Bancorp. For example, the Internal Revenue Service has held in a published ruling that, in the case of a less than 1% shareholder who does not have management control over the corporation, any reduction in the shareholder’s proportionate interest will constitute a “meaningful reduction.” The Internal Revenue Service has also indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment.

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a Liberty Bank shareholder who owns less than 50% of the voting power of the outstanding Century Commercial Bancorp common stock if the percentage of the outstanding Century Commercial Bancorp common stock that is actually and constructively owned by the holder immediately after the deemed redemption is less than 80% of the percentage of the outstanding Century Commercial Bancorp common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

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The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a Liberty Bank shareholder, if it results in a complete termination of a shareholder’s interest in the outstanding Century Commercial Bancorp common stock that is considered to be actually and constructively owned by the holder immediately before the deemed redemption.

For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. In the event of a “complete redemption” within the meaning of Section 302(b) of the Internal Revenue Code, a shareholder may elect to waive the attribution rules of Section 318 of the Internal Revenue Code pursuant to Section 302(c) of the Internal Revenue Code.

If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the Liberty Bank shareholder’s holding period for its Liberty Bank common stock is more than one year as of the date of the merger. Long-term capital gains recognized by an individual are generally subject to tax at reduced rates.

If, after applying these tests, the deemed redemption results in the gain recognized by a Liberty Bank shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual Liberty Bank shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Any gain treated as ordinary income will be taxable at ordinary income rates.

The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Liberty Bank shareholder. Liberty Bank shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

Cash in Lieu of Fractional Shares. A Liberty Bank shareholder who holds Liberty Bank common stock as a capital asset and who receives in the merger, in exchange for such stock, cash in lieu of a fractional share interest in Century Commercial Bancorp common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Tax Treatment of Options. The excess of the cash consideration of $45.00 per share to be paid by Century Commercial Bancorp for each share of Liberty Bank common stock over the per share exercise price for each share of common stock subject to such stock options will constitute taxable ordinary income to the option holder.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Liberty Bank shareholder is entitled pursuant to the merger, unless the Liberty Bank shareholder provides the appropriate form. A Liberty Bank shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Liberty Bank shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding. Any amount withheld as backup withholding from payments to an exchanging Liberty Bank shareholder will be allowed by the Internal Revenue Service as a refund or credit against the Liberty Bank shareholder’s federal income tax liability if the shareholder timely furnishes the required information to the Internal Revenue Service.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Liberty Bank shareholder in light of such shareholder’s particular circumstances. Liberty Bank shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

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Interests of Certain Persons in the Merger

As described below, certain of Liberty Bank’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of Liberty Bank’s shareholders generally. Liberty Bank’s board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Existing Liberty Bank Employment Agreements. William A. Valerian, Chairman, President and Chief Executive Officer, Richard C. Ebner, Chief Financial Officer and Chief Operating Officer, James M. Hojnacki, Executive Vice President and Chief Lending Officer and Randall M. Behm, Senior Vice President and Director of Student Lending of Liberty Bank are parties to employment agreements with Liberty Bank.

Under their employment agreements, these executive officers, with the exception of Mr. Behm, are entitled to receive a lump-sum cash payment upon the occurrence of a “change in control,” which is defined to mean a change in ownership of Liberty Bank, a change in effective control of Liberty Bank, or a change in the ownership of a substantial portion of the assets of Liberty Bank. In such event, the employment agreements provide that each executive is entitled to receive a lump-sum cash payment equal to 2.99 times his average annual compensation includable in his gross income during the most recent five calendar years ending before the year in which the change in control of the employer occurs (the “base amount”). Recipients of payments in excess of this amount are subject to a 20% excise tax on the amount by which such payments exceed the base amount (an “excess parachute payment”), in addition to regular income taxes, and excess parachute payments are not deductible by the employer as compensation expense for federal income tax purposes. In addition, these executive officers are entitled to receive continuing life insurance, medical, dental and disability coverage for the lesser period of three years or the remaining term of their employment agreements. The merger with Century Bank will constitute a “change in control” within the meaning of each of these employment agreements.

Each of these executive officers has agreed to waive these payments and benefits, and in the case of Behm, to waive the remaining term and benefits of his contract, in return for the execution of new employment and change in control agreements with Century Bank and Century Commercial Bancorp described below.

New Employment and Change in Control Agreements with Century Bank and Century Commercial Bancorp. Messrs. Valerian, Ebner, Hojnacki and Behm have each entered into new employment agreements with Century Bank and change in control agreements with Century Commercial Bancorp, effective as of the effective date of the merger between Liberty Bank and Century Commercial Bancorp. For a description of these agreements, see “Executive Compensation – Employment Agreements” and “Executive Compensation – Change in Control Agreements.”

Equity Compensation Awards. The merger agreement provides that each option to purchase shares of Liberty Bank common stock that is issued and outstanding immediately prior to the completion of the transaction, including all options held by Liberty Bank officers and directors, will be canceled in exchange for a cash payment, less required holding taxes, equal to the excess of $45.00 over the exercise price per share of common stock subject to the option for each share subject to option.

Appointment of Directors to the Century Commercial Bancorp and Century Bank Boards of Directors. Century Commercial Bancorp will appoint six members of Liberty Bank’s board of directors to the boards of directors of Century Commercial Bancorp and Century Bank. Those individuals will be Messrs. Valerian, Ebner, Latore, Mirgliotta, Priemer and Ms. Hawkins to Century Commercial Bancorp and Messrs. Valerian, Ebner, Clemens, D’Amore, Razinger and Smith to Century Bank. In addition, Century Bank will create an advisory board consisting of three current directors of Liberty Bank, Messrs. Miceli, Miller and Kysela. Advisory directors are expected to receive the same fees as other directors.

Employee Severance. Except in the circumstances described below, an employee of Liberty Bank who continues as an employee of Century Bank or any of its subsidiaries but is involuntarily terminated, other than for cause (as defined in the preceding section), within twelve months of the effective time of the merger, will receive a lump sum payment equal to two weeks salary for each full year of service at Liberty Bank or Century Bank with a minimum payment equal to four weeks of salary and a maximum payment amount equal to 26 weeks of salary. Any employee of Liberty Bank who has a separate employment agreement is entitled only to the payments provided by such agreement.

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Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Century Bank has agreed to indemnify, and advance expenses in matters that may be subject to indemnification to, persons who served as directors or officers of Liberty Bank with respect to liabilities and claims (and related expenses, including fees and disbursements of counsel) made against them resulting from their service as such prior to the effective time of the merger to the same extent as Liberty Bank currently provides for indemnification of its officers and directors. Century Bank has also agreed to purchase and keep in force for a period of three years following the effective time of the merger directors’ and officers’ liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by Liberty Bank’s existing directors’ and officers’ liability insurance for acts or omissions occurring on or prior to the effective time of the merger. However, Century Bank is not required to expend in the aggregate an amount greater than 200% of the annual cost currently expended by Liberty Bank with respect to such insurance (the “Insurance Amount”). If the cost of procuring such insurance would exceed the Insurance Amount, Century Bank will use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

Employee Matters

Each person who is an employee of Liberty Bank as of the closing of the merger will become an employee of Century Bank. Century Bank or its subsidiaries will make available employer-provided health and other employee welfare benefit plans to each continuing employee on the same basis that such employees received coverage from Liberty Bank until Century Bank determines which bank’s plans to offer in the future. Former employees of Liberty Bank who become employees of Century Bank in connection with the merger will generally be eligible to participate in Century Bank’s 401(k) Plan and employee stock ownership plan in accordance with the eligibility provisions of the respective plans. Former employees of Liberty Bank shall receive past service credit for purposes of eligibility and vesting in Century Bank’s employee stock ownership plan and will not be subject to any waiting periods or pre-existing condition exclusions imposed under any group health plan.

Regulatory Approvals Needed to Complete the Merger, the Reorganization and the Offering

General. The merger cannot proceed in the absence of the requisite regulatory approvals. See “The Acquisition of Liberty Bank—Conditions to Completion of the Merger” and “—Termination.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the merger agreement and described under “The Acquisition of Liberty Bank—Conditions to Completing the Merger.”

The approval of an application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Liberty Bank common stock to Century Commercial Bancorp common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Merger Approvals. Completion of the merger is subject to prior approval of the Office of Thrift Supervision of the Department of the Treasury. In reviewing applications for transactions of this type, the Office of Thrift Supervision must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions and the convenience and needs of the communities to be served.

In addition, the Office of Thrift Supervision may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Century Commercial Bancorp and Century Bank filed applications with the Office of Thrift Supervision on December 21, 2007.

Under the Community Reinvestment Act of 1977, the Office of Thrift Supervision must take into account the record of performance of Liberty Bank and Century Bank in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank

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regulatory agencies frequently receive comments and protests from community groups and others. Liberty Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination by the Office of the Comptroller of the Currency and Century Bank received a “Satisfactory” rating during its last Community Reinvestment Act examination conducted by the Office of Thrift Supervision.

In addition, a period of 15 to 30 days must expire following approval by the Office of Thrift Supervision before completion of the merger of Century Bank and Liberty Bank is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Liberty Bank and Century Bank believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger of the two banks, or if any proceeding is instituted or challenge is made, as to the result of the challenge.

Offering Approvals. Century Bank has adopted a plan of conversion pursuant to which it is converting from the mutual to stock form of organization, and Century Commercial Bancorp is offering shares of its common stock to Century Bank’s eligible depositors and the public. Consummation of the merger is subject to certain conditions, including the receipt by Century Commercial Bancorp and Century Bank of all approvals necessary to complete the conversion and stock offering. The Office of Thrift Supervision has conditionally approved the conversion and stock offering. The Office of Thrift Supervision must approve Century Commercial Bancorp, Inc. as the savings and loan holding company of Century Bank. Century Commercial Bancorp’s holding company application remains pending before the Office of Thrift Supervision. Century Commercial Bancorp also filed a Registration Statement on Form S-1 with the Securities and Exchange Commission, which was declared effective on February [            ], 2008.

Accounting Treatment of the Merger

Century Commercial Bancorp will use the purchase method of accounting for the merger. Under this method of accounting, the assets and liabilities of Liberty Bank will be recorded on Century Commercial Bancorp’s consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by Century Commercial Bancorp through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. Century Commercial Bancorp currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $13.27 million and a core deposit and other intangible assets of approximately $1.28 million.

Resale of Century Commercial Bancorp Common Stock

The shares of Century Commercial Bancorp common stock to be issued to shareholders of Liberty Bank in the merger have been registered under the Securities Act of 1933. Shares of Century Commercial Bancorp common stock issued in the merger may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of Liberty Bank, as that term is defined in the rules under the Securities Act of 1933. Century Commercial Bancorp common stock received by those shareholders of Liberty Bank who are deemed to be “affiliates” of Liberty Bank at the time the merger is submitted for vote of the shareholders of Liberty Bank may be resold without registration under the Securities Act of 1933 only to the extent provided for by Rule 145 promulgated under the Securities Act of 1933. Rule 145 permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of Liberty Bank is an individual or entity that controls, is controlled by, or is under common control with, Liberty Bank, as the case may be, and may include the executive officers and directors of Liberty Bank, as well as certain principal shareholders of Liberty Bank. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

Pursuant to the terms of the merger agreement, Liberty Bank has caused each person who may be deemed an affiliate of Liberty Bank for purposes of Rule 145 under the Securities Act of 1933 to deliver to Century Bank a written agreement intended to ensure compliance with the Securities Act of 1933.

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The Merger Agreement

The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, as amended, which is attached as Appendix A and is incorporated by reference into this proxy statement-prospectus.

Time of Completion

The closing of the merger will take place as soon as possible after the last condition precedent pursuant to the merger agreement has been fulfilled or waived (including the expiration of any applicable waiting period). On the closing date, Liberty Bank will merge with and into Century Bank.

It is expected that the merger will be completed during the second calendar quarter of 2008. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing. Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before September 30, 2008, unless failure to complete the merger by that time is due to a failure to fulfill any material obligation under the merger agreement by the party seeking to terminate the agreement. See “—Termination, Amendment and Waiver.”

Possible Alternative Structures

Century Bank is entitled to revise the structure of the merger, provided that:

(i)	there are no adverse federal or state income tax consequences to Liberty Bank shareholders as a result of the modification;

(ii)	the consideration to be paid to the holders of shares of Liberty Bank common stock under the merger agreement is not changed in kind or value or reduced in amount; and

(iii)	the modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the merger.

Representations and Warranties

The merger agreement contains various representations and warranties by Century Commercial Bancorp and Century Bank and Liberty Bank that are customary for a transaction of this kind. Some of the representations and warranties are qualified by materiality and other exceptions. They include, among other things:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	ownership of subsidiaries;

•	authority to enter into the merger agreement and that the merger agreement is binding on the parties;

•	the absence of conflicts with and violations of law and various documents, contracts and agreements;

•

filings required to be made with and approvals required to be obtained from governmental agencies and consents to be obtained from third parties in connection with the merger agreement, and a statement that the parties are not aware of any reasons why such approvals and consents will not be obtained;

•	financial statements and regulatory reports;

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•	filing of tax returns and payment of taxes;

•	the absence of any development materially adverse to the companies;

•	material contracts and leases;

•	ownership of property;

•	insurance coverage;

•	the absence of adverse material litigation;

•	compliance with applicable laws and regulations;

•	employee benefit matters, including employee benefit plans;

•	brokers and finders;

•	environmental matters;

•	loan portfolios;

•	related party transactions;

•	treatment of employment agreements and benefit plans;

•	absence of undisclosed liabilities;

•	the inapplicability of anti-takeover laws and regulations;

•	risk management instruments;

•	Liberty Bank’s receipt of a fairness opinion; and

•	intellectual property.

All representations, warranties and covenants of the parties, other than the covenants in specified sections that relate to continuing matters, terminate upon the merger.

Covenants of the Parties

Conduct of Business Pending the Merger. In the merger agreement, each of Century Bank and Liberty Bank has agreed, pending consummation of the merger, that it will, among other things, unless otherwise consented to in writing by the other party (which consent will not be unreasonably withheld or delayed):

•	operate its business only in the usual, regular and ordinary course;

•	use reasonable efforts to preserve intact its business organization and assets and advantageous business relationships and maintain its rights and franchises; and

•	voluntarily take no action that would:

(i) adversely affect the ability of Liberty Bank or Century Bank to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or materially increase the period of time necessary to obtain such approvals; or

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(ii) adversely affect the ability of Liberty Bank or Century Bank to perform its covenants and agreements contained in the merger agreement.

Negative Covenants of Liberty Bank. Liberty Bank has agreed that from the date of the merger agreement until the completion of the merger, except as otherwise specifically permitted or required by the merger agreement, or consented to by Century Bank in writing (which consent shall not be unreasonably withheld or delayed), Liberty Bank will not do, and will not agree to do certain things. The merger agreement describes these commitments in detail, and sets forth exceptions to the commitments. In the merger agreement, Liberty Bank has agreed that it will not do the following:

•	change or waive any provision of its organizational documents except as required by law;

•

change the number of shares of its authorized or issued capital stock, issue any shares that are held as treasury shares, or issue any stock options, except for certain issuances pursuant to outstanding stock option agreements;

•	issue a stock split or combine or reclassify any shares of its capital stock;

•	declare or pay any dividends other than its regular quarterly cash dividend of $0.10 per share with payment and related dates consistent with past practice;

•	enter into, amend in any material respect or terminate any contract except in the ordinary course of business;

•	open or close any branch office, other than as set forth in disclosure schedules;

•

except for bonus payments or raises in the ordinary course of business, consistent with past practice, grant or agree to pay any bonus or salary increase, other than as specified in the merger agreement;

•	enter into, or except as may be required by law, materially modify any benefit plan;

•	sell or lease all or any substantial portion of the assets or business of Liberty Bank;

•	acquire all or any substantial portion of the assets or business of another entity except in connection with foreclosures or other collections of loans or other credit arrangements;

•	subject any asset of Liberty Bank to a lien or other encumbrance, except in the ordinary course of business consistent with past practice;

•	take any action that would result in Liberty Bank’s representations and warranties in the merger agreement becoming untrue;

•	change any method of accounting, except as may be required by accounting principles generally accepted in the United States of America or banking regulators;

•

waive, release, grant or transfer any material right of value or modify or change in any material respect any existing material agreement or indebtedness, other than in the ordinary course of business consistent with past practice;

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•	purchase any equity securities, or purchase securities for Liberty Bank’s investment portfolio inconsistent with Liberty Bank’s past practice;

•	make or commit to make loans other than loans that are consistent with Liberty Bank’s past practices and made in the ordinary course of business;

•	enter into any new lines of business;

•	make or commit to any capital expenditures other than in the ordinary course of business, consistent with past practice; and

•	make or change any material tax election, file any amended returns, change its method of reporting income or deductions or agree to any adjustment of taxes paid.

Current Information. Each company has agreed to keep the other informed of the general status of its ongoing operations. Each company has agreed to promptly notify the other of any material change in its business.

Access to Properties and Records. Subject to other terms of the merger agreement, Liberty Bank has agreed to permit Century Bank reasonable access to its properties, and to disclose and make available its books, papers and records relating to its operations.

Financial and Other Statements. Liberty Bank has agreed to furnish to Century Bank copies of financial statements and all reports that are filed with bank regulators, as well as any other information Century Bank may reasonably request.

Consents and Approvals of Third Parties; All Reasonable Efforts. Liberty Bank and Century Bank have agreed to use their reasonable best efforts to obtain all consents and approvals necessary for the consummation of the merger. Subject to the terms of the merger agreement, Liberty Bank and Century Bank have agreed to use their reasonable best efforts to take all action necessary or advisable to consummate the merger.

Failure to Fulfill Conditions. Liberty Bank and Century Bank have agreed to promptly notify the other in the event that they determine that a condition to their obligation to complete the merger cannot be fulfilled and that they will not waive the condition.

No Solicitation. Liberty Bank has agreed that, unless the merger agreement has been terminated, neither it, its officers, directors, employees, representatives, agents or affiliates will:

•	initiate, solicit or knowingly encourage (including furnishing non-public information or assistance) any inquiries or the making of any proposal to acquire Liberty Bank; or

•

enter into, maintain or continue discussions or negotiate with any person or entity in furtherance of inquiries relating to or to obtain a proposal to acquire Liberty Bank or agree to or endorse a proposal to acquire Liberty Bank.

Liberty Bank is required to notify Century Bank of all of the relevant details relating to all inquiries and proposals which it may receive relating to proposals to acquire Liberty Bank. The merger agreement provides that the board of directors of Liberty Bank may furnish information to, or enter into discussions or negotiations relating to unsolicited written proposals to acquire Liberty Bank, so long as such actions are required by the fiduciary duties of the board of directors to consider a potentially financially superior proposal.

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Employee Benefits. Pursuant to the merger agreement, Century Commercial Bancorp and Century Bank entered into change in control and employment agreements, respectively, effective at the effective time of the merger, with Messrs. Valerian, Ebner, Hojnacki and Behm. See “The Merger—Interests of Certain Persons in Merger.”

Conditions to Completing the Merger

Liberty Bank’s and Century Bank’s obligations to consummate the merger are conditioned on the following:

Conditions to the Obligations of Each Party Under the Merger Agreement. The respective obligations of Century Commercial Bancorp, Century Bank and Liberty Bank are subject to various conditions prior to the merger, which conditions cannot be waived. The conditions include the following:

•	approval of the merger agreement by the affirmative vote of two-thirds of the votes eligible to be cast by shareholders of Liberty Bank at a meeting called for that purpose;

•	approval of the conversion by the requisite vote of members of Century Bank;

•	the absence of any order, decree or injunction by which the merger is restrained or enjoined;

•

approval of the transactions contemplated by the merger agreement and the conversion by all applicable federal regulatory agencies and the expiration of all statutory waiting periods, and the absence of conditions or requirements in such approvals that would, in the good faith reasonable judgment of the board of directors of Century Bank or Liberty Bank have a material adverse effect on either party;

•

no stop order suspending the effectiveness of the registration statement of which this proxy statement-prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission, and the issuance of shares of common stock in the merger shall have received any required approvals of state securities commissioners;

•	the shares of common stock of Century Commercial Bancorp to be issued as merger consideration and in the conversion of Century Bank shall have been authorized for listing on the Nasdaq Capital Market;

•

Century Bank, Century Commercial Bancorp and Liberty Bank shall have received from Silver, Freedman & Taff, L.L.P. an opinion to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws; and

•	Century Commercial Bancorp shall have received and accepted orders to purchase the minimum number of shares in the offering, and the mutual-to-stock conversion shall have been completed.

Additional Conditions to the Obligations Under the Merger Agreement. The obligations of Century Bank and Liberty Bank are further subject to various conditions, including the following:

•	except as otherwise contemplated or qualified by the merger agreement, the accuracy of the representations and warranties of the parties made in the merger agreement;

•	the other party to the merger agreement has performed its obligations under the merger agreement;

•	the other party to the merger agreement has obtained all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful completion of the merger;

•	since September 30, 2007, neither party shall have suffered any material adverse effect; and

•	no more than 10% of the shares of Liberty Bank issued and outstanding shall have dissented from the merger.

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The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Century Bank and Liberty Bank cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Termination, Amendment and Waiver

Termination. The merger agreement may be terminated at any time prior to the completion of the merger under the following circumstances:

•	at any time by the mutual written agreement of the parties;

•

by either Liberty Bank or Century Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there has been a breach by the other party of any of the representations or warranties set forth in the merger agreement, and such breach either cannot be cured or shall not have been cured within specified time periods;

•

by either Liberty Bank or Century Bank (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement, and such failure either cannot be cured or shall not have been cured within specified time periods;

•

at the election of either Century Bank or Liberty Bank, if the merger has not been completed by September 30, 2008; provided that no party may terminate the merger agreement if the failure to close the merger was due to such party’s breach of any of its obligations under the merger agreement;

•	by either Liberty Bank or Century Bank if the required votes of shareholders of Liberty Bank or members of Century Bank are not obtained;

•	by either Liberty Bank or Century Bank if the required regulatory approvals are not obtained;

•

by Century Bank if Liberty Bank has approved or recommended another merger or similar transaction, withdrawn its recommendation to shareholders of the merger agreement or failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Century Bank, or failed to call, give notice of and hold a meeting of shareholders of Liberty Bank to vote on the merger; and

•

by the board of directors of Liberty Bank prior to its shareholders meeting if Liberty Bank has received a superior proposal, the board of directors of Liberty Bank has made a determination to enter into an acquisition agreement with respect to the superior proposal and Liberty Bank has notified Century Bank of the superior proposal and provided Century Bank with an opportunity to amend the merger agreement so as to enable Liberty Bank to proceed with the merger with Century Bank on such adjusted terms.

Effect of Termination. The merger agreement describes the expenses and damages that will be payable in the event the merger agreement is terminated. These terms provide that in certain circumstances termination will be without liability, cost or expense on the part of either party. If the termination results from a willful breach of certain provisions, the breaching party will be liable for any and all damages, costs and expenses sustained or incurred by the non-breaching party and may be liable for specific performance of its obligations under the merger agreement.

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The merger agreement provides that Liberty Bank may be obligated to pay Century Bank a termination fee of $1.0 million if the merger agreement is terminated in certain circumstances. Specifically, Liberty Bank would be obligated to pay Century Bank a $1.0 million termination fee if:

(i)	Liberty Bank terminates the merger agreement upon receipt and acceptance of a superior proposal at any time prior to its meeting of shareholders;

(ii)	Century Bank terminates the merger agreement if Liberty Bank approves or recommends another merger or similar transaction, withholds its recommendation to its shareholders to approve the merger agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Century Bank, breaches its obligation not to solicit, encourage, facilitate or negotiate another merger or similar transaction, or fails to call, give notice of and hold a meeting of shareholders of Liberty Bank to vote on the merger;

(iii)	the merger agreement is terminated by either Century Bank or Liberty Bank following the failure of Liberty Bank’s shareholders to approve the merger at a duly called meeting where the board of directors of Liberty Bank shall have failed to recommend, withdrawn or adversely modified its recommendation to approve the merger, or failed to recommend rejection of or made no recommendation regarding a tender or exchange offer relating to Liberty Bank common stock; or

(iv)	the merger agreement is terminated by either Century Bank or Liberty Bank following the failure of Liberty Bank’s shareholders to approve the merger at a duly called meeting where, within 12 months of the termination of this agreement, Liberty Bank shall have entered into a merger or similar agreement with a third party and prior to the termination of the merger agreement it was publicly announced or became known to Liberty Bank that a third party made or intended to make a merger or similar proposal or such third party filed a notice or regulatory application to do so.

Amendment, Extension and Waiver. By action of their respective boards of directors, the parties to the merger agreement may:

•	amend the merger agreement;

•	extend the time for the performance of any of the obligations under the merger agreement;

•	waive certain provisions of the merger agreement; and

•

waive compliance with any of the agreements or conditions contained in the merger agreement, except that after any approval of the agreement by the shareholders of Liberty Bank, there may not be, without further approval of such shareholders, any amendment of the merger agreement which reduces the amount or value or changes the form of consideration to be delivered to Liberty Bank’s shareholders pursuant to the merger agreement.

Any amendment to the merger agreement must be in writing.

Management and Operations Following the Merger

Board of Directors and Management. Certain individuals currently serving on the board of directors of Liberty Bank will become directors of Century Commercial Bancorp or Century Bank following completion of the merger as set forth below. Each of these individuals has indicated his or her intention to accept these positions.

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Century Commercial Bancorp

Directors and Executive Officers

Century Directors	Liberty Directors
Volodymyr Bazarko	William A. Valerian
Rosemary Vidmar	Richard C. Ebner
Jeffrey J. Calabrese	James Mirgliotta
Walter Koshkalda	J. Gordon Priemer
Ronald P. Pribish	Ann M. Hawkins
Austin J. Mulhern	Donald A. Latore
John Surso, M.D.

Executive Officers
William A. Valerian, Chief Executive Officer
Jeffrey J. Calabrese, President, Chief Operating Officer
Richard C. Ebner, Chief Financial Officer

Century Bank

Directors and Executive Officers

Century Directors	Liberty Directors
Volodymyr Bazarko	William A. Valerian
Rosemary Vidmar	Richard C. Ebner
Jeffrey J. Calabrese	Dominic M. D’Amore, Jr.
Walter Koshkalda	Charles A. Clemens
Ronald P. Pribish	Ralph R. Razinger
Austin J. Mulhern	Daniel D. Smith
John Surso, M.D.

Executive Officers
Jeffrey J. Calabrese, President, Chief Executive Officer
Richard C. Ebner, Chief Operating Officer, Chief Financial Officer
William A. Valerian, Vice Chairman

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Voting Agreements

As a condition to Century Bank entering into the merger agreement, each of the directors and executive officers of Liberty Bank were required to enter into voting agreements in which they agreed to vote all of their shares in favor of the merger agreement. A total of 180,991 shares or 26.0% of the outstanding shares of Liberty Bank common stock are subject to these voting agreements.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the above named directors in their capacities as members of Liberty Bank’s board of directors for Liberty Bank’s last fiscal year:

Director Compensation for Fiscal Year 2006

Name	Fees earned or paid in cash ($)	Option awards (#)	All other compensation ($)	Total ($)
William A. Valerian (1)	$—	—	—	$—
Richard C. Ebner(1)	—	—	—	—
Donald A. Latore (2)	8,000	1,000	—	8,000
James Mirgliotta(2)	7,300	1,000	—	7,300
Ann M. Hawkins(2)	6,700	1,000	—	6,700
J. Gordon Priemer(2)	5,700	1,000	—	5,700
Charles A. Clemens(2)	6,000	1,000	—	6,000
Dominic M. D’Amore(2)	9,200	1,000	—	9,200
Ralph R. Razinger(3)	—	—	—	—
Daniel D. Smith(2)	7,400	1,000	—	7,400

(1)	Employees of Liberty Bank do not receive any compensation for service as a director of Liberty Bank.
(2)	Options were granted with an exercise price of $30.00 per share.
(3)	Mr. Razinger did not become a director until 2007.

Director fees are $500 for each board meeting attended and $200 for each committee meeting attended.

Certain Relationships and Related Transactions

Liberty Bank’s Loan Policy prohibits Liberty Bank from making any loans or extensions of credit to directors, officers or principal shareholders of Liberty Bank, or to any corporation or other entity in which any such person has a controlling interest, except on substantially the same terms (including interest rate and collateral), as the terms prevailing at the time for comparable banking transactions with other persons who are not affiliates and who are not subject to Regulation O. These loans cannot involve more than the normal risk of repayment or present other unfavorable features.

Liberty Bank has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors, officers and, principal shareholders of Liberty Bank (or associates of such persons). All such transactions: (a) have been and will be made or conducted on substantially the same terms, including interest rates and required collateral for loans, as those prevailing at the time for comparable transactions with unrelated persons; (b) have been and will be made or conducted in the ordinary course of business; and (c) in the opinion of management do not and will not involve more than the normal risk of collectibility or present other unfavorable features.

For the fiscal year ended December 31, 2006, the highest aggregate dollar amount of all indebtedness owed to Liberty Bank by its directors and executive officers, and their affiliates, as a group, on any date during such year was $3.97 million, which represented approximately 21.5% of Liberty Bank’s total equity capital as of December 31, 2006.

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Comparison of Shareholders’ Rights for Existing Shareholders of Liberty Bank

Introduction

As a result of the acquisition of Liberty Bank, certain shareholders of Liberty Bank will receive shares of common stock of Century Commercial Bancorp as merger consideration and will, therefore, become shareholders of Century Commercial Bancorp.

The rights of shareholders of a corporation are governed by the laws of the jurisdiction in which the corporation is incorporated, as well as the governing instruments of the corporation itself—that is, its articles of incorporation or association and bylaws. Therefore, differences in the rights of holders of Century Commercial Bancorp common stock and Liberty Bank common stock arise from the jurisdiction of their respective organization and their respective articles of incorporation or association and bylaws. Century Commercial Bancorp is organized under the laws of the State of Maryland and Liberty Bank is organized under the laws of the United States and is subject to the National Bank Act and the rules and regulations of the Office of the Comptroller of the Currency. After the merger is completed, the rights of Liberty Bank shareholders who become Century Commercial Bancorp shareholders will be governed by Century Commercial Bancorp’s articles of incorporation and bylaws and the Maryland General Corporation Law.

The following is a summary of the material differences between Century Commercial Bancorp shareholders’ rights and Liberty Bank shareholders’ rights. This summary is qualified in its entirety by references to applicable provisions of the Maryland General Corporation Law, the National Bank Act, Century Commercial Bancorp’s articles of incorporation and bylaws and Liberty Bank’s articles of association and bylaws. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Century Commercial Bancorp’s articles of incorporation and bylaws or Liberty Bank’s articles of association and bylaws.

A number of provisions of Century Commercial Bancorp’s articles of incorporation and bylaws deal with matters of corporate governance and certain rights of shareholders. Some of these provisions may be deemed to have potential anti-takeover effects in that they may have the effect of discouraging a future takeover attempt or change of control which is not approved by the board of directors but which a majority of individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who desire to participate in such a transaction may not have an opportunity to do so. These provisions will also render the removal of the current board of directors or management more difficult.

Issuance of Capital Stock. Liberty Bank’s articles of association authorize the issuance of 1,500,000 shares of common stock, par value $10.00 per share. The articles of incorporation of Century Commercial Bancorp authorize the issuance of 20,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value per share.

Century Commercial Bancorp may issue preferred stock with such preferences and designations as the board of directors may from time to time determine. As a result, the board of directors can, without shareholder approval, issue preferred stock containing voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and assist management in impeding an unfriendly takeover or attempted change in control, even if such takeover or change in control is supported by a majority of the common shareholders. Century Commercial Bancorp has no present plans to issue preferred stock.

Century Commercial Bancorp has no present intention to issue additional shares of common stock at this time, other than pursuant to stock benefit plans that may be presented for shareholder approval at some future date. If Century Commercial Bancorp issues authorized but unissued shares of common stock, it may not be required to obtain a vote of its shareholders, or to give such shareholders a right to purchase shares. If additional shares are issued, the percentage ownership interests of existing shareholders would be reduced and, depending on the terms pursuant to which new shares are issued, the book value and earnings per share of outstanding Century Commercial Bancorp common stock

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might be diluted. Moreover, such additional share issuances could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both Liberty Bank’s articles of association and Century Commercial Bancorp’s articles of incorporation, gives management greater flexibility in financing corporate operations.

Payment of Dividends. Under federal law banks may declare and pay dividends, provided that the total of all dividends declared in any calendar year by the bank shall not exceed the total of net income of that year combined with the bank’s retained net income of the preceding two years, less any required transfers to surplus.

After the conversion, Century Commercial Bancorp’s principal source of income will consist of dividends from Century Bank and income from investing any capital retained at the holding company. Although Century Commercial Bancorp will not be subject to the above dividend restrictions regarding dividend payments to its shareholders, the restrictions on Century Bank’s ability to pay dividends to Century Commercial Bancorp will continue in effect.

Under the Maryland General Corporation Law, dividends may not be paid, if after giving effect to the dividend, Century Commercial Bancorp is unable to pay its debts as they become due in the usual course of business or its assets would be less than its liabilities.

Cumulative Voting. Neither Liberty Bank’s articles of association nor Century Commercial Bancorp’s articles of incorporation permit cumulative voting by shareholders in the election of directors. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of shareholders may elect all directors of Century Commercial Bancorp, thereby precluding minority shareholder representation on the board of directors.

Rights of Shareholders to Dissent. Under the National Bank Act, shareholders of a national bank, such as Liberty Bank, are generally entitled to dissenters’ rights of appraisal if they are entitled to vote on a merger of the bank with or into another banking institution. The Maryland General Corporation Law also provides dissenters’ rights that will be applicable to Century Commercial Bancorp’s shareholders following the conversion for future applicable transactions. The following discussion is intended as a brief summary of the material provisions of Maryland corporate procedures that a shareholder would need to follow in order to exercise dissenters’ rights under Maryland Law. This summary is not, however, a complete statement of all applicable requirements and is qualified in its entirety by reference to Sections 3-201 to 3-213 of the Maryland General Corporation Law.

The Maryland General Corporation Law generally provides that a shareholder of a Maryland-chartered corporation that engages in a merger, consolidation or share exchange or amends its charter in a way that alters contract rights shall have the right to demand from such institution payment of the fair or appraised value of his or her stock in the corporation, subject to specified procedural requirements. A shareholder generally must file a written objection at or before the shareholder meeting at which the transaction is to be considered and must not vote in favor of the proposed transaction. A dissenting shareholder then must make a written demand to the successor corporation for the appraisal within 20 days after the State Department of Assessments and Taxation has accepted the articles for the record stating the number and class of shares for which the shareholder demands payment. The successor corporation will notify each objecting shareholder in writing of the date such articles were accepted for filing and may offer, to each dissenting shareholder, to purchase their dissenting shares at a specified price along with other corporate information. A dissenting shareholder may choose to accept this offer as the fair value of the shares held, or alternatively, a dissenting shareholder or the successor corporation may petition a court of equity for the determination of the fair value of the shares within 50 days from the acceptance of the articles filed with the State Department of Assessments and Taxation.

Maryland Statutory Provision. The Maryland General Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless (1) the transaction has been recommended by the board of

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directors and (2) the transaction has been approved by (a) 80% of the outstanding shares entitled to be cast and (b) two-thirds of the votes entitled to be cast other than shares owned by the interested shareholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Century Commercial Bancorp has opted-out of the Maryland business combination statute through a provision in its articles of incorporation, but has included similar provisions in its bylaws.

Maryland Control Share Acquisition Statute. The Maryland General Corporation Law contains a control share acquisition statue which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt-out of the control share statue, which Century Commercial Bancorp has done pursuant to its bylaws. Accordingly, the Maryland control share acquisition statute does not apply to acquisitions of shares of Century Commercial Bancorp common stock. Though not expected, Century Commercial Bancorp could decide to become subject to the Maryland control share acquisition statute by amending its bylaws to eliminate the opt-out provision.

Indemnification. Liberty Bank’s articles of association permit the indemnification of its officers, directors, employees and agents to the fullest extent permitted or required by the General Corporation Law of the State of Ohio.

Under its proposed articles of incorporation, Century Commercial Bancorp must indemnify its current and former directors and officers to the fullest extent required or permitted by Maryland General Corporation Law now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law. Century Commercial Bancorp must also indemnify other employees and agents to such extent as shall be authorized by the board of directors and permitted by law.

Limitation on Voting Rights of Greater-than-10% Shareholders. Liberty Bank’s articles of association do not prohibit the voting rights of shareholders of Liberty Bank who own greater than 10% of Liberty Bank’s common stock.

Century Commercial Bancorp’s articles of incorporation generally prohibit any shareholder that beneficially owns more than 10% of Century Commercial Bancorp’s outstanding shares of common stock from voting the shares in excess of this limit.

Number and Classification of Directors. Liberty Bank’s board of directors consists of 13 directors. Liberty Bank’s bylaws provide that the number of directors must not be less than five nor more than 25 directors as may be established by a board of directors resolution. Directors are elected by plurality vote by the shareholders at the annual shareholders’ meeting. Directors are elected for a one year term and until their successors are elected and qualified.

Century Commercial Bancorp’s board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms. Century Commercial Bancorp’s bylaws provide that Century Commercial Bancorp will have the number of directors as fixed by its board of directors. Century Commercial Bancorp currently has seven directors. This number will change to 13 upon the consummation of the acquisition of Liberty Bank, after six current directors of Liberty Bank are appointed to the board of directors of Century Commercial Bancorp.

Removal of Directors. Liberty Bank’s articles of association provide that directors may be removed from office, without cause, by the vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors. Unless all of the directors are removed, however, no director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all the directors, would be sufficient to elect at least one director.

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Century Commercial Bancorp’s articles of incorporation provide that directors may be removed from office only for cause and only by the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Filling Vacancies on the Board of Directors. Liberty Bank’s bylaws provide that vacancies on the board of directors may be filled only by a majority vote of the directors then in office.

Pursuant to Century Commercial Bancorp’s bylaws, vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office until the next succeeding annual meeting of shareholders who may then ratify the appointment for the remaining term.

Limitations on Directors’ and Officers’ Liability. Liberty Bank’s articles of association contain a provision limiting the personal liability of directors for damages unless proved by clear and convincing evidence that his or her action or failure to act involved deliberate intent to cause injury to Liberty Bank or reckless disregard for the best interests of Liberty Bank. Directors remain liable for unlawful dividends or distributions to shareholders, transactions resulting in an improper personal benefit to the director and any civil money penalty or judgment stemming from an action by a federal banking agency.

Consistent with Maryland law, Century Commercial Bancorp’s articles of incorporation provide that an officer or director of Century Commercial Bancorp will not be liable to Century Commercial Bancorp or its shareholders for money damages, except to the extent it is proved that the person actually received an improper benefit, for the amount of the benefit, or a final judgment or adjudication against the person is based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action against the person, or as otherwise provided by Maryland law.

Special Meetings of Shareholders. Liberty Bank’s bylaws provide that special meetings of shareholders may be called at any time by Liberty Bank’s chairman, president, vice-president, by a majority of the board of directors of Liberty Bank or by 25% of the shares entitled to vote at a special meeting. Special meetings relating to a change in control of Liberty Bank or a change to the articles of association may only be called by a majority of the full board or a majority of the shares entitled to vote at a special meeting.

Century Commercial Bancorp’s bylaws provide that special meetings of shareholders may be called by the chairman, president or by the board of directors pursuant to a resolution adopted by a majority of the total number of directors that Century Commercial Bancorp would have if there were no vacancies on the board of directors. In addition, special meetings of the shareholders shall be called by the Secretary at the request of shareholders only on the written request of shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

Shareholder Nominations and Proposals. Nominations for directors by shareholders of Liberty Bank generally must be made in writing and delivered to the Secretary of Liberty Bank at least 14, but not more than 50 days prior to the annual meeting. In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in Liberty Bank’s bylaws.

Century Commercial Bancorp’s bylaws provide that Century Commercial Bancorp must receive written notice of any shareholder proposal for business and any shareholder director nominations at an annual meeting of shareholders not less than 90 days or more than 120 days prior to the anniversary date of Century Commercial Bancorp’s prior year’s annual meeting. If the date of the current year annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice of the proposal or notice of the director nomination must be received by Century Commercial Bancorp no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which notice of the meeting is mailed or public disclosure of the meeting date is first made, whichever occurs first.

Shareholder Action Without a Meeting. Liberty Bank’s articles of association provide that no action required or permitted to be taken by the shareholders may be taken without a meeting.

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Century Commercial Bancorp’s bylaws provide, generally, that any action required or permitted to be taken at a meeting of shareholders may instead be taken without a meeting if a unanimous written consent which sets forth the action is signed by each shareholder entitled to vote on the matter.

Amendment of Governing Instruments. Generally, Liberty Bank’s articles of association may be amended by the holders of at least a majority of the outstanding shares of Liberty Bank common stock.

Liberty Bank’s bylaws may be amended either by a majority vote of its board of directors, or by a majority vote of Liberty Bank’s shareholders.

Generally, Century Commercial Bancorp’s articles of incorporation may be amended by the holders of a majority of the outstanding shares of Century Commercial Bancorp common stock, with an 80% shareholder vote required for amending specified provisions. These provisions relate to the issuance of preferred stock; restrictions on voting more than 10% of the common stock; the inapplicability of the Maryland control share statute; a classified board of directors, the absence of cumulative voting and provisions relating to the removal of directors; shareholder proposals and nominations for directors; amending bylaws; approval of certain business combinations; indemnification of directors and officers; and amending the articles of incorporation.

Century Commercial Bancorp’s bylaws may be amended either by a majority of the full board of directors, or by an 80% vote of Century Commercial Bancorp’s shareholders, voting together as a single class.

Proposal 2 – Adjournment of The Special Meeting

In the event that there are not sufficient votes to approve and adopt the merger agreement at the time of the Special Meeting, Liberty Bank may propose adjournment of the meeting to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Liberty Bank at the time of the Special Meeting to be voted for an adjournment, if necessary, Liberty Bank is submitting the question of adjournment to its shareholders as a separate matter for their consideration. If it is necessary to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Special Meeting of the place, date and time to which the Special Meeting is adjourned.

The board of directors of Liberty Bank unanimously recommends that shareholders vote “FOR” the adjournment proposal.

Miscellaneous

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one proxy statement-prospectus to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate special report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our special report or proxy statements, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Special Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Legal Matters

The validity of the shares of Century Commercial Bancorp common stock to be issued in connection with the merger will be passed upon for Century Commercial Bancorp by Silver, Freedman & Taff, L.L.P., Washington, D.C. The federal tax consequences of the merger have been opined upon by Silver, Freedman & Taff, L.L.P. Certain legal matters will be passed upon for Liberty Bank by Hahn Loeser & Parks LLP.

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You should rely only on the information contained in this prospectus. Neither Century Bank nor Century Commercial Bancorp has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

[LOGO]

CENTURY COMMERCIAL BANCORP

(Proposed Holding Company for Century Bank)

                     Shares

(Anticipated Maximum, Subject to Increase)

COMMON STOCK

Prospectus

Stifel, Nicolaus & Company, Incorporated

                         , 2008

Until                          , 2008 or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments of subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

		Amount(1)
*	Registrant’s Legal Fees and Expenses	$300,000
*	Marketing Agent Legal Fees and Expenses	95,000
*	Registrant’s Accounting Fees and Expenses	200,000
*	Conversion Agent and Data Processing Fees	40,000
*	Marketing Agent Fees and Expenses	269,000
*	Appraisal Fees and Expenses	70,000
*	Printing, Postage and Mailing	125,000
*	Filing Fees (OTS, NASD, Nasdaq and SEC)	125,000
*	Business Plan Fees and Expenses	45,000
*	Stock Certificate Printing	10,000
*	Transfer Agent Services	12,000
*	Other	28,000

*	Total	$1,319,000

*	Estimated
(1)	Century Commercial Bancorp, Inc. has retained Stifel, Nicolaus & Company, Incorporated to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the maximum of the offering range.

Item 14.	Indemnification of Directors and Officers

Article 12 of the Articles of Incorporation of Century Commercial Bancorp, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 12. Indemnification of Directors and Officers.

A. Indemnification. The Corporation shall indemnify: (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law; and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both: (1) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met; and (2) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In addition: (1) in any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that; and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between Century Bank and Stifel, Nicolaus & Company, Incorporated.*
1.2	Form of Agency Agreement between Century Bank, Century Commercial Bancorp, Inc. and Stifel, Nicolaus & Company, Incorporated.*
2.1	Plan of Conversion
2.2	Agreement and Plan of Merger by and among Century Commercial Bancorp, Inc., Century Bank and Liberty Bank, N.A.*
3.1	Articles of Incorporation of Century Commercial Bancorp, Inc.*
3.2	Bylaws of Century Commercial Bancorp, Inc.*
4	Form of Common Stock Certificate of Century Commercial Bancorp, Inc.*
5	Opinion of Silver, Freedman & Taff, L.L.P. regarding legality of securities being registered
8.1	Form of Federal Tax Opinion of Silver, Freedman & Taff, L.L.P.*
8.2	Form of State Tax Opinion of Crowe, Chizek and Company
8.3	Form of Federal Tax Opinion of Silver, Freeman & Taff, L.L.P. Regarding the Merger
10.1	Form of Employment Agreement*
10.2	Form of Change in Control Agreement*
21	Subsidiaries of Registrant*
23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in Exhibit 5)
23.2	Consent of Crowe Chizek and Company
23.3	Consent of Stifel, Nicolaus & Company, Incorporated.*
23.4	Consent of Keller & Company, Inc.*
23.5	Consent of Maloney + Novotny LLC (formerly known as Hausser + Taylor LLP)
23.6	Consent of Richard C. Ebner*
23.7	Consent of Ann M. Hawkins*
23.8	Consent of Donald A. Latore*
23.9	Consent of James Mirgliotta*
23.10	Consent of J. Gordon Priemer*
23.11	Consent of William A. Valerian*
24	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement between Century Commercial Bancorp, Inc. and Keller & Company, Inc.*
99.2	Letter of Keller and Company, Inc.*
99.3	Appraisal Report of Keller and Company, Inc.
99.4	Marketing Materials
99.5	Order and Acknowledgement Form
99.6	Business Plan Agreement with Feldman Financial*
99.7	Letter to Liberty Bank, N.A. dated November 27, 2007 (fairness opinion)*

*	Previously filed.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parma, State of Ohio, on February 5, 2008.

CENTURY COMMERCIAL BANCORP, INC.

By:	/s/ Jeffrey J. Calabrese
Jeffrey J. Calabrese
President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey J. Calabrese his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey J. Calabrese	President, Chief Operating	February 5, 2008
Jeffrey J. Calabrese	Officer and Director (Principal Executive Officer)

/s/ James Graham	Chief Financial Officer	February 5, 2008
James Graham	(Principal Financial and Accounting Officer)

/s/ Volodymyr Bazarko	Chairman of the Board of Directors	February 5, 2008
Volodymyr Bazarko

/s/ Rosemary Vidmar	Director	February 5, 2008
Rosemary Vidmar

/s/ Walter Koshkalda	Director	February 5, 2008
Walter Koshkalda

/s/ Ronald P. Pribish	Director	February 5, 2008
Ronald P. Pribish

/s/ Austin J. Mulhern	Director	February 5, 2008
Austin J. Mulhern

/s/ John Surso, M.D.	Director	February 5, 2008
John Surso, M.D.